Registration No. 333-191212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCANTILE BANK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Michigan	000-26719	38-3360865
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

310 Leonard St., N.W.

Grand Rapids, Michigan 49504

(616) 406-3000

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Charles E. Christmas

Senior Vice President, Chief Financial Officer and Treasurer

Mercantile Bank Corporation

310 Leonard St., N.W.

Grand Rapids, Michigan 49504

(616) 406-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel C. Persinger Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487 (616) 752-2353	Thomas R. Sullivan President and CEO Firstbank Corporation 311 Woodworth Avenue Alma, Michigan 48801 (989) 463-3131	Harvey Koning Varnum LLP 333 Bridge Street, N.W. Suite 1700 Grand Rapids, Michigan 49504 (616) 336-6588

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the transactions described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement and prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement and prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement and prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction, in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED NOVEMBER 1, 2013

JOINT PROXY STATEMENT AND PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of each of Mercantile Bank Corporation and Firstbank Corporation have unanimously approved a business combination. Mercantile and Firstbank entered into an Agreement and Plan of Merger, dated as of August 14, 2013. Under the terms of the merger agreement, Firstbank will be merged with and into Mercantile, with Mercantile as the surviving corporation.

Upon completion of the merger, Firstbank shareholders will receive one share of Mercantile common stock for each share of Firstbank common stock that they own. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. Based on the closing price of Mercantile common stock on the Nasdaq Stock Market on August 14, 2013, the last trading day before public announcement of the merger, the exchange ratio represented approximately $18.77 in value for each share of Firstbank common stock. The closing price of Firstbank common stock on the Nasdaq Stock Market on August 14, 2013, was $16.66 per share. Mercantile shareholders will continue to own their existing Mercantile shares. Mercantile common stock and Firstbank common stock are currently traded on Nasdaq under the symbols “MBWM” and “FBMI,” respectively. We urge you to obtain current market quotations of Mercantile and Firstbank common stock.

Firstbank shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Firstbank common stock for shares of Mercantile common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Mercantile common stock.

Based on the estimated number of shares of Mercantile and Firstbank common stock that will be outstanding immediately prior to the effective time of the merger, we estimate that, upon the closing, former Mercantile shareholders will own approximately 52% of the combined company following the merger and former Firstbank shareholders will own approximately 48% of the combined company following the merger.

Mercantile and Firstbank will each hold special meetings of their respective shareholders in connection with the proposed merger. At the Mercantile special meeting, Mercantile shareholders will be asked to vote on a proposal to approve the merger agreement, a proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, a proposal to approve an amendment to Mercantile’s articles of incorporation to increase the number of authorized shares of Mercantile common stock and a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement and prospectus or determined if this joint proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This is a prospectus offering up to 8,500,000 shares of Mercantile common stock to Firstbank shareholders. This joint proxy statement and prospectus is dated                     , 2013 and is first being mailed to Mercantile shareholders and Firstbank shareholders on or about                     , 2013.

At the Firstbank special meeting, Firstbank shareholders will be asked to vote on the proposal to approve the merger agreement and to vote on a proposal to approval, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise relates to the proposed transactions.

We cannot complete the merger unless (i) the Mercantile shareholders approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger and approve the merger agreement, and (ii) the Firstbank shareholders approve the merger agreement, in each case as described above. Your vote is very important, regardless of the number of shares that you own. Whether or not you expect to attend your special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Mercantile or Firstbank special meeting, as applicable.

The Mercantile board of directors unanimously recommends that the Mercantile shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Mercantile’s articles of incorporation to increase the number of authorized shares of Mercantile common stock and “FOR” the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies. The Firstbank board of directors unanimously recommends that the Firstbank shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Firstbank special meeting, if necessary or appropriate, to permit further solicitation of proxies.

The obligations of Mercantile and Firstbank to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying joint proxy statement and prospectus contains detailed information about Mercantile, Firstbank, the special meetings, the merger agreement and the merger. You should read this joint proxy statement and prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 31.

We look forward to the successful combination of Mercantile and Firstbank.

Sincerely,

Michael H. Price	Thomas R. Sullivan
President and Chief Executive Officer	President and Chief Executive Officer
Mercantile Bank Corporation	Firstbank Corporation

ADDITIONAL INFORMATION

This joint proxy statement and prospectus incorporates important business and financial information about Mercantile and Firstbank from other documents that are not included in or delivered with this joint proxy statement and prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement and prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Georgeson Inc.

480 Washington Blvd.

26th Floor

Jersey City, New Jersey 07310

Toll-Free: (800) 868-1390

Investors may also consult Mercantile’s or Firstbank’s website for more information about Mercantile or Firstbank, respectively. Mercantile’s website is www.mercbank.com. Firstbank’s website is www.firstbankmi.com. Information included on these websites is not incorporated by reference into this joint proxy statement and prospectus.

If you would like to request any documents, please do so by December 2, 2013 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement and prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 154.

ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS

This joint proxy statement and prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) by Mercantile, constitutes a prospectus of Mercantile under Section 5 of the Securities Act of 1933, as amended (referred to as the “Securities Act”), with respect to the shares of Mercantile common stock to be offered to Firstbank shareholders in connection with the merger. This joint proxy statement and prospectus also constitutes a joint proxy statement for both Mercantile and Firstbank under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Mercantile shareholders and a notice of meeting with respect to the special meeting of Firstbank shareholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement and prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement and prospectus. This joint proxy statement and prospectus is dated                     , 2013. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement and prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement and prospectus to Mercantile shareholders or Firstbank shareholders nor the issuance by Mercantile of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement and prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement and prospectus regarding Mercantile has been provided by Mercantile and information contained in this joint proxy statement and prospectus regarding Firstbank has been provided by Firstbank.

All references in this joint proxy statement and prospectus to “Mercantile” refer to Mercantile Bank Corporation, a Michigan corporation; all references in this joint proxy statement and prospectus to “Firstbank” refer to Firstbank Corporation, a Michigan corporation; all references in this joint proxy statement and prospectus to “we,” “our” and “us” refer to Mercantile and Firstbank collectively, unless otherwise indicated or as the context requires; and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of August 14, 2013, by and between Mercantile Bank Corporation and Firstbank Corporation, a copy of which is included as Annex A to this joint proxy statement and prospectus. Mercantile and Firstbank, subject to and following completion of the merger, are sometimes referred to in this joint proxy statement and prospectus as the “combined company.”

i

Annex A — Agreement and Plan of Merger, dated as of August 14, 2013

Annex B — Amendment to Mercantile Bank Corporation Articles of Incorporation

Annex C — Opinion of Keefe, Bruyette & Woods

Annex D — Opinion of Sandler O’Neill & Partners, L.P.

Mercantile Bank Corporation

310 Leonard St., N.W.

Grand Rapids, Michigan 49504

(616) 406-3000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On December 12, 2013

To the Shareholders of Mercantile Bank Corporation:

We are pleased to invite you to attend the special meeting of shareholders of Mercantile Bank Corporation, a Michigan corporation (referred to as “Mercantile”), which will be held at Mercantile Bank Corporation headquarters, 310 Leonard Street NW, Grand Rapids, Michigan, 49504, on December 12, 2013 at 9:30 a.m., local time, for the following purposes:

•	to vote on a proposal to approve the merger agreement;

•

to vote on a proposal to approve the issuance of shares of Mercantile common stock, no par value per share, to shareholders of Firstbank Corporation (referred to as “Firstbank”) in connection with the merger contemplated by the Agreement and Plan of Merger, dated August 14, 2013, by and between Mercantile and Firstbank, as it may be amended from time to time (referred to as the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement and prospectus of which this notice is a part;

•

to vote on a proposal to approve an amendment to Mercantile’s articles of incorporation to increase the number of authorized shares of common stock from 20 million to 40 million, a copy of which amendment is included as Annex B to the joint proxy statement and prospectus of which this notice is a part;

•

to vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

to vote on a proposal to approve the adjournment of the Mercantile special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposals listed above.

Completion of the merger is conditioned on approval of the merger agreement and approval of the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, however it is not conditioned on the approval of the amendment to Mercantile’s articles of incorporation to increase the number of authorized shares of Mercantile common stock.

Mercantile will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement and prospectus of which this notice is a part for further information with respect to the business to be transacted at the Mercantile special meeting.

The Mercantile board of directors has fixed the close of business on November 1, 2013 as the record date for the Mercantile special meeting. Only Mercantile shareholders of record at that time are entitled to receive notice of, and to vote at, the Mercantile special meeting or any adjournment or postponement thereof.

v

The Mercantile board of directors has unanimously approved the merger, adopted the merger agreement, and unanimously recommends that Mercantile shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Mercantile’s articles of incorporation, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions, and “FOR” the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important. Whether or not you expect to attend the Mercantile special meeting in person, to ensure your representation at the Mercantile special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the Mercantile proxy card, (ii) calling the toll-free number listed on the Mercantile proxy card or (iii) submitting your Mercantile proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of record of Mercantile stock who is present at the Mercantile special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Mercantile special meeting in the manner described in the accompanying document. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.

The enclosed joint proxy statement and prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Mercantile special meeting. We urge you to carefully read this joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or this joint proxy statement and prospectus, would like additional copies or need help voting your shares of Mercantile common stock, please contact Mercantile’s proxy solicitor, Georgeson Inc., by mail at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, or by telephone, toll-free, at (800) 868-1390.

By Order of the Mercantile Board of Directors

Michael H. Price

Chairman of the Board, President and Chief Executive Officer

                     , 2013

Firstbank Corporation

311 Woodworth Ave.

PO Box 1029

Alma, Michigan 48801

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On December 12, 2013

To the Shareholders of Firstbank Corporation:

We are pleased to invite you to attend the special meeting of shareholders of Firstbank Corporation, a Michigan corporation (referred to as “Firstbank”), which will be held at Firstbank Corporation headquarters, 311 Woodworth Avenue, Alma, Michigan 48801, on December 12, 2013 at 9:30 a.m., local time, for the following purposes:

•

to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 14, 2013, by and among Firstbank and Mercantile Bank Corporation, a Michigan corporation (referred to as “Mercantile”), as it may be amended from time to time (referred to as the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement and prospectus of which this notice is a part;

•

to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

to vote on a proposal to approve the adjournment of the Firstbank special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Firstbank will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement and prospectus of which this notice is a part for further information with respect to the business to be transacted at the Firstbank special meeting.

The Firstbank board of directors has fixed the close of business on November 1, 2013 as the record date for the Firstbank special meeting. Only Firstbank shareholders of record at that time are entitled to receive notice of, and to vote at, the Firstbank special meeting or any adjournment or postponement thereof. A complete list of such shareholders will be available for inspection by any Firstbank shareholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Firstbank special meeting at Firstbank’s offices at 311 Woodworth Ave., Alma, Michigan 48801. The eligible Firstbank shareholder list will also be available at the Firstbank special meeting for examination by any shareholder present at such meeting.

Completion of the merger is conditioned on approval and adoption of the merger agreement by the Firstbank shareholders, which requires the affirmative vote of a majority of the issued and outstanding shares of Firstbank common stock entitled to vote at the special meeting.

The Firstbank board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Firstbank shareholders vote “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Firstbank special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important, regardless of the number of shares that you own. Whether or not you expect to attend the Firstbank special meeting in person, to ensure your representation at the Firstbank special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Firstbank proxy card, (ii) calling the toll-free number listed on the Firstbank proxy card or (iii) submitting your Firstbank proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Firstbank stock who is present at the Firstbank special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Firstbank special meeting in the manner described in the accompanying document. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement and prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Firstbank special meeting. We urge you to carefully read the joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement and prospectus, would like additional copies or need help voting your shares of Firstbank common stock, please contact Firstbank’s proxy solicitor, Georgeson Inc., by mail at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, or by telephone, toll-free, at (800) 868-1390.

By Order of the Firstbank Corporation Board of Directors,

Samuel G. Stone

Executive Vice President, Chief Financial Officer,

Secretary and Treasurer

Alma, Michigan

                     , 2013

QUESTIONS AND ANSWERS

The following are some questions that you, as a Mercantile shareholder or a Firstbank shareholder, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. Mercantile and Firstbank urge you to carefully read the remainder of this joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger and the other matters being considered at the special meetings.

Q: Why am I receiving this joint proxy statement and prospectus?

A: Mercantile and Firstbank have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement and prospectus. A copy of the merger agreement is included in this joint proxy statement and prospectus as Annex A. In order to complete the merger, among other things, Mercantile shareholders must approve the merger agreement and the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, and Firstbank shareholders must approve the merger agreement. In addition, while not a condition to the closing of the transactions contemplated by the merger agreement, Mercantile shareholders will vote on a proposal to approve an amendment to Mercantile’s articles of incorporation to increase the number of authorized of shares of capital stock of Mercantile and a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions, and Firstbank shareholders will vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the merger.

Mercantile and Firstbank will hold separate special meetings of their shareholders to obtain these approvals. This joint proxy statement and prospectus, including its Annexes, contains and incorporates by reference important information about Mercantile and Firstbank, the merger and the shareholder meetings of Mercantile and Firstbank. You should read all of the available information carefully and in its entirety.

Q: What will I receive in the merger?

A: Mercantile shareholders: Whether or not the merger is completed, Mercantile shareholders will retain the Mercantile common stock that they currently own. They will not receive any merger consideration, and they will not receive any additional shares of Mercantile common stock in the merger. As part of the merger, the Mercantile board of directors expects to declare and pay a special cash dividend of $2.00 per share to Mercantile shareholders prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement. Anticipation of the special dividend may cause upward pressure on or support of the price of Mercantile common stock as investors purchase or hold shares to collect the expected special dividend. The price of Mercantile common stock may decline on or after the ex-dividend date or payment date of the dividend.

Firstbank shareholders: If the merger is completed, Firstbank shareholders will receive one share of Mercantile common stock for each share of Firstbank common stock that they hold at the effective time of the merger. Based on the closing price of Mercantile common stock on the Nasdaq Stock Market on August 14, 2013, the last trading day before public announcement of the merger, the exchange ratio represented approximately $18.77 in value for each share of Firstbank common stock. The closing price of Firstbank common stock on the Nasdaq Stock Market on August 14, 2013, was $16.66 per share. Firstbank shareholders will not receive any fractional shares of Mercantile common stock in the merger. Instead, Mercantile will pay cash in lieu of any fractional shares of Mercantile common stock that a Firstbank shareholder would otherwise have been entitled to receive. Firstbank shareholders will also be entitled to any dividends declared and paid by Mercantile with a record date after the effective time of the merger after they have surrendered their certificates representing Firstbank common stock.

Q: What is the value of the merger consideration?

A: Because Mercantile will issue one share of Mercantile common stock in exchange for each share of Firstbank common stock, the value of the merger consideration that Firstbank shareholders receive will depend on the price per share of Mercantile common stock at the effective time of the merger. That price will not be known at the time of the special meetings and may be less than the current price or the price at the time of the special meetings. As part of the merger, the Mercantile board of directors expects to declare and pay a special cash dividend of $2.00 per share to Mercantile shareholders prior to the effective time of the merger. Anticipation of the special dividend may cause upward pressure on or support of the price of Mercantile common stock as investors purchase or hold shares to collect the expected special dividend. The price of Mercantile common stock may decline on or after the ex-dividend date or payment date of the dividend. We urge you to obtain current market quotations of Mercantile common stock and Firstbank common stock. See the section titled “Risk Factors” beginning on page 31. Based on the closing price of Mercantile common stock on the Nasdaq Stock Market on August 14, 2013, the last trading day before public announcement of the merger, the exchange ratio represented approximately $18.77 in value for each share of Firstbank common stock. The closing price of Firstbank common stock on the Nasdaq Stock Market on August 14, 2013, was $16.66 per share.

Q: When and where will the special meetings be held?

A: Mercantile shareholders: The special meeting of Mercantile shareholders will be held at Mercantile headquarters, 310 Leonard Street N.W., Grand Rapids, Michigan 49504.

Firstbank shareholders: The special meeting of Firstbank shareholders will be held at Firstbank headquarters, 311 Woodworth Avenue, Alma, Michigan 48801.

Q: Who is entitled to vote at the special meetings?

A: Mercantile shareholders: The record date for the Mercantile special meeting is November 1, 2013. Only record holders of shares of Mercantile common stock at the close of business on such date are entitled to notice of, and to vote at, the Mercantile special meeting or any adjournment or postponement thereof.

Firstbank shareholders: The record date for the Firstbank special meeting is November 1, 2013. Only record holders of shares of Firstbank common stock at the close of business on such date are entitled to notice of, and to vote at, the Firstbank special meeting or any adjournment or postponement thereof.

Q: What constitutes a quorum at the special meetings?

A: Mercantile shareholders: Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Mercantile special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Mercantile common stock represented at the Mercantile special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence or absence of a quorum.

No business may be transacted at the Mercantile special meeting unless a quorum is present. If a quorum is not present, or if fewer shares than required for the necessary shareholder approvals, if necessary or appropriate to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Firstbank shareholders: Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Firstbank special meeting must be present in person or represented by proxy to constitute a quorum.

All shares of Firstbank common stock represented at the Firstbank special meeting, either person or by proxy, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum at the Firstbank special meeting.

No business may be transacted at the Firstbank special meeting unless a quorum is present. If a quorum is not present, or if fewer shares than required for the necessary shareholder approval, if necessary or appropriate to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Q: How do I vote if I am a shareholder of record?

A: Mercantile shareholders: If you were a record holder of Mercantile stock at the close of business on the record date for the Mercantile special meeting, you may vote in person by attending the Mercantile special meeting or, to ensure that your shares are represented at the Mercantile special meeting, you may authorize a proxy to vote by:

•	visiting the internet site listed on the Mercantile proxy card and following the instructions provided on that site anytime up to 1:00 a.m. Eastern time on December 12, 2013;

•	calling the toll-free number listed on the Mercantile proxy card and following the instructions provided in the recorded message anytime up to 1:00 a.m. Eastern time on December 12, 2013; or

•	submitting your Mercantile proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold shares of Mercantile common stock in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Mercantile special meeting.

Firstbank shareholders: If you were a record holder of Firstbank stock at the close of business on the record date for the Firstbank special meeting, you may vote in person by attending the Firstbank special meeting or, to ensure that your shares are represented at the Firstbank special meeting, you may authorize a proxy to vote by:

•	visiting the internet site listed on the Firstbank proxy card and following the instructions provided on that site anytime up to 3:00 a.m. Eastern time on December 12, 2013;

•	calling the toll-free number listed on the Firstbank proxy card and following the instructions provided in the recorded message anytime up to 3:00 a.m. Eastern time on December 12, 2013; or

•	submitting your Firstbank proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold shares of Firstbank common stock in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Firstbank special meeting.

Q: How many votes do I have?

A: Mercantile shareholders: With respect to each proposal to be presented at the Mercantile special meeting, holders of Mercantile common stock are entitled to one vote for each share of Mercantile common stock owned at the close of business on the Mercantile record date. At the close of business on the Mercantile record date, there were          shares of Mercantile common stock outstanding and entitled to vote at the Mercantile special meeting.

Firstbank shareholders: With respect to each proposal to be presented at the Firstbank special meeting, holders of Firstbank common stock are entitled to one vote for each share of Firstbank common stock owned at the close of business on the Firstbank record date. At the close of business on the Firstbank record date, there were 8,076,621 shares of Firstbank common stock outstanding and entitled to vote at the Firstbank special meeting.

Q: What vote is required to approve each proposal?

A: Mercantile shareholders: The approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Mercantile common stock entitled to vote at the Mercantile special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

The approval of the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger requires the approval of a majority of the votes cast on this proposal at the Mercantile special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

The approval of the proposed amendment to Mercantile’s articles of incorporation requires the approval of a majority of the issued and outstanding shares of Mercantile common stock entitled to vote at the Mercantile special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions requires the approval of a majority of the votes cast on this proposal at the Mercantile special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

The adjournment of the Mercantile special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast on this proposal at the Mercantile special meeting, regardless of whether or not a quorum is present. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

Firstbank shareholders: The approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Firstbank common stock entitled to vote at the special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions requires the affirmative vote of a majority of the votes cast at the Firstbank special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

The adjournment of the Firstbank special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the issued and outstanding shares of Firstbank common stock that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of whether or not a quorum is present. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

Q: How does the Mercantile board of directors recommend that Mercantile shareholders vote?

A: The Mercantile board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger and the proposed amendment to Mercantile’s articles of incorporation) are in the best interests of Mercantile and its shareholders. Accordingly, the Mercantile board of directors unanimously recommends that Mercantile shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Mercantile’s articles of incorporation, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q: How does the Firstbank board of directors recommend that Firstbank shareholders vote?

A: The Firstbank board of directors has unanimously adopted the merger agreement and determined that the merger agreement is in the best interests of Firstbank and its shareholders. Accordingly, the Firstbank board of directors unanimously recommends that Firstbank shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Firstbank special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q: My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A: No. If your shares are held through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement and prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee may not vote your shares on any of the proposals to be considered at the Mercantile special meeting or the Firstbank special meeting, as applicable, and a broker non-vote will result. In connection with the Mercantile special meeting, broker non-votes will have (i) the same effect as a vote “AGAINST” the proposal to approve the merger agreement, the merge and the other transactions contemplated by the merger agreement, (ii) no effect on the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger (assuming a quorum is present), (iii) the same effect as a vote “AGAINST” the proposal to approve the amendment to Mercantile’s articles of incorporation, (iv) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions and (v) no effect on the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies. In connection with the Firstbank special meeting, broker non-votes will have (a) the same effect as a vote “AGAINST” the proposal to approve the of the merger agreement, (b) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions and (c) no effect on the proposal to approve the adjournment of the Firstbank special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Mercantile or Firstbank or by voting in person at the special meeting unless you first obtain a “legal proxy” from your broker, bank or other nominee.

Q: What will happen if I fail to vote?

A: Mercantile shareholders: If you fail to vote, it will have (i) the same effect as a vote “AGAINST” the proposal to approve the merger agreement, the merge and the other transactions contemplated by the merger agreement, (ii) no effect on the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger (assuming a quorum is present), (iii) the same effect as a vote “AGAINST” the proposal to approve the amendment to Mercantile’s articles of incorporation, (iv) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions and (v) no effect on the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Firstbank shareholders: If you fail to vote, it will have (a) the same effect as a vote “AGAINST” the proposal to approve the merger agreement, (b) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions and (c) no effect on the proposal to approve the adjournment of the Firstbank special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q: What will happen if I mark my proxy or voting instructions to abstain from voting?

A: Mercantile shareholders: If you mark your proxy or voting instructions to abstain, it will have (i) the same effect as a vote “AGAINST” the proposal to approve the merger agreement, the merge and the other transactions contemplated by the merger agreement, (ii) no effect on the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger (assuming a quorum is present), (iii) the same effect as a vote “AGAINST” the proposal to approve the amendment to Mercantile’s articles of incorporation, (iv) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions and (v) no effect on the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Firstbank shareholders: If you mark your proxy or voting instructions to abstain, it will have (i) the same effect as a vote “AGAINST” the proposal to approve the merger agreement, (ii) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions and (iii) no effect on the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q: What will happen if I return my proxy card without indicating how to vote?

A: Mercantile shareholders: If you properly complete and sign your proxy card but do not indicate how your shares of Mercantile common stock should be voted on a proposal, the shares of Mercantile common stock represented by your proxy will be voted as the Mercantile board of directors recommends and, therefore, “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Mercantile’s articles of incorporation, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Firstbank shareholders: If you properly complete and sign your proxy card but do not indicate how your shares of Firstbank common stock should be voted on a proposal, the shares of Firstbank common stock represented by your proxy will be voted as the Firstbank board of directors recommends and, therefore, “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Firstbank special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q: Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A: Yes. If you are the record holder of either Mercantile or Firstbank stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•

attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Mercantile special meeting or the Firstbank special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Secretary of Mercantile or Firstbank, as applicable, no later than the beginning of the applicable special meeting.

Regardless of the method used to deliver your previous proxy, you may revoke your proxy by any of the above methods.

If you hold shares of either Mercantile or Firstbank in “street name,” you must contact your broker, bank or other nominee to change your vote.

Q: What are the material U.S. federal income tax consequences of the merger to U.S. holders of Firstbank common stock?

A: Mercantile has received the opinion of Warner Norcross & Judd LLP, and Firstbank has the received the opinion of Varnum LLP, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Assuming the merger qualifies as a reorganization, a holder of Firstbank common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Firstbank common stock for shares of Mercantile common stock in connection with the merger, except with respect to cash received in lieu of fractional shares. As permitted by the terms of the merger agreement, the Mercantile board of directors expects to declare and pay a one-time special cash dividend of $2.00 per share to Mercantile shareholders prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement. Generally, holders will be taxed on the pre-merger special cash dividend at applicable U.S. Federal income tax rates.

Q: When do you expect the merger to be completed?

A: Mercantile and Firstbank hope to complete the merger as soon as reasonably possible and expect the effective time of the merger to occur on or about January 1, 2014. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Mercantile and Firstbank could result in the merger being completed at an earlier time, a later time or not at all. There may be a substantial amount of time between the Mercantile and Firstbank special meetings and the completion of the merger.

Q: Do I need to do anything with my shares of common stock other than vote for the proposals at the special meeting?

A: Mercantile shareholders: If you are a Mercantile shareholder, after the merger is completed, you are not required to take any action with respect to your shares of Mercantile common stock.

Firstbank shareholders: If you are a Firstbank shareholder, after the merger is completed, each share of Firstbank common stock that you hold will be converted automatically into the right to receive one share of Mercantile common stock, together with cash in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your Firstbank shares for shares of Mercantile common stock. You do not need to take any action at this time. Please do not send your Firstbank stock certificates with your proxy card.

Q: Are shareholders entitled to appraisal or dissenters’ rights?

A: No. Neither the shareholders of Firstbank nor the shareholders of Mercantile are entitled to appraisal rights or dissenters’ rights in connection with the merger under Michigan law or under the governing documents of either company.

Q: What happens if I sell my shares of Firstbank common stock before the Firstbank special meeting?

A: The record date for the Firstbank special meeting is earlier than the date of the Firstbank special meeting and the date that the merger is expected to be completed. If you transfer your Firstbank shares after the Firstbank record date but before the Firstbank special meeting, you will retain your right to vote at the Firstbank special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q: What if I hold shares in both Mercantile and Firstbank?

A: If you are both a Mercantile shareholder and a Firstbank shareholder, you will receive two separate packages of proxy materials. A vote cast as a Mercantile shareholder will not count as a vote cast as a Firstbank shareholder, and a vote cast as a Firstbank shareholder will not count as a vote cast as a Mercantile shareholder. Therefore, please separately submit a proxy for each of your Mercantile and Firstbank shares.

Q: Who can help answer my questions?

A: Shareholders of Mercantile or Firstbank who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or who desire additional copies of this joint proxy statement and prospectus or additional proxy cards should contact:

Georgeson Inc.

480 Washington Blvd.

26th Floor

Jersey City, New Jersey 07310

Toll-Free: (800) 868-1390

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement and prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the Mercantile and Firstbank special meetings. Mercantile and Firstbank urge you to read the remainder of this joint proxy statement and prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 154. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Mercantile Bank Corporation

Mercantile Bank Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Mercantile was organized on July 15, 1997 under the laws of the State of Michigan and is the holding company for Mercantile Bank of Michigan. Its current subsidiaries include an insurance company, a real estate company, and a Delaware business trust. Mercantile has seven full-service banking offices in Grand Rapids, Holland, and Lansing, Michigan. Mercantile and its subsidiaries provide a wide variety of commercial and retail banking and related services primarily to small-to medium-sized businesses, and to a lesser extent, individuals and governmental units in and around West Michigan. As of June 30, 2013, Mercantile’s total assets were $1.3 billion, and total deposits were $1.1 billion.

Mercantile common stock trades on the Nasdaq Stock Market under the symbol “MBWM.”

The principal executive offices of Mercantile are located at 310 Leonard St., N.W., Grand Rapids, Michigan 49504, and Mercantile’s telephone number is (616) 406-3000. Additional information about Mercantile and its subsidiaries is included in documents incorporated by reference into this joint proxy statement and prospectus. See “Where You Can Find More Information” on page 154.

Firstbank Corporation

Firstbank Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Firstbank has two subsidiary banks, Firstbank and Keystone Community Bank. The banks are full-service community banks with 46 banking offices serving Michigan’s Lower Peninsula. Each subsidiary bank is a full-service community bank offering customary banking services, including the acceptance of checking, savings, and time deposits and the making of commercial, mortgage, home improvement, automobile, and other consumer loans. As of June 30, 2013, Firstbank’s total assets were $1.5 billion, and total deposits were $1.2 billion.

Firstbank common stock trades on the Nasdaq Stock Market under the symbol “FBMI.”

The principal executive offices of Firstbank are located at 311 Woodworth Ave., Alma, Michigan 48801, and Firstbank’s telephone number is (989) 463-3131. Additional information about Firstbank and its subsidiaries is included in documents incorporated by reference into this joint proxy statement and prospectus. See “Where You Can Find More Information” on page 154.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement and prospectus. Mercantile and Firstbank encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 103.

Form of the Merger (see page 49)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Firstbank will be merged with and into Mercantile, and the separate corporate existence of Firstbank shall cease, and Mercantile shall be the surviving corporation of the merger. The combined company may pursue a consolidation of its subsidiary banks after completing the merger.

Merger Consideration (see page 104)

Firstbank shareholders will have the right to receive one share of Mercantile common stock for each share of Firstbank common stock they hold at the effective time of the merger (referred to as the “exchange ratio”). The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Firstbank or Mercantile. As a result, the implied value of the consideration to Firstbank shareholders will fluctuate between the date of this joint proxy statement and prospectus and the effective date of the merger. As part of the merger, the Mercantile board of directors expects to declare and pay a special cash dividend of $2.00 per share to Mercantile shareholders prior to the effective time of the merger. Anticipation of the special dividend may cause upward pressure on or support of the price of Mercantile common stock as investors purchase or hold shares to collect the expected special dividend. The price of Mercantile common stock may decline on or after the ex-dividend date or payment date of the dividend. Based on the closing price of Mercantile common stock on the Nasdaq Stock Market (referred to as the “Nasdaq”) on August 14, 2013, the last trading day before public announcement of the merger, the exchange ratio represented approximately $18.77 in value for each share of Firstbank common stock. The closing price of Firstbank common stock on the Nasdaq Stock Market on August 14, 2013, was $16.66 per share. Based on the closing price of Mercantile common stock on Nasdaq on     , 2013, the latest trading day before the date of this joint proxy statement and prospectus, the exchange ratio represented approximately $[—] in value for each share of Firstbank common stock.

Material U.S. Federal Income Tax Consequences of the Merger (see page 125)

Holders of Firstbank common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Firstbank common stock for shares of Mercantile common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Mercantile common stock. As permitted by the terms of the merger agreement, the Mercantile board of directors expects to declare and pay a one-time special cash dividend of $2.00 per share per share to Mercantile shareholders prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement. Generally, holders will be taxed on the pre-merger special cash dividend at applicable U.S. Federal income tax rates.

You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.

Recommendation of the Board of Directors of Mercantile and Reasons for the Merger (see page 55)

After careful consideration, the Mercantile board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Mercantile and its shareholders, approved the merger, adopted the merger agreement, and recommended to Mercantile shareholders the approval of the merger agreement and the approval of the issuance of Mercantile common stock to Firstbank shareholders in connection with the merger. The board of directors of Mercantile is making this recommendation because of the complementary business strengths of Mercantile and Firstbank, the expected strengthened competitive positioning of the combined company throughout Michigan, and because of the other reasons set forth under “The Merger — Mercantile’s Reasons for the Merger; Recommendation of the Mercantile Board of Directors” beginning on page 55. The Mercantile board of directors approved and declared advisable the proposed amendment to Mercantile’s articles of incorporation which increases the number of authorized shares of capital stock under its articles of incorporation at the effective time of the merger, and recommends the approval of the amendment to Mercantile’s articles of incorporation to the holders of Mercantile common stock. For more information regarding the factors considered by the Mercantile board of directors in reaching its decisions relating to its recommendations, see the section entitled “The Merger — Mercantile’s Reasons for the Merger; Recommendation of the Mercantile Board of Directors.” The Mercantile board of directors unanimously recommends that Mercantile shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Mercantile’s articles of incorporation, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares of Mercantile common stock or the merger agreement.

Recommendation of the Board of Directors of Firstbank and Reasons for the Merger (see page 69)

After careful consideration, the Firstbank board of directors unanimously approved the merger agreement, determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Firstbank’s shareholders, and recommended that the merger agreement be approved by Firstbank’s shareholders. Firstbank’s board of directors is making this recommendation because it believes that the merger has the potential to deliver a higher value to Firstbank’s shareholders than the alternatives to the merger and because of the other reasons set forth under “The Merger — Firstbank’s Reasons for the Merger; Recommendation of the Firstbank Board of Directors” beginning on page 69. For more information regarding the factors considered by the Firstbank board of directors in reaching its decision to recommend the approval of the merger agreement, see the section entitled “The Merger — Firstbank’s Reasons for the Merger; Recommendation of the Firstbank Board of Directors.” The Firstbank board of directors unanimously recommends that Firstbank shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Firstbank special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of Mercantile’s Financial Advisor in Connection with the Merger (see page 58)

In connection with the merger agreement and the transactions contemplated thereby, Mercantile’s board of directors received a written opinion, dated August 14, 2013, from Mercantile’s financial advisor, Keefe, Bruyette & Woods, which we refer to as “KBW”, as to the fairness to Mercantile, from a financial point of view and as of the date of such opinion, of the exchange ratio. The full text of KBW’s written opinion dated August 14, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and prospectus and is incorporated herein by reference. Shareholders are urged to read KBW’s written opinion carefully and in its entirety. KBW’s opinion was provided for the use and benefit of Mercantile’s board of directors (in its capacity as such) in its evaluation of the merger and related transactions. KBW’s opinion is limited solely to the fairness to Mercantile, from a financial point of view, of the exchange ratio and does not address Mercantile’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to Mercantile. KBW’s opinion does not constitute a recommendation to any shareholder of Mercantile as to how such shareholder should vote or act with respect to the merger or any other matter.

Opinion of Firstbank’s Financial Advisor in Connection with the Merger (see page 73)

In connection with the merger, Firstbank’s board of directors received a written opinion, dated August 14, 2013, from Sandler O’Neill & Partners, L.P., which we refer to as “Sandler O’Neill”, as to the fairness, from a financial point of view and as of the date of the opinion, to holders of Firstbank common stock of the exchange ratio provided for in the merger agreement. The full text of Sandler O’Neill’s written opinion, which is attached to this joint proxy statement and prospectus as Annex D, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Sandler O’Neill’s opinion was provided for the information of Firstbank’s board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other aspects or implications of the merger. Sandler O’Neill expressed no view as to, and its opinion did not address, the underlying business decision of Firstbank to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Firstbank or the effect of any other transaction in which Firstbank might engage. Sandler O’Neill’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

Interests of Mercantile Directors and Executive Officers in the Merger (see page 90)

Certain of Mercantile’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Mercantile shareholders generally.

The merger will constitute a “change in control” of Mercantile for the purposes of the Mercantile Bank Corporation Stock Incentive Plan of 2006. The vesting of restricted stock awards held by Mercantile executive officers and directors will be accelerated as of the effective time of the merger. In addition, the merger will constitute a “change in control” for certain deferred compensation arrangements with Mercantile executive officers. This acceleration of vesting and payments are summarized in the following table:

	Value of Restricted Stock Vesting ($)	NQDC Payment Accelerated ($)	Total ($)
Michael H. Price	$162,512	$137,462	$299,974
Robert B. Kaminski	$101,570	$4,403	$105,973
Charles E. Christmas	$101,570	$0	$101,570

In addition, each of Mercantile’s nine non-employee directors will realize the benefit of approximately $182,790 in acceleration of the vesting of shares of restricted stock held by them. Please see “The Merger — Interests of Mercantile Directors and Executive Officers in the Merger” beginning on page 90 for detailed information.

As detailed below under “The Merger — Board of Directors and Management Following the Merger,” the merger agreement provides that upon consummation of the merger, the board of directors of Mercantile will consist of six directors, which will include (i) the President and Chief Executive Officer of Mercantile plus two members of the Mercantile board of directors selected by the Mercantile board of directors and (ii) the President and Chief Executive Officer of Firstbank plus two members of the Firstbank board of directors selected by the Firstbank board of directors. In addition, it is expected that, upon consummation of the merger:

•	Michael H. Price, the Chairman of the Board, President and Chief Executive Officer of Mercantile, will serve as the President and Chief Executive Officer of the combined company;

•

Robert B. Kaminski, Jr., the Executive Vice President, Chief Operating Officer and Secretary of Mercantile, will serve as Executive Vice President and Chief Operating Officer of the combined company; and

•	Charles E. Christmas, the current Senior Vice President, Chief Financial Officer and Treasurer of Mercantile will serve as Senior Vice President and Chief Financial Officer of the combined company.

As of November 1, 2013, the record date for the Mercantile special meeting, the directors and executive officers of Mercantile and their affiliates beneficially owned and were entitled to vote 294,653 shares of Mercantile common stock, collectively representing approximately [—]% of the shares of Mercantile common stock outstanding and entitled to vote. Mercantile’s directors have entered into agreements obligating them to vote their shares in favor of the merger agreement and the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the Merger.

The Mercantile board of directors was aware of these interests and considered them, among other matters, in evaluating the merger and in making its recommendations to Mercantile shareholders.

Interests of Firstbank Directors and Executive Officers in the Merger (see page 91)

Certain of Firstbank’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Firstbank’s shareholders generally. The Firstbank board of directors was aware of these interests and considered them, among other matters, in evaluating the merger and in making its recommendations to Firstbank shareholders.

As detailed below in “Interests of Certain Firstbank Directors and Executive Officers in the Merger,” the merger agreement provides that upon consummation of the merger the board of directors of Mercantile will consist of six directors, which will include (i) the President and Chief Executive Officer of Mercantile plus two members of the Mercantile board of directors selected by the Mercantile board of directors and (ii) the President and Chief Executive Officer of Firstbank plus two members of the Firstbank board of directors selected by the Firstbank board of directors.

Also as described in “Interests of Certain Firstbank Directors and Executive Officers in the Merger,” Firstbank and Mercantile have entered into new employment agreements with the executive officers of Firstbank to be effective upon consummation of the merger. Under these new employment agreements, the merger will result in the payment to executive officers of change in control cash payments or retention bonuses as disclosed in the table below and included in the column titled “Subtotal Upon a Change in Control Without a Qualifying Termination.” In the event of a termination of employment of an executive officer by the combined company without cause or by the executive officer for good reason, the executive officers would be entitled to additional specified severance compensation as disclosed in the table below and included in the column titled “Total Upon a Change in Control With a Qualifying Termination.”

Name	Cash ($) (1)(2)	Restricted Stock ($) (1)(3)	Subtotal Upon a Change in Control Without a Qualifying Termination ($) (1)(4)	Health & Welfare Benefits ($) (1)(5)	Excise Tax & Gross-Up ($) (1)(6)	Cash Severance ($) (1)(7)	Total Upon a Change in Control With a Qualifying Termination ($)
Thomas R. Sullivan	752,405	56,327	808,732	85,988	—	364,750	1,259,470
Samuel G. Stone	530,774	36,340	567,114	79,432	431,197	411,000	1,488,743
William L. Benear	395,584	23,985	419,569	66,974	—	0	486,543
Douglas J. Ouellette	60,938	25,438	86,376	—	—	304,687	391,063
James E. Wheeler, II	60,938	23,985	84,923	—	—	304,687	389,610
Daniel H. Grenier	52,500	21,804	74,304	—	—	262,500	336,804
Thomas O. Schlueter	55,625	23,985	79,610	—	—	278,125	357,735
David L. Miller	42,540	23,621	66,161	—	—	212,700	278,861
Richard D. Rice	42,750	23,985	66,735	—	—	213,750	280,485

Executive Officer Totals	$1,994,054	$259,470	$2,253,524	$232,394	$431,197	$2,352,199	$5,269,314

(1)	Please see the information under the caption “Potential Payments to Firstbank Executive Officers Upon a Change in Control Resulting from the Merger” beginning on page 92 for more information about the components of these potential payments.
(2)	Represents lump sum cash payments for Mr. Sullivan, Mr. Stone and Mr. Benear and retention bonuses for the other executives.
(3)	Represents acceleration of outstanding Firstbank restricted stock awards.
(4)	Payable upon a change of control if there is no qualifying termination of employment.
(5)	Payable upon the occurrence of both a change of control and a qualifying termination of employment.
(6)	Payable upon the occurrence of both a change of control and a qualifying termination of employment and based on assumptions that may change depending on the timing of the change of control and qualifying termination of employment.
(7)	Payable upon the occurrence of a change of control and, for all executives except Mr. Benear, a qualifying termination of employment. Represents continuations of salaries for Mr. Sullivan and Mr. Stone and lump sum cash payments to each of Mr. Ouellette, Mr. J. Wheeler, Mr. Grenier, Mr. Schlueter, Mr. Miller and Mr. Rice based on each of their respective salaries, target incentive compensation and retention bonuses.

Firstbank’s non-employee directors will not receive any merger-related compensation.

Current and former directors and officers of Firstbank will also be entitled to continued indemnification and liability insurance coverage.

As of November 1, 2013, the record date of the Firstbank special meeting, the directors and executive officers of Firstbank and their affiliates beneficially owned and were entitled to vote 551,156 shares of Firstbank common stock, collectively representing approximately 6.8% of the shares of Firstbank common stock outstanding and entitled to vote. Firstbank’s directors have entered into agreements obligating them to vote their shares in favor of the merger agreement.

Board of Directors and Management Following the Merger (see page 100)

Immediately following the effective time of the merger, the board of directors of the combined company will consist of six members, including: (i) the President and Chief Executive Officer of Mercantile plus two members of the Mercantile board of directors as of the date of the merger agreement who are independent for purposes of the rules of Nasdaq selected by the Mercantile board of directors and (ii) the President and Chief Executive Officer of Firstbank plus two members of the Firstbank board of directors who are independent for purposes of the rules of Nasdaq selected by the Firstbank board of directors. The Firstbank board of directors has selected Edward Grant and Jeff Gardner to serve as directors of the combined company. The Mercantile board of directors has made a non-binding determination to select David Cassard and Calvin Murdock to serve as directors of the combined company. The fees and/or other remuneration to be provided to the non-employee directors of the combined company have not been determined.

The merger agreement provides that, upon completion of the merger, Thomas R. Sullivan will serve as Mercantile’s Chairman of the Board, Michael H. Price will continue to serve as Mercantile’s President and Chief Executive Officer, Robert B. Kaminski, Jr. will continue to serve as an Executive Vice President and Chief Operating Officer of Mercantile, Charles E. Christmas will continue to service as Mercantile’s Senior Vice President and Chief Financial Officer, and Samuel G. Stone will serve as an Executive Vice President of Mercantile.

Treatment of Firstbank Equity-Based Awards (see page 101)

Upon completion of the merger, each right of any kind to receive Firstbank common stock or benefits measured by the value of a number of shares of Firstbank common stock granted under the Firstbank stock plans will be converted into an award with respect to a number of shares of Mercantile common stock equal to the aggregate number of shares of Firstbank common stock subject to such award. Such converted awards shall otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable Firstbank stock plan (or any other agreement to which such converted award was subject immediately prior to the effective time of the merger). The exercise or strike price (if any) per share of Mercantile common stock applicable to any such converted award shall be equal to the per share exercise price of such converted award immediately prior to the effective time of the merger. Firstbank restricted stock and unvested stock options will become fully vested as of the effective time of the merger.

Regulatory Approval Required for the Merger (see page 100)

Approval of the Board of Governors of the Federal Reserve System (“FRB”) is required to complete the merger. An application was filed with the FRB on September 17, 2013. Approval has not yet been obtained. Mercantile and Firstbank have each agreed to take actions in order to obtain regulatory clearance required to consummate the merger. While Mercantile and Firstbank expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Amendment to the Articles of Incorporation of Mercantile (see page 69)

The Mercantile board of directors has approved, subject to Mercantile shareholder approval, an amendment to the Mercantile’s articles of incorporation which increases the number of authorized shares of common stock from 20 million to 40 million. The form of amendment to Mercantile’s articles of incorporation is included in this joint proxy statement and prospectus as Annex B. The approval of the amendment by the Mercantile shareholders is not a condition precedent to the closing of the merger. In the event this proposal is approved by Mercantile shareholders, but the merger is not completed, the amendment will not become effective.

Expected Timing of the Merger

Mercantile and Firstbank currently expect the effective time of the merger to be on or about January 1, 2014. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions as described in the merger agreement, and it is possible that factors outside the control of Mercantile and Firstbank could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 116)

The obligations of Mercantile and Firstbank to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by the holders of a majority of the outstanding shares of Mercantile common stock;

•	the approval of the merger agreement by the holders of a majority of the outstanding shares of Firstbank common stock;

•

the approval of the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger by the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Mercantile special meeting, assuming a quorum;

•	the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code;

•	the absence of any injunction, decree, order, statute, rule or regulation by a court or other governmental entity that makes unlawful or prohibits the consummation of the merger;

•

the effectiveness of the registration statement of which this joint proxy statement and prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose; and

•

the authorization for the listing on Nasdaq of the shares of Mercantile common stock to be issued in connection with the merger and upon conversion of the Firstbank restricted stock and the shares of Mercantile common stock reserved for issuance pursuant to Mercantile stock options, subject to official notice of issuance.

In addition, each of Mercantile’s and Firstbank’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party, other than the representations related to the ownership of subsidiaries, capitalization, and authorization of the merger (i) to the extent qualified by material adverse effect, will be true and correct, and (ii) to the extent not qualified by material adverse effect, will be true and correct except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party, each as of the date of the merger agreement and as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date);

•

the representations and warranties of the other party relating to the ownership of subsidiaries and capitalization will be true and correct in all respects (other than de minimis inaccuracies) as of the date of the merger agreement and as of the closing date (except to the extent such representations or warranties were made only as of a specified date, which need only be true and correct as of such specified date);

•	the representations and warranties of the other party relating to the authorization of the merger will be true and correct in all respects;

•	the other party will have performed, in all material respects, its covenants and agreements under the merger agreement required to be performed on or prior to the closing date;

•

a certificate executed by the other party’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding four bullets will have been received by each party;

•	there shall not have occurred a material adverse effect with respect to the other party; and

•

a tax opinion from the party’s tax counsel as described in the section titled “The Merger Agreement — Conditions to Completion of the Merger,” including an opinion that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, will have been received by each party.

No Solicitation of Alternative Proposals (see page 112)

The merger agreement generally precludes Mercantile and Firstbank from soliciting or engaging in discussions or negotiations with a third party with respect to an acquisition proposal. However, if Mercantile or Firstbank receives an unsolicited acquisition proposal from a third party and Mercantile’s or Firstbank’s board of directors, as applicable, among other things, determines in good faith (after consultation with its legal and financial advisors) that such unsolicited proposal is a superior proposal, then Mercantile or Firstbank, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such acquisition proposal.

Termination of the Merger Agreement (see page 117)

Mercantile and Firstbank may mutually agree to terminate the merger agreement at any time, notwithstanding approval of the merger agreement by shareholders. Either company may also terminate the merger agreement if the merger is not consummated by March 31, 2014, subject to certain exceptions. In addition, either company may terminate the agreement to enter into a definitive agreement with respect to a superior proposal, subject to certain conditions and the payment of a termination fee. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” for a discussion of these and other rights of each of Mercantile and Firstbank to terminate the merger agreement.

Termination Fees and Expenses (see page 119)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement and prospectus where Mercantile or Firstbank, as the case may be, may be required to pay a termination fee of $7.9 million and/or expense reimbursement up to $2 million. See the section entitled “The Merger Agreement— Expenses and Termination Fees; Liability for Breach” for a discussion of the circumstances under which such termination fee will be required to be paid.

Accounting Treatment (see page 127)

Mercantile and Firstbank each prepares its respective financial statements in accordance with accounting principles generally accepted in the United States of America, referred to as “GAAP.” The merger will be accounted for using the acquisition method of accounting. Mercantile will be treated as the acquiror for accounting purposes.

No Appraisal or Dissenters’ Rights (see page 150)

Neither the holders of shares of Mercantile common stock nor the holders of shares of Firstbank common stock are entitled to appraisal rights or dissenters’ rights in connection with the merger, in accordance with Michigan law. Neither the articles of incorporation of Mercantile or its bylaws nor the articles of incorporation of Firstbank or its bylaws confers such appraisal rights.

Comparison of Rights of Shareholders (see page 141)

Firstbank shareholders receiving merger consideration will have different rights once they become shareholders of the combined company due to differences between the governing corporate documents of Firstbank and the governing corporate documents of the combined company. These differences are described in detail under the section entitled “Comparison of Rights of Shareholders.”

Listing of Shares of Mercantile Common Stock; Delisting and Deregistration of Shares of Firstbank Common Stock (see page 102)

It is a condition to the completion of the merger that the shares of Mercantile common stock to be issued to Firstbank shareholders pursuant to the merger (including those shares of Mercantile common stock to be issued upon conversion of the Firstbank stock options, restricted stock, and restricted stock units) be authorized for listing on Nasdaq at the effective time of the merger, subject to official notice of issuance. Upon completion of the merger, shares of Firstbank common stock currently listed on Nasdaq will cease to be listed on Nasdaq and will be subsequently deregistered under the Exchange Act.

The Meetings

The Mercantile Special Meeting (see page 39)

The special meeting of Mercantile shareholders will be held at Mercantile headquarters, 310 Leonard Street N.W., Grand Rapids, Michigan 49504, on December 12, 2013 at 9:30 a.m. local time. The special meeting of Mercantile shareholders is being held to consider and vote on:

•	a proposal to approve the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 48 and 102, respectively;

•	a proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger;

•	a proposal to approve an amendment to Mercantile’s articles of incorporation to increase the number of authorized shares of Mercantile common stock;

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

a proposal to approve the adjournment of the Mercantile special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposals listed above.

Completion of the merger is conditioned on approval of the merger agreement and approval of the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, however it is not conditioned on the approval of the amendment to Mercantile’s articles of incorporation to increase the number of authorized shares of Mercantile common stock.

With respect to each Mercantile proposal listed above, Mercantile shareholders may cast one vote for each share of Mercantile common stock that they own. The proposal to approve the merger agreement requires the approval of a majority of the issued and outstanding shares of Mercantile common stock entitled to vote at the special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal. The proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger requires the approval of a majority of the votes cast on this proposal at the Mercantile special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal. The proposal to approve the amendment to Mercantile’s articles of incorporation requires the approval of a majority of the outstanding shares of Mercantile common stock entitled to vote at the Mercantile special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions requires the approval of a majority of the votes cast on this proposal at the Mercantile special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

No business may be transacted at the Mercantile special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted than required to obtain the necessary shareholder approvals, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting on this proposal is obtained, regardless of whether or not a quorum is present. No notice of an adjourned meeting need be given unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

The Firstbank Special Meeting (see page 44)

The special meeting of Firstbank shareholders will be held on December 12, 2013 at Firstbank headquarters, 311 Woodworth Avenue, Alma, Michigan 48801 at 9:30 a.m. local time. The special meeting of Firstbank shareholders is being held to consider and vote on:

•

a proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 49 and 103, respectively;

•

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

a proposal to approve the adjournment of the Firstbank special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

With respect to each Firstbank proposal listed above, Firstbank shareholders may cast one vote for each share of Firstbank common stock that they own. The proposal to adopt the merger agreement, the merger, and other transactions required by the merger agreement requires the approval of a majority of the issued and outstanding shares of Firstbank common stock entitled to vote at the special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions requires the approval of a majority of the issued and outstanding shares of Firstbank common stock that are present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote against the approval of such proposal.

No business may be transacted at the Firstbank special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted than required to obtain the necessary shareholder approvals, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained, regardless of whether or not a quorum is present. No notice of an adjourned meeting need be given unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRSTBANK

(Unaudited)

The following statement of earnings data for each of the three years in the period ended December 31, 2012 and the balance sheet data as of December 31, 2012 and 2011 have been derived from the audited consolidated financial statements of Firstbank contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated into this document by reference. The statement of earnings data for the years ended December 31, 2009 and 2008 and the balance sheet data as of December 31, 2010, 2009 and 2008 have been derived from Firstbank’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The statement of earnings data for the six months ended June 30, 2013 and June 30, 2012, and the balance sheet data as of June 30, 2013 have been derived from Firstbank’s unaudited interim condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, which is incorporated into this document by reference. The balance sheet data as of June 30, 2012 has been derived from Firstbank’s unaudited interim condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which has not been incorporated into this document by reference. The financial statements in the Form 10-Q are unaudited, but, in the opinion of Firstbank’s management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly Firstbank’s consolidated financial position and results of operations for the periods indicated.

You should read this summary financial data together with the consolidated financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Firstbank contained in such reports. See “Where You Can Find More Information” beginning on page 154.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Consolidated Results of Operations:
Interest income	$29,423	$32,146	$62,866	$67,644	$72,382	$74,686	$82,191
Interest expense	3,220	4,540	8,374	12,972	20,890	25,939	35,353

Net interest income	26,203	27,606	54,492	54,672	51,492	48,747	46,838
Provision for loan losses	1,830	4,988	7,690	13,337	13,344	14,671	8,256
Noninterest income	5,868	6,243	12,670	9,675	11,829	15,409	3,990
Noninterest expense	21,508	22,079	44,682	43,553	44,702	45,750	42,915

Income (loss) before income tax expense (benefit)	8,733	6,782	14,790	7,457	5,275	3,735	(343)
Income tax expense (benefit)	2,527	1,961	4,256	1,834	1,512	1,044	(1,062)

Net income	$6,206	$4,821	$10,534	$5,623	$3,763	$2,691	$719
Preferred stock dividends and accretion	481	840	1,275	1,679	1,679	1,540	—

Net income attributable to common shares	$5,725	$3,981	$9,259	$3,944	$2,084	$1,151	$719

Per Common Share Data:
Net income:
Basic	$0.71	$0.50	$1.17	$0.50	$0.27	$0.15	$0.10
Diluted	0.71	0.50	1.16	0.50	0.27	0.15	0.10
Book value at end of period	16.41	16.14	16.26	15.53	14.82	14.77	15.44
Dividends declared	0.12	0.07	0.29	0.04	0.08	0.40	0.90
Dividend payout ratio	16.89%	13.92%	21.97%	5.58%	16.47%	113.80%	935.73%

Consolidated Financial Ratios:
Return on average assets	0.83%	0.65%	0.70%	0.38%	0.25%	0.19%	0.05%
Return on average shareholders’ equity	8.44%	6.30%	7.00%	3.75%	2.56%	1.86%	0.61%
Average shareholders’ equity to average assets	9.80%	10.40%	10.04%	10.07%	9.87%	10.09%	8.38%
Nonperforming loans to total loans	1.22%	1.86%	1.62%	2.38%	2.61%	3.02%	2.12%
Allowance for loan losses to total loans	2.07%	2.17%	2.21%	2.14%	2.07%	1.70%	1.26%
Tier 1 leverage capital	9.01%	9.47%	9.71%	10.30%	10.02%	10.05%	8.08%
Tier 1 leverage risk-based capital	13.61%	14.37%	14.73%	15.29%	14.68%	13.00%	10.00%
Total risk-based capital	14.87%	15.63%	15.99%	16.55%	15.94%	14.21%	11.06%

Consolidated Balance Sheet Data:
Total assets	$1,457,046	$1,485,738	$1,498,762	$1,485,299	$1,458,343	$1,482,356	$1,425,340
Cash and cash equivalents	54,430	94,099	102,528	80,248	83,943	117,615	63,712
Securities	358,288	333,946	360,950	349,452	263,919	158,592	122,179
Loans	975,796	991,887	966,683	984,258	1,032,975	1,122,185	1,159,632
Allowance for loan losses	20,239	21,522	21,340	21,019	21,431	19,114	14,594
Goodwill	35,513	35,513	35,513	35,513	35,513	35,513	35,603
Deposits	1,208,302	1,211,846	1,241,401	1,220,542	1,183,783	1,149,063	1,046,914
Securities sold under agreements to repurchase	43,661	45,746	42,785	46,784	41,328	39,409	52,917
Federal Home Loan Bank advances	19,862	24,334	22,493	19,457	40,658	100,263	155,921
Subordinated debentures	36,084	36,084	36,084	36,084	36,084	36,084	36,084
Shareholders’ equity	132,444	145,143	147,058	155,377	148,428	146,880	114,983

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF MERCANTILE

(Unaudited)

The following statement of earnings data for each of the three years ended December 31, 2012 and the balance sheet data as of December 31, 2012 and 2011 have been derived from the audited consolidated financial statements of Mercantile contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated into this document by reference. The statement of earnings data for the years ended December 31, 2009 and 2008 and the balance sheet data as of December 31, 2010, 2009 and 2008 have been derived from Mercantile’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The statement of earnings data for the six months ended June 30, 2013 and 2012, and the balance sheet data as of June 30, 2013 have been derived from Mercantile’s unaudited interim condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, which is incorporated into this document by reference. The balance sheet data as of June 30, 2012 has been derived from Mercantile’s unaudited interim condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which has not been incorporated into this document by reference. The financial statements in the Form 10-Q are unaudited, but, in the opinion of Mercantile’s management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly Mercantile’s consolidated financial position and results of operations for the periods indicated.

You should read this summary financial data together with the consolidated financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Mercantile contained in such reports. See “Where You Can Find More Information” beginning on page 154.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Consolidated Results of Operations:
Interest income	$28,201	$30,483	$59,917	$71,069	$88,143	$104,909	$121,072
Interest expense	5,435	7,103	13,216	19,832	31,794	53,576	74,863

Net interest income	22,766	23,380	46,701	51,237	56,349	51,333	46,209
Provision for loan losses	(3,000)	(3,000)	(3,100)	6,900	31,800	59,000	21,200
Noninterest income	3,599	3,874	7,994	7,282	9,244	7,558	7,282
Noninterest expense	17,397	20,258	39,624	41,495	47,156	46,488	42,126

Income (loss) before income tax expense (benefit)	11,968	9,996	18,171	10,124	(13,363)	(46,597)	(9,835)
Income tax expense (benefit)	3,552	3,125	5,636	(27,361)	(47)	5,490	(4,876)

Net income (loss)	$8,416	$6,871	$12,535	$37,485	$(13,316)	$(52,087)	$(4,959)
Preferred stock dividends and accretion	—	1,030	1,030	1,343	1,295	802	—

Net income (loss) attributable to common shares	$8,416	$5,841	$11,505	$36,142	$(14,611)	$(52,889)	$(4,959)

Per Common Share Data:
Net income (loss):
Basic	$0.97	$0.68	$1.33	$4.20	$(1.72)	$(6.23)	$(0.59)
Diluted	0.97	0.65	1.30	4.07	(1.72)	(6.23)	(0.59)
Book value at end of period	17.34	17.38	16.84	16.73	12.20	13.86	20.29
Dividends declared	0.21	—	0.09	—	0.01	0.07	0.31
Dividend payout ratio	21.55%	NA	6.73%	NA	NA	NA	NA

Consolidated Financial Ratios:
Return on average assets	1.23%	0.83%	0.82%	2.36%	(0.80%)	(2.51%)	(0.23%)
Return on average shareholders’ equity	11.38%	7.26%	7.51%	27.28%	(10.62%)	(29.91%)	(2.87%)
Average shareholders’ equity to average assets	10.83%	11.46%	10.90%	8.66%	7.56%	8.40%	8.01%
Nonperforming loans to total loans	0.99%	2.69%	1.82%	4.20%	5.50%	5.52%	2.66%
Allowance for loan losses to total loans	2.36%	2.80%	2.75%	3.41%	3.59%	3.11%	1.46%
Tier 1 leverage capital	12.52%	11.42%	11.31%	12.09%	9.09%	8.64%	9.17%
Tier 1 leverage risk-based capital	14.17%	13.33%	13.37%	14.19%	11.17%	9.92%	9.68%
Total risk-based capital	15.43%	14.59%	14.63%	15.46%	12.45%	11.18%	10.93%

Consolidated Balance Sheet Data:
Total assets	$1,343,750	$1,385,245	$1,422,926	$1,433,229	$1,632,421	$1,906,208	$2,208,010
Cash and cash equivalents	57,977	82,466	136,003	76,372	64,198	21,735	25,804
Securities	142,095	139,552	150,275	184,953	235,175	257,384	242,787
Loans	1,058,662	1,060,996	1,041,189	1,072,422	1,262,630	1,539,818	1,856,915
Allowance for loan losses	24,947	29,689	28,677	36,532	45,368	47,878	27,108
Bank owned life insurance	50,736	49,312	50,048	48,520	46,743	45,024	42,462
Deposits	1,061,315	1,105,630	1,135,204	1,112,075	1,273,832	1,401,627	1,599,575
Securities sold under agreements to repurchase	57,328	52,831	64,765	72,569	116,979	99,755	94,413
Federal Home Loan Bank advances	35,000	35,000	35,000	45,000	65,000	205,000	270,000
Subordinated debentures	32,990	32,990	32,990	32,990	32,990	32,990	32,990
Shareholders’ equity	150,938	149,662	146,590	164,999	125,936	140,104	174,372

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF MERCANTILE AND FIRSTBANK

The following table presents selected unaudited pro forma condensed combined financial information about Mercantile’s consolidated balance sheet and results of operations, after giving effect to the merger with Firstbank and the payment of the special cash dividend. The information under “Results of Operations Data” in the table below gives effect to the merger as if it had been consummated on January 1, 2012, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below assumes the merger had been consummated on June 30, 2013. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Mercantile considered the acquirer of Firstbank. See “Accounting Treatment” on page 127.

In addition, the unaudited pro forma combined financial information includes adjustments which are preliminary and will likely be revised as additional information becomes available and as additional analysis is performed. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Mercantile and Firstbank, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial statements of Mercantile and Firstbank, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” beginning on page 154 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 128. The unaudited pro forma condensed combined financial information is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated.

(in thousands)	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Results of Operations Data
Net interest income	$48,367	$100,150
Provision for loan losses	(1,170)	4,590

Net interest income after provision for loan losses	49,537	95,560
Other income	9,467	20,664
Other expense	39,836	86,320

Income before income tax expense	19,168	29,904
Income tax expense	5,542	8,822

Net income	13,626	21,082
Preferred stock dividends	481	2,305

Net income to common shareholders	$13,145	$18,777

(in thousands)	As of June 30, 2013
Balance Sheet Data
Cash and cash equivalents	$100,352
Investment securities	500,383
Net loans	1,991,011
Total Assets	2,799,875
Deposits	2,271,917
Borrowings	173,951
Subordinated debentures	54,074
Total shareholders’ equity	285,061

The table below presents the pro forma regulatory capital levels for the consolidated combined company and regulatory minimum required capital levels, giving effect to the merger as if it had occurred on June 30, 2013, and assuming payment of a $2.00 per share dividend by Mercantile (dollars in thousands):

	Mercantile (as reported)		Firstbank (As reported)		Pro Forma		Minimum Required for Capital Adequacy Purposes
June 30, 2013	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)	$183,956	15.4%	$144,062	14.0%	$304,698	13.9%	$173,069	8.0%
Tier 1 capital (to risk weighted assets)	$168,929	14.2%	$131,858	13.5%	$279,751	12.9%	$86,535	4.0%
Tier 1 capital (to average assets)	$168,929	12.5%	$131,858	9.0%	$279,751	10.0%	$112,024	4.0%

Unaudited Selected Comparative Per Share Data

The following table sets forth the basic earnings, diluted earnings, cash dividends and book value per common share data for Mercantile and Firstbank on a historical basis and on a pro forma combined basis, as of and for the six month period ended June 30, 2013, and as of and for the twelve months ended December 31, 2012. The pro forma data was derived by combining the historical consolidated financial information of Mercantile and Firstbank using the acquisition method of accounting for business combinations and assumes the transaction is completed as contemplated. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the transactions had been effective on the dates presented in the case of the book value data, and as if the transactions had become effective on January 1, 2012, in the case of the earnings per share and dividends declared data. The unaudited pro forma data represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Firstbank at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information on page 128.

	Mercantile As Reported	Firstbank As Reported	Pro Forma Combined Mercantile (1)	Pro Forma Equivalent Per Share Information (2)
Mercantile Pro Forma Per Share
Income for the six months ended June 30, 2013:
Basic earnings per share	$0.97	$0.71	$0.79	$0.79
Diluted earnings per share	0.97	0.71	0.78	0.78
Cash Dividends (3)	0.21	0.12	0.21	0.21
Book value per common share as of June 30, 2013 (4)	17.34	16.41	16.99	16.99

Income for the year ended December 31, 2012:
Basic earnings per share	$1.33	$1.17	$1.13	$1.13
Diluted earnings per share	1.30	1.16	1.12	1.12
Cash Dividends (3)	0.09	0.29	0.09	0.09
Book value per common share as of December 31, 2012 (4)	16.84	16.26

(1)	Pro forma earnings per share are based on pro forma combined net income and pro forma combined weighted average shares outstanding at the end of the period.
(2)	Calculated based on pro forma combined multiplied by the applicable exchange ratio of 1.00.
(3)	Pro forma dividends per share represent Mercantile’s historical dividends per share, excluding the special cash dividend.
(4)	Calculated based on pro forma combined equity and pro forma combined common shares outstanding at the end of period.

Comparative Market Prices

The following table shows the closing sale prices of Mercantile and Firstbank common stock as reported on NASDAQ as of August 14, 2013, the last trading day before public announcement of the merger, and as of [—], 2013, the last trading day before the date of this joint proxy statement and prospectus.

	Mercantile Common Stock		Firstbank Common Stock		Implied Value for Each Share of Firstbank Common Stock
August 14, 2013		$18.77		$16.66		$18.77
[ — ], 2013	$	[ — ]	$	[ — ]	$	[ — ]

The market price of Mercantile common stock and Firstbank common stock will fluctuate prior to the merger. Mercantile’s shareholders and Firstbank shareholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement and prospectus and the documents incorporated by reference into this joint proxy statement and prospectus contain forward-looking statements within the meaning of the federal securities laws that are not limited to historical facts, but reflect Mercantile and Firstbank’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Mercantile’s and Firstbank’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by shareholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction. Management’s determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred pay assets) and other real estate owned and the value of investment securities involves judgments that are inherently forward-looking. The financial projections set forth under the captions “Certain Prospective Financial Information Reviewed by Mercantile” beginning on page 67 and “Certain Prospective Financial Information Reviewed by Firstbank” beginning on page 87 are inherently forward-looking.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Mercantile and Firstbank and are difficult to predict. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 31, as well as, among others, risks and uncertainties relating to:

•	the ability to obtain regulatory approvals of the merger and satisfy other closing conditions or follow the expected schedule for the transactions;

•	the actions of actual or potential competitors in the markets in which the combined company will operate;

•

the combined company’s ability to effectively maintain and improve customer relationships, realize expected benefits of the merger, realize growth opportunities, maintain or expand customer base, reduce operating costs, continue to pay dividends, and successfully implement and realize the expected benefits of various programs, initiatives and goals;

•	difficulties and delays in integrating the Mercantile and Firstbank businesses following the merger;

•	changes in the value of commercial and residential real estate and the value of certain securities held in investment portfolios;

•	changes in interest rates and capital markets;

•	effects of governmental regulations and policies;

•	changes in asset quality and credit risk;

•	the effectiveness of the combined company’s capital investments and marketing strategies;

•	general economic conditions;

•

the proposed merger, including the ability to complete the merger in the anticipated timeframe or at all, the diversion of each party’s management in connection with the merger and the combined company’s ability to realize, fully or at all, the anticipated benefits of the merger; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in each party’s SEC filings.

Mercantile and Firstbank caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Mercantile’s and Firstbank’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning Mercantile, Firstbank, the proposed transaction or other matters and attributable to Mercantile or Firstbank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements speak only as of the date made and, other than as required by law, neither Mercantile nor Firstbank undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement and prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 29, you should carefully consider the following risk factors before deciding whether to vote for the proposal to approve the merger agreement and approve the merger and, in the case of Mercantile shareholders, for the proposal to approve the Mercantile share issuance. In addition, you should read and consider the risks associated with each of the businesses of Firstbank and Mercantile because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the Annual Reports of Mercantile and Firstbank on Form 10-K for the fiscal years ended December 31, 2012, in each case, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement and prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information” beginning on page 154.

Risks Relating to the Merger

The merger is subject to conditions, including certain conditions that may not be satisfied or completed on a timely basis, if at all. Failure to complete the merger could have material and adverse effects on Mercantile and Firstbank.

The completion of the merger is subject to a number of conditions, including the approval by the shareholders of Mercantile and Firstbank, which make the completion and timing of the completion of the merger uncertain. See the section entitled “The Merger Agreement — Conditions to Completion of the Transaction,” beginning on page 116, for a more detailed discussion. Also, either Mercantile or Firstbank may terminate the merger agreement if the merger has not been consummated by March 31, 2014, except that this right to terminate the merger agreement will not be available to any party whose failure to perform any obligation under the merger agreement is the cause of or the primary factor that results in the failure of the merger to be consummated on or before that date.

If the merger is not completed on a timely basis, or at all, Mercantile’s and Firstbank’s respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the merger, Mercantile and Firstbank will be subject to a number of risks, including the following:

•	Mercantile and Firstbank will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed;

•

time and resources committed by Mercantile’s and Firstbank’s respective boards of directors and management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities;

•	the market price of Mercantile common stock or Firstbank common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

•

if the merger agreement is terminated and the board of directors of Mercantile or the board of directors of Firstbank seeks another business combination, Mercantile shareholders and Firstbank shareholders cannot be certain that Mercantile or Firstbank will be able to find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement.

The market value of the merger consideration paid to Firstbank shareholders will fluctuate because the exchange ratio is fixed and will not be adjusted in the event of any change in either Mercantile’s or Firstbank’s stock price.

Upon completion of the merger, each share of Firstbank common stock will be converted into the right to receive 1 share of Mercantile common stock. This exchange ratio will not be adjusted for changes in the market price of either Mercantile common stock or Firstbank common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of Mercantile common stock prior to the merger will affect the value of Mercantile common stock that Firstbank common shareholders will receive on the closing date.

The prices of Mercantile common stock and Firstbank common stock on the date of the completion of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement and prospectus and on the date of each shareholder meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Mercantile common stock during the period from August 14, 2013, the last full trading day before the public announcement of the merger, through November [—], 2013, the latest practicable trading date before the date of this joint proxy statement and prospectus, the exchange ratio represented a value ranging from a high of $[—] to a low of $[—] for each share of Firstbank common stock.

These variations could result from changes in the business, operations or prospects of Mercantile or Firstbank prior to or following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Mercantile or Firstbank. At the time of the special shareholders meetings, Firstbank shareholders will not know with certainty the value of the shares of Mercantile common stock that they will receive upon completion of the merger.

Anticipation of the special dividend may cause upward pressure on or support of the price of Mercantile common stock as investors purchase or hold shares to collect the expected special dividend. The price of Mercantile common stock may decline on or after the ex-dividend date or payment date of the dividend.

As part of the merger, the Mercantile board of directors expects to declare and pay a special cash dividend of $2.00 per share to Mercantile shareholders prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement. Anticipation of the special dividend may cause upward pressure on or support of the price of Mercantile common stock as investors purchase or hold shares to collect the expected special dividend. The price of Mercantile common stock may decline on or after the ex-dividend date or payment date of the dividend because the shareholders’ equity of Mercantile will decrease by the amount of the distribution.

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of either Mercantile or Firstbank from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee of $7.9 million and transaction-related expenses of up to $2 million to the other party.

The merger agreement contains certain provisions that restrict each of Mercantile’s and Firstbank’s ability to initiate, solicit, knowingly encourage or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any third-party proposal for an alternative transaction. Further, even if the board of directors of either company withdraws or qualifies its recommendation with respect to the approval of the merger, unless the merger agreement has been terminated in accordance with its terms, Mercantile or Firstbank, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their special meeting of shareholders. In addition, the other party generally has an opportunity to offer to modify the terms of the merger and other transactions contemplated by the merger agreement in response to any third-party alternative transaction proposal before the board of directors of the company that has received a third-party alternative transaction proposal may withdraw or qualify its recommendation with respect to the merger-related proposal. In some circumstances, upon termination of the merger agreement, a party will be required to pay a termination fee of $7.9 million and transaction-related expenses of up to $2 million to the other party. See the sections entitled “The Merger Agreement — Restrictions on Solicitation” beginning on page 112, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 117 and “The Merger Agreement — Termination Fees and Expenses; Liability for Breach” beginning on page 119.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Mercantile or Firstbank or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than market value proposed to be received or realized in the merger, or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Mercantile shareholders or Firstbank shareholders than it might otherwise have proposed to pay because of the added expense of the $7.9 million termination fee and transaction-related expenses of up to $2 million that may become payable in certain circumstances.

If the merger agreement is terminated and either Mercantile or Firstbank determines to seek another business combination, Mercantile or Firstbank, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

If either party terminates the merger agreement because of the failure by the other party to fulfill its obligations, then the breaching party may be required to reimburse the terminating party’s expenses.

The merger agreement provides that Mercantile may terminate the merger agreement, subject to certain exceptions, if Firstbank breaches or fails to perform any of its representations, warranties, covenants or other agreements therein and such breach or failure to perform is not cured within 30 business days or is incapable of being cured by March 31, 2014. Similarly, Firstbank may terminate the agreement, subject to certain exceptions, if Mercantile breaches or fails to perform any of its respective representations, warranties, covenants or other agreements therein and such breach or failure to perform is not cured within 30 business days or is incapable of being cured by March 31, 2014. If the merger agreement is terminated as a result of a breach by the other party, the breaching party will be required to reimburse up to $2 million of the terminating party’s documented out-of-pocket fees and expenses in connection with the transaction. In addition, if the breaching party receives a third-party proposal for certain types of alternative transactions prior to termination of the merger agreement and consummates a takeover proposal within 12 months after termination of the merger agreement or enters into an agreement for a takeover proposal within 12 months after termination of the merger agreement and subsequently consummates such transaction, the breaching party will be required to pay a termination of $7.9 million.

Mercantile’s and Firstbank’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Mercantile and Firstbank shareholders generally.

Mercantile’s and Firstbank’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Mercantile and Firstbank shareholders generally. The executive officers of Firstbank have agreements and arrangements with Firstbank that provide for severance, accelerated vesting of certain rights and other benefits if their employment is terminated under certain circumstances following the completion of the merger. In addition, certain of Firstbank’s compensation and benefit plans and arrangements provide for payment or accelerated vesting or distribution of certain rights or benefits upon completion of the merger. Executive officers and directors of Firstbank also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive completion of the merger. Certain executive officers of Mercantile have arrangements with Mercantile that provide for the accelerated vesting of restricted stock and deferred compensation upon completion of the merger.

The merger agreement contains certain provisions relating to the governance of the combined company following completion of the merger. Completion of the merger is subject to the conditions described under “The Merger Agreement — Conditions to Completion of the Transaction” beginning on page 116.

The board of directors of the combined company and its committees will consist of six directors, which will include (i) the current President and Chief Executive Officer of Mercantile plus two members of the current Mercantile board of directors selected by the Mercantile board of directors and (ii) the current President and Chief Executive Officer of Firstbank plus two members of the current Firstbank board of directors selected by the Firstbank board of directors. The current President and Chief Executive Officer of Firstbank will serve as Chairman of the Board following the Merger.

The current President and Chief Executive Officer of Mercantile will serve as the President and Chief Executive Officer of the combined company. The current Chief Operating Officer of Mercantile will serve as an Executive Vice President and Chief Operating Officer of the combined company. The Chief Financial Officer of Mercantile will serve as a Senior Vice President and Chief Financial Officer of the combined company. The current Chief Financial Officer of Firstbank will serve as an Executive Vice President of the combined company.

The Mercantile and Firstbank boards of directors were aware of these interests at the time each approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. These interests may cause Mercantile’s and Firstbank’s directors and executive officers to view the proposed merger differently and more favorably than you may view them. These interests are described in greater detail in the sections entitled “The Merger — Interests of Mercantile Directors and Executive Officers in the Merger” beginning on page 90, “The Merger — Interests of Certain Firstbank Directors and Executive Officers in the Merger” beginning on page 91, and “The Merger — Board of Directors and Management Following the Merger” beginning on page 100.

Each party is subject to business uncertainties and contractual restrictions while the proposed merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers and other persons with whom Mercantile or Firstbank has a business relationship may delay or defer certain business decisions or might seek to terminate, change or renegotiate their relationships with Mercantile or Firstbank, as the case may be, as a result of the merger, which could negatively affect Mercantile’s or Firstbank’s respective revenues, earnings and cash flows, as well as the market price of Mercantile’s or Firstbank’s common stock, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of Mercantile or Firstbank is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the merger.

The merger is subject to the receipt of approvals, consents or clearances from regulatory authorities which, if not obtained, could prevent completion of the merger.

Before the merger may be completed, the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, the Michigan Banking Code and other applicable law must have been obtained. Under the merger agreement, Mercantile and Firstbank have agreed to use their commercially reasonable efforts to obtain such approvals, consents and clearances. There is no assurance that such approvals, consents, and clearances will be obtained. For a more detailed description of the regulatory review process, see the section entitled “The Merger — Regulatory Clearances Required for the Merger” beginning on page 100.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

Mercantile and Firstbank are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the completion of the merger will depend in part upon the ability of Mercantile and Firstbank to retain key management personnel and other key employees. Current and prospective employees of Mercantile and Firstbank may experience uncertainty about their roles within the combined company following the completion of the merger, which may have an adverse effect on the ability of each of Mercantile and Firstbank to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Mercantile and Firstbank to the same extent that Mercantile and Firstbank have previously been able to attract or retain their own employees.

Litigation may be filed against Mercantile, Firstbank and/or their respective boards of directors could prevent or delay the consummation of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, it is possible that Firstbank shareholders may file putative shareholder class action lawsuits against Firstbank and its board of directors, and against Mercantile, and it is possible that Mercantile shareholders may file putative shareholder class action lawsuits against Mercantile and its board of directors. Among other remedies, the plaintiffs may seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Mercantile and Firstbank, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

The unaudited pro forma condensed combined financial information in this joint proxy statement and prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the merger.

The unaudited pro forma condensed combined financial information in this joint proxy statement and prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the date indicated. Further, the combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this joint proxy statement and prospectus. The unaudited pro forma condensed combined financial information has been prepared based on the determination that Mercantile will be identified as the acquiror under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of Firstbank as of the date of the completion of the merger. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this document. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 128 for more information.

Completion of the merger will trigger change in control or other provisions in certain agreements to which Mercantile or Firstbank is a party.

The completion of the merger will trigger change in control or other provisions in certain agreements to which Mercantile or Firstbank is a party. If Mercantile and Firstbank are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Mercantile and Firstbank are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Firstbank, Mercantile or the combined company.

Risks Relating to the Combined Company after Completion of the Merger

The combined company may be unable to successfully integrate the businesses of Mercantile and Firstbank and realize the anticipated benefits of the merger.

The merger involves the combination of two companies that currently operate, and will continue to operate until the effective date of the merger, as independent public companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Mercantile and Firstbank. Potential difficulties the combined company may encounter as part of the integration process include the following:

•	inability to successfully combine the businesses of Mercantile and Firstbank in a manner that permits the combined company to achieve the full benefits anticipated to result from the merger;

•

complexities associated with managing the businesses of the combined company, including the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, employees and other constituencies; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger, including capital expenditures and one-time cash costs to integrate the two companies.

In addition, Mercantile and Firstbank have operated and, until the completion of the merger, will continue to operate independently and may not begin the actual integration process. Although the parties are conducting an integration planning process as permitted by legal restrictions, this process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect each company’s ability to maintain relationships with customers, employees and other constituencies or Mercantile’s and Firstbank’s ability to achieve the anticipated benefits of the merger or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company.

Mercantile shareholders and Firstbank shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Mercantile shareholders presently have the right to vote in the election of Mercantile’s board of directors and on other matters affecting Mercantile. Firstbank shareholders presently have the right to vote in the election of Firstbank’s board of directors and on other matters affecting Firstbank. Immediately after the merger is completed, it is expected that current Mercantile shareholders will own approximately 52% of the combined company’s common stock outstanding and current Firstbank shareholders will own approximately 48% of the combined company’s common stock outstanding, respectively.

As a result, current Mercantile shareholders and current Firstbank shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Mercantile and Firstbank, respectively.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of the business of the combined company will increase significantly beyond the current size of either Mercantile’s or Firstbank’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of Mercantile and Firstbank.

The combined company is expected to incur substantial expenses in connection with the completion of the merger and the integration of Mercantile and Firstbank. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including banking operations software and systems, accounting and finance, payroll, revenue management, marketing and benefits. While Mercantile and Firstbank have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The market price of the combined company’s common stock may be affected by factors different from those affecting the price of Mercantile or Firstbank common stock.

Upon completion of the merger, holders of Mercantile common stock and Firstbank common stock will become holders of common stock in the combined company. As the businesses of Mercantile and Firstbank are different, the results of operations of the combined company as well as the price of the combined company’s common stock may in the future be affected by factors different from those factors affecting Mercantile and Firstbank as independent, stand-alone companies. The combined company will face additional risks and uncertainties to which Mercantile or Firstbank may not currently be exposed as independent companies.

Other Risks Relating to Mercantile and Firstbank

Mercantile’s and Firstbank’s businesses are and will be subject to the risks described above. In addition, Mercantile and Firstbank are and will continue to be subject to the risks described in Mercantile’s and Firstbank’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2012, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement and prospectus. See “Where You Can Find More Information” beginning on page 154 for the location of information incorporated by reference into this joint proxy statement and prospectus.

THE COMPANIES

Mercantile Bank Corporation

Mercantile Bank Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Mercantile was organized on July 15, 1997 under the laws of the State of Michigan to provide banking services to business, individuals, and governmental unites, and commenced business on December 15, 1997. Mercantile is the holding company for Mercantile Bank of Michigan and its current subsidiaries include an insurance company, a real estate company, and a Delaware business trust. Mercantile has seven full-service banking offices in Grand Rapids, Holland, and Lansing, Michigan. As of June 30, 2013, Mercantile’s total assets were $1.3 billion, and total deposits were $1.1 billion.

Mercantile’s common stock is traded on Nasdaq under the symbol “MBWM.”

The principal executive offices of Mercantile are located at 310 Leonard St., N.W., Grand Rapids, Michigan 49504, and Mercantile’s telephone number is (616) 406-3000. Additional information about Mercantile and its subsidiaries is included in documents incorporated by reference into this joint proxy statement and prospectus. See “Where You Can Find More Information” on page 154.

Firstbank Corporation

Firstbank Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Firstbank has two subsidiary banks, Firstbank and Keystone Community Bank. The banks are full-service community banks with 46 banking offices serving Michigan’s Lower Peninsula. Each subsidiary bank is a full-service community bank offering customary banking services, including the acceptance of checking, savings, and time deposits and the making of commercial, mortgage, home improvement, automobile, and other consumer loans. As of June 30, 2013, Firstbank’s total assets were $1.5 billion, and total deposits were $1.2 billion.

Firstbank common stock trades on the Nasdaq Stock Market under the symbol “FBMI.”

The principal executive offices of Firstbank are located at 311 Woodworth Ave., Alma, Michigan 48801, and Firstbank’s telephone number is (989) 463-3131. Additional information about Firstbank and its subsidiaries is included in documents incorporated by reference into this joint proxy statement and prospectus. See “Where You Can Find More Information” on page 154.

THE MERCANTILE SPECIAL MEETING

This joint proxy statement and prospectus is being provided to the Mercantile shareholders as part of a solicitation of proxies by the Mercantile board of directors for use at the Mercantile special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement and prospectus provides Mercantile shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Mercantile special meeting.

Date, Time and Place

The special meeting of Mercantile shareholders will be held at Mercantile headquarters, 310 Leonard Street N.W., Grand Rapids, Michigan 49504, on December 12, 2013 at 9:30 a.m. local time.

Purpose of the Mercantile Special Meeting

At the Mercantile special meeting, Mercantile shareholders will be asked to consider and vote on the following:

•	a proposal to approve the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 49 and 103, respectively;

•	a proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger;

•	a proposal to approve an amendment to Mercantile’s articles of incorporation to increase the number of authorized shares of Mercantile common stock;

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions;

•

a proposal to approve the adjournment of the Mercantile special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first two proposals listed above.

Completion of the merger is conditioned on approval of the merger agreement and approval of the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger. Completion of the merger is not conditioned on the approval of the amendment to Mercantile’s articles of incorporation to increase the number of authorized shares of Mercantile common stock or the approval of the compensation that may be paid or become payable to Mercantile’s named executive officers in connection with the merger.

Recommendation of the Mercantile Board of Directors

At a special meeting held on August 14, 2013, the Mercantile board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, are in the best interests of Mercantile and its shareholders. In addition, the Mercantile board of directors determined that the proposed amendment to the Mercantile’s articles of incorporation to increase the authorized shares of common stock from 20 million to 40 million is in the best interests of Mercantile and its shareholders. Accordingly, the Mercantile board of directors unanimously recommends that Mercantile shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Mercantile’s articles of incorporation, “FOR” the a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Mercantile shareholders should carefully read this joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety, for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Mercantile Record Date; Shareholders Entitled to Vote

The record date for the Mercantile special meeting is November 1, 2013. Only record holders of shares of Mercantile common stock at the close of business on such date are entitled to notice of, and to vote at, the Mercantile special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Mercantile were common stock, and [—] shares of Mercantile common stock were issued and outstanding.

Each share of Mercantile common stock outstanding on the record date of the Mercantile special meeting is entitled to one vote on each proposal and any other matter coming before the Mercantile special meeting.

Voting by Mercantile’s Directors and Executive Officers

At the close of business on the record date for the Mercantile special meeting, Mercantile directors and executive officers and their affiliates were entitled to vote 294,653 shares of Mercantile common stock or approximately [—]% of the shares of Mercantile common stock outstanding on that date. Mercantile’s directors have entered into agreements obligating them to vote their shares in favor of the merger agreement and the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the Merger.

Quorum

No business may be transacted at the Mercantile special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Mercantile special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, the chairman may adjourn the meeting to solicit additional proxies. In addition, if fewer shares than required are voted than required to obtain the necessary shareholder approvals, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the approval of a majority of the votes cast at the special meeting on this proposal is obtained.

No notice of an adjourned meeting need be given unless, the adjournment is more than 30 days or after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Mercantile common stock represented at the Mercantile special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Mercantile proposals are as follows:

•

The approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Mercantile common stock entitled to vote at the special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

•

The approval of the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger requires the approval of a majority of the votes cast on this proposal at the Mercantile special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

•

The approval of the proposed amendment to Mercantile’s articles of incorporation to increase the number of authorized shares of Mercantile common stock requires the approval of a majority of the outstanding shares of Mercantile common stock entitled to vote at the Mercantile special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against the proposal.

•

The approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions requires the approval of a majority of the votes cast on this proposal at the Mercantile special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

•

The adjournment of the Mercantile special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast on this proposal at the Mercantile special meeting, regardless of whether or not there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Mercantile stock at the close of business on the record date of the Mercantile special meeting, a proxy card is enclosed for your use. Mercantile requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the Mercantile proxy card, (ii) calling the toll-free number listed on the Mercantile proxy card or (iii) submitting your Mercantile proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Mercantile common stock represented by it will be voted at the Mercantile special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Mercantile common stock represented are to be voted with regard to a particular proposal, the Mercantile common stock represented by the proxy will be voted in accordance with the recommendation of the Mercantile board of directors and, therefore, FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, “FOR” the proposal to amend the Mercantile’s articles of incorporation, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to adjourn the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies.

As of the date hereof, the Mercantile board of directors has no knowledge of any business that will be presented for consideration at the Mercantile special meeting and that would be required to be set forth in this joint proxy statement and prospectus or the related proxy card other than the matters set forth in Mercantile’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Mercantile special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Mercantile common stock on the record date of the Mercantile special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the Mercantile special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 1:00 a.m., Eastern Time, on December 12, 2013.

Shares Held in Street Name

If you hold shares of Mercantile common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Mercantile or by voting in person at the Mercantile special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of Mercantile common stock on behalf of their customers may not give a proxy to Mercantile to vote those shares without specific instructions from their customers.

If you are a Mercantile shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Mercantile proposals.

Attending the Meeting; Voting in Person

Only Mercantile shareholders, their duly appointed proxies and invited guests may attend the meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders of record, beneficial owners, or proxy holders.

A Mercantile shareholder who holds shares directly registered in such shareholder’s name with Mercantile’s transfer agent, Computershare, who wishes to attend the special meeting in person should bring government-issued photo identification.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this joint proxy statement and prospectus as a “beneficial owner”) who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker).

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Mercantile shares who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Mercantile shareholder, and proof of the signing shareholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent shareholders from being admitted to the Mercantile special meeting.

Revocation of Proxies

A Mercantile shareholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following four actions:

•	delivering written notice of revocation to Mercantile’s Secretary, 310 Leonard St., N.W., Grand Rapids, Michigan 49504;

•	delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	casting a subsequent vote via telephone or the Internet, as described above; or

•	attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

Solicitation of Proxies

Mercantile is soliciting proxies for the Mercantile special meeting from its shareholders. In accordance with the merger agreement, Mercantile will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement and prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Mercantile’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Mercantile will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Mercantile common stock. Mercantile may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of shareholders possible, we have engaged Georgeson Inc., a proxy solicitation firm, which we refer to as “Georgeson”, to solicit proxies on Mercantile’s behalf. We have agreed to pay Georgeson a proxy solicitation fee of $6,000. We will also reimburse Georgeson for its reasonable out-of-pocket costs and expenses.

Adjournments

Any adjournment of the Mercantile special meeting may be made from time to time if the approval of the holders of a majority of the votes cast at the Mercantile special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless a new record date is fixed). If a quorum is not present at the special meeting then the chairman may adjourn the meeting to solicit additional proxies. If a quorum is present at the special meeting but there are not sufficient votes to obtain the necessary shareholder approvals, then Mercantile shareholders may be asked to approve an adjournment of the meeting to permit the further solicitation of proxies.

THE FIRSTBANK SPECIAL MEETING

This joint proxy statement and prospectus is being provided to the Firstbank shareholders as part of a solicitation of proxies by the Firstbank board of directors for use at the Firstbank special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement and prospectus provides Firstbank shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Firstbank special meeting.

Date, Time and Place

The special meeting of Firstbank shareholders will be held on December 12, 2013 at Firstbank headquarters, 311 Woodworth Avenue, Alma, Michigan 48801 at 9:30 a.m. local time.

Purpose of the Firstbank Special Meeting

At the Firstbank special meeting, Firstbank shareholders will be asked to consider and vote on the following:

•

a proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 49 and 103, respectively;

•

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

a proposal to approve the adjournment of the Firstbank special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Firstbank Board of Directors

At a special meeting held on August 14, 2013, the Firstbank board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Firstbank and its shareholders. Accordingly, the Firstbank board of directors unanimously recommends that Firstbank shareholders vote “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Firstbank’s named executive officers that is based or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Firstbank special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Firstbank shareholders should carefully read this joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Firstbank Record Date; Shareholders Entitled to Vote

The record date for the Firstbank special meeting is November 1, 2013. Only record holders of shares of Firstbank common stock at the close of business on such date are entitled to notice of, and to vote at, the Firstbank special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Firstbank were common stock, and 8,076,621 shares of Firstbank common stock were issued and outstanding. Each share of Firstbank common stock outstanding on the record date of the Firstbank special meeting is entitled to one vote on each proposal and any other matter coming before the Firstbank special meeting.

Voting by Firstbank’s Directors and Executive Officers

At the close of business on the record date for the Firstbank special meeting, Firstbank directors and executive officers and their affiliates were entitled to vote 551,156 shares of Firstbank common stock or approximately 6.8% of the shares of Firstbank common stock outstanding on that date. We currently expect that Firstbank directors and executive officers and their affiliates will vote their shares in favor of all Firstbank proposals. Each of Firstbank’s directors has entered into an agreement obligating him to do so.

Quorum

No business may be transacted at the Firstbank special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Firstbank special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, or if fewer shares are voted in favor of the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement that is required, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the approval of a majority of the votes cast at the special meeting is obtained.

No notice of an adjourned meeting need be given unless after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Firstbank common stock represented at the Firstbank special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Firstbank proposals are as follows:

•

The approval of the merger agreement, the merger and the other transactions required by the merger agreement requires the affirmative vote of a majority of the outstanding shares of Firstbank common stock entitled to vote at the Firstbank special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal.

•

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Firstbank’s named executive officers that is based on or otherwise related to the proposed transactions requires the affirmative vote of a majority of the issued and outstanding shares of Firstbank common stock that are present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•

The adjournment of the Firstbank special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Firstbank special meeting, regardless of whether there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Firstbank stock at the close of business on the record date of the Firstbank special meeting, a proxy card is enclosed for your use. Firstbank requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the Firstbank proxy card, (ii) calling the toll-free number listed on the Firstbank proxy card or (iii) submitting your Firstbank proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Firstbank common stock represented by it will be voted at the Firstbank special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Firstbank common stock represented are to be voted with regard to a particular proposal, the Firstbank common stock represented by the proxy will be voted in accordance with the recommendation of the Firstbank board of directors and, therefore, “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Firstbank’s named executive officers that is based or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Firstbank special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the Firstbank board of directors has no knowledge of any business that will be presented for consideration at the Firstbank special meeting and that would be required to be set forth in this joint proxy statement and prospectus or the related proxy card other than the matters set forth in Firstbank’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Firstbank special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Firstbank common stock on the record date of the Firstbank special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the Firstbank special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 3:00 a.m., Eastern Time, on December 12, 2013.

Shares Held in Street Name

If you hold shares of Firstbank common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Firstbank or by voting in person at the Firstbank special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of Firstbank common stock on behalf of their customers may not give a proxy to Firstbank to vote those shares without specific instructions from their customers.

If you are a Firstbank shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Firstbank proposals.

Attending the Meeting; Voting in Person

Only Firstbank shareholders, their duly appointed proxies, and invited guests may attend the meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders of record, beneficial owners, or proxy holders. A Firstbank shareholder who holds shares directly registered in such shareholder’s name with Firstbank’s transfer agent, Registrar & Transfer Company, who wishes to attend the special meeting in person should bring government-issued photo identification.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to as a “beneficial owner”) who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker).

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Firstbank shares who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Firstbank shareholder, and proof of the signing shareholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent shareholders from being admitted to the Firstbank special meeting.

Revocation of Proxies

A Firstbank shareholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following four actions:

•	delivering written notice of revocation to Firstbank’s Secretary, 311 Woodworth Ave., Alma, Michigan 48801-1826;

•	delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	casting a subsequent vote via telephone or the Internet, as described above; or

•	attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

Solicitation of Proxies

Firstbank is soliciting proxies for the Firstbank special meeting from its shareholders. In accordance with the merger agreement, Firstbank will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement and prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Firstbank’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Firstbank will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Firstbank common stock. Firstbank may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of shareholders possible, we have engaged Georgeson, Inc., a proxy solicitation firm, which we refer to as “Georgeson”), to solicit proxies on Firstbank’s behalf. We have agreed to pay to Georgeson a proxy solicitation fee of $6,000. We will also reimburse Georgeson for its reasonable out-of-pocket costs and expenses.

Adjournments

Any adjournment of the Firstbank special meeting may be made from time to time if the approval of the holders of a majority of the votes cast at the Firstbank special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless a new record date is fixed). If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Firstbank common stock in connection with the merger, then Firstbank shareholders may be asked to vote on a proposal to adjourn the Firstbank special meeting so as to permit the further solicitation of proxies.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy and registration statement as Annex A. You should read the entire merger agreement carefully, as it is the legal document that governs the merger.

Effects of the Merger

At the effective time of the merger, Firstbank will merge with and into Mercantile. Mercantile will be the surviving entity following the merger.

In the merger, each outstanding share of Firstbank common stock will be converted into the right to receive one share of Mercantile common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. Mercantile shareholders will continue to hold their existing Mercantile shares.

Background of the Merger

The Firstbank board of directors regularly reviews Firstbank’s performance, risks, opportunities and strategy and discusses such matters at board meetings. Firstbank’s board of directors and management team review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of Firstbank’s ongoing efforts to strengthen its businesses and improve its operations and financial performance in order to create value for its shareholders, taking into account economic, regulatory, competitive and other conditions. In the past, such reviews and evaluations have resulted in considering strategic transactions with other companies.

Mercantile’s board of directors regularly evaluates and assesses Mercantile’s strategy and opportunities to achieve profitable growth through various strategic initiatives and transactions, giving consideration to the context of developments in the industry, conditions in the geographic areas that Mercantile serves, competitive considerations and other factors. Most recently, the board of directors of Mercantile instructed senior management to explore possible strategic transactions to grow Mercantile’s business and enhance shareholder value following the accomplishment of several key milestones in 2012 that strengthened the company financially, including Mercantile’s successful exit from the Troubled Asset Relief Program (“TARP”) with the full repurchase of preferred stock issued and common stock purchase warrant issued to the U.S. Department of the Treasury.

Thomas R. Sullivan and Michael H. Price, the Chief Executive Officers of Firstbank and Mercantile, respectively, have known each other professionally since approximately 2005 when they both served on the Board of Directors of the Federal Home Loan Bank of Indianapolis. Since that time, Mr. Price and Mr. Sullivan met informally at various professional events from time to time and discussed developments in the banking industry and the markets that the companies serve.

In mid-September 2012, Mr. Price telephoned Mr. Sullivan and arranged for a lunch meeting in Greenville, Michigan on October 5, 2012. At the October meeting, the officers spoke in general terms about Firstbank’s recent exit from TARP; Mercantile’s desire to expand within Michigan; the strengths and weaknesses of each company; and the complementary geographic, cultural, and service orientations of each company. While there was no specific discussion of a potential business combination of Mercantile and Firstbank, both Mr. Price and Mr. Sullivan recognized the synergies and potential for a merger, and agreed to meet again later that month.

On September 24, 2012, the Firstbank board of directors discussed strategic planning topics in the context of accomplishments achieved during the year, including Firstbank’s successful exit from TARP and the associated movement of capital internally within the company, progress on improving credit metrics, progress on earnings and a significant increase in stock price. Mr. Sullivan also advised the board of his upcoming meeting with Mr. Price. The board of directors instructed management to continue efforts to increase shareholder value and identify strategic opportunities.

Mr. Price and Mr. Sullivan met again in Greenville, Michigan on October 26, 2012. Mr. Price and Mr. Sullivan reviewed an illustration of a potential combination of Mercantile and Firstbank and had preliminary discussions regarding a potential combination of Mercantile and Firstbank. Mr. Price and Mr. Sullivan did not discuss specific details of a potential transaction, but the discussion was based upon a merger of equals concept. Mr. Price and Mr. Sullivan agreed to meet in the future to continue discussions and that a mutual exchange of information would add value to those discussions. Following the October 26 meeting, each of Mr. Sullivan and Mr. Price advised the board of directors of their respective companies regarding the discussions.

On October 30, 2012, Mercantile and Firstbank entered into a confidentiality agreement providing for the mutual exchange and non-disclosure of confidential information. Following the execution of this agreement, the parties began exchanging a limited amount of financial and operational due diligence information.

On November 30, 2012, Firstbank Executive Vice President Samuel G. Stone, Mercantile Chief Operating Officer Robert Kaminski and Mercantile Chief Financial Officer Charles Christmas met with Mr. Price and Mr. Sullivan in Grand Rapids, Michigan. At this meeting, the respective senior management teams of Mercantile and Firstbank reviewed and discussed a possible business combination between the two companies, to be structured as a merger of equals, with both Mercantile and Firstbank represented equally on the board of directors of the combined company. Topics of discussion at the meeting included balance sheet and income statement contribution analysis, the combined loan portfolio, branch locations, corporate culture, social issues and other matters.

On December 10, 2012, Mr. Sullivan reported the substance of the November 30, 2012 meeting to the Firstbank board. The board discussed the environment for merger and acquisition transactions, including mergers of equals, and the progress of Firstbank’s business plan and the increase in Firstbank’s stock price over the past year. Following discussion and deliberation, the board determined to continue to explore a full range of strategic options.

During December 2012 and January 2013, the senior management teams of Mercantile and Firstbank met to discuss various aspects of a possible combination, including whether or not the subsidiary banks should be consolidated, the proposed name of the combined company, the governance and management of the companies (including Board structure and membership) and the governance of the subsidiary bank following bank consolidation. The boards of directors of each company were apprised of these discussions at appropriate intervals.

On January 11, 2013, Messrs. Sullivan and Stone of Firstbank met with representatives of Sandler O’Neill & Partners, LP (referred to as “Sandler O’Neill”) at Firstbank’s offices in Alma, Michigan. Sandler O’Neill had previously advised Firstbank in connection with Firstbank’s exit from the TARP program and the associated warrant repurchase. At the meeting, Firstbank and Sandler O’Neill discussed general trends in Michigan banking, Firstbank’s capital position and strategic alternatives.

At regular meetings of the board of directors of Mercantile held on January 10 and January 24, 2013, the board discussed several potential strategic alternatives for Mercantile, including a proposed merger with Firstbank and other possible strategic transactions. The primary strategic alternatives considered by Mercantile at these meetings and other meetings were: (i) to continue Mercantile’s business on a stand-alone basis, while seeking growth through increased market share and an expansion of the services offered and markets covered; (ii) a strategic transaction with another bank holding company in near or adjacent markets to increase the company’s size and scope; or (iii) a merger with Firstbank. The Mercantile board of directors determined to pursue the merger with Firstbank instead of these other alternatives for several reasons, including the fact that Firstbank’s footprint is generally contiguous with Mercantile’s footprint; the complementary cultures and business strengths of each company, including Firstbank’s strength in retail banking; the attractiveness of the combined loan portfolio of the two companies; the estimated probability of execution of a transaction with Firstbank given factors such as regulatory approval, shareholder approval, and the ability to integrate the two companies; the cost and difficulty of establishing branch networks in adjacent markets other than through a merger; and the other factors described in the section entitled “The Merger — Mercantile’s Reasons for the Merger; Recommendation of the Mercantile Board of Directors.”

On January 28, 2013, Mr. Sullivan provided an update to the directors of Firstbank. The board of directors of Firstbank authorized the engagement of Sandler O’Neill to serve as Firstbank’s financial advisor for a potential transaction with Mercantile and to provide a review of strategic alternatives for Firstbank, including an analysis of other potential strategic transactions. This engagement was formalized on February 25, 2013.

On or about February 4, 2013, Mercantile formally engaged Stifel, Nicolaus & Company, Incorporated to advise Mercantile regarding a strategic transaction with Firstbank. The services under the engagement were performed by Keefe, Bruyette &Woods, Inc. (referred to as “KBW”), an affiliate of Stifel, Nicolaus & Company. On February 20, 2013, Mercantile engaged Warner Norcross & Judd LLP (“Warner Norcross”) to serve as Mercantile’s legal counsel with respect to a potential merger with Firstbank.

On February 22, 2013, Mr. Price and Mr. Sullivan met at Mercantile’s headquarters in Grand Rapids. They reviewed the progress of the discussions to date. In addition, Messrs. Stone, Christmas and Kaminski joined the meeting to review financial and operational aspects of a potential merger, including synergies and cost savings. At that meeting, the parties began discussing and planning for a reciprocal comprehensive due diligence investigation, including discussion of engaging a third-party consulting firm to conduct due diligence on each company’s loan portfolio.

On February 25, 2013, the Firstbank board reviewed and discussed certain general market materials provided by Sandler O’Neill.

On February 26, 2013, at a meeting of the Mercantile board of directors, Mercantile’s senior management presented to the board of directors its preliminary findings and proposals regarding the structure and terms of the potential transaction, including discussion of the proposed management of the combined company, potential synergies, a transaction timetable and risks. KBW presented financial information and analysis of a potential transaction with Firstbank, prepared in coordination with Mercantile’s senior management. Warner Norcross advised the Mercantile board of directors regarding the board’s fiduciary duties in connection with considering a possible business combination and the board’s fiduciary duties of care and loyalty in the board’s review and deliberations. At the conclusion of the meeting, the Mercantile board of directors authorized management to continue consideration and negotiation of a potential transaction with Firstbank.

During March and April 2013, Mr. Sullivan, Mr. Price and the senior management teams of Firstbank and Mercantile continued to discuss a possible merger and exchange due diligence information. Mr. Sullivan and Mr. Price advised their respective boards of directors regarding discussions at appropriate intervals.

On March 25, 2013, the Firstbank board of directors held a regular meeting. Representatives of Sandler O’Neill and Varnum LLP (“Varnum”), Firstbank’s legal advisors, were present at the meeting. At the meeting, the board reviewed and discussed the banking industry and the competitive landscape of banks in Michigan. The board discussed the potential for strategic combinations with certain other parties. After extensive review and discussion, the Firstbank board instructed management to further explore strategic alternatives, including a possible combination with Mercantile. Varnum advised the members of the board of their responsibilities and fiduciary duties as directors, including the importance of considering alternatives, carefully investigating any potential merger partner and the importance of making informed decisions. Following adjournment of the meeting, directors, management and advisors present continued informal discussion over dinner.

Since the February 22, 2013 meeting, the management teams of Mercantile and Firstbank had discussed retaining a third-party consultant to assist with loan due diligence. On April 12, 2013, a joint conference call was held during which Mercantile, Firstbank and the third-party consultant discussed a two-step approach to loan due diligence. It was agreed that Firstbank and Mercantile would engage the consultant for the first phase of the due diligence process, and on April 15, 2013, the consultant was formally engaged to perform loan due diligence for both parties.

On April 22, 2013, Mr. Sullivan updated the Firstbank board on recent developments. On April 26, 2013 and May 9, 2013, Messrs. Sullivan, Stone, Price, Kaminski, and Christmas held a joint telephone conference to discuss with the third-party consultant the results of the first phase of the loan due diligence.

On May 16, 2013, Messrs. Price, Stone, Kaminski, Christmas and Sullivan, together with representatives of KBW and Sandler O’Neill, met at the offices of Varnum in Grand Rapids to review financial analysis of the proposed transaction and other aspects of the proposed merger. The parties discussed the exchange ratio for the proposed transaction, the results of the loan due diligence review, accounting matters related to the transaction, including credit marks, social issues, the relative contribution of each company, and governance matters. The discussions at this meeting continued to focus on the transaction as a merger of equals, with each company making a similar contribution to the combined company. Representatives of KBW presented a range of exchange ratios for discussion based on resulting ownership splits in a range of 60% Mercantile and 40% Firstbank to 52% Mercantile and 48% Firstbank. For that range of relative ownership, the corresponding exchange ratios ranged from 0.726 to 1.003 shares of Mercantile common stock for each share Firstbank common stock. The corresponding range of implied values for Firstbank common stock based on the May 15, 2013 closing price of Mercantile was $12.42 to $17.16, compared to Firstbank’s actual closing price of $13.70 on May 15, 2013. However, because the discussions focused on a merger of equals based on balance sheet contributions, the relationship between the exchange ratio and relative trading prices of the companies’ stock was not emphasized in the discussions.

At the conclusion of the meeting, the parties agreed that the Chief Executive Officer of each company would meet the board of directors and senior officers of the other company as a next step in the process. Accordingly, on June 4, 2013, Mr. Price met with key officers of Firstbank in Mount Pleasant, Michigan and on June 11, 2013, Mr. Price had a lunch meeting with the Firstbank board of directors. On June 13, 2013, Mr. Sullivan attended portions of the Mercantile board of directors meeting to meet with directors, answer questions and discuss various aspects of the merger.

On May 22, 2013, a meeting of the Firstbank board of directors was held. Members of the Firstbank management team and a representative of Sandler O’Neill were present at the meeting. The board of directors reviewed the progress of discussions with Mercantile to date, and reviewed and discussed other potential opportunities and strategic alternatives. This discussion included a review of the prospects for earnings and growth of Firstbank as an independent business. The board of directors considered remaining independent, but believed that the future anticipated earnings per share and stock price would ultimately be greater if Firstbank merged with Mercantile. The board of directors also considered the geographic fit and the ability of the merger to better enable the pursuit of the loan growth opportunities available in the large and desirable Grand Rapids, Michigan, metropolitan area. The board of directors also considered alternative merger partners, including both larger regional and national banks and other community banks. The board of directors decided not to pursue a sale to a larger regional or national bank because it believed the merger presented a better long term opportunity for Firstbank’s shareholders. The board of directors decided not to pursue a merger with another community bank because the board believed that Mercantile was the best available community bank merger because of the geographic fit, shared community bank culture and access to the desirable Grand Rapids, Michigan metropolitan market. In considering the alternatives, the board of directors also considered the other factors described in the section entitled “The Merger — Firstbank’s Reasons for the Merger; Recommendation of the Firstbank Board of Directors”.

At a regular meeting of the Mercantile board of directors held on June 13, 2013, the board discussed and considered the exchange ratio in connection with the possible transaction. Mr. Price advised the board that Firstbank indicated that it would proceed only with a transaction structured as a merger of equals, with Firstbank shareholders owning not less than 48% of the combined company. Mr. Price, in consultation with KBW, advised the board that 52% ownership of the combined company by Mercantile shareholders was not consistent with the relative contribution of shareholders’ equity and market capitalization by Mercantile. Mr. Price and KBW led further discussion regarding the differences in relative contribution between Mercantile and Firstbank based upon earnings, various balance sheet metrics and market capitalization. At the conclusion of this meeting, the board instructed Mercantile management to continue to negotiate with Firstbank in an effort to reach an exchange ratio that the senior management team of each company could present to each board of directors.

On June 19, 2013, Mr. Price and Mr. Stone met at a banking industry conference on Mackinac Island, Michigan and discussed the possibility of Mercantile paying a $2.00 per share special cash dividend prior to the merger to address the disproportionate level of shareholders’ equity that would be contributed by Mercantile at the contemplated pro forma ownership levels.

During the week of June 17, 2013, Mr. Sullivan and Mr. Price continued to discuss a possible merger. Each agreed that, based on a relative-contribution analysis, and after considering a $2.00 per share special dividend paid to Mercantile shareholders, the combined company should be 52% owned by Mercantile shareholders and 48% owned by Firstbank shareholders, and they agreed to recommend this pro forma ownership to their respective boards of directors, subject to continued due diligence and financial analysis.

On June 24, 2013, the Firstbank board of directors continued its discussions of Firstbank’s strategic options. During this discussion, the Firstbank board of directors received analysis from Sandler O’Neill and was advised regarding legal matters by Varnum. The board reviewed potential terms for a merger of equals transaction with Mercantile as well as potential terms for transactions with other companies. In addition, the Firstbank board of directors reviewed management-identified strategies that could be employed to enhance Firstbank shareholder value as a stand-alone company. At the conclusion of deliberations, the board determined to proceed with a detailed due diligence investigation and further negotiations with Mercantile with the objective of entering into a definitive merger agreement, subject to satisfactory due diligence and further approval by the Firstbank board of directors at a later date.

On June 27, 2013, at a regular meeting of the Mercantile Board of Directors, the board of directors reviewed and discussed a proposed combination with Firstbank on the basis that Mercantile would pay $2.00 per share special dividend prior to the effective time of the merger, with Mercantile shareholders having 52% pro forma ownership of the combined company. KBW presented detailed financial analysis, including analysis of the payment of a $2.00 special dividend in connection with the merger. Upon conclusion of the discussion, the Mercantile board of directors voted unanimously to determine that the proposed merger with Firstbank appeared to be in the best interests of Mercantile and its shareholders, that the structure and terms of the transaction as presented were acceptable in principal (as a non-binding determination) and to authorize the officers, advisors and legal counsel of Mercantile to proceed with negotiation of a proposed definitive merger agreement to be presented to the Mercantile board of directors for consideration and approval at a later meeting.

On July 1, 2013, Mercantile delivered a due diligence document and information request list to Firstbank. On July 2, 2013, Firstbank issued a due diligence document and information request list to Mercantile. From approximately July 2, 2013 through August 14, 2013, Mercantile, Firstbank and their respective legal and financial advisors conducted reciprocal due diligence, primarily by reviewing documents and also by meeting by telephone and in person.

On July 1, 2013, Firstbank conducted a conference call with the third-party consultant who had been engaged to assist with the first phase of loan due diligence to determine scope and cost of a more in-depth loan due diligence. The consultant was instructed to proceed with the second phase of due diligence. Also on July 1, Messrs. Sullivan and Price met in Stanwood, Michigan for a lunch meeting during which they discussed details of the potential merger and additional due diligence.

On July 11, 2013, Messrs. Christmas, Sullivan, Price and Stone met at the offices of Varnum in Grand Rapids. Representatives from the Federal Deposit Insurance Corporation, Federal Reserve and the Michigan Department of Insurance and Financial Services were present in person or by telephone. Plans for combining Firstbank and Mercantile through a merger of equals were discussed.

On July 17, 2013, Mr. Sullivan met with Mr. Price at Mercantile’s offices in Grand Rapids. Messrs. Sullivan and Price agreed to meet weekly going forward in order to discuss and plan for integration and transition matters.

On July 17, 2013, representatives of Warner Norcross and Varnum spoke telephonically regarding the drafting of a definitive agreement for the merger. Following that call, Warner Norcross delivered an initial draft of the agreement and plan of merger to Varnum. Through August 14, 2013, legal counsel and financial advisors to Firstbank and Mercantile, together with each of their management teams, engaged in negotiations and exchanged drafts of the agreement and plan of merger.

On July 22, 2013, Sandler O’Neill and Varnum joined the Firstbank board meeting telephonically. Sandler O’Neill reviewed recent merger and acquisition announcements, showing trends in pricing ratios, and discussed recent transactions. Sandler O’Neill also discussed the fair value credit mark and stock prices in the context of the proposed transaction between Firstbank and Mercantile. At the meeting, Varnum provided a written and oral review of director responsibilities in the context of considering a business combination transaction. The Firstbank board of directors also reviewed and discussed treatment of various employee matters and executive agreements. All directors had participated in a Firstbank Compensation Committee meeting immediately prior to the board meeting to discuss the employment and compensation matters.

On July 25, 2013, Messrs. Sullivan and Price met in Mecosta, Michigan to continue discussion of various terms within the definitive agreement, board composition of both the holding company and the bank, employment agreements and establishment of transition and integration teams.

On July 31, 2013, the Firstbank board of directors met via telephone conference. In advance of the meeting, the board had been provided an updated draft merger agreement and related materials. The board reviewed and discussed the terms to be offered to certain employees, including new employment agreements for certain executives and a proposed amendment to certain existing executive agreements, which had been previously discussed and approved by the Firstbank Compensation Committee. The board of directors also discussed certain retention payments and the conditions for the payments, including non-compete and non-solicitation agreements. Varnum reviewed certain changes in the draft merger agreement since the previous draft reviewed by the board. Mr. Sullivan reviewed the proposed exchange ratio of 1.00:1.00 for the merger. Based on the closing prices of Mercantile common stock and Firstbank common stock on July 30, 2013 (the trading day immediately preceding this meeting), the proposed exchange ratio of 1:00:1.00 represented an implied premium of 25% for Firstbank common stock. At the conclusion of the meeting, the board determined to continue negotiations with Mercantile and scheduled a special meeting on August 14, 2013.

On August 14, 2013, the Mercantile board of directors held a special meeting. At the meeting, the Mercantile management team presented a proposed definitive agreement and plan of merger. Warner Norcross provided the board of directors of Mercantile with a summary of the terms of the proposed agreement and plan of merger, including covenants related to the non-solicitation of alternative acquisition proposals, the ability of the board of directors of each party to change its recommendation, the post-closing board structure of the combined company, termination rights and the size and triggers for termination fees. Warner Norcross reviewed the board’s fiduciary duties in connection with the proposed merger. In addition, Warner Norcross reviewed the proposed voting agreements with the board of directors. The Mercantile board of directors reviewed the results of Mercantile’s due diligence process regarding a review of the combined company’ loan portfolio and credit marks. KBW presented financial aspects of the proposed merger, including an analysis of the factors considered in determining the proposed exchange ratio in the proposed merger. In addition, KBW delivered its oral opinion, subsequently confirmed in writing, that as of August 14, 2013, and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to

Mercantile (the assumptions, details and limitations of KBW’s opinion can be found below under “The Merger — Opinion of Mercantile’s Financial Advisor”). The Mercantile board of directors then considered the information presented to them at the meeting, together with the information presented at prior meetings of the board, and deliberated regarding the alternatives available to Mercantile, including continuing to execute on Mercantile’s long-term strategic plan, and various other factors described below under “The Merger — Mercantile’s Reasons for the Merger; Recommendation of the Mercantile Board of Directors.” Following these deliberations, the Mercantile board of directors voted unanimously to determine that the merger with Firstbank is fair to and in the best interests of Mercantile and its shareholders, adopt the plan of merger, recommend that the shareholders approve the merger, authorize the issuance of shares of Mercantile common stock in the merger, and authorize Mercantile’s Chief Executive Officer to execute the merger agreement.

On August 14, 2013, the Firstbank board of directors held a special meeting. Representatives from Sandler O’Neill were present both in person and telephonically, and representatives of Varnum were present in person. Varnum provided a written outline of the proposed merger agreement for the transaction between Firstbank and Mercantile and reviewed the outline and agreement with the board of directors. The board of director’s review and discussion of the proposed agreement and plan of merger included discussion and deliberation concerning the transaction structure, merger consideration, treatment of stock options and restricted stock awards, suspension of the Firstbank dividend reinvestment plan, the board of directors and management team of the combined company, the Mercantile special dividend and regular dividends of the combined company, covenants (including the covenant of non-solicitation), representations and warranties, closing condition, proxy statement and other securities matters, regulatory approvals, termination fees, indemnification and insurance, end date, employee matters and the proposed voting agreements. Sandler O’Neill reviewed with the board of directors its financial analysis of the merger. Sandler O’Neill provided its oral opinion, subsequently confirmed in writing, that the exchange ratio is fair to Firstbank shareholders, from a financial point of view. Following deliberations, the Firstbank board of directors unanimously approved the merger agreement and recommended to the shareholders of Firstbank that they vote to adopt the merger agreement. In addition, in accordance with the merger agreement, the Firstbank board of directors voted to designate Edward Grant and Jeff Gardner, who are independent directors of Firstbank, to become directors of the combined company on the effective date of the merger.

Firstbank and Mercantile executed the merger agreement on August 14, 2013 and, before the financial markets opened on August  15, 2013, issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

Mercantile’s Reasons for the Merger; Recommendation of the Mercantile Board of Directors

In approving the merger agreement and recommending approval of the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, the Mercantile board of directors consulted with members of Mercantile’s management, as well as with Mercantile’s legal, financial, and business advisors, and also considered a number of factors that the Mercantile board of directors viewed as supporting its decisions. The principal factors that the Mercantile board of directors viewed as supporting its decisions are:

•	the complementary business strengths of Mercantile and Firstbank, with Mercantile as a leader in commercial lending and Firstbank having a strong retail branch network;

•	the expected strengthened competitive positioning of the combined company throughout Michigan, which Mercantile expects will enhance its ability to serve customers;

•	the expectation that the combined company will have an attractive and increasingly diversified loan portfolio;

•	the expectation that the combined company will be able to offer an increase breadth of banking products;

•

the potential opportunities for greater efficiencies from conducting Mercantile’s and Firstbank’s operations as part of a single enterprise, which Mercantile estimated to be approximately $5.5 million annually, with 60% of these savings to be achieved in the first year after the merger and the full amount to be realized in subsequent years;

•	the board of director’s belief that the merger represents a superior opportunity for increasing shareholder value compared to the other strategic alternatives available to Mercantile;

•	the expectation that the combined company will have increased resources to invest in future growth opportunities in comparison to Mercantile on a stand-alone basis;

•	the expectation that shareholders will experience opportunities for share price growth driven by a more liquid public company stock and a more diversified business profile;

•

that the board of directors of the combined company following the merger will have representation from the two companies consisting of three directors chosen by the current Mercantile directors and the three current Firstbank directors who are independent for the purposes of Nasdaq rules, as described under “— Board of Directors and Management Following the Merger”; and

•

the opinion of KBW, dated August 14, 2013, addressed to Mercantile’s board of directors as to the fairness to Mercantile, from a financial point of view and as of the date of such opinion, of the Exchange Ratio, as more fully described below under the caption “Opinion of Mercantile’s Financial Advisor.”

In addition to considering the factors described above, the Mercantile board of directors also considered the following factors:

•

its knowledge of Mercantile’s business, operations, financial condition, earnings and prospects and its knowledge of Firstbank’s business, operations, financial condition, earnings and prospects, taking into account Firstbank’s publicly-filed information and the results of Mercantile’s due diligence review of Firstbank;

•	the long-term and recent historical trading prices with respect to shares of Mercantile common stock and Firstbank common stock and the amount of the merger consideration;

•

the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of Mercantile or Firstbank common stock between the date of the merger agreement and the date of the completion of the merger;

•

the terms and conditions of the merger agreement, including the commitments by both Mercantile and Firstbank to complete the merger and certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Firstbank or Mercantile, and the likelihood of completing the merger; and

•

the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with Mercantile or Firstbank and, that under certain circumstances more fully described in the sections “The Merger Agreement — Restrictions on Solicitation” beginning on page 112 and “The Merger Agreement — Changes in Board Recommendations” beginning on page 113, Mercantile or Firstbank, as applicable, may furnish non-public information to and enter into discussions with such third party regarding the competing transaction and the Mercantile or Firstbank board, as applicable, may withdraw or modify its recommendations to Mercantile or Firstbank shareholders regarding the merger and terminate the merger agreement to enter into a competing transaction under certain circumstances.

The Mercantile board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the restrictions on the conduct of Mercantile’s business during the period between the execution of the merger agreement and the completion of the merger;

•

the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management’s time and energy and potential opportunity cost;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and shareholder and market reactions;

•

the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company as more fully described under the caption “— Regulatory Clearances Required for the Merger” beginning on page 100;

•

the challenges inherent in the combination of two businesses of the size and complexity of Mercantile and Firstbank, including the possible diversion of management attention for an extended period of time;

•

the risk of not being able to realize all of the anticipated cost savings and operational synergies between Mercantile and Firstbank and the risk that other anticipated benefits might not be realized; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 31, and the matters described under “Special Note Regarding Forward-Looking Statements,” beginning on page 29.

This discussion of the information and factors considered by Mercantile’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Mercantile board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Mercantile board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Mercantile shareholders. Rather, the Mercantile board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Mercantile’s management and outside legal and financial advisors. In addition, individual members of the Mercantile board of directors may have assigned different weights to different factors.

Certain of Mercantile’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Mercantile’s shareholders generally. The Mercantile board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Mercantile shareholders. For a discussion of these interests, see “— Interests of Mercantile Directors and Executive Officers in the Merger.”

The Mercantile board of directors unanimously approved the merger, adopted the merger agreement, and determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, are in the best interests of Mercantile and its shareholders. Accordingly, the Mercantile board of directors unanimously recommends that Mercantile shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the merger, “FOR” the proposal to approve the amendment to Mercantile’s articles of incorporation, “FOR” the a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Mercantile’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Mercantile special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Opinion of Mercantile’s Financial Advisor in Connection with the Merger

On January 24, 2013, Mercantile entered into an engagement agreement with Stifel, Nicolaus & Company, Incorporated, an affiliate of KBW, to render financial advisory and investment banking services to Mercantile, which services were subsequently performed by KBW. As part of its engagement, KBW agreed to assist Mercantile in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Mercantile and Firstbank. KBW also agreed to provide Mercantile with an opinion as to the fairness to Mercantile, from a financial point of view, of the exchange ratio in the proposed merger. Mercantile engaged KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Mercantile and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On August 14, 2013, the Mercantile board of directors held a meeting to evaluate the proposed merger. At that meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the Mercantile board that, as of such date and based upon and subject to factors and assumptions set forth therein, the exchange ratio in the merger is fair, from a financial point of view, to Mercantile. The Mercantile board of directors approved the merger agreement at that meeting.

The full text of KBW’s written opinion, dated August 14, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this document and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Mercantile’s shareholders are urged to read the opinion in its entirety. KBW has reviewed and consented to the inclusion in this joint proxy statement and prospectus of the description of its opinion set forth below.

KBW’s opinion speaks only as of the date of the opinion and KBW undertakes no obligation to revise or update its opinion. The opinion is directed to the Mercantile board of directors and addresses only the fairness, from a financial point of view to Mercantile, of the exchange ratio in the merger. The opinion does not address, and KBW expresses no view or opinion with respect to, (i) the underlying business decision of Mercantile to engage in the merger or enter into the merger agreement, (ii) the underlying decision of the Mercantile board of directors to announce its intention to declare and pay, and any subsequent declaration and payment of, the $2.00 special cash dividend (referred to as the “pre-merger special dividend”) per share of common stock of Mercantile, as described in and contemplated by the merger agreement, including the merits of such decision as compared to any other alternatives that are, have been or may be available to Mercantile or the Mercantile board of directors, (iii) the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Mercantile or the Mercantile board of directors, (iv) the fairness of the amount or nature of any compensation to any of Mercantile’s officers directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Mercantile, (v) the effect of the merger on, or the fairness of the consideration to be received by, holders of any class of securities of Mercantile or any other party to any transaction contemplated by the merger agreement, (vi) any advice or opinions, including tax advice, provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement, or (vii) any legal, regulatory, accounting, tax or similar matters relating to Mercantile, Firstbank, their respective shareholders, or relating to or arising out of the merger, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes. The opinion has been reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Mercantile and Firstbank, including among other things, the following:

•	a version of the merger agreement dated August 12, 2013 (the most recent version made available to KBW at the time of its opinion);

•	the Annual Report to Shareholders for the year ended December 31, 2012 and Annual Reports on Form 10-K for the three years ended December 31, 2012 of Mercantile;

•	the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2012 of Firstbank;

•

certain interim reports to shareholders and the Quarterly Reports on Form 10-Q for the three months ended March 31, 2013 and the three months ended June 30, 2013 of Mercantile and Firstbank, and certain other communications from Mercantile and Firstbank to their respective shareholders; and

•	other financial information concerning the businesses and operations of Mercantile and Firstbank furnished to KBW by Mercantile and Firstbank for purposes of its analysis.

KBW also held discussions with members of senior management of Mercantile and Firstbank regarding the past and current business operations, regulatory relations, financial condition, and future prospects of the respective companies and other matters that KBW deemed relevant to its inquiry. In addition, KBW reviewed the historical and current financial position and results of operations of Mercantile and Firstbank, reviewed the assets and liabilities of Mercantile and Firstbank, compared certain financial and stock market information for Mercantile and Firstbank with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW by members of senior management of Mercantile and Firstbank through the date of such opinion.

In conducting its review and arriving at its opinion, KBW relied upon, and assumed the accuracy and completeness of, all of the financial and other information provided to it or publicly available, and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon members of the senior management of Mercantile and Firstbank as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefore, including cost savings, operating synergies and merger-related costs) provided to KBW, and KBW assumed that such forecasts and projections reflected the best currently-available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such senior members of management. KBW also assumed that the merger will be consummated in a manner that complies with the applicable provisions the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. As stated in its opinion, KBW is not an expert in the independent valuation of the adequacy of allowances for loan and lease losses, and without independent verification, assumed that the aggregate allowances for loan and lease losses for Mercantile and Firstbank are adequate to cover those losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Mercantile or Firstbank, the collateral securing of any such assets or liabilities or the collectability of any such assets, nor did KBW examine or review any individual credit files. KBW did not evaluate the solvency, financial capability or fair value of Mercantile or Firstbank under any state or federal laws, including those related to bankruptcy, insolvency or other matters.

The projections and associated assumptions furnished to and used by KBW in certain of its analyses were prepared by Mercantile’s and Firstbank’s senior management teams. Mercantile and Firstbank do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. Any estimates or projections contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty, and KBW expressly disclaims responsibility or liability for their accuracy.

KBW was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger or any aspect of the merger, other than the exchange ratio to the extent expressly specified in KBW’s opinion. For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•

the merger will be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which will not differ in any respect material to KBW’s analyses from the draft reviewed) with no additional payments or adjustments to the exchange ratio;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

•

in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion does not in any manner address the prices at which the Mercantile common stock will trade following (i) the announcement or consummation of the merger, (ii) the announcement of the Mercantile board of directors’ intention to declare and pay the pre-merger special dividend, or (iii) any actual declaration or payment of the pre-merger special dividend (or the occurrence of the ex-dividend date with respect thereto).

In performing its analyses, KBW considered such financial and other factors it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Mercantile and Firstbank; (ii) the assets and liabilities of Mercantile and Firstbank; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. KBW also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

The exchange ratio was determined through negotiation between Mercantile and Firstbank and the decision to enter into the merger was solely that of Mercantile’s board of directors. In addition, the KBW opinion was among several factors taken into consideration by the Mercantile board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Mercantile board with respect to the fairness of the exchange ratio in the merger.

Summary of Analysis by KBW

The following is a summary of the material financial analyses performed by KBW and presented to the Mercantile board on August 14, 2013, in connection with rendering the fairness opinion described above. The following summary is not a complete description of the financial analyses performed by KBW in rendering its opinion or the presentation made by KBW to the Mercantile board, nor does the order of analysis described represent relative importance or weight given to any particular analysis by KBW and is qualified in its entirety by reference to the written opinion of KBW attached as Annex C. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein, without considering the analysis as a whole, could create an incomplete view of the processes underlying KBW’s opinion. In arriving at its opinion, KBW considered the results of its entire analysis and KBW did not attribute any particular weight to any analysis or factor that it considered. Rather, KBW made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its entire analysis. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW’s analyses and the summary of its analyses must be considered as a whole and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal

Pursuant to the terms of the merger agreement, each share of common stock, no par value per share, of Firstbank issued and outstanding and not owned by Mercantile or Firstbank shall be converted into the right to receive 1.000 fully paid and nonassessable share of common stock, no par value per share, of Mercantile. The terms and conditions of the merger are more fully set forth in the merger agreement which is attached as Annex A to this joint proxy statement and prospectus.

Selected Companies Analysis

Using publicly available information, KBW compared the financial performance, financial condition and market performance of Mercantile and Firstbank to the following banks and bank holding companies traded on the New York Stock Exchange, NYSE MKT Equities or NASDAQ, and headquartered in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota or Wisconsin, with total assets between $1.0 billion and $2.0 billion, and excluded merger targets as of August 13, 2013. Companies in this group were:

German American Bancorp, Inc.	MutualFirst Financial, Inc.
Peoples Bancorp Inc.	Pulaski Financial Corp.
United Community Financial Corp.	LNB Bancorp, Inc.
Farmers Capital Bank Corporation	First Business Financial Services, Inc.
Horizon Bancorp	Ames National Corporation
MidwestOne Financial Group, Inc.	HF Financial Corp.
Bank of Kentucky Financial Corporation	Hawthorn Bancshares, Inc.
BankFinancial Corporation	First Citizens Banc Corp
West Bancorporation, Inc.	Farmers National Banc Corp.

To perform this analysis, KBW used financial information for the last twelve months (as of the most recently available quarter) and market price information as of August 13, 2013. Earnings estimates for 2013 and 2014 were taken from a nationally recognized earnings estimate consolidator for the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Mercantile’s and Firstbank’s historical financial statements, or to the data prepared by Sandler O’Neill, presented under the section “Opinion of Firstbank’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Mercantile’s and Firstbank’s financial performance for the last twelve months:

	Mercantile	Firstbank	Selected Companies Minimum	Selected Companies Mean	Selected Companies Median	Selected Companies Maximum
Return on Average Assets	1.01%	0.80%	(1.99%)	0.57%	0.87%	1.26%
Return on Average Equity	9.57%	8.18%	(15.66%)	6.33%	8.07%	13.44%
Net Interest Margin	3.65%	3.90%	2.63%	3.45%	3.47%	4.07%
Efficiency Ratio	68.2%	65.1%	47.9%	66.2%	68.7%	87.7%

KBW’s analysis showed the following concerning Mercantile’s and Firstbank’s financial condition:

	Mercantile	Firstbank	Selected Companies Minimum	Selected Companies Mean	Selected Companies Median	Selected Companies Maximum
Tangible Common Equity / Tangible Assets	11.23%	6.77%	4.98%	8.20%	8.09%	11.69%
Total Capital Ratio	15.43%	14.87%	12.39%	15.22%	14.71%	19.52%
Loans / Deposits	99.8%	80.7%	51.5%	79.3%	81.1%	106.6%
Loan Loss Reserve / Loans	2.36%	2.07%	1.21%	1.70%	1.64%	2.44%
Nonperforming Assets / Loans + OREO	5.41%	3.70%	0.99%	3.54%	2.93%	8.94%
Nonperforming Assets / Assets	4.27%	2.48%	0.59%	2.33%	1.91%	5.23%
Net Charge-Offs / Average Loans	0.16%	0.60%	(0.12%)	0.63%	0.42%	4.10%

KBW’s analysis showed the following concerning Mercantile’s and Firstbank’s market performance:

	Mercantile	Firstbank	Selected Companies Minimum	Selected Companies Mean	Selected Companies Median	Selected Companies Maximum
Market Capitalization ($mm)	$166	$142	$54	$165	$185	$339
1-Year Stock Price Change	13.3%	80.8%	1.6%	34.1%	29.2%	177.0%
1-Year Total Return	16.2%	86.2%	5.2%	36.7%	32.2%	177.0%
Year-to-Date Price Change	15.3%	64.0%	(1.9%)	30.4%	25.4%	97.8%
Stock Price / Book Value per Share	1.10x	1.07x	0.66x	1.17x	1.11x	1.86x
Stock Price / Tangible Book Value per Share	1.10x	1.47x	0.86x	1.29x	1.21x	2.11x
Stock Price / 2013 EPS (1)	10.7x	11.8x	9.1x	12.3x	12.4x	15.9x
Stock Price / 2014 EPS (1)	13.5x	9.8x	8.4x	12.7x	12.4x	18.9x
Dividend Yield	2.52%	1.37%	0.00%	1.89%	1.92%	3.74%
LTM Dividend Payout Ratio (1)	18.6%	24.8%	0.0%	22.4%	23.8%	54.2%

(1)	Consensus earnings estimates for the selected companies per FactSet Research Systems, Inc., as compiled by SNL Financial, as of 8/13/13; earnings estimates for Mercantile and Firstbank per respective management’s guidance.

Selected Transactions Analysis

KBW reviewed publicly available information related to certain selected bank and thrift transactions announced after December 31, 2010 with deal values between $100 million and $1 billion and a target assets / buyer assets ratio greater than 30%:

Acquiror:	Acquired Company:
MB Financial, Inc.	Taylor Capital Group, Inc.
First Federal Bancshares of Arkansas, Inc.	First National Security Company
Peoples Financial Services Corp.	Penseco Financial Services Corp
Home BancShares, Inc.	Liberty Bancshares, Inc
Union First Market Bankshares Corp	StellarOne Corporation
Provident New York Bancorp	Sterling Bancorp
SCBT Financial Corporation	First Financial Holdings, Inc.
Renasant Corporation	First M&F Corporation
United Bankshares, Inc.	Virginia Commerce Bancorp, Inc.
PacWest Bancorp	First California Financial Group, Inc.
Columbia Banking System, Inc.	West Coast Bancorp
Cadence Bancorp, LLC	Encore Bancshares, Inc.
Prosperity Bancshares, Inc.	American State Financial Corp
Brookline Bancorp, Inc.	Bancorp Rhode Island, Inc.

Transaction multiples for the merger were derived from an implied aggregate offer price per share of $19.02, prior to giving effect to the pre-merger special dividend of $2.00 per share paid to Mercantile shareholders, and $17.02 after giving effect to the pre-merger special dividend of $2.00 per share paid to Mercantile shareholders. The offer price was based on Mercantile’s closing price of $19.02 on August 13, 2013 and a fixed exchange ratio of 1.000. For each transaction referred to above, KBW derived and compared, among other things, the following implied ratios:

•

price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•

tangible common equity premium (excess of purchase price over tangible common equity) to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	price per common share paid for the acquired company to the last twelve months’ earnings per share of the acquired company; and

•

price per common share paid for the acquired company as a premium to the closing price of the acquired company one day, one month and three months prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day, one month, and three month market premiums).

The results of the analysis are set forth in the following table:

	Mercantile / Firstbank Merger
Transaction Multiples:	Prior to Effect of Pre-Merger Special Dividend	After Giving Effect to Pre- Merger Special Dividend	Selected Transactions Minimum	Selected Transactions Mean	Selected Transactions Median	Selected Transactions Maximum
Price / Tangible Book Value	1.60x	1.43x	1.26x	1.67x	1.64x	2.40x
Core Deposit Premium	5.5%	3.9%	2.0%	8.1%	7.8%	13.8%
Price / LTM EPS	13.9x	12.4x	11.3x	16.2x	14.7x	22.6x
1-Day Market Premium	8.5%	(2.9%)	11.6%	26.5%	22.3%	56.3%
1-Month Market Premium	38.2%	23.7%	8.7%	35.7%	29.8%	76.2%
3-Month Market Premium	40.5%	25.7%	17.1%	41.7%	37.6%	76.4%

No company or transaction used as a comparison in the above analysis is identical to Mercantile, Firstbank or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Contribution Analysis

KBW analyzed the relative contribution of Mercantile and Firstbank to the pro forma market capitalization, balance sheet and income statement items of the combined entity, including pro forma ownership, assets, gross loans, deposits, tangible common equity, and projected 2014 and 2015 net income available to common. This analysis excluded any purchase accounting adjustments and was based on Mercantile’s and Firstbank’s closing prices on August 13, 2013 of $19.02 and $17.53, respectively. To perform this analysis, KBW used financial information as of the three month period ended June 30, 2013. The results of KBW’s analysis are set forth in the following table:

	Mercantile Stand-alone at 6/30/13	Mercantile as a % of Total	Firstbank Stand-alone at 6/30/13	Firstbank as a % of Total	Total (1)
Ownership
100% stock (1.000x exchange ratio)		52%		48%

Balance Sheet ($mm)
Assets	$1,344	48%	$1,457	52%	$2,801
Gross Loans	$1,059	52%	$976	48%	$2,034
Deposits	$1,061	47%	$1,208	53%	$2,270
Tangible Common Equity (Prior to Giving Effect to Pre-Merger Special Dividend)	$151	61%	$96	39%	$247
Tangible Common Equity (Prior to Giving Effect to Pre-Merger Special Dividend) (2)	$134	58%	$96	42%	$230

Earnings ($mm) (3)
2014 Est. GAAP Net Income	$12	46%	$15	54%	$27
2015 Est. GAAP Net Income	$13	47%	$14	53%	$27

Market Capitalization ($mm)
Current Market Capitalization (Prior to Giving Effect to Pre-Merger Special Dividend)	$166	54%	$142	46%	$307
Current Market Capitalization (After Giving Effect to Pre-Merger Special Dividend) (2)	$148	51%	$142	49%	$290

(1)	Total does not include any purchase accounting adjustments

(2)	Adjusted for a theoretical reduction in Mercantile’s stock price equal to the $2.00 per share pre-merger special dividend.
(3)	All income projections per respective management estimates and exclude the anticipated impact of cost savings

Financial Impact Analysis

KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Mercantile and Firstbank. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were provided by Mercantile and Firstbank management, were relied on by KBW and were used to calculate the financial impact that the merger would have on certain projected financial results of Mercantile. In the course of this analysis, KBW used earnings estimates for Mercantile and Firstbank for 2014 and 2015, as prepared and provided by Mercantile and Firstbank management, respectively. This analysis indicated that the merger is expected to be accretive to Mercantile’s estimated earnings per share in 2014 and 2015. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Mercantile and that Mercantile is expected to maintain well-capitalized capital ratios, after giving effect to the $2.00 per share pre-merger special dividend. For all of the above analyses, the actual results achieved by Mercantile following the merger will vary from the estimates used and the projected results, and the variations may be material.

Firstbank Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Firstbank could provide to equity holders through 2018 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for Firstbank, cost savings estimates, loan credit mark adjustments and restructuring charges, all as prepared and provided by Mercantile and Firstbank management, and assumed discount rates ranging from 11.0% to 16.0%. The range of values was determined by adding (i) the present value of projected cash flows to Firstbank shareholders from 2014 to 2018 and (ii) the present value of the terminal value of Firstbank’s common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth provided by Firstbank management and assumed that Firstbank would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for Firstbank. In calculating the terminal value of Firstbank, KBW applied multiples ranging from 10.0 times to 14.0 times the 2019 forecasted earnings provided by Firstbank. This resulted in a range of values of Firstbank from $15.93 to $26.27 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Firstbank.

Mercantile Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Mercantile could provide to equity holders through 2018 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for Mercantile prepared and provided by Mercantile management and assumed discount rates ranging from 11.0% to 16.0%. The range of values was determined by adding (i) the present value of projected cash flows to Mercantile shareholders from 2014 to 2018 and (ii) the present value of the terminal value of Mercantile’s common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth provided by Mercantile management and assumed that Mercantile would maintain a tangible common equity/tangible asset ratio of 8.00%, and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for Mercantile. In calculating the terminal value of Mercantile, KBW applied multiples ranging from 10.0 times to 14.0 times the 2019 forecasted earnings provided by Mercantile. This resulted in a range of values of Mercantile from $18.48 to $26.06 per share. To illustrate the implied offer to Firstbank, KBW applied the exchange ratio of

1.000 shares of Mercantile to the aforementioned implied discounted cash flow value per Mercantile share, resulting in an implied offer range of values to Firstbank of $18.48 to $26.06 per share, without giving effect to the $2.00 per share special dividend. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Mercantile.

Pro Forma Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Mercantile (pro forma for the merger) could provide to equity holders through 2018 on a pro forma basis. In performing this analysis, KBW used earnings estimates, cost savings estimates, purchase accounting adjustments, and restructuring charges provided by Mercantile management and assumed discount rates ranging from 10.0% to 15.0%. The range of values was determined by adding (i) the present value of projected cash flows to Mercantile (pro forma for the merger) shareholders from 2014 to 2018 and (ii) the present value of the terminal value of Mercantile’s (pro forma for the merger) common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth prepared and provided by Mercantile management and assumed, at the direction of Mercantile management, that Mercantile (pro forma for the merger) would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for Mercantile (pro forma for the merger). In calculating the terminal value of Mercantile (pro forma for the merger), KBW applied multiples ranging from 10.0 times to 14.0 times 2019 forecasted earnings. This resulted in a range of share values of Mercantile (pro forma for the merger) from $16.78 to $26.11 per share, prior to giving effect to the pre-merger special dividend, and from $18.78 to $28.11 after giving effect to the pre-merger special dividend. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Mercantile (pro forma for the merger).

Engagement of KBW by Mercantile

The Mercantile board retained KBW as financial adviser to Mercantile regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Mercantile and Firstbank. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Mercantile and Firstbank for KBW’s own account and for the accounts of its customers. To the extent KBW held any such positions, it was disclosed to the Mercantile board of directors on or before the August 14, 2013 board of directors meeting.

KBW has acted exclusively for the Mercantile board of directors in rendering its opinion in connection with the merger. Pursuant to the KBW engagement agreement, Mercantile agreed to pay to KBW a cash fee of $200,000 concurrently with the rendering of KBW’s opinion as well as a cash contingent advisory fee equal to approximately $1,459,000 to be paid at the time of closing of the merger. In addition, pursuant to the engagement agreement, Mercantile also agreed to reimburse KBW for all reasonable out-of-pocket expenses and disbursements up to $25,000, including fees and reasonable expenses of counsel, incurred in connection with the engagement and to indemnify KBW and related parties against certain liabilities, including but not limited to liabilities under federal securities laws, relating to, or arising out of, its engagement. During the two years preceding the date of its opinion to the Mercantile board of directors, KBW and its affiliates have received $24,000 in compensation for investment banking services from Mercantile, and have received no other compensation from Mercantile. KBW has not received compensation for investment banking services from Firstbank.

Certain Prospective Information Reviewed by Mercantile

Mercantile does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Mercantile has prepared the prospective financial information set forth below in connection with its evaluation of the proposed merger. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but in the view of Mercantile’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of the knowledge and belief of Mercantile’s management, the expected course of action and the expected future financial performance of Mercantile and Firstbank. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and the readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Mercantile’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information regarding Mercantile’s and Firstbank’s anticipated future operations were prepared by Mercantile for the years 2013 through 2018. In the case of Mercantile’s projections of Firstbank’s future performance, Mercantile’s management based these projections in part on estimates of certain expected 2013 financial and operating data provided by Firstbank to Mercantile. The projections were reviewed by the Mercantile board of directors and provided by management to Mercantile’s financial advisors in connection with the proposed merger. The projections were independently prepared by Mercantile management based on assumptions that Mercantile management believed to be reasonable at the time and were provided to and reviewed by Firstbank or its financial advisors prior to the announcement of the transaction.

The financial projections were based on numerous variables and assumptions (including but not limited to those related to industry performance, competition, general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of Mercantile and Firstbank. Financial projections for both Mercantile and Firstbank are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside the control of Mercantile or Firstbank, volatility in interest rates, economic conditions generally and in the markets that Mercantile and Firstbank serve, consumer sentiment, and other risks and uncertainties relating to Mercantile’s and Firstbank’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods) and other factors described under “Special Note Regarding Forward-Looking Statements,” all of which are subject to change. As a result, actual results may differ materially from those contained in the financial projections.

The inclusion of a summary of the financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Mercantile, Firstbank or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of Mercantile, Firstbank or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Mercantile, Firstbank or their respective affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person regarding Mercantile’s or Firstbank’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because the financial projections were considered in connection with the merger.

Mercantile has made no representations to Firstbank, and Firstbank has made no representations to Mercantile, in the merger agreement or otherwise, concerning the financial projections or the estimates on which they are based. Mercantile and Firstbank urge all shareholders to review Mercantile’s and Firstbank’s most recent SEC filings for a description of Mercantile’ and Firstbank’s reported financial results.

Mercantile Summary Financial Projections

(Prepared by Mercantile)

(Dollars in thousands, except per share data)

(Assumes payment of $2.00 special dividend in 2013)

	Years Ending December 31
	2013E	2014E	2015E	2016E	2017E	2018E
Net income to common shareholders	$15,499	$12,245	$12,621	$13,634	$14,873	$16,126
Total assets	$1,386,068	$1,415,459	$1,465,383	$1,518,531	$1,573,993	$1,631,761
Total stockholders’ equity	$138,520	$146,587	$154,900	$163,881	$173,678	$184,300
Tier 1 capital/Total assets (5%)	11.29%	11.63%	11.80%	11.98%	12.18%	12.40%
Tier 1 capital/Risk weighted assets (6%)	13.36%	13.76%	13.96%	14.17%	14.41%	14.67%
Total RBC/Risk weighted assets (10%)	14.62%	15.02%	15.22%	15.43%	15.67%	15.93%
Diluted EPS	$1.78	$1.40	$1.45	$1.56	$1.71	$1.85

Firstbank Summary Financial Projections

(Prepared by Mercantile)

(Dollars in thousands, except per share data)

	Years Ending December 31
	2013E	2014E	2015E	2016E	2017E	2018E
Net income to common shareholders	$12,151	$14,507	$14,187	$14,922	$15,716	$16,951
Total assets	$1,512,660	$1,546,152	$1,593,174	$1,631,414	$1,670,679	$1,713,021
Total stockholders’ equity	$137,900	$149,663	$160,304	$171,488	$183,326	$196,107
Tier 1 capital/Total assets (5%)	9.31%	9.90%	10.30%	10.76%	11.22%	11.70%
Tier 1 capital/Risk weighted assets (6%)	13.66%	14.54%	15.14%	15.82%	16.51%	17.23%
Total RBC/Risk weighted assets (10%)	14.91%	15.79%	16.39%	17.07%	17.76%	18.48%
Diluted EPS	$1.49	$1.79	$1.74	$1.83	$1.92	$2.07

In preparing the foregoing projections, Mercantile made a number of assumptions and estimates regarding, among other things, loan growth rates, deposit growth rates, borrowing growth rates, ratio of loan loss reserves to gross loans, ratio of net charge-offs to gross loans, net interest spread, net interest margin, non-interest income and non-interest expense. Mercantile believed these assumptions and estimates were reasonable at the time the projections were prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the sections entitled “Special Note Regarding Forward-Looking Statements” beginning on page 29 and “Risk Factors” beginning on page 31. These uncertainties and contingencies are difficult to estimate or predict and many are or will be beyond the control of Mercantile, Firstbank, or the combined company.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the projections set forth above. The inclusion of the above projections in this joint proxy statement/prospectus should not be regarded as an indication that Mercantile, Firstbank, or their respective officers, directors, agents or other affiliates consider such information to be an accurate prediction of future results or necessarily achievable. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the projections, whether or not the merger is completed. In addition, the above projections do not give effect to the merger nor do they take into account the effect of any failure of the merger to occur, and should not be viewed as necessarily accurate or continuing in that context.

Readers of this joint proxy statement/prospectus are urged to review Mercantile’s and Firstbank’s most recent SEC filings for a description of each company’s results of operations and financial condition during the prior year. Mercantile does not intend to update or otherwise revise the above projections to reflect events that occur or circumstances that exist after the date of this joint proxy statement/prospectus, except as may be required by applicable law.

Amendment to Mercantile’s Articles of Incorporation

The Mercantile board of directors has approved, subject to Mercantile shareholder approval and completion of the merger, an amendment to the Mercantile’s articles of incorporation to provide for an increase in the number of authorized shares of common stock of Mercantile from 20,000,000 to 40,000,000. The approval of this amendment to the articles of incorporation is not a condition to completion of the merger. In the event this proposal is approved by Mercantile shareholders but the merger is not completed, this amendment will not become effective.

As of November 1, 2013, Mercantile had no shares of Mercantile preferred stock and [—] shares of Mercantile common stock issued and outstanding. As of November 1, 2013, there were approximately 700,000 shares of Mercantile common stock reserved for issuance. Based on the number of shares of Firstbank common stock outstanding as of such date, if the merger is completed, Mercantile would be required to issue approximately 8.5 million additional shares of Mercantile common stock to the Firstbank shareholders. In addition, upon completion of the merger, Mercantile would likely reserve for issuance approximately 1 million additional shares of Mercantile common stock to cover, among other things, stock options, restricted stock, and other share-based awards assumed from Firstbank. Although the number of shares of common stock currently authorized under Mercantile’s articles of incorporation will be sufficient to complete the merger, unless Mercantile’s capital stock is increased, upon completion of the merger the combined company is expected to have fewer than 3 million authorized shares of common stock available for issuance. The Mercantile board of directors believes that it is advisable to have additional authorized shares of common stock available for important corporate purposes, such as to provide the ability to react quickly to strategic opportunities and to attract and retain talented employees through the use of equity incentive compensation. Although there are no present plans or commitments for the issuance of any of the additional shares that would be authorized upon approval of this amendment, such shares would be available for equity incentive plans, possible future stock splits and dividends, public or private offerings of common stock or securities convertible into common stock, equity-based acquisitions and other corporate purposes that might be proposed. The additional shares of Mercantile common stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued. The Mercantile Board of Directors unanimously recommends that the Mercantile shareholders vote “FOR” the proposal to approve the amendment to the articles of incorporation to increase the number of authorized shares to 40,000,000.

Firstbank’s Reasons for the Merger; Recommendation of the Firstbank Board of Directors

After careful consideration, Firstbank’s board of directors, at a meeting held on August 14, 2013, unanimously determined that the merger agreement is in the best interests of Firstbank and its shareholders. Accordingly, Firstbank’s board of directors adopted and approved the merger agreement and unanimously recommends that Firstbank shareholders vote “FOR” the approval of the Firstbank merger proposal, “FOR” the approval of the advisory compensation proposal and “FOR” the approval of the Firstbank adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, the Firstbank board of directors consulted with Firstbank management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:

•	the business strategy and strategic plan of Firstbank, its prospects for the future, projected financial results and expectations relating to the proposed merger with Mercantile;

•	a review of the risks and prospects of Firstbank remaining independent, including the challenges of the current financial and regulatory climate;

•	the board’s belief that the merger has the potential to deliver a higher value to Firstbank’s shareholders than the alternatives to the merger;

•	whether there might be other potential merger parties that might be attractive and have sufficient market capitalization or other resources to consummate a merger with Firstbank;

•

a review of the historical financial statements and condition of Firstbank and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheet of Firstbank;

•	the fact that the merger would combine two established banking franchises to create a well-positioned, Michigan based community bank with approximately $3.0 billion in assets;

•

comparative stand alone and pro forma analyses of Firstbank, Mercantile and the combined entity, and the book and tangible book values per share, earnings per share, dividends and capital levels of each entity;

•	the anticipated future earnings growth of Firstbank compared to the potential future earnings growth of Mercantile and the combined entity;

•

the anticipated future trading value of the Firstbank common stock compared to the value of the common stock consideration offered by Mercantile and the potential future trading value of the combined entity’s common stock;

•

the anticipated future receipt by Firstbank shareholders of an increase in dividends after completion of the merger as Mercantile shareholders, based on Mercantile’s current and forecasted dividend payout ratio;

•

the prospects for increased commercial loan growth opportunities and improved market demographics resulting from Mercantile’s market presence in the large and desirable Grand Rapids, Michigan metropolitan area;

•	the complementary nature of the businesses of Firstbank and Mercantile and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates;

•

the familiarity of certain members of Firstbank’s senior management team with Mercantile’s senior management team and the belief of Firstbank’s senior management that the management and employees of both Firstbank and Mercantile possess complementary skills and expertise, as well as the potential advantages of a combined larger institution when pursuing, or seeking to retain, capable personnel;

•

the value of Mercantile’s common stock consideration being offered to Firstbank shareholders in relation to the historic and current market value, tangible book value per share, earnings per share and projected earnings per share of Firstbank and the combined entity;

•	the form and amount of the merger consideration, including the tax effects of stock consideration and the fact that Firstbank shareholders would own approximately 48% of the combined company;

•

the anticipated greater market capitalization of the combined organization and trading volume and liquidity of Mercantile common stock after the merger in the event Firstbank shareholders desire to sell the shares of Mercantile common stock to be received by them upon completion of the merger;

•

the fact that the merger consideration represented more than a 12% premium to the closing price of Firstbank common stock on August 14, 2013 (the business day prior to the news report of a potential transaction), 13.8x LTM earnings per share and 1.58 times the June 30, 2013 tangible book value per share of Firstbank common stock;

•	the ability of Mercantile to complete a merger transaction from a financial and regulatory perspective;

•	the geographic fit and increased customer convenience of the branch networks of the combined entity;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Firstbank with Mercantile;

•

the potential cost-saving opportunities resulting from the merger which were estimated to be approximately $5.5 million per year, with 60% of these savings expected to be achieved in the first year after the merger and the full amount to be achieved in subsequent years;

•

the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•

the continued representation of Firstbank’s management and directors on the management team and board of directors of the combined entity, with Firstbank directors to comprise half of the combined company’s board of directors immediately following the merger in order to continue to influence the actions and profitability of the combined entity;

•	the shared community banking cultures of Firstbank and Mercantile;

•	the likelihood of successful integration and operation of the combined company;

•	the likelihood of obtaining the regulatory approvals needed to complete the transaction;

•

the analyses presented by Varnum LLP, Firstbank’s outside legal counsel, as to the structure of the merger, the merger agreement, duties of the Firstbank board of directors under applicable law, and the process that Firstbank (including its board of directors) employed in considering potential strategic alternatives, including the merger with Mercantile;

•	the thorough process conducted by Firstbank, with the assistance of its advisors;

•	certain structural protections included in the merger agreement, including the ability of Firstbank to terminate the merger agreement in certain circumstances; and

•

the financial analyses reviewed and discussed with the Firstbank board of directors by representatives of Sandler O’Neill, as well as the oral opinion of Sandler O’Neill rendered to the Firstbank board of directors on August 14, 2013 (which was subsequently confirmed in writing by delivery of Sandler O’Neill’s written opinion dated August 16, 2013) with respect to the fairness of the exchange ratio in the merger pursuant to the merger agreement, from a financial point of view, to the holders of Firstbank common stock.

The Firstbank board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the challenges of integrating Firstbank’s business, operations and employees with those of Mercantile;

•	the need to obtain approval by shareholders of Firstbank and Mercantile, as well as regulatory approvals in order to complete the transaction;

•	the risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings;

•	the risks and costs associated with entry into the merger agreement and restrictions on the conduct of Firstbank’s business before the merger is completed;

•	the impact that provisions of the merger agreement relating to payment of a termination fee by Firstbank may have on Firstbank receiving superior acquisition offers;

•	the Board’s review of the potential costs associated with executing the merger agreement, including change in control payments and related costs, as well as estimated advisor fees;

•

that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines in Mercantile’s stock price prior to the completion of the merger, meaning that Firstbank shareholders would not be protected against decreases in Mercantile’s stock price prior to the completion of the merger; based upon its review of Mercantile and its historical stock prices and prospects, the Firstbank board of directors believes that a fixed exchange ratio is appropriate and in the best interests of Firstbank shareholders and achieves the intended 48% percentage ownership by Firstbank shareholders of the combined company; and

•	the possibility of litigation in connection with the merger.

The Firstbank board of directors also noted that it could terminate the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by Firstbank in compliance with the nonsolicitation provisions of the merger agreement and that would, if consummated, result in a transaction that is more favorable to Firstbank shareholders than the merger. This termination right is conditioned on Firstbank providing notice of the unsolicited acquisition proposal to Mercantile, Mercantile not making a revised offer to Firstbank that is at least as favorable as the unsolicited acquisition proposal and Firstbank paying a $7.9 million break-up fee to Mercantile. The amount of this potential fee was negotiated at arm’s-length and was deemed by the Firstbank board of directors to be reasonable. As of the date of this joint proxy statement and prospectus, no unsolicited acquisition proposals have been received. See “The Merger Agreement – Termination Fees and Expenses; Liability for Breach” on page 119 for more information.

Based on the factors described above, the board of directors of Firstbank determined that the merger with Mercantile would be advisable and in the best interests of Firstbank shareholders and unanimously approved the merger agreement.

The foregoing discussion of the information and factors considered by Firstbank’s board of directors is not intended to be exhaustive but includes the material factors considered by Firstbank’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Firstbank’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Firstbank’s board of directors may have given different weight to different factors. Firstbank’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Firstbank management and Firstbank’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of Firstbank’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements.”

Opinion of Firstbank’s Financial Advisor in Connection with the Merger

By letter dated February 4, 2013, Firstbank retained Sandler O’Neill to act as its financial advisor in connection with Firstbank’s merger with Mercantile. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Firstbank in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At a meeting of the Firstbank board of directors on August 14, 2013, Sandler O’Neill delivered to the Firstbank board of directors its oral opinion, followed by delivery of its written opinion, that, as of such date, the exchange ratio was fair to the holders of Firstbank common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated August 14, 2013 is attached as Annex D to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Firstbank shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Firstbank board of directors and is directed only to the fairness of the common stock consideration to be paid to the holders of Firstbank common stock from a financial point of view. It does not address the underlying business decision of Firstbank to engage in the merger or any other aspect of the merger and is not a recommendation to any Firstbank shareholder as to how such shareholder should vote with respect to the merger or any other matter.

In connection with its opinion on August 14, 2013, Sandler O’Neill reviewed and considered, among other things:

(1)	the Agreement;

(2)	certain financial statements and other historical financial information of Firstbank that Sandler O’Neill deemed relevant;

(3)	certain financial statements and other historical financial information of Mercantile that Sandler O’Neill deemed relevant;

(4)	internal financial projections for Firstbank for the years ending December 31, 2013 through 2018 as provided by with senior management of Firstbank;

(5)	internal financial projections for Mercantile for the year ended December 31, 2013 through 2018 as provided by with senior management of Mercantile;

(6)	the pro forma financial impact of the Merger on the combined company based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Firstbank and Mercantile;

(7)	a comparison of certain financial and other information for Firstbank and Mercantile with similar publicly available information for certain other banking institutions, the securities of which are publicly traded;

(8)	the terms and structures of other recent mergers and acquisition transactions in the banking sector;

(9)	the current market environment generally and in the banking sector in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Firstbank the business, financial condition, results of operations and prospects of Firstbank and held similar discussions with the senior management of Mercantile regarding the business, financial condition, results of operations and prospects of Mercantile.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Firstbank and Mercantile or that was otherwise reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the management of Firstbank and Mercantile that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Firstbank or Mercantile or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Firstbank and Mercantile or the combined entity after the Merger and did not review any individual credit files relating to Firstbank and Mercantile. Sandler O’Neill has assumed, with Firstbank’s consent, that the respective allowances for loan losses for both Firstbank and Mercantile are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the senior managements of Firstbank and Mercantile. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with representatives and senior management of Mercantile and Firstbank. With respect to those projections, estimates and judgments, the respective managements of Firstbank and Mercantile confirmed those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Firstbank and Mercantile, respectively, and Sandler O’Neill has assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such estimates or the assumptions on which they were based. Sandler O’Neill assumed that there has been no material change in the respective assets, liabilities, financial condition, results of operations, business or prospects of Firstbank and Mercantile since the date of the most recent financial data made available to it. Sandler O’Neill also assumed in all respects material to its analysis that Firstbank and Mercantile would remain as going concerns for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Sandler O’Neill’s analyses and the views expressed herein were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Sandler O’Neill has acted as Firstbank’s financial advisor in connection with the Merger and a significant portion of its fees are contingent upon closing of the Merger. Sandler O’Neill will receive a fee from Firstbank for providing this opinion. Firstbank has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, it may purchase securities from and sell securities to Firstbank and Mercantile and their affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Firstbank and Mercantile or their affiliates for its own account and for the accounts of its customers.

Sandler O’Neill’s opinion was directed to the Board of Directors of Firstbank in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Firstbank as to how such shareholder should vote at any meeting of Firstbank shareholders called to consider and vote upon the Merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the

Exchange Ratio to holders of Firstbank common stock and does not address the underlying business decision of Firstbank to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Firstbank or the effect of any other transaction in which Firstbank might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Firstbank’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Firstbank.

In rendering its August 14, 2013 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the common stock consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Firstbank or Mercantile and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Firstbank or Mercantile and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Firstbank, Mercantile and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Firstbank board of directors at the August 14, 2013 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Firstbank’s common stock or the prices at which Firstbank’s common stock may be sold at any time. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by the Firstbank board of directors in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision the Firstbank board of directors with respect to the fairness of the merger.

At the August 14, 2013 meeting of the Firstbank board of directors, Sandler O’Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to the Firstbank board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion. Sandler O’Neill has reviewed and consented to the inclusion in this joint proxy statement and prospectus of the disclosure below relating to its opinion.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Shares of Firstbank common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 1.0 share of Mercantile common stock. The aggregate transaction value was approximately $155.0 million¹, or $18.87 per share. Based upon financial information as or for the quarter ended June 30, 2013, Sandler O’Neill calculated the following transaction ratios:

	Implied Transaction Multiples	Nationwide Transactions[4]	Midwest Transactions[5]	Merger Transactions[6]
Price / Last Twelve Months Earnings Per Share:	13.8x	18.7x	14.6x	15.4x
Price / 2013 Estimated Earnings Per Share²:	13.1x	20.0x	19.3x	15.4x
Price / 2013 Management Estimated Earnings Per Share:	12.7x	N/A	N/A	N/A
Price / Book Value Per Share:	115%	123%	110%	117%
Price / Tangible Book Value Per Share:	158%	136%	124%	147%
Tangible Book Premium / Core Deposits³:	5.4%	5.2%	2.3%	7.4%
Market Premium as of August 12, 2013:	8%	38%	25%	20%
60-Day Average Market Premium as of August 12, 2013:	33%	N/A	N/A	N/A

Note:

¹	Based on 8,070,268 shares outstanding plus $2.604mm attributable to Firstbank options
²	2013E EPS based on average published I/B/E/S estimates
³	Core deposits defined as total deposits less jumbo CDs greater than $100,000
[4]	Nationwide Transactions Since January 1, 2012 with Deal Value $50mm – $300mm and Target NPAs/Assets < 5.0%
[5]	Midwest Transactions Since January 1, 2012 with Deal Value > $25mm and Target NPAs/Assets < 5.0%
[6]	Includes Merger Transactions (target’s pro forma ownership is greater than 40%) Since January 1, 2006 with a Bank or Thrift Target

Firstbank – Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Firstbank common stock for the one-year period ended August 12, 2013. Sandler O’Neill also reviewed the history of the publicly reported trading prices of Firstbank’s common stock for the three-year period and the five-year period ended August 12, 2013. Sandler O’Neill then compared the relationship between the movements in the price of Firstbank’s common stock against the movements in the prices of Mercantile’s common stock, its peer group and the S&P 500 Index.

Firstbank One Year Stock Performance
	Beginning Index Value August 12, 2012	Ending Index Value August 12, 2013
Firstbank	100.0%	181.9%
Mercantile	100.0%	111.7%
Firstbank Peer Group	100.0%	118.7%
S&P 500 Index	100.0%	120.1%

Firstbank Three Year Stock Performance
	Beginning Index Value August 12, 2010	Ending Index Value August 12, 2013
Firstbank	100.0%	357.1%
Mercantile	100.0%	351.4%
Firstbank Peer Group	100.0%	166.3%
S&P 500 Index	100.0%	155.9%

Firstbank Five Year Stock Performance
	Beginning Index Value August 12, 2008	Ending Index Value August 12, 2013
Firstbank	100.0%	167.2%
Mercantile	100.0%	198.6%
Firstbank Peer Group	100.0%	105.2%
S&P 500 Index	100.0%	130.3%

Sandler O’Neill noted that the above analysis showed that Firstbank stock outperformed Mercantile and the indices to which Firstbank was compared for the one year period and for the three year period and outperformed its peer group and the S&P 500 Index for the five year period.

Firstbank – Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Firstbank and a group of financial institutions selected by Sandler O’Neill.

The Firstbank peer group was selected by Sandler O’Neill and consisted of the following publicly-traded Midwest commercial banks with total assets between $1 billion and $2 billion and nonperforming assets to total assets less than 5.0%. The group excluded thrifts and merger targets:

Bank of Kentucky Financial Corporation	MidWestOne Financial Group, Inc.
First Business Financial Services, Inc.	MutualFirst Financial, Inc.
First Citizens Banc Corp	Security National Corporation
Horizon Bancorp	STAR Financial Group, Inc.
Mercantile Bank Corporation	Tri City Bankshares Corporation
Marquette National Corporation	West Bancorporation, Inc.
Merchants Financial Group, Inc.

The analysis compared publicly available financial information for Firstbank and the median financial and market trading data for the Firstbank peer group as of and for the last twelve months ended June 30, 2013. The table below sets forth the data for Firstbank and the Firstbank peer group as of and for the last twelve months ended June 30, 2013, with pricing data as of August 12, 2013.

Financial Data for the Period Ending June 30, 2013 or Most Recent Quarter Pricing Data as of August 12, 2013 Dollar Values in Millions
				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
			Total Assets	TCE/ TA	Leverage Ratio	Total RBC Ratio	ROAA	ROAE	Net Interest Margin	Efficiency Ratio	LLR/ Gross Loans	NPAs/ Total Assets	NCOs/ Avg. Loans	Tang. Book Value	LTM EPS	2013 Est. EPS	Current Dividend Yield	LTM Dividend Ratio	Market Value
Company	City, State	Ticker	($)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(x)	(%)	(%)	($)
Horizon Bancorp	Michigan City, IN	HBNC	1,786	7.05	9.73	15.33	1.18	13.27	4.07	59.9	1.67	1.49	0.45	161	10.1	10.1	1.7	17.4	202
Bank of Kentucky Financial Corporation	Crestview Hills, KY	BKYF	1,766	8.39	8.99	13.18	1.00	10.48	3.53	58.2	1.39	1.78	0.75	142	11.7	11.5	2.5	35.3	208
MidWestOne Financial Group, Inc.	Iowa City, IA	MOFG	1,742	9.42	10.01	14.23	1.03	10.44	3.45	58.0	1.71	0.75	0.11	137	12.5	12.4	1.9	22.2	224
STAR Financial Group, Inc.	Fort Wayne, IN	SFIGA	1,667	9.16	10.07	14.15	0.76	8.04	3.66	75.9	1.91	1.26	0.34	61	7.4	NA	0.0	37.2	93
Marquette National Corporation	Chicago, IL	MNAT	1,558	4.90	7.98	15.11	0.28	3.30	3.51	78.8	2.67	4.25	1.02	79	23.7	NA	0.0	0.0	59
West Bancorporation, Inc.	West Des Moines, IA	WTBA	1,452	8.38	9.84	13.82	1.15	11.91	3.40	52.3	1.64	0.95	0.02	180	14.9	13.9	3.2	44.6	219
MutualFirst Financial, Inc.	Muncie, IN	MFSF	1,408	7.64	9.15	14.90	0.58	5.98	3.07	72.1	1.60	2.33	0.47	100	15.8	16.5	1.6	25.0	108
Mercantile	Grand Rapids, MI	MBWM	1,344	11.23	12.52	15.43	1.01	9.57	3.65	68.2	2.36	4.27	0.16	109	11.7	11.1	2.5	26.1	164
Merchants Financial Group, Inc.	Winona, MN	MFGI	1,294	6.98	10.03	13.88	0.93	10.85	3.46	75.6	1.24	1.09	0.13	99	7.1	NA	2.6	17.9	87
First Business Financial Services, Inc.	Madison, WI	FBIZ	1,276	8.09	9.17	13.12	0.95	12.81	3.49	59.0	1.60	1.01	0.16	124	9.4	10.0	1.7	12.1	128
Tri City Bankshares Corporation	Oak Creek, WI	TRCY	1,196	9.22	9.24	16.09	0.59	5.77	3.66	71.5	1.65	3.80	1.06	109	17.1	NA	0.0	241.8	120
Security National Corporation	Dakota Dunes, SD	SNLC	1,193	9.39	9.35	17.17	1.08	11.13	2.99	60.8	2.55	0.55	(0.06)	125	11.0	NA	1.3	101.0	140
First Citizens Banc Corp	Sandusky, OH	FCZA	1,174	4.98	8.96	15.14	0.54	5.94	3.84	72.8	2.44	3.12	0.26	93	9.2	9.2	2.3	18.7	53
		High	1,786	11.23	12.52	17.17	1.18	13.27	4.07	78.8	2.67	4.27	1.06	180	23.7	16.5	3.2	241.8	224
		Low	1,174	4.90	7.98	13.12	0.28	3.30	2.99	52.3	1.24	0.55	(0.06)	61	7.1	9.2	0.0	0.0	53
		Mean	1,450	8.06	9.62	14.73	0.85	9.19	3.52	66.4	1.88	2.05	0.38	117	12.4	11.8	1.6	46.1	139
		Median	1,408	8.38	9.35	14.90	0.95	10.44	3.51	68.2	1.67	1.49	0.26	109	11.7	11.3	1.7	25.0	128

Firstbank	Alma, MI		1,457	6.77	9.01	14.87	0.80	8.18	3.90	65.1	2.07	2.48	0.60	146	12.7	12.1	1.4	24.1	141
	Firstbank Ranking out of 14:		6	12	11	8	9	9	2	7	5	10	11	3	5	4	10	8	6

Mercantile – Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Mercantile common stock for the one-year period ended August 12, 2013. Sandler O’Neill also reviewed the history of the publicly reported trading prices of Mercantile’s common stock for the three-year period and the five-year period ended August 12, 2013. Sandler O’Neill then compared the relationship between the movements in the price of Mercantile’s common stock against the movements in the prices of Firstbank’s common stock, its peer group and the S&P 500 Index.

Mercantile One Year Stock Performance
	Beginning Index Value August 12, 2013	Ending Index Value August 12, 2013
Mercantile	100.0%	111.7%
Firstbank	100.0%	181.9%
Mercantile Peer Group	100.0%	122.7%
S&P 500 Index	100.0%	118.7%

Mercantile Three Year Stock Performance
	Beginning Index Value August 12, 2010	Ending Index Value August 12, 2013
Mercantile	100.0%	351.4%
Firstbank	100.0%	357.1%
Mercantile Peer Group	100.0%	164.7%
S&P 500 Index	100.0%	155.9%

Mercantile Five Year Stock Performance
	Beginning Index Value August 12, 2008	Ending Index Value August 12, 2013
Mercantile	100.0%	198.6%
Firstbank	100.0%	167.2%
Mercantile Peer Group	100.0%	103.3%
S&P 500 Index	100.0%	130.3%

Sandler O’Neill noted that the above analysis showed that Mercantile stock outperformed Firstbank and the indices to which it was compared for the five year period and underperformed Firstbank, and outperformed its peer group and the S&P 500 Index for the three year period. Sandler O’Neill also noted that the above analysis showed that Mercantile stock underperformed Firstbank and the indices to which it was compared for the one year period.

Mercantile – Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Mercantile and a group of financial institutions selected by Sandler O’Neill.

The Mercantile peer group was selected by Sandler O’Neill and consisted of the following publicly-traded Midwest commercial banks with total assets between $1 billion and $2 billion and nonperforming assets to total assets less than 5.0%. The group excluded thrifts and merger targets:

Bank of Kentucky Financial Corporation	MidWestOne Financial Group, Inc.
First Business Financial Services, Inc.	MutualFirst Financial, Inc.
First Citizens Banc Corp	Security National Corporation
Firstbank	STAR Financial Group, Inc.
Horizon Bancorp	Tri City Bankshares Corporation
Marquette National Corporation	West Bancorporation, Inc.
Merchants Financial Group, Inc.

The analysis compared publicly available financial information for Mercantile and the median financial and market trading data for the Mercantile peer group as of and for the last twelve months ended June 30, 2013. The table below sets forth the data for Mercantile and the Mercantile peer group as of and for the last twelve months ended June 30, 2013, with pricing data as of August 12, 2013.

Financial Data for the Period Ending June 30, 2013 or Most Recent Quarter Pricing Data as of August 12, 2013 Dollar Values in Millions
				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
			Total Assets	TCE/ TA	Leverage Ratio	Total RBC Ratio	ROAA	ROAE	Net Interest Margin	Efficiency Ratio	LLR/ Gross Loans	NPAs/ Total Assets	NCOs/ Avg. Loans	Tang. Book Value	LTM EPS	2013 Est. EPS	Current Dividend Yield	LTM Dividend Ratio	Market Value
Company	City, State	Ticker	($)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(x)	(%)	(%)	($)
Horizon Bancorp	Michigan City, IN	HBNC	1,786	7.05	9.73	15.33	1.18	13.27	4.07	59.9	1.67	1.49	0.45	161	10.1	10.1	1.7	17.4	202
Bank of Kentucky Financial Corporation	Crestview Hills, KY	BKYF	1,766	8.39	8.99	13.18	1.00	10.48	3.53	58.2	1.39	1.78	0.75	142	11.7	11.5	2.5	35.3	208
MidWestOne Financial Group, Inc.	Iowa City, IA	MOFG	1,742	9.42	10.01	14.23	1.03	10.44	3.45	58.0	1.71	0.75	0.11	137	12.5	12.4	1.9	22.2	224
STAR Financial Group, Inc.	Fort Wayne, IN	SFIGA	1,667	9.16	10.07	14.15	0.76	8.04	3.66	75.9	1.91	1.26	0.34	61	7.4	NA	0.0	37.2	93
Marquette National Corporation	Chicago, IL	MNAT	1,558	4.90	7.98	15.11	0.28	3.30	3.51	78.8	2.67	4.25	1.02	79	23.7	NA	0.0	0.0	59
Firstbank	Alma, MI	FBMI	1,457	6.77	9.01	14.87	0.80	8.18	3.90	65.1	2.07	2.48	0.60	146	12.7	12.1	1.4	24.1	141
West Bancorporation, Inc.	West Des Moines, IA	WTBA	1,452	8.38	9.84	13.82	1.15	11.91	3.40	52.3	1.64	0.95	0.02	180	14.9	13.9	3.2	44.6	219
MutualFirst Financial, Inc.	Muncie, IN	MFSF	1,408	7.64	9.15	14.90	0.58	5.98	3.07	72.1	1.60	2.33	0.47	100	15.8	16.5	1.6	25.0	108
Merchants Financial Group, Inc.	Winona, MN	MFGI	1,294	6.98	10.03	13.88	0.93	10.85	3.46	75.6	1.24	1.09	0.13	99	7.1	NA	2.6	17.9	87
First Business Financial Services, Inc.	Madison, WI	FBIZ	1,276	8.09	9.17	13.12	0.95	12.81	3.49	59.0	1.60	1.01	0.16	124	9.4	10.0	1.7	12.1	128
Tri City Bankshares Corporation	Oak Creek, WI	TRCY	1,196	9.22	9.24	16.09	0.59	5.77	3.66	71.5	1.65	3.80	1.06	109	17.1	NA	0.0	241.8	120
Security National Corporation	Dakota Dunes, SD	SNLC	1,193	9.39	9.35	17.17	1.08	11.13	2.99	60.8	2.55	0.55	(0.06)	125	11.0	NA	1.3	101.0	140
First Citizens Banc Corp	Sandusky, OH	FCZA	1,174	4.98	8.96	15.14	0.54	5.94	3.84	72.8	2.44	3.12	0.26	93	9.2	9.2	2.3	18.7	53
		High	1,786	9.42	10.07	17.17	1.18	13.27	4.07	78.8	2.67	4.25	1.06	180	23.7	16.5	3.2	241.8	224
		Low	1,174	4.90	7.98	13.12	0.28	3.30	2.99	52.3	1.24	0.55	(0.06)	61	7.1	9.2	0.0	0.0	53
		Mean	1,459	7.72	9.35	14.69	0.84	9.09	3.54	66.2	1.86	1.91	0.41	120	12.5	12.0	1.5	45.9	137
		Median	1,452	8.09	9.24	14.87	0.93	10.44	3.51	65.1	1.67	1.49	0.34	124	11.7	11.8	1.7	24.1	128

Mercantile	Grand Rapids, MI		1,344	11.23	12.52	15.43	1.01	9.57	3.65	68.2	2.36	4.27	0.16	109	11.7	11.1	2.5	26.1	164
	Mercantile Ranking out of 14:		9	1	1	3	5	8	6	8	4	14	5	9	8	6	3	6	5

Firstbank – Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of Firstbank through December 31, 2017. Sandler O’Neill based the analysis on Firstbank’s projected earnings and dividend stream as derived from the internal financial projections provided by Firstbank management for the years ending December 31, 2013 through 2018.

To approximate the terminal value of Firstbank’s common stock at December 31, 2017, Sandler O’Neill applied price to forward earnings multiples of 10.0x to 18.0x and multiples of tangible book value ranging from 100% to 180%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.32% to 15.32%, which were assumed deviations downward, as selected by Sandler O’Neill based on the calculated Firstbank discount rate of 15.32% as determined by Sandler O’Neill. The discount rate is determined by adding the 10 year Treasury Bond rate (2.61%), the published Ibbotson 60 year equity risk premium (5.70%), the published Ibbotson size premium (3.81%) and the published Ibbotson Industry Premium (3.20%).

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
9.32%	$14.23	$16.80	$19.36	$21.93	$24.50
10.32%	$13.68	$16.15	$18.61	$21.07	$23.53
11.32%	$13.16	$15.52	$17.89	$20.25	$22.62
12.32%	$12.66	$14.93	$17.20	$19.47	$21.75
13.32%	$12.18	$14.37	$16.55	$18.73	$20.91
14.32%	$11.73	$13.83	$15.93	$18.02	$20.12
15.32%	$11.30	$13.32	$15.33	$17.35	$19.37

Tangible Book Value Per Share Multiples

Discount Rate	100%	120%	140%	160%	180%
9.32%	$13.69	$16.14	$18.59	$21.05	$23.50
10.32%	$13.16	$15.51	$17.87	$20.22	$22.58
11.32%	$12.66	$14.92	$17.18	$19.44	$21.70
12.32%	$12.18	$14.35	$16.52	$18.69	$20.86
13.32%	$11.72	$13.81	$15.89	$17.98	$20.07
14.32%	$11.28	$13.29	$15.30	$17.30	$19.31
15.32%	$10.87	$12.80	$14.73	$16.66	$18.58

Sandler O’Neill also considered and discussed with the Firstbank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Firstbank’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated aggregate values for Firstbank’s common stock, using a discount rate of 15.32%:

Earnings Per Share Multiples

Annual Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x
(25.0%)	$8.78	$10.29	$11.80	$13.32	$14.83
(20.0%)	$9.28	$10.89	$12.51	$14.12	$15.74
(15.0%)	$9.78	$11.50	$13.21	$14.93	$16.64
(10.0%)	$10.29	$12.10	$13.92	$15.74	$17.55
(5.0%)	$10.79	$12.71	$14.63	$16.54	$18.46
0.0%	$11.30	$13.32	$15.33	$17.35	$19.37
5.0%	$11.80	$13.92	$16.04	$18.13	$20.28
10.0%	$12.31	$14.53	$16.74	$18.96	$21.18
15.0%	$12.81	$15.13	$17.45	$19.77	$22.09
20.0%	$13.32	$15.74	$18.16	$20.58	$23.00
25.0%	$13.82	$16.34	$18.86	$21.39	$23.91

Mercantile – Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of Mercantile through December 31, 2017. Sandler O’Neill based the analysis on Mercantile’s projected earnings and dividend stream as derived from the internal financial projections provided by Mercantile management for the years ending December 31, 2013 through 2018.

To approximate the terminal value of Mercantile’s common stock at December 31, 2017, Sandler O’Neill applied price to forward earnings multiples of 10.0x to 18.0x and multiples of tangible book value ranging from 100% to 180%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.32% to 15.32%, which were assumed deviations downward, as selected by Sandler O’Neill based on the calculated Mercantile discount rate of 15.32% as determined by Sandler O’Neill. The discount rate is determined by adding the 10 year Treasury Bond rate (2.61%), the published Ibbotson 60 year equity risk premium (5.70%), the published Ibbotson size premium (3.81%) and the published Ibbotson Industry Premium (3.20%).

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
9.32%	$15.15	$17.44	$19.72	$22.01	$24.30
10.32%	$14.64	$16.83	$19.03	$21.22	$23.42
11.32%	$14.15	$16.26	$18.37	$20.48	$22.58
12.32%	$13.69	$15.71	$17.74	$19.76	$21.79
13.32%	$13.25	$15.19	$17.14	$19.08	$21.03
14.32%	$12.82	$14.69	$16.56	$18.43	$20.30
15.32%	$12.42	$14.22	$16.02	$17.81	$19.61

Tangible Book Value Per Share Multiples

Discount Rate	100%	120%	140%	160%	180%
9.32%	$17.09	$19.77	$22.44	$25.12	$27.80
10.32%	$16.50	$19.07	$21.64	$24.21	$26.78
11.32%	$15.94	$18.41	$20.87	$23.34	$25.81
12.32%	$15.41	$17.78	$20.15	$22.51	$24.88
13.32%	$14.90	$17.17	$19.45	$21.73	$24.00
14.32%	$14.41	$16.60	$18.79	$20.98	$23.16
15.32%	$13.95	$16.05	$18.16	$20.26	$22.36

Sandler O’Neill also considered and discussed with the Firstbank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Mercantile’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for Mercantile’s common stock, using a discount rate of 15.32%:

Earnings Per Share Multiples

Annual Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x
(25.0%)	$10.17	$11.52	$12.87	$14.22	$15.57
(20.0%)	$10.62	$12.03	$13.50	$14.94	$16.38
(15.0%)	$11.07	$12.60	$14.13	$15.66	$17.19
(10.0%)	$11.52	$13.14	$14.76	$16.38	$17.99
(5.0%)	$11.97	$13.68	$15.39	$17.10	$18.80
0.0%	$12.42	$14.22	$16.02	$17.81	$19.61
5.0%	$12.87	$14.76	$16.65	$18.53	$20.42
10.0%	$13.32	$15.30	$17.28	$19.25	$21.23
15.0%	$13.77	$15.84	$17.90	$19.97	$22.04
20.0%	$14.22	$16.38	$18.53	$20.69	$22.85
25.0%	$14.67	$16.92	$19.16	$21.41	$23.66

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed three sets of comparable mergers and acquisitions.

The first set of mergers and acquisitions included 10 transactions announced from January 1, 2012 through August 12, 2013 in which the targets were Midwest commercial bank and thrifts having an announced transaction value greater than $25 million and target nonperforming assets to total assets less than 5.0%. Sandler O’Neill deemed these transactions to be reflective of the proposed Firstbank and Mercantile combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, transaction price to estimated next twelve months’ earnings per share, core deposit premium and 1-day market premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

(Dollar Values in Millions)
					Transaction Information							Seller Information
					Price/					Core Deposit Premium	1-Day Market Premium
					Deal Value	LTM Earnings	Est. EPS	Book				Total Assets	TCE/ TA	YTD ROAA	Res./ Loans	NPAs/ Assets
				Annc. Date				Value	TBV
Acquiror	St	Target	St		($)	(x)	(x)	(%)	(%)	(%)	(%)	($)	(%)	(%)	(%)	(%)
MB Financial Inc.	IL	Taylor Capital Group Inc.	IL	07/14/13	658.8	11.3	14.0	182	182	11.5	24.6	5,901.4	6.0	1.15	2.09	1.89
Heartland Financial USA Inc.	IA	Morrill Bancshares Inc.	KS	06/12/13	61.5	11.0	NA	102	125	2.3	NA	752.3	6.6	0.64	1.12	0.48
First Merchants Corp.	IN	CFS Bancorp Inc.	IN	05/13/13	114.7	19.8	25.0	101	101	0.2	13.8	1,146.4	9.8	0.53	1.81	4.89
Croghan Bancshares Inc.	OH	Indebancorp	OH	04/30/13	29.1	18.6	NA	134	134	4.2	NA	219.3	9.4	0.64	1.13	2.00
CNB Financial Corp.	PA	FC Banc Corp.	OH	02/12/13	40.5	10.9	NA	117	117	2.3	25.4	367.3	9.3	0.98	1.35	0.77
F.N.B. Corp.	PA	PVF Capital Corp.	OH	01/29/13	109.6	22.8	34.2	141	141	6.9	76.7	781.8	9.6	1.04	2.52	4.73
Wintrust Financial Corp.	IL	HPK Financial Corp.	IL	09/18/12	27.5	14.6	NA	101	106	(3.3)	NA	389.8	8.6	0.54	1.85	2.21
FirstMerit Corp.	OH	Citizens Republic Bancorp Inc.	MI	09/12/12	1,291.4	2.6	4.3	90	130	4.1	14.7	9,670.5	7.7	6.92	2.46	1.16
National Australia Bank	AUS	North Central Bancshares Inc.	IA	03/12/12	41.5	20.0	NA	99	100	(0.0)	31.2	433.0	9.6	0.59	1.83	3.61
Old National Bancorp	IN	Indiana Community Bancorp	IN	01/24/12	105.2	NM	19.3	123	123	2.2	65.4	984.6	6.8	(0.17)	2.10	4.35
				High	1,291.4	22.8	34.2	182	182	11.5	76.7	9,670.5	9.8	6.92	2.52	4.89
				Low	27.5	2.6	4.3	90	100	(3.3)	13.8	219.3	6.0	(0.17)	1.12	0.48
				Mean	248.0	14.6	19.3	119	126	3.0	36.0	2,064.6	8.4	1.29	1.83	2.61
				Median	83.3	14.6	19.3	110	124	2.3	25.4	767.0	8.9	0.64	1.84	2.11

The second set of mergers and acquisitions included 34 transactions announced from January 1, 2012 through August 12, 2013 in which the targets were Nationwide commercial bank and thrifts having an announced transaction value between $50 million and $300 million and target nonperforming assets to total assets less than 5.0%. Sandler O’Neill deemed these transactions to be reflective of the proposed Firstbank and Mercantile combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, transaction price to estimated next twelve months’ earnings per share, core deposit premium and 1-day market premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

(Dollar Values in Millions)
					Transaction Information							Seller Information
					Price/					Core Market Premium (%)	1-Day Deposit Premium (%)	Total Assets ($)	TCE/ TA (%)	YTD ROAA (%)	Res./ Loans (%)	NPAs/ Assets (%)
Acquiror	St	Target	St	Annc. Date	Deal Value ($)	LTM Earnings (x)	Est. EPS (x)	Book Value (%)	TBV (%)
CenterState Banks	FL	Gulfstream Bancshares Inc.	FL	07/29/13	77.6	16.4	NA	131	131	4.2	NA	572.3	9.0	0.68	3.65	1.53
Wilshire Bancorp Inc.	CA	Saehan Bancorp	CA	07/15/13	105.5	NM	NA	170	170	11.3	(3.5)	542.4	10.8	0.03	3.43	1.79
First Federal Bancshares of AR	AR	First National Security Co.	AR	07/01/13	123.4	14.2	NA	84	137	5.2	NA	954.4	10.0	0.90	2.27	0.38
Peoples Financial Services	PA	Penseco Financial Services	PA	06/28/13	155.9	15.1	NA	117	147	7.6	26.1	929.8	11.7	1.10	1.12	0.43
F.N.B. Corp.	PA	BCSB Bancorp Inc.	MD	06/13/13	77.6	NM	NA	134	134	4.6	38.7	642.3	8.7	0.29	1.72	2.88
Heartland Financial USA Inc.	IA	Morrill Bancshares Inc.	KS	06/12/13	61.5	11.0	NA	102	125	2.3	NA	752.3	6.6	0.64	1.12	0.48
Home BancShares Inc.	AR	Liberty Bancshares Inc	AR	05/21/13	280.0	12.7	NA	106	162	3.3	NA	2,853.1	6.3	0.80	1.87	3.39
First Merchants Corp.	IN	CFS Bancorp Inc.	IN	05/13/13	114.7	19.8	25.0	101	101	0.2	13.8	1,146.4	9.8	0.53	1.81	4.89
CBFH Inc.	TX	VB Texas Inc.	TX	03/06/13	76.8	17.1	NA	91	100	NM	NA	605.6	12.8	0.76	1.16	0.35
SI Financial Group Inc.	CT	Newport Bancorp Inc.	RI	03/05/13	63.9	38.2	NM	116	116	4.1	6.5	449.4	11.8	0.34	1.12	1.17
SCBT Financial Corp.	SC	First Financial Holdings Inc.	SC	02/19/13	298.6	12.0	15.3	127	132	0.3	10.2	3,215.6	7.1	0.89	1.73	1.54
F.N.B. Corp.	PA	PVF Capital Corp.	OH	01/29/13	109.6	22.8	34.2	141	141	6.9	76.7	781.8	9.6	1.04	2.52	4.73
Lakeland Bancorp	NJ	Somerset Hills Bancorp	NJ	01/28/13	65.7	18.8	18.2	152	152	7.9	31.5	368.9	11.3	0.95	1.27	0.29
Renasant Corp.	MS	First M&F Corp.	MS	01/16/13	151.0	23.3	16.1	121	127	3.0	64.8	1,601.7	6.0	0.44	1.76	3.49
First Financial Bankshares	TX	Orange SB SSB	TX	11/07/12	57.4	13.2	NA	127	130	3.8	NA	442.8	10.0	1.60	1.02	0.97
PacWest Bancorp	CA	First California Financial Grp	CA	11/06/12	235.2	21.1	20.0	111	170	5.4	17.5	1,990.8	7.2	0.64	1.55	1.95
F.N.B. Corp.	PA	Annapolis Bancorp Inc.	MD	10/22/12	50.5	18.6	NA	160	160	5.2	53.7	437.5	7.0	0.79	2.32	1.91
NBT Bancorp Inc.	NY	Alliance Financial Corp.	NY	10/07/12	230.7	19.1	21.0	157	212	12.4	22.4	1,422.8	7.9	0.78	0.99	0.62
Crescent Financial Bancshares	NC	ECB Bancorp Inc.	NC	09/25/12	54.4	NM	NA	81	81	(4.2)	59.5	944.3	7.0	0.21	2.12	4.00
Prosperity Bancshares Inc.	TX	Coppermark Bancshares Inc.	OK	09/21/12	194.4	13.1	NA	159	159	6.9	NA	1,325.0	9.2	1.11	1.32	1.71
Pacific Premier Bancorp	CA	First Associations Bank	TX	09/11/12	54.2	17.7	NA	118	118	2.7	NA	356.2	12.9	1.40	1.07	0.00
First PacTrust Bancorp Inc.	CA	Private Bank of California	CA	07/23/12	52.0	25.4	NA	122	122	0.3	27.0	638.7	6.4	0.33	1.84	0.43
WesBanco Inc.	WV	Fidelity Bancorp Inc.	PA	07/19/12	72.9	NM	NA	157	167	5.5	82.9	665.8	6.4	0.20	1.12	2.96
Investors Bancorp Inc. (MHC)	NJ	Marathon Banking Corporation	NY	06/14/12	135.0	23.8	NA	123	151	7.4	NA	902.1	10.1	0.72	1.68	0.79
Berkshire Hills Bancorp Inc.	MA	Beacon Federal Bancorp Inc.	NY	05/31/12	130.4	22.6	24.2	111	111	3.7	48.9	1,024.7	11.1	0.50	1.81	4.00
Park Sterling Corporation	NC	Citizens South Banking Corp.	NC	05/13/12	77.8	NM	NA	112	114	(1.6)	35.2	1,073.8	6.4	(0.80)	1.58	3.62
Independent Bank Corp.	MA	Central Bancorp Inc.	MA	04/30/12	64.8	NM	NA	154	165	8.4	70.7	521.4	6.3	0.21	0.97	2.75
PacWest Bancorp	CA	American Perspective Bank	CA	04/30/12	58.1	20.3	NA	132	132	9.3	31.7	259.2	16.7	1.14	1.78	1.01
FVNB Corp.	TX	First State Bank	TX	04/04/12	52.0	17.7	NA	179	179	10.5	NA	272.7	10.7	1.66	1.30	1.51
United Financial Bancorp	MA	New England Bancshares	CT	03/19/12	86.2	19.1	NA	118	155	6.5	38.2	726.5	7.9	0.64	1.02	2.71
Cadence Bancorp LLC	TX	Encore Bancshares Inc.	TX	03/05/12	251.3	NM	24.8	171	240	13.8	37.7	1,522.6	6.8	0.49	1.75	1.12
Carlile Bancshares Inc.	TX	Northstar Financial Corp.	TX	02/21/12	114.5	18.2	NA	173	174	7.4	NA	949.8	6.9	1.08	1.78	2.00
Tompkins Financial Corporation	NY	VIST Financial Corp.	PA	01/25/12	109.1	28.8	12.8	71	116	1.4	83.8	1,485.7	5.0	0.30	1.57	2.79
Old National Bancorp	IN	Indiana Community Bancorp	IN	01/24/12	105.2	NM	19.3	123	123	2.2	65.4	984.6	6.8	(0.17)	2.10	4.35
				High	298.6	38.2	34.2	179	240	13.8	83.8	3,215.6	16.7	1.66	3.65	4.89
				Low	50.5	11.0	12.8	71	81	(4.2)	(3.5)	259.2	5.0	(0.80)	0.97	0.00
				Mean	116.1	19.2	21.0	128	143	5.1	40.8	981.3	8.8	0.65	1.68	2.02
				Median	95.7	18.7	20.0	123	136	5.2	37.7	841.9	8.3	0.66	1.70	1.75

The third set of mergers and acquisitions included 20 transactions announced from January 1, 2006 through August 12, 2013 in which the targets were Nationwide commercial bank and thrifts and target’s pro forma ownership was greater than 40%. Sandler O’Neill deemed these transactions to be reflective of the proposed Firstbank and Mercantile combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, transaction price to estimated next twelve months’ earnings per share, core deposit premium and 1-day market premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

(Dollar Values in Millions)
					Transaction Information								Seller Information
					Deal Value ($)	Target Pro Forma Ownership (%)	Price/				Core Deposit Premium (%)	1-Day Market Premium (%)	Total Assets ($)	TCE/ TA (%)	YTD ROAA (%)	Res./ Loans (%)	NPAs/ Assets (%)
Acquiror	St	Target	St	Annc. Date			LTM Earnings (x)	Est. EPS (x)	Book Value (%)	TBV (%)
PacWest Bancorp	CA	CapitalSource Inc.	CA	07/22/13	2,381.9	60.0	5.4	19.1	150	169	35.4	20.1	8,482.7	16.2	1.38	1.91	2.11
Peoples Financial Services	PA	Penseco Financial Services	PA	06/28/13	155.9	59.2	15.1	NA	117	147	7.6	26.1	929.8	11.7	1.10	1.12	0.43
Union First Market Bkshs Corp.	VA	StellarOne Corp.	VA	06/09/13	444.5	46.9	19.9	18.8	103	142	6.0	20.3	3,013.9	10.7	0.79	1.34	1.96
Provident New York Bancorp	NY	Sterling Bancorp	NY	04/03/13	343.1	46.9	17.1	15.4	150	168	8.1	11.4	2,750.8	7.5	0.78	1.26	0.49
WashingtonFirst Bankshares Inc	VA	Alliance Bankshares Corp.	VA	05/03/12	24.2	43.8	NM	NA	86	86	(1.2)	15.4	506.5	5.6	(1.20)	1.76	3.55
Hancock Holding Co.	MS	Whitney Holding Corp.	LA	12/21/10	1,768.4	53.1	NM	NA	109	164	7.4	46.5	11,517.2	8.1	(0.61)	2.87	4.51
Nara Bancorp Inc.	CA	Center Financial Corp.	CA	12/09/10	286.3	45.1	NM	NA	NM	NM	NM	7.6	2,267.4	9.6	0.97	3.45	3.03
Old Line Bancshares Inc	MD	Maryland Bankcorp Inc	MD	09/01/10	19.8	40.3	NM	NA	78	78	(2.2)	NA	348.1	7.2	(0.65)	2.89	5.19
BCB Bancorp Inc.	NJ	Pamrapo Bancorp Inc.	NJ	06/29/09	46.9	51.5	NM	NA	NM	NM	NM	(2.7)	592.4	9.2	0.29	1.19	1.29
Hampton Roads Bankshares Inc.	VA	Gateway Financial Holdings	VA	09/23/08	86.5	42.4	8.5	13.6	61	96	(2.0)	22.1	2,127.7	4.3	0.51	1.04	0.47
MutualFirst Financial Inc.	IN	MFB Corp.	IN	01/07/08	52.8	40.1	15.7	NA	119	131	5.5	41.2	510.4	7.3	0.36	1.30	1.02
CCFNB Bancorp Inc.	PA	Columbia Financial Corp.	PA	11/29/07	26.2	45.6	NM	NA	NM	NM	NM	22.4	315.1	5.3	0.43	1.24	0.39
First National Bancshares Inc.	SC	Carolina National Corp.	SC	08/26/07	59.3	41.8	29.7	NA	177	177	25.0	59.2	225.7	14.0	0.91	1.22	0.27
Virginia Financial Group	VA	FNB Corp.	VA	07/26/07	240.2	52.0	NM	NA	NM	NM	NM	2.9	1,529.7	8.7	1.07	1.23	0.45
LSB Bancshares Inc.	NC	FNB Financial Services Corp.	NC	02/26/07	127.7	50.1	NM	NA	NM	NM	NA	19.1	1,010.8	7.1	0.90	1.87	NA
First Busey Corp.	IL	Main Street Trust Inc.	IL	09/20/06	348.7	41.9	NM	NA	NM	NM	NM	13.1	1,556.1	7.9	1.19	1.40	0.40
UnionBancorp Inc.	IL	Centrue Financial Corporation	IL	06/30/06	54.3	41.9	NM	NA	NM	NM	NM	5.3	626.3	4.4	0.43	1.02	0.70
Citizens Banking Corp.	MI	Republic Bancorp Inc.	MI	06/26/06	1,033.5	43.7	15.0	15.2	251	254	25.5	31.9	6,243.7	6.5	1.07	0.89	1.00
National Mercantile Bancorp	CA	FCB Bancorp	CA	06/15/06	88.4	51.4	NM	NA	NM	NM	NM	32.6	481.0	6.4	0.85	1.21	0.00
ChoiceOne Financial Services	MI	Valley Ridge Financial Corp.	MI	04/25/06	29.0	49.0	NM	NA	NM	NM	NM	NA	216.4	9.7	0.99	1.11	0.98
				High	2,381.9	60.0	29.7	19.1	251	254	35.4	59.2	11,517.2	16.2	1.38	3.45	5.19
				Low	19.8	40.1	5.4	13.6	61	78	(2.2)	(2.7)	216.4	4.3	(1.20)	0.89	0.00
				Mean	380.9	47.3	15.8	16.4	127	147	10.5	21.9	2,262.6	8.4	0.58	1.57	1.49
				Median	108.1	46.3	15.4	15.4	117	147	7.4	20.2	970.3	7.7	0.82	1.25	0.98

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the fourth quarter of 2013; (2) an exchange ratio of 1.00 share of Mercantile common stock for each share of Firstbank common stock; (3) Firstbank options exchanged into Mercantile options; (4) purchase accounting marks including $24.5 million gross credit mark, $8.1 million interest rate write-up accreted straight line over 5 years, $2.3 million deposit write-up accreted over 1 year, $1.1 million borrowings write-up accreted straight line over 3 years and $15 million trust preferred write-down amortized straight line over 23 years; (5) cost savings of Firstbank projected operating expenses up to $5.5 million annually of which 60% realized in 2014 and 100% in 2015 and thereafter; (6) incremental provision expense of the pro forma company based on 20% of Firstbank’s projected stand-alone provision expense; (7) approximately $11.2 million in pre-tax transaction costs and expenses; (8) Firstbank’s performance was calculated in accordance with Firstbank management’s prepared earnings projections; (9) Mercantile’s performance was calculated in accordance with Mercantile management’s prepared earnings projections; (10) Mercantile pays a special one-time cash dividend of $2.00 per Mercantile common share immediately prior to closing; (11) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2014 and 2015, the merger (excluding transaction expenses) would be accretive to Mercantile’s projected earnings per share and would be accretive to tangible book value per share by 2018. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with Firstbank

Sandler O’Neill has also acted as financial advisor to the Firstbank board of directors and senior management of Firstbank and its subsidiaries in connection with the merger. The Firstbank board of directors and senior management of Firstbank and its subsidiaries agreed to pay Sandler O’Neill a transaction fee based on the aggregate consideration to be received in the merger, $25,000 of which was paid upon execution of the engagement letter, $100,000 was paid upon delivery of Sandler O’Neill’s opinion, $250,000 was paid upon signing of the definitive merger agreement, and approximately $1,111,000 of which is contingent upon completion of the merger. Sandler O’Neill also acted as financial advisor to the Firstbank board of directors and senior management in connection with Firstbank’s ongoing strategic planning and received a fee of $75,000. Firstbank has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its reasonable out-of-pocket expenses.

In addition to the compensation payable by Firstbank to Sandler O’Neill in connection with the merger, within the past two years, Firstbank paid Sandler O’Neill $10,000 in July 2012 for services rendered in connection with Firstbank’s repurchase of a common stock warrant previously issued by Firstbank to the U.S. Treasury. Except for the $10,000 payment and merger-related compensation disclosed above, Sandler O’Neill has received no other compensation from Firstbank during the two-year period prior to the delivery of its opinion.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to Firstbank and Mercantile and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Firstbank and Mercantile or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Prospective Information Reviewed by Firstbank

Firstbank does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Firstbank has prepared the prospective financial information set forth below in connection with its evaluation of the proposed merger. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but in the view of Firstbank’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of the knowledge and belief of Firstbank’s management, the expected course of action and the expected future financial performance of Firstbank and Mercantile. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and the readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Firstbank’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information regarding Firstbank’s and Mercantile’s anticipated future operations were prepared by Firstbank for the years 2013 through 2018. In the case of Firstbank’s projections of Mercantile’s future performance, Firstbank’s management based these projections in part on estimates of certain expected 2013 financial and operating data provided by Mercantile to Firstbank. The projections were reviewed by the Firstbank board of directors and provided by management to Firstbank’s financial advisors in connection with the proposed merger. The projections were independently prepared by Firstbank management based on assumptions that Firstbank management believed to be reasonable at the time and were provided to and reviewed by Mercantile or its financial advisors prior to the announcement of the transaction.

The financial projections were based on numerous variables and assumptions (including but not limited to those related to industry performance, competition, general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of Mercantile and Firstbank. Financial projections for both Mercantile and Firstbank are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside the control of Mercantile or Firstbank, volatility in interest rates, economic conditions generally and in the markets that Mercantile and Firstbank serve, consumer sentiment, and other risks and uncertainties relating to Mercantile’s and Firstbank’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods) and other factors described under “Special Note Regarding Forward-Looking Statements,” all of which are subject to change. As a result, actual results may differ materially from those contained in the financial projections.

The inclusion of a summary of the financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Mercantile, Firstbank or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of Mercantile, Firstbank or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Mercantile, Firstbank or their respective affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person regarding Mercantile’s or Firstbank’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because the financial projections were considered in connection with the merger.

Firstbank has made no representations to Mercantile, and Mercantile has made no representations to Firstbank, in the merger agreement or otherwise, concerning the financial projections or the estimates on which they are based. Mercantile and Firstbank urge all shareholders to review Mercantile’s and Firstbank’s most recent SEC filings for a description of Mercantile’s and Firstbank’s reported financial results.

Mercantile Summary Financial Projections

(Prepared by Firstbank)

($000s, except per share)

(Assumes payment of $2.00 special dividend in 2013)

	Years Ending December 31
	2013E	2014E	2015E	2016E	2017E	2018E
Net income to common shareholders	$15,500	$12,200	$12,600	$13,600	$14,900	$16,100
Total assets	$1,388,200	$1,408,800	$1,461,100	$1,511,700	$1,565,600	$1,626,900
Total stockholders’ equity	$138,700	$146,700	$155,100	$164,100	$173,900	$184,500
Tier 1 capital/Total assets (5%)	11.55%	12.18%	12.83%	13.25%	13.44%	13.62%
Tier 1 capital/Risk weighted assets (6%)	13.14%	13.95%	14.51%	15.01%	15.23%	15.43%
Total RBC/Risk weighted assets (10%)	14.40%	15.20%	15.76%	16.26%	16.48%	16.69%
Diluted EPS	$1.78	$1.41	$1.45	$1.57	$1.71	$1.85

Firstbank Summary Financial Projections

(Prepared by Firstbank)

($000s, except per share)

	Years Ending December 31
	2013E	2014E	2015E	2016E	2017E	2018E
Net income to common shareholders	$12,100	$14,500	$14,200	$14,900	$15,700	$17,000
Total assets	$1,512,500	$1,547,200	$1,594,500	$1,632,900	$1,672,300	$1,713,500
Total stockholders’ equity	$137,900	$149,700	$160,300	$171,500	$183,300	$196,100
Tier 1 capital/Total assets (5%)	9.40%	9.91%	10.43%	10.87%	11.34%	11.84%
Tier 1 capital/Risk weighted assets (6%)	13.71%	14.49%	15.12%	15.74%	16.36%	17.01%
Total RBC/Risk weighted assets (10%)	14.97%	15.75%	16.37%	16.99%	17.61%	18.26%
Diluted EPS	$1.49	$1.79	$1.74	$1.83	$1.92	$2.07

In preparing the foregoing projections, Firstbank made a number of assumptions and estimates regarding, among other things, loan growth rates, deposit growth rates, borrowing growth rates, ratio of loan loss reserves to gross loans, ratio of net charge-offs to gross loans, net interest spread, net interest margin, non-interest income and non-interest expense. Firstbank believed these assumptions and estimates were reasonable at the time the projections were prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the sections entitled “Special Note Regarding Forward-Looking Statements” beginning on page 29 and “Risk Factors” beginning on page 31. These uncertainties and contingencies are difficult to estimate or predict and many are or will be beyond the control of Firstbank, Mercantile, or the combined company.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the projections set forth above. The inclusion of the above projections in this joint proxy statement/prospectus should not be regarded as an indication that Firstbank, Mercantile, or their respective officers, directors, agents or other affiliates consider such information to be an accurate prediction of future results or necessarily achievable. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the projections, whether or not the merger is completed. In addition, the above projections do not give effect to the merger nor do they take into account the effect of any failure of the merger to occur, and should not be viewed as necessarily accurate or continuing in that context.

Readers of this joint proxy statement/prospectus are urged to review Firstbank’s and Mercantile’s most recent SEC filings for a description of each company’s results of operations and financial condition during the prior year. Firstbank does not intend to update or otherwise revise the above projections to reflect events that occur or circumstances that exist after the date of this joint proxy statement/prospectus, except as may be required by applicable law.

Interests of Mercantile Directors and Executive Officers in the Merger

In considering the recommendation of the Mercantile board of directors that you vote to approve the proposals submitted for the Mercantile shareholder vote set forth in this joint proxy statement and prospectus, you should be aware that some of Mercantile’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Mercantile’s shareholders generally. The Mercantile board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger and in recommending to you that you approve the proposals submitted for the Mercantile shareholder vote set forth in this joint proxy statement and prospectus.

Positions with the Combined Company

As detailed below under “The Merger — Board of Directors and Management Following the Merger,” the merger agreement provides that upon consummation of the merger, the board of directors of Mercantile will consist of six directors, which will include (i) the President and Chief Executive Officer of Mercantile plus two members of the Mercantile board of directors selected by the Mercantile board of directors and (ii) the President and Chief Executive Officer of Firstbank plus two members of the Firstbank board of directors selected by the Firstbank board of directors. In addition, it is expected that, upon consummation of the merger:

•	Michael H. Price, the Chairman of the Board, President and Chief Executive Officer of Mercantile, will serve as the President and Chief Executive Officer of the combined company;

•

Robert B. Kaminski, Jr., the Executive Vice President, Chief Operating Officer and Secretary of Mercantile, will serve as Executive Vice President and Chief Operating Officer of the combined company; and

•	Charles E. Christmas, the current Senior Vice President, Chief Financial Officer and Treasurer of Mercantile will serve as Senior Vice President and Chief Financial Officer of the combined company.

In addition, the Mercantile board of directors has made a non-binding determination to select David Cassard and Calvin Murdock to serve as directors of the combined company. The fees and/or other remuneration to be provided to the non-employee directors of the combined company have not been determined.

Merger-Related Compensation

Under Mercantile’s compensation arrangements with its named executive officers, other than the payments set forth in the table below, no named executive officers will receive any compensation on account of the Merger.

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation related to the merger for Mercantile’s named executive officers, assuming the merger is consummated. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable by Mercantile to these individuals is subject to a non-binding advisory vote of Mercantile shareholders, as described under “The Mercantile Special Meeting” on page 39.

The amounts set forth below are or may become payable in connection with the consummation of the Merger, as detailed in the footnotes below.

	Cash ($)	Equity ($) (1)	Pension/ NQDC ($) (2)	Per- quisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Michael H. Price	$0	$162,512	$137,462	$0	$0	$0	$299,974
Robert B. Kaminski	$0	$101,570	$4,403	$0	$0	$0	$105,973
Charles E. Christmas	$0	$101,570	$0	$0	$0	$0	$101,570

(1)	Because current Mercantile directors will not constitute a majority of the board of directors of the combined company, the completion of the merger will constitute a “change in control” for the purposes of the Mercantile Bank Corporation Stock Incentive Plan of 2006. Under the terms of that plan, outstanding stock options and shares of restricted stock become fully vested upon a change in control. All previously awarded stock options are fully vested and will not become exercisable by virtue of the merger. The amounts shown in the table represent the aggregate value of shares of restricted stock that would otherwise vest on November 29, 2014, based on a per share price of $20.31, which represents the average closing price of Mercantile common stock as reported on Nasdaq for the five trading days following the first public announcement of the merger.
(2)	Represents the distribution of the named executive officer’s account pursuant to the Mercantile Bank of Michigan Amended and Restated Executive Deferred Compensation Agreement with the named executive officer. The account balance is as of August 31, 2013. This is a “double-trigger” arrangement, meaning that the executive will receive a distribution only if his employment terminates within 12 months after a change in control.

In addition, each non-employee member of the board of directors of Mercantile holds 1,000 shares of restricted stock having a value of $20,310 based on a per share price of $20.31. The restricted stock was granted under the Mercantile Stock Incentive Plan of 2006 and will become fully vested as of the effective time of the merger. The shares would otherwise vest on November 29, 2014.

As of , 2013, the record date for the Mercantile special meeting, the directors and executive officers of Mercantile and their affiliates beneficially owned and were entitled to vote 294,653 shares of Mercantile common stock, collectively representing approximately [—]% of the shares of Mercantile common stock outstanding and entitled to vote. Mercantile’s directors have entered into agreements obligating them to vote their shares in favor of the merger agreement and the issuance of shares of Mercantile common stock to Firstbank shareholders in connection with the Merger.

Interests of Certain Firstbank Directors and Executive Officers in the Merger

In considering the unanimous recommendations of the Firstbank board of directors that Firstbank shareholders vote in favor of the Firstbank merger and compensation proposals, Firstbank shareholders should be aware that Firstbank directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Firstbank. The Firstbank board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the merger. The following discussion sets forth certain of these interests in the merger of directors and certain key officers of Firstbank.

Director Appointments

Thomas R. Sullivan, current President and Chief Executive Officer of Firstbank, Jeff A. Gardner and Edward B. Grant have been chosen by Firstbank’s board of directors to serve on the six-member board of directors of Mercantile following the merger. Additionally, after the merger, Thomas R. Sullivan will serve as chairman of Mercantile’s board of directors for a period of one year following the merger.

If the merger is completed, it is expected that Firstbank and Keystone Community Bank, Firstbank’s wholly-owned bank subsidiaries, will be consolidated with Mercantile Bank of Michigan, Mercantile’s wholly-owned bank subsidiary, after the effective date of the merger. Effective at the time of the consolidation, the current directors of Mercantile Bank of Michigan will continue to be directors of the consolidated bank and an equal number of additional directors of the consolidated bank will be designated by Firstbank or by the chairman of Mercantile’s board of directors, if the bank consolidation occurs after the effective time of the merger, from among the incumbent directors of the boards of directors of Firstbank’s subsidiary banks and other qualified individuals. The individuals who will become directors of the consolidated bank have not been determined as of the date of this joint proxy statement and prospectus, other than as noted in the description of the employment agreements below.

Potential Payments to Firstbank Executive Officers Upon a Change in Control Resulting from the Merger

The table below shows the amounts that would be realized with respect to each of Firstbank’s executive officers’ severance payments and benefits, including certain benefits that have been previously earned and/or are currently fully vested, (i) upon a change in control pursuant to the merger and (ii) in the event each executive officer incurs a qualifying termination following the merger, in each case, assuming the merger and qualifying termination occurred on August 31, 2013.

Firstbank’s executive officers will be entitled to certain amounts disclosed below that are payable upon the change of control resulting from the merger and (except for Mr. Benear) will be further entitled to certain severance benefits under their employment agreements only if their employment is terminated by Mercantile without cause or if they terminate their employment for “good reason” as defined in their employment agreement. The executives will receive the full “Cash Severance” disclosed in the table below only if their employment is terminated after the effective date of the merger without cause or if they terminate under circumstances that qualify as “good reason” under the terms of their respective employment agreements. The amount of cash severance payable to any of the executives will decrease over time as their employment continues.

Name	Cash ($) (1)	Restricted Stock ($) (2)	Subtotal Upon a Change in Control Without a Qualifying Termination ($)	Health & Welfare Benefits ($) (3)	Excise Tax & Gross-Up ($) (4)	Cash Severance ($) (5)	Total Upon a Change in Control With a Qualifying Termination ($)
Thomas R. Sullivan	752,405	56,327	808,732	85,988	—	364,750	1,259,470
Samuel G. Stone	530,774	36,340	567,114	79,432	431,197	411,000	1,488,743
William L. Benear	395,584	23,985	419,569	66,974	—	0	486,543
Douglas J. Ouellette	60,938	25,438	86,376	—	—	304,687	391,063
James E. Wheeler, II	60,938	23,985	84,923	—	—	304,687	389,610
Daniel H. Grenier	52,500	21,804	74,304	—	—	262,500	336,804
Thomas O. Schlueter	55,625	23,985	79,610	—	—	278,125	357,735
David L. Miller	42,540	23,621	66,161	—	—	212,700	278,861
Richard D. Rice	42,750	23,985	66,735	—	—	213,750	280,485

Executive Officer Totals	$1,994,054	$259,470	$2,253,524	$232,394	$431,197	$2,352,199	$5,269,314

(1)

For each of Mr. Sullivan, Mr. Stone and Mr. Benear, the lump sum cash payment is set forth in their employment agreements described below, and is calculated based on each of their respective salaries, target incentive compensation and pro-rata bonuses. These calculations assume that no bonus or incentive compensation for 2013 has been previously paid to any of Mr. Sullivan, Mr. Stone or Mr. Benear. In the case of Mr. Benear, the cash payment becomes payable after his brief employment with Mercantile terminates, but such termination is intended to be on or soon after the effective date of the merger. For Mr. Ouellette, Mr. J. Wheeler, Mr. Grenier, Mr. Schlueter, Mr. Miller, and Mr. Rice, the cash payment represents the first retention bonus payable on the first payroll period following the effective time of the merger.
(2)	Represents acceleration of outstanding Firstbank restricted stock awards which are unvested at the time of the merger, expressed as an aggregate dollar value which represents $18.17 (the average closing market price of Firstbank common stock over the first five business days following the first public announcement of the merger) for each unvested share of restricted common stock for which vesting will be accelerated as a result of the merger.
(3)	Mr. Sullivan’s health and welfare benefits include: (a) $25,298 for continuation of his and his dependents’ elected health, dental and prescription drug benefit coverage, based on Mercantile’s 2013 COBRA rates, for 18 months following a qualifying termination, (b) $9,000 as a lump sum payable at the end of such 18 month period, and (c) $51,690 for coverage or reimbursement for life insurance for two years following a qualifying termination. Mr. Stone’s health and welfare benefits include: (a) $25,049 for continuation of his and his dependents’ elected health, dental and prescription drug benefit coverage, based on Mercantile’s 2013 COBRA rates, for 18 months following a qualifying termination, (b) $9,000 as a lump sum payable at the end of such 18 month period, and (c) $45,383 for coverage or reimbursement for life insurance for two years following a qualifying termination. Mr. Benear’s health and welfare benefits include: (a) $25,298 for continuation of his and his dependents’ elected health, dental and prescription drug benefit coverage, based on Mercantile’s 2013 COBRA rates, for 18 months following a qualifying termination, (b) $9,000 as a lump sum payable at the end of such 18 month period, and (c) $32,676 for coverage or reimbursement for life insurance for two years following a qualifying termination.
(4)	Under certain circumstances, Mr. Stone may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Mr. Stone’s employment agreement provides that he will be reimbursed for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes only if Mercantile terminates the executive’s employment without cause or the executive terminates his employment for good reason. The total 280G tax gross-up amount in the above table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed upon the executive as a result of the change in control, (ii) any income and excise taxes imposed upon the executive as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon the executive as a result of our reimbursement of the executive for any excise or income taxes. The calculation of the 280G gross-up amount in the above table is based upon his average compensation for the years 2008 through 2012, a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 4.25% state income tax rate. For the purposes of the 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation or noncompetition covenants. The payment of the 280G tax gross-up will be payable to the executive for an excise tax incurred only if Mercantile terminates the executive’s employment without cause or the executive terminates his employment for good reason. However, the amount of the 280G tax gross-up will change based upon whether the executive’s employment with us is terminated and when it is terminated because the amount of compensation subject to Section 280G will change.
(5)	Each of Mr. Sullivan and Mr. Stone would be entitled to a continuation of each of their respective salaries through the end of the term of their respective employment agreements. Amounts disclosed assume a qualifying termination occurs immediately following the effective date of the merger. Mr. Benear’s cash severance would be paid as a change in control payment, as described above. These calculations assume that no bonus or incentive compensation for 2013 have been paid. Each of Mr. Ouellette, Mr. J. Wheeler, Mr. Grenier, Mr. Schlueter, Mr. Miller and Mr. Rice would be entitled to the lump sum cash payments set forth in their employment agreements described above, and is calculated based on each of their respective salaries, target incentive compensation and retention bonuses. These calculations assume that only the retention bonuses payable on the first payroll period following the effective time of the merger have been paid.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which Firstbank named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a subsequent qualifying termination of employment both occurred on August 31, 2013 and that all required conditions to the payment of the below amounts have been satisfied. The merger-related compensation payable to the Firstbank named executive officers is the subject of a non-binding advisory vote of Firstbank shareholders, as described under “Advisory Vote on Golden Parachute Compensation — Firstbank” beginning on page 151.

As discussed above, Firstbank’s executive officers (except for Mr. Benear) will be entitled to certain severance benefits under their employment agreements in addition to the change of control payments resulting from the merger, but only if their employment is terminated by Mercantile without cause or if they terminate their employment for “good reason” as defined in their employment agreement. The executives will receive the full “Cash” amount disclosed in the table below under the section entitled “Upon termination by Mercantile without cause or by executive for good reason” only if their employment is terminated immediately after the effective date of the merger without cause or if they terminate under circumstances that qualify as “good reason” under the terms of their respective employment agreements. The amount of cash severance payable to any of the executives will decrease over time as their employment continues.

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($) (3)	Perquisites/ Benefits ($) (4)	Tax Reimbursement ($) (5)	Other ($)	Total ($)
Upon a change in control

Thomas R. Sullivan	752,405	56,327	—	—	—	—	808,732
Samuel G. Stone	530,774	36,340	—	—	—	—	567,114
William L. Benear	395,584	23,985	—	—	—	—	419,569
Douglas J. Ouellette	60,938	25,438	—	—	—	—	86,376
James E. Wheeler, II	60,938	23,985	—	—	—	—	84,923

Upon termination by Mercantile without cause or by executive for good reason

Thomas R. Sullivan	1,117,155	56,327	—	85,988	—	—	1,259,470
Samuel G. Stone	941,774	36,340	—	79,432	431,197	—	1,488,743
William L. Benear	395,584	23,985	—	66,974	—	—	486,543
Douglas J. Ouellette	304,687	25,438	—	—	—	—	330,125
James E. Wheeler, II	304,687	23,985	—	—	—	—	328,672

(1)	For Mr. Sullivan, the cash amount due upon a qualifying termination is the sum of two components: (a) the $752,405 he will receive as a lump sum change of control payment in the first payroll period following the effective time of the merger and (b) a severance payment of $364,750, which is 12 months’ base salary, payable through the end of the 12 month term of his agreement. For Mr. Stone, the cash amount due upon a qualifying termination is the sum of two components: (a) the $530,774 he will receive as a lump sum change of control payment in the first payroll period following the effective time of the merger and (b) a severance payment of $411,000, which is 18 months’ base salary, payable through the end of the 18 month term of his agreement. For Mr. Benear, the cash amount is a change in control payment he will receive as severance upon termination of his brief employment at the same time as or soon after the effective time of the merger. These calculations assume that no bonus or incentive compensation for 2013 have been paid. For Mr. Ouellette and Mr. J. Wheeler, the cash amount is their respective lump sum severance payment to which they will be entitled if Mercantile terminates their employment or if they terminate employment for certain specified good reasons, in each case within 12 months of the effective date of the merger. These calculations assume that only the retention bonuses payable on the first payroll period following the effective time of the merger have been paid.

(2)	Represents acceleration of outstanding Firstbank restricted stock awards which are unvested at the time of the merger, expressed as an aggregate dollar value which represents $18.17 (the average closing market price of Firstbank common stock over the first five business days following the first public announcement of the merger) for each unvested share of restricted common stock for which vesting will be accelerated as a result of the merger. These values are different from the restricted stock valuation for purposes of Section 280G of the Code (the “280G restricted stock value”). The 280G restricted stock value is determined as of the date of the change of control and is based on several factors, including the stock’s fair market value, and the length of time until the unvested shares would otherwise have vested, assuming no change of control.
(3)	The named executive officers do not participate in any pension or deferred compensation plan.
(4)	Consists of the costs of continuing each applicable named executive officer’s and dependents’ elected health, dental and prescription drug benefit coverage for a period of 18 months following a qualifying termination, as well as a $9,000 lump sum payment at the end of such extended coverage period. Also includes, for each applicable named executive officer, the maximum payment obligation or reimbursable cost of premiums for life insurance coverage for a period of two years following a qualifying termination. These aggregated amounts are broken down in footnotes to the preceding table above.
(5)	Mr. Sullivan, Mr. Benear, Mr. Ouellette and Mr. Wheeler will not receive tax reimbursements in connection with the merger. Mr. Stone will receive tax reimbursements in connection with the merger under certain specific circumstances. The employment agreement for Mr. Stone provides for certain tax reimbursement payments if Mercantile terminates his employment without “cause” or if he terminates his employment for “good reason” resulting in a severance payment that causes him to be subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code and if such excise tax cannot be avoided by a 2% reduction in the termination payment.

Stock Options and Restricted Stock Awards

Firstbank has awarded certain employees, officers and directors stock options and grants of restricted stock pursuant to its equity compensation plans. To the extent the options have not been exercised, upon completion of the merger the options will be converted into options to acquire Mercantile common stock, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The vesting of the restricted stock awards will accelerate as a result of the merger. Those shares will become shares of Mercantile common stock upon consummation of the merger.

The number of shares of unvested restricted stock that will vest at the effective time of the merger for each of Firstbank’s directors and executive officers is as follows: Thomas R. Sullivan (3,100 shares), Samuel G. Stone (2,000 shares), William L. Benear (1,320 shares), Douglas J. Ouellette (1,400 shares), James E. Wheeler, II (1,320 shares), Thomas O. Schlueter (1,320 shares), Daniel H. Grenier (1,200 shares), Richard D. Rice (1,320 shares) and David L. Miller (1,300 shares).

Prior Employment Agreements

Prior to August 14, 2013, Firstbank and each of Firstbank’s nine executive officers had entered into separate agreements requiring Firstbank to provide compensation to each executive officer following a change of control and certain terminations of employment. Those agreements provided for severance equal to 150% of the executive’s highest rate of annual base salary during the 12 months prior to the date of termination plus 150% of any incentive bonus that may have been earned through the date of termination, plus continued health insurance, life insurance and disability insurance benefits. In connection with the merger, on August 14, 2013, those prior agreements were amended to confirm the amounts payable under certain circumstances involving a change of control and to eliminate the disability insurance benefit.

On August 14, 2013, Firstbank and each of Firstbank’s executive officers entered into new employment agreements, as described below, that become effective as of the effective date of the merger, at which time they will supersede the prior employment agreements. The new agreements describe the position and duties of each officer after the effective date of the merger. Under the new agreements, the Firstbank executive officers (other than Mr. Sullivan, Mr. Stone and Mr. Benear) no longer have the right to obtain a severance payment by terminating their employment for a “substantial change” based on a significant reduction or material change in their authority or responsibility after the merger compared to their authority or responsibility prior to the merger. In addition, the new employment agreements for all of Firstbank’s executive officers include noncompetition and nonsolicitation covenants designed to protect the combined organization, as described in more detail below.

Employment Agreements with Firstbank Executive Officers

In connection with the contemplated merger, Firstbank and Mercantile entered into new employment agreements with each of Thomas R. Sullivan, William L. Benear, Samuel G. Stone, Douglas J. Ouellette, James E. Wheeler, II, David L. Miller, Daniel H. Grenier, Richard D. Rice and Thomas O. Schlueter, each of whom is an executive officer of Firstbank. At the effective time of the merger, these new employment agreements supersede the prior agreements providing for change of control benefits.

Employment Agreement with Mr. Sullivan

Mr. Sullivan’s employment agreement provides that he will be employed by Mercantile for a period of one year from the effective date of the merger as the Chairman of the Board of Directors of Mercantile and as a director and Vice-Chairman of the Board of Directors of the consolidated bank. The board of directors of Mercantile will nominate and vote for Mr. Sullivan’s re-election to the board of directors of Mercantile at any meeting of Mercantile’s shareholders within three years of the effective date of the agreement. Mr. Sullivan will be paid an annual salary of $364,750 and fringe and welfare benefits (other than life insurance, as described below) consistent with those provided to the Chief Executive Officer of Mercantile. Mr. Sullivan may also purchase the company vehicle he used while employed by Firstbank at its depreciated value as of December 31, 2013.

Mr. Sullivan’s employment agreement entitles him to certain change in control benefits if the merger becomes effective. Following the effective date of the merger, Mercantile will pay Mr. Sullivan a lump sum cash change in control payment equal to the sum of (i) $525,000 (150% of his salary, plus (ii) $157,500 (150% of his target incentive compensation), plus (iii) a pro-rated cash bonus, being $105,000 multiplied by a fraction, the numerator of which is the number of days from and including January 1, 2013 through the effective date of the merger and the denominator of which is 365, minus (iv) amount of any bonus or incentive compensation previously paid for 2013.

Under Mr. Sullivan’s new employment agreement, if Mercantile terminates his employment prior to the end of the one year term, then as severance Mercantile will continue to pay his salary through the end of the 12 month term.

When Mr. Sullivan’s employment with Mercantile terminates, Mercantile will also reimburse Mr. Sullivan for COBRA continuation coverage premiums to continue his and his dependents’ then current health, dental and prescription drug coverage beginning on the date of his termination and continuing for 18 months thereafter, subject to certain conditions. In addition, following the 18 month COBRA continuation period, Mr. Sullivan will be paid a lump sum cash payment of $9,000 which may be used to offset the cost of obtaining individual health insurance or for any other purpose. When Mr. Sullivan’s employment with Mercantile terminates, he will further be entitled to life insurance coverage or reimbursement for the cost of such coverage for a period of two years following the termination of his employment, with a death benefit equal to the largest death benefit provided to him under Firstbank’s group life insurance plan in the 12 month period prior to the merger.

If any part of the benefits to Mr. Sullivan under his new employment agreement constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, then, if the aggregate present value of such payments exceeds 2.99 times Mr. Sullivan’s “base amount” as defined in such Section 280G, the parachute payments will be reduced to an amount equal to 2.99 times Mr. Sullivan’s base amount.

Employment Agreement with Mr. Stone

Mr. Stone’s employment agreement provides that he will be employed by Mercantile for a period of 18 months from the effective date of the merger as the Executive Vice President — Corporate Finance and Strategic Planning. Mr. Stone will be paid an annual salary of $274,000 and fringe and welfare benefits (other than life insurance, as described below) consistent with those provided to similarly situated executives of Mercantile. Mr. Stone may also purchase the company vehicle he used while employed by Firstbank at its depreciated value as of December 31, 2013.

Mr. Stone’s employment agreement entitles him to certain change in control benefits if the merger becomes effective. Following the effective date of the merger, Mercantile will pay Mr. Stone a lump sum cash change in control payment equal to the sum of (i) $390,000 (150% of his salary), plus (ii) $97,500 (150% of his target incentive compensation), plus (iii) a pro-rated cash bonus, being $65,000 multiplied by a fraction, the numerator of which is the number of days from and including January 1, 2013 through the effective date of the merger and the denominator of which is 365, minus (iv) amount of any bonus or incentive compensation previously paid for 2013.

Under Mr. Stone’s new employment agreement, if Mercantile terminates his employment prior to the end of the 18 month term, then as severance Mercantile will continue to pay his salary through the end of the 18 month term.

When Mr. Stone’s employment with Mercantile terminates, Mercantile will also reimburse Mr. Stone for COBRA continuation coverage premiums to continue his and his dependents’ then current health, dental and prescription drug coverage beginning on the date of his termination and continuing for 18 months thereafter, subject to certain conditions. In addition, following the 18 month COBRA continuation period, Mr. Stone will be paid a lump sum cash payment of $9,000 which may be used to offset the cost of obtaining individual health insurance or for any other purpose. When Mr. Stone’s employment with Mercantile terminates, he will further be entitled to life insurance coverage or reimbursement for the cost of such coverage for a period of two years following the termination of his employment, with a death benefit equal to the largest death benefit provided to him under Firstbank’s group life insurance plan in the 12 month period prior to the merger.

If any part of the benefits to Mr. Stone under his new employment agreement constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, then, if the aggregate present value of such payments exceeds 2.99 times Mr. Stone’s “base amount” as defined in such Section 280G, by 2% or less, then the parachute payments will be reduced to an amount equal to 2.99 times Mr. Stone’s base amount. If the federal excise tax intended to be avoided by the above adjustment cannot be avoided without reducing the amounts otherwise owing to Mr. Stone by more than 2%, then Mercantile will make a gross-up payment to Mr. Stone to make him whole for the excise tax and associated interest and penalties. However, Mr. Stone will be entitled to this gross-up payment only if Mercantile terminates his employment without “cause” or he terminates his employment for “good reason” as such terms are defined in his new employment agreement.

Employment Separation Agreement with Mr. Benear

Mr. Benear’s employment agreement provides that he will be employed by Mercantile for a period of up to 30 days from the effective date of the merger as an employee of Mercantile. Mr. Benear will be paid at an annual salary rate of $180,000. Mr. Benear may also purchase the company vehicle he used while employed by Firstbank at its depreciated value as of December 31, 2013.

Mr. Benear’s employment agreement entitles him to certain change in control benefits if the merger becomes effective payable after his employment terminates, which is expected to occur within 30 days following the effective date of the merger. Mercantile will pay Mr. Benear a lump sum cash change in control payment equal to the sum of (i) $292,500 (150% of his salary), plus (ii) $73,125 (150% of his target incentive compensation), plus (iii) a pro-rated cash bonus, being $45,000 multiplied by a fraction, the numerator of which is the number of days from and including January 1, 2013 through the effective date of the merger and the denominator of which is 365, minus (iv) amount of any bonus or incentive compensation previously paid for 2013.

When Mr. Benear’s employment with Mercantile terminates, Mercantile will also reimburse Mr. Benear for COBRA continuation coverage premiums to continue his and his dependents’ then current health, dental and prescription drug coverage beginning on the date of his termination and continuing for 18 months thereafter, subject to certain conditions. In addition, following the 18 month COBRA continuation period, Mr. Benear will be paid a lump sum cash payment of $9,000 which may be used to offset the cost of obtaining individual health insurance or for any other purpose. When Mr. Benear’s employment with Mercantile terminates, he will further be entitled to life insurance coverage or reimbursement for the cost of such coverage for a period of two years following the termination of his employment, with a death benefit equal to the largest death benefit provided to him under Firstbank’s group life insurance plan in the 12 month period prior to the merger.

If any part of the benefits to Mr. Benear under his new employment agreement constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, then, if the aggregate present value of such payments exceeds 2.99 times Mr. Benear’s “base amount” as defined in such Section 280G, the parachute payments will be reduced to an amount equal to 2.99 times Mr. Benear’s base amount.

Employment Agreement with Mr. Ouellette

Mr. Ouellette’s employment agreement provides that he will be employed by Mercantile for a period of 12 months from the effective date of the merger as the Senior Vice President & Director, Central Region President and President — Mt. Pleasant. Mr. Ouellette will be paid an annual salary of $215,000 and fringe and welfare benefits consistent with those provided to similarly situated executives of Mercantile. Mr. Ouellette may also purchase the company vehicle he used while employed by Firstbank at its depreciated value as of December 31, 2013.

Under the new employment agreement, Mercantile will make a severance payment to Mr. Ouellette if (i) during the first 12 months of his employment, Mr. Ouellette has his employment terminated or his salary reduced, is assigned a position or duties that are substantially diminished from his initial position or duties with Mercantile, or is relocated more than 25 miles from his initial primary work location with Mercantile and (ii) Mr. Ouellette terminates his employment with Mercantile. The severance payment will be a lump sum cash payment equal to the sum of (i) $292,500 (150% of his salary), plus (ii) $73,125 (150% of his target incentive compensation), minus (iii) amount of any bonus or incentive compensation previously paid for 2013.

Under the new employment agreement, Mercantile will pay Mr. Ouellette retention bonuses of $60,937.50 each (25% of his salary and target incentive compensation), payable on the first payroll following each of: (i) the effective date of the merger, (ii) six months of his employment with Mercantile, and (iii) 12 months of his employment with Mercantile.

If any part of the benefits to Mr. Ouellette under his new employment agreement constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, then, if the aggregate present value of such payments exceeds 2.99 times Mr. Ouellette’s “base amount” as defined in such Section 280G, the parachute payments will be reduced to an amount equal to 2.99 times Mr. Ouellette’s base amount.

Employment Agreement with Mr. J. Wheeler

Mr. J. Wheeler’s employment agreement provides that he will be employed by Mercantile for a period of 12 months from the effective date of the merger as Senior Vice President, Senior Loan Officer — Central Region and President — Alma. Mr. J. Wheeler will be paid an annual salary of $191,400 and fringe and welfare benefits consistent with those provided to similarly situated executives of Mercantile. Mr J. Wheeler may also purchase the company vehicle he used while employed by Firstbank at its depreciated value as of December 31, 2013.

Under the new employment agreement, Mercantile will make a severance payment to Mr. J. Wheeler if (i) during the first 12 months of his employment, Mr. J. Wheeler has his employment terminated or his salary reduced, is assigned a position or duties that are substantially diminished from his initial position or duties with Mercantile, or is relocated more than 25 miles from his initial primary work location with Mercantile and (ii) Mr. J. Wheeler terminates his employment with Mercantile. The severance payment will be a lump sum cash payment equal to the sum of (i) $292,500 (150% of his salary), plus (ii) $73,125, (150% of his target incentive compensation), minus (iii) amount of any bonus or incentive compensation previously paid for 2013.

Under the new employment agreement, Mercantile will pay Mr. J. Wheeler retention bonuses of $60,937.50 each (25% of his salary and target incentive compensation), payable on the first payroll following each of: (i) the effective date of the merger, (ii) six months of his employment with Mercantile, and (iii) 12 months of his employment with Mercantile.

If any part of the benefits to Mr. J. Wheeler under his new employment agreement constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, then, if the aggregate present value of such payments exceeds 2.99 times Mr. J. Wheeler’s “base amount” as defined in such Section 280G, the parachute payments will be reduced to an amount equal to 2.99 times Mr. J. Wheeler’s base amount.

Employment Agreements with Other Firstbank Executive Officers

The agreements with Thomas O. Schlueter, David L. Miller, Richard D. Rice and Daniel H. Grenier specify (i) their respective titles and duties as of the effective time of the Merger, (ii) their respective initial annual salary and benefits, (iii) their respective severance benefits if during the first twelve months of their employment with Mercantile they are terminated or if certain adverse changes occur, (iv) certain retention bonuses they will earn if they remain an active employee of Mercantile for specified periods and (v) that they are “at will” employees who may be terminated by Mercantile at any time, without or without cause. Each agreement provides that under certain circumstances, payments to the individual upon termination of employment may be reduced to avoid the application of federal excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended.

Non-Competition and Non-Solicitation Agreements with Firstbank Executive Officers

In addition to entering into the new agreements described above, each executive officer entered into a Non-Compete and Non-Solicitation Agreement with Mercantile and its subsidiaries and affiliates that will become effective as of the effective date of the merger. These non-competition agreements were entered into as a condition to entering into the new employment agreements described above.

Generally, the restrictions in the non-competition agreements prohibit the officers for a period of one year from the date their employment with Mercantile terminates (unless terminated without “cause,” as defined in the agreement) or, if earlier, until a change in control of Mercantile occurs, from directly or indirectly competing with Mercantile or its subsidiaries or affiliates within a 50 mile radius of any of Mercantile’s bank branches or offices and from soliciting customers and employees of Mercantile or its subsidiaries or affiliates. For purposes of these non-competition agreements, “cause” generally means an act of dishonesty intended for personal gain, intentional neglect that continues unremedied after notice, conviction of a felony, an intentional breach of certain duties, or regulatory or court order.

Indemnification and Insurance

Mercantile has agreed to indemnify the officers and directors of Firstbank for a period of six years following the merger against certain liabilities arising on or before the effective date of the merger. Mercantile has also agreed for a period of six years to continue in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Firstbank, or, alternatively, substitute policies of substantially the same coverage, subject to a cap on the cost of such policies equal to an annual premium not to exceed 300% of Firstbank’s last annual premium.

Employee Benefit Plans

On or as soon as reasonably practicable following the merger, employees of Firstbank or its subsidiary banks will continue on as employees of Mercantile or Mercantile Bank of Michigan will be entitled to participate in the Mercantile or Mercantile Bank of Michigan health and welfare benefit and similar plans on the same terms and conditions as employees of Mercantile and Mercantile Bank of Michigan. Subject to certain exceptions, these employees will receive credit for their years of service to Firstbank or its subsidiary banks for participation, vesting and benefit accrual purposes.

Share Ownership

As of the close of business on November 1, 2013, the record date for the special meeting, Firstbank’s directors and executive officers beneficially owned in the aggregate, 551,156 shares of Firstbank common stock, or 565,436 shares of common stock giving effect to the receipt of shares thereby upon vesting of outstanding restricted stock awards under the restricted stock award plan, in each case, without reduction for any cashless tax withholding of shares, representing approximately 6.8% of Firstbank’s outstanding shares of common stock. Additional details of the voting interests of Firstbank’s directors and executive officers are described under “Security Ownership of Management” in Firstbank’s Proxy Statement on Schedule 14A for its Annual Meeting of Shareholders filed with the SEC on March 15, 2013.

Board of Directors and Management Following the Merger

Immediately following the effective time of the merger, the board of directors of the combined company will consist of six members, which will include the President and Chief Executive Officer of Mercantile plus two members of the Mercantile board of directors as of the date of the merger agreement who are independent for purposes of the rules of Nasdaq selected by the Mercantile board of directors, and the President and Chief Executive Officer of Firstbank plus two members of the Firstbank board of directors who are independent for purposes of the rules of Nasdaq selected by the Firstbank board of directors. The Firstbank board of directors has selected Edward Grant and Jeff Gardner, who are currently independent directors of Firstbank, to serve as directors of the combined company. The Mercantile board of directors has made a non-binding determination to select David Cassard and Calvin Murdock to serve as directors of the combined company.

Thomas R. Sullivan will serve as Mercantile’s Chairman of the Board for one year following the merger, Michael H. Price will continue to serve as President and Chief Executive Officer, Robert B. Kaminski, Jr. will continue to serve as an Executive Vice President and Chief Operating Officer, Charles E. Christmas will continue to service as Senior Vice President and Chief Financial Officer, and Samuel G. Stone will serve as an Executive Vice President.

Regulatory Clearances Required for the Merger

The merger must be approved by the Federal Reserve System, which will review, among other things, the effect of the merger on competition, the companies’ capital position, safety and soundless, legal and regulatory compliance matters and Community Investment Act matters. There can be no assurance as to whether this and other regulatory approvals will be obtained, the timing of such approvals or whether any conditions will be imposed on such approvals.

Mercantile and Firstbank have agreed to use their reasonable best efforts to obtain as promptly as practicable applicable regulatory approvals, and any other approval required under any applicable federal or state law. Mercantile and Firstbank have agreed to cooperate with one another to determine which regulatory filings or approvals are required to be made or obtained prior to the effective date of the merger and to timely make all such filings and seek all such approvals. Mercantile and Firstbank are currently reviewing which such regulatory filings and approvals, if any, are required and expect to timely make all such filings and seek all such approvals.

Mercantile and Firstbank cannot assure you that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company following the merger if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. Under the terms of the merger agreement, neither Mercantile nor Firstbank is required to agree to separate or divest any of its assets, facilities, properties or businesses, or to agree to any limitations on its conduct or business practices. No additional shareholder approval is expected to be required or sought for any decision by Mercantile or Firstbank after the Mercantile special meeting and the Firstbank special meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Mercantile will appoint an exchange agent to handle the exchange of shares of Firstbank common stock for shares of Mercantile common stock. At the effective time of the merger, each share of Firstbank common stock will be converted into the right to receive one share of Mercantile common stock without the need for any action by the holders of Firstbank common stock.

Promptly after the effective time of the merger, but in no event later than three business days after the closing of the merger, Mercantile will cause the exchange agent to mail to each holder of a Firstbank stock certificate a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Firstbank common stock shall pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Firstbank stock certificates in exchange for shares of Mercantile common stock. Firstbank shareholders should not return Firstbank stock certificates with the enclosed proxy card.

After the effective time of the merger, shares of Firstbank common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Firstbank common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of Mercantile common stock deliverable upon the surrender of Firstbank stock certificates, until holders of such Firstbank stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Mercantile common stock with a record date after the effective time of the merger.

Firstbank shareholders will not receive any fractional shares of Mercantile common stock pursuant to the merger. Instead of any fractional shares, Firstbank shareholders will be paid an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Mercantile common stock as reported on Nasdaq on the first trading day immediately following the date on which the merger is effective. Because the exchange ratio is 1.0 to 1.0, fractional share payments are not expected.

Mercantile shareholders need not take any action with respect to their shares of Mercantile common stock.

Treatment of Firstbank Equity-Based Awards

Upon completion of the merger, each right of any kind to receive Firstbank common stock or benefits measured by the value of a number of shares of Firstbank common stock granted under the Firstbank stock plans will be converted into an award with respect to a number of shares of Mercantile common stock equal to the aggregate number of shares of Firstbank common stock subject to such award. Such converted awards shall otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable Firstbank stock plan (or any other agreement to which such converted award was subject immediately prior to the effective time of the merger). The exercise or strike price (if any) per share of Mercantile common stock applicable to any such converted award shall be equal to the per share exercise price of such converted award immediately prior to the effective time of the merger. Firstbank restricted stock and unvested stock options will become fully vested as of the effective time of the merger.

Bank Consolidation Following the Merger

In connection with planning the integration of the businesses of Mercantile and Firstbank after the merger, the management teams of Firstbank and Mercantile have been evaluating and expect to continue evaluating the possible consolidation of Mercantile Bank, Firstbank, and Keystone Community Bank, each a Michigan bank. The consolidation would be subject to, among other things, regulatory approval, the continuing evaluation of such consolidation and approval of the board of directors of the combined company and each of the banks following the completion of the merger.

Mercantile Dividend Policy

Mercantile currently pays quarterly cash dividends of $0.12 per share on shares of its common stock and currently intends to consider the declaration of a dividend on a quarterly basis. Any future determination regarding dividend or distribution payments will be at the discretion of the Mercantile board of directors, subject to applicable limitations under Michigan law, and will depend upon many factors, including results of operations, financial condition, liquidity, capital requirements and legal requirements.

Mercantile Special Dividend

As part of the merger, the Mercantile board of directors expects to declare and pay a special cash dividend of $2.00 per share to Mercantile shareholders prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement.

Listing of Mercantile Common Stock

It is a condition to the completion of the merger that the shares of Mercantile common stock to be issued to Firstbank shareholders pursuant to the merger (including those shares of Mercantile common stock to be issued upon conversion of the Firstbank share-based awards) be authorized for listing on Nasdaq, subject to official notice of issuance.

De-Listing and Deregistration of Firstbank Stock

Upon completion of the merger, the Firstbank common stock currently listed on Nasdaq will cease to be listed on Nasdaq and will subsequently be deregistered under the Exchange Act.

No Appraisal or Dissenters’ Rights

Under Michigan law, as well as the governing instruments of each company, neither the holders of Mercantile common stock nor the holders of Firstbank common stock are entitled to appraisal rights or dissenters’ rights in connection with the merger. See the section entitled “No Appraisal Rights or Dissenters’ Rights” beginning on page 150.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is included as Annex A to this joint proxy statement and prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement and prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Mercantile and Firstbank encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger and related transactions.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about Mercantile or Firstbank. Mercantile and Firstbank are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement and prospectus not misleading. Factual disclosures about Mercantile or Firstbank contained in this joint proxy statement and prospectus or Mercantile’s or Firstbank’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Mercantile or Firstbank contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by Mercantile and Firstbank are qualified and subject to important limitations agreed to by Mercantile and Firstbank in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the transactions. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement and prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement and prospectus and in the documents incorporated by reference into this joint proxy statement and prospectus. See “Where You Can Find More Information” beginning on page 154.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Michigan Business Corporation Act, Firstbank will be merged with and into Mercantile, the separate corporate existence of Firstbank shall cease, and Mercantile shall be the surviving corporation of the merger. As of the effective time of the merger, the articles of incorporation of the surviving corporation will be the articles of incorporation of Mercantile as in effect immediately prior to the effective time, and the bylaws of Mercantile as in effect immediately prior to the effective time will be the bylaws of the surviving corporation. Effective as of the effective time of the merger, Mercantile will cause the size of the board of directors of the surviving corporation to be six directors and will cause the members of the board of directors of the Surviving Corporation to be comprised of (i) the President and Chief Executive Officer of Mercantile plus two members of the Mercantile board of directors as of the date of the merger agreement who are independent for purposes of the rules of Nasdaq selected by the Mercantile board of directors and (ii) the President and Chief Executive Officer of Firstbank plus two members of the Firstbank board of directors as of the date of the merger agreement who are independent for purposes of the rules of Nasdaq selected by the Firstbank board of directors.

When the Merger Becomes Effective

Mercantile and Firstbank will file a certificate of merger (referred to as the “Certificate of Merger”) with the Michigan Department of Legal and Regulatory Affairs as soon as practical on a date to be agreed upon by Mercantile and Firstbank, which will be no later than two business days immediately following the day on which the last of the conditions to the closing of the merger described under “The Merger Agreement – Conditions to Completion of the Transaction” beginning on page 116 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger), or at such other date and time as the parties may agree. For further discussion of the conditions to the closing of the transactions, see “The merger agreement – Conditions to Completion of the Transaction.” The merger will be effective when the Certificate of Merger is duly filed with the Michigan Department of Legal and Regulatory Affairs or at such later time as is agreed to by the parties and specified in the Certificate of Merger.

Mercantile and Firstbank currently expect to complete the transaction by December 31, 2013, subject to receipt of required shareholder approvals and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions described below.

Consideration to be Received Pursuant to the Merger

Conversion of Firstbank Common Stock

The merger agreement provides that, at the effective time of the merger, each share of Firstbank common stock issued and outstanding immediately prior to the effective time of the merger (except those shares of Firstbank common stock owned by Firstbank or any of its wholly owned subsidiaries or Mercantile or any of its wholly owned subsidiaries immediately before the effective time of the merger, which will be cancelled and cease to exist for no consideration) shall be converted into the right to receive one (referred to as the “exchange ratio”) fully paid and nonassessable share of Mercantile common stock (referred to as the “merger consideration”) and, whereupon, such shares of Firstbank common stock will no longer be outstanding and all rights with respect to such shares will cease to exist, except for the right to receive the merger consideration (and cash in lieu of fractional shares).

Pursuant to the merger, Mercantile will not, in exchange for shares of Firstbank common stock, issue any certificates or scrip representing fractional shares of Mercantile common stock or pay any dividends or distributions with respect to such fractional share interests, and such fractional share interests will not entitle the holder thereof to vote or to have any rights as a holder of shares of Mercantile common stock. Instead, a shareholder of Firstbank who otherwise would have been entitled to receive a fraction of a share of Mercantile common stock in connection with the merger will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Mercantile common stock, multiplied by (b) the closing price for a share of Mercantile common stock as reported on Nasdaq on the trading day immediately before the date on which the effective time of the merger occurs.

At 5:00 p.m., eastern time, on the date of the closing of the merger, the share transfer books of Firstbank shall be closed, and there shall be no further registrations of transfers on the share transfer books of Firstbank of shares of Firstbank common stock that were outstanding immediately prior to the effective time of the merger.

Dividends and Distributions

No dividends or other distributions with respect to Mercantile common stock with a record date on or after the effective time of the merger will be paid to the holder of any unsurrendered certificate or book-entry share, and no cash payment in lieu of fractional shares of Mercantile common stock will be paid to any such holder, until the holder of such certificate or book-entry share will have surrendered such certificate or book-entry share. Following such surrender, there will be paid, without interest, with respect to whole shares of Mercantile common stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the effective time of the merger and on or prior to the date of such surrender and (b) the amount of any cash payable in lieu of a fractional share of Mercantile common stock to which such holder is entitled.

Treatment of Firstbank Awards

As of the effective time of the merger, each right of any kind, contingent or accrued, to receive Firstbank common stock or benefits measured in whole or in part by the value of a number of shares of Firstbank common stock granted under Firstbank employee equity award plans, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall cease to represent an award with respect to Firstbank common stock and shall be converted into an award with respect to a number of shares of Mercantile common stock equal to the aggregate number of shares of Firstbank common stock subject to such award. The value of any fractional shares related to any converted award will be paid in cash at the time such converted award is otherwise settled pursuant to its terms under the applicable Firstbank equity award plan. All such converted awards shall continue to have, and be subject to, the terms set forth in the applicable Firstbank employee equity award plan to which it was subject immediately prior to the effective time of the merger, with an exercise price per share of Mercantile common stock equal to the per share exercise price of such award immediately prior to the effective time of the merger. Prior to the effective time of the merger, Firstbank will make such amendments and take such other actions with respect to the Firstbank stock plans as necessary to effect the adjustment, including notifying all participants in the Firstbank equity award plans of such adjustment. Firstbank restricted stock and unvested stock options will become fully vested as of the effective time of the merger.

Procedure for Receiving Merger Consideration

Prior to, or at the effective time of the merger, Mercantile shall deposit with the exchange agent shares of Mercantile common stock, in the aggregate amount equal to the number of shares of Mercantile common stock to which holders of Firstbank common stock are entitled based on the exchange ratio. In addition, Mercantile shall deposit with the exchange agent, as necessary, from time to time after the effective time of the merger, cash in an amount sufficient to make payments in lieu of any fractional shares and payments of any dividends or other distributions payable pursuant to the merger agreement. The shares deposited pursuant to the foregoing are referred to as the “exchange fund.”

As soon as reasonably practicable after the effective time of the merger (but in any event, no later than three business days after the effective time of the merger), Mercantile shall cause the exchange agent to mail to each holder of record of shares of Firstbank common stock (other than excluded shares), as of the effective time of the merger, (a) a form of letter of transmittal and (b) instructions for use in effecting the surrender of such certificates or book-entry shares of Firstbank common stock in exchange for the merger consideration and any cash in lieu of fractional shares and any dividends or other distributions payable pursuant to the merger agreement. Each holder of Firstbank common stock will be entitled to receive the appropriate merger consideration and cash in lieu of any fractional shares payable and any dividends or distributions payable pursuant to the merger agreement upon surrendering to the exchange agent such shareholders certificates or book-entry shares, together with a properly executed letter of transmittal and any other documents required by the exchange agent. The merger consideration and any other consideration paid under the merger agreement may be reduced by any applicable withholding taxes as required by law. You should not return your certificates representing shares of Firstbank common stock to the exchange agent without a letter of transmittal, and you should not return your certificates representing Firstbank common stock to Firstbank.

If payment of the merger consideration is to be made to a person other than the person in whose name the certificates or book-entry shares representing shares of Firstbank common stock are registered, it will be a condition of exchange that such certificate or book-entry share is properly endorsed or otherwise in proper form for transfer and that the person requesting payment will have paid all applicable taxes relating to the person requesting such payment and any transfer or other taxes required by reason of the transfer or establish, to the reasonable satisfaction of Mercantile, that such taxes have been paid or are not applicable.

The exchange agent shall invest any cash included in the exchange fund as directed by Mercantile subject to certain restrictions, provided, however, that no gain or loss thereon shall affect the amounts payable to holders of Firstbank common stock. No interest will be paid or will accrue on the merger consideration payable in respect of any certificate or book-entry share of Firstbank common stock.

Unclaimed Amounts

Any portion of the exchange fund that remains undistributed to Firstbank shareholders after the first anniversary of the effective time of the merger shall be delivered to Mercantile, upon demand, and any Firstbank shareholders shall thereafter look only to Mercantile for, and Mercantile shall remain liable for, payment of their claims for the merger consideration, any cash in lieu of any fractional shares payable and any dividends or other distributions payable pursuant to the merger agreement.

Lost, Stolen or Destroyed Certificates

If any certificate representing shares of Firstbank common stock has been lost, stolen or destroyed, Mercantile or the exchange agent will deliver the applicable merger consideration, any cash in lieu of any fractional shares payable and any dividends or other distributions payable pursuant to the merger agreement with respect to the shares formerly represented by such certificate if the shareholder asserting the claim of a lost, stolen or destroyed certificate has delivered an affidavit of that fact to Mercantile or the exchange agent, as the case may be, provided that Mercantile or the exchange agent, as the case may be, may require such shareholder to deliver a bond as indemnity against any claim that may be made against Mercantile or the exchange agent with respect to such certificate.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by each of Firstbank and Mercantile that relate to, among other things:

•	corporate existence, organization, qualification and corporate power;

•	subsidiaries;

•	capital structure and capitalization

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approval and authorization of the merger agreement and the transactions contemplated by the merger agreement by the relevant board of directors and the receipt by the relevant board of directors of a fairness opinion from its financial advisors;

•	any conflicts created by the transactions contemplated by the merger agreement, including the merger;

•	required consents and approvals of governmental entities in connection with merger and the other transactions contemplated by the merger agreement;

•	documents filed with the SEC and other regulatory authorities, financial statements included in those documents and regulatory reports filed with governmental entities;

•	absence of undisclosed liabilities;

•	tax matters;

•	compliance with applicable laws, orders and permits;

•	agreements with bank regulators

•	property;

•	intellectual property;

•	absence of certain changes or events;

•	material contracts;

•	litigation;

•	employee benefits;

•	labor and employment matters;

•	environmental matters;

•	duties as fiduciaries;

•	insurance;

•	information supplied in connection with this joint proxy statement and prospectus and the registration statement of which it is a part;

•	investment bankers and brokers;

•	loans and investments; and

•	loan origination and servicing.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, as the case may be, would be material or have a material adverse effect, as the case may be). For purposes of the merger agreement, a “material adverse effect” with respect to any person is any event, occurrence, fact, condition or change that (a) is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of such person and its subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such person to consummate the transactions contemplated by the merger agreement on a timely basis, except, in the case of clause (a), for any event, occurrence, fact, condition or change arising out of, relating to or resulting from (either alone or in combination):

i.	conditions or changes generally affecting the economy, or the financial or securities markets;

ii.	any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences;

iii.	general conditions in or changes generally affecting the industry or geographic regions in which such party or its subsidiaries operate;

iv.	changes in laws (or interpretations thereof);

v.	changes in generally accepted accounting principles or accounting standards (or interpretations thereof);

vi.	compliance with the terms of, or the taking of any action required by, the merger agreement;

vii.	any decline in the market price, or change in trading volume, of Firstbank common stock or Mercantile common stock, as applicable (except that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price, or change in trading volume, of Firstbank common stock or Mercantile common stock, as applicable, will not be excluded unless otherwise specifically excluded);

viii.	the announcement or pendency of the merger or any other transaction contemplated by the merger agreement;

ix.	acts or omissions of (1) Firstbank prior to the effective time of the merger taken at the written request of Mercantile or with the prior written consent of Mercantile, or (2) Mercantile prior to the effective time of the merger taken at the written request of Firstbank or with the prior written consent of Firstbank, in each case in connection with the transactions contemplated by the merger agreement or applicable law;

provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) above shall be taken into account for purposes of such clause only to the extent such event, occurrence, fact, condition or change has a disproportionate effect on such person or its subsidiaries, taken as a whole, compared to other participants in the industries or geographic regions in which such person and its subsidiaries conduct their businesses.

The representations and warranties of the parties to the merger agreement will expire upon the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Business Pending the Completion of the Transaction

Each of Firstbank and Mercantile has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as expressly contemplated by the merger agreement or as required by applicable law or with the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), each party will conduct its business in the ordinary course of business generally consistent with past practice and, to the extent consistent therewith, will use its commercially reasonable efforts to preserve substantially intact each party’s and each party’s respective subsidiaries’ business organization, to keep available the services of each party’s and each party’s respective subsidiaries’ current officers and employees and to preserve each party’s and each party’s respective subsidiaries’ present relationships with customers, licensors and other persons having business relationships with it.

In addition, each of Firstbank and Mercantile have agreed to reciprocal specific restrictions relating to the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger, including, but not limited to, taking the following actions (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	the amendment of its articles of incorporation or bylaws (or other comparable organizational documents);

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(A) the split, combination or reclassification of any securities issued by such party or its subsidiaries, (B) the repurchase, redemption or other acquisition of, or offer to repurchase, redeem or otherwise acquire, any securities issued by such party or its respective subsidiaries, except for the acceptance of shares of common stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of awards under Firstbank stock plans or holders of Mercantile stock options, as applicable that are outstanding as of the date of the merger agreement who exercise such Firstbank awards or Mercantile options, as applicable, and shares of common stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of restricted stock that are outstanding as of the date of the merger agreement, or (C) the declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock, except (1) payment of quarterly cash dividends by Firstbank in an amount not to exceed $0.06 per share of Firstbank common stock or by Mercantile in an amount not to exceed $0.12 per share of Mercantile common stock and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, and (2) distributions to or from such party’s subsidiaries;

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the issuance, sale, pledge, disposal or encumbrance of any securities issued by such party or any of its respective subsidiaries, other than the issuance of shares of common stock upon the exercise of any award granted pursuant to a Firstbank or Mercantile employee stock plan, as applicable;

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except in the ordinary course of business consistent with past practice or as required by applicable law or the express terms of any Firstbank or Mercantile, as applicable, benefit plan, multiemployer plan, or contract in effect as of the date of the merger agreement, (A) the increase of the compensation

(including bonus opportunities) payable or that could become payable by such party or any of its respective subsidiaries to directors or officers or to any substantial class of employees; (B) the entry into any new or amendment in any material respect of any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors or employees; (C) the establishment, adoption, entry into, amendment of, termination of, or the taking of any action to accelerate rights under any Firstbank or Mercantile, as applicable, benefit plan; (D) the promotion of any officer or any nonofficer employee to an officer position; (E) the granting of any severance or termination pay unless provided under any Firstbank or Mercantile, as applicable, benefit plan; (F) the granting of any compensatory awards that are payable in, relate to, or are determined by reference to the value of Firstbank or Mercantile, as applicable, common stock; (G) the entry into any new or amendment of any collective bargaining agreement; or (H) the funding or in any other way securing of any payment of compensation or benefit under any Firstbank or Mercantile, as applicable, benefit plan;

•	the hiring or termination of employment of any officer except for termination for cause and hiring to replace;

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appointment or election of any director except for (A) removal for cause and appointments or elections to replace or (B) election of any director as of the date of the merger agreement at any annual meeting of shareholders;

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the acquisition, by merger, consolidation, acquisition of stock or assets, or otherwise, of any business or division of a business or, except among wholly-owned Subsidiaries, make any capital contributions to any person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

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the (A) transfer, license, sale, lease or other disposition of any assets, including capital stock or other equity interests in any Firstbank or Mercantile, as applicable, subsidiary, provided that such party and any of its subsidiaries may transfer, license, sell, lease or dispose of any obsolete or unused equipment, fixtures or assets in the ordinary course of business consistent with past practice; or (B) adoption or effecting of a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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the repurchase, prepayment or incurrence of any indebtedness for borrowed money or guarantee of any such indebtedness of another person, the issuance or sale of any debt securities or options, warrants, calls or other rights to acquire any debt securities of such party or any of its subsidiaries, the guarantee of any debt securities of another person, the entry into any “keep well” or other contract to maintain any financial statement condition of any other person (other than any wholly owned subsidiary), other than in the ordinary course of business consistent with past practice;

•	the application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or the opening of any such material office or facility;

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the entry into or amendment or modification of, in any material respect, or the consent to the termination of (other than at its stated expiry date), any material contract, other than in the ordinary course of business consistent with past practice;

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the institution, settlement or compromise of any actions pending or threatened before any arbitrator, court or other governmental entity (A) involving the payment of monetary damages by such party or any of its subsidiaries of any amount exceeding $250,000, (B) involving an admission of any liability or injunctive or similar relief, or (C) having a material impact on such party’s business;

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the making of any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in generally accepted accounting principles or applicable law;

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the settlement or compromise of any material tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Firstbank or Mercantile, as applicable; (B) the making or changing of any material tax election, changing of any annual tax accounting period, adoption or changing of any method of tax accounting; or (C) the entry into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to such party or any of its respective subsidiaries;

•	the entry into any joint venture, strategic partnership or alliance;

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the abandonment, encumbrance, conveyance of title (in whole or in part), exclusive licensing or granting of any right or other licenses to material intellectual property owned by such party or any of its respective subsidiaries, other than in the ordinary course of business consistent with past practice;

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the making of any capital expenditures or permit of any of such party’s subsidiaries to make any capital expenditures, except for (A) capital expenditures not to exceed the aggregate amount set forth in Firstbank’s or Mercantile’s, as applicable, capital expenditure plans delivered or made available to the other party prior to the date of the merger agreement, or (B) capital expenditures required by law or governmental authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

•	the acquisition of or causing of its affiliates to acquire, directly or indirectly, any shares of the other party’s capital stock;

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the entry into any material new line of business or the change in any material respect of its lending, investment, risk and asset liability management, interest rate, or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by law or any regulatory agency;

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the (a) making of any loan in material violation of, or other failure to comply in all material respects with, the underwriting and credit policies of Firstbank or Mercantile, as applicable, or such party’s subsidiaries as such policies are in effect as of the date of the date of the merger agreement, or (b) making of any loan or entry into any credit relationship with any customer who is not indebted to Firstbank or Mercantile, as applicable, including any loan participation, in an amount in excess of $3,000,000 or make any additional or new loan or increase the size of any credit relationship, including any loan participation, to any customer who is indebted to Firstbank or Mercantile, as applicable, or any subsidiary of such party, in the following amounts: (i) for any loan customer with one or more loans solely with loan grades of 1 through 4, in an amount greater than $3,000,000; (ii) for any loan customer with one or more loans with a loan grade of 5 or 6, in an amount greater than $1,000,000; and (iii) for any loan customer with one or more loans with a loan grade of 7 or worse, in any amount;

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the restructuring or material changing of its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification and reporting of such portfolios;

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the purchasing, committing to purchase, or otherwise acquiring of any derivative or synthetic mortgage product or entry into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

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the taking of any action that would prevent the merger from qualifying for its intended tax treatment or unreasonably delay the effectiveness of the registration statement issued in accordance with the merger agreement;

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the taking of any action that would be materially inconsistent with or contrary to the representations, warranties and covenants made by Firstbank or Mercantile, as applicable, in the merger agreement, or the taking of any action that would cause its representations and warranties to become untrue in any material respect, except as and to the extent required by applicable law, regulatory agencies or the merger agreement;

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the failure to comply in all material respects with applicable law and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any law is being contested in good faith and Mercantile or Firstbank, as applicable, has notified the other party of such contest;

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the failure to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable law, governmental policy issuances, generally accepted accounting principles and accounting standards and formally adopted internal policies and procedures;

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the failure to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

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the failure to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

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the failure to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Mercantile or Firstbank, as applicable, and such party’s subsidiaries, and applicable industry, regulatory, and general accepted accounting principles standards;

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the failure to promptly notify Firstbank or Mercantile, as applicable of the threat or commencement of any material action against, relating to, or affecting: (a) Firstbank or Mercantile, as applicable, or such party’s subsidiaries; (b) Firstbank’s or Mercantile’s, as applicable, or such party’s subsidiaries’ directors, officers or employees in their capacities as such; (c) Firstbank’s or Mercantile’s, as applicable, or such party’s subsidiaries’ assets, liabilities, businesses, or operations; or (d) the merger or the merger agreement;

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the making of any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of Mercantile or Firstbank, as applicable, or any of such party party’s subsidiaries, or any affiliate of any such person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by such party or such party’s subsidiaries to the person and to such and such person’s immediate family and affiliates, exceed $500,000, except for the renewing or advancement on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Firstbank’s or Mercantile’s, as applicable, customers generally;

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the taking of any action to discharge or satisfy any mortgage, lien, charge or encumbrance, other than as a result of the payment of liabilities in accordance with their terms or except in the ordinary course of business consistent with past practice, if the cost to Firstbank or Mercantile, as applicable, or to any of such party’s subsidiaries to discharge or satisfy any mortgage, lien, charge or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves;

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the taking of any action to pay any liability, absolute or contingent, in excess of $100,000, except liabilities shown on Mercantile’s financial statements set forth in Firstbank’s or Mercantile’s, as applicable, Annual Report on Form 10-K for the year ended December 31, 2012 or in any Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each as filed with the SEC, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by the merger agreement;

•	the entry into or amendment of any contract or other transaction with a related person, except as contemplated or permitted by the merger agreement; or

•	the agreement or commitment to take any of the foregoing actions.

Restrictions on Solicitation

Except as described below, each of Mercantile and Firstbank has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with the terms of the merger agreement, it will not and will cause its subsidiaries and representatives to not: (A) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a proposal that constitutes takeover proposal; or (B) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party material nonpublic information in connection with any proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a takeover. Each of Mercantile and Firstbank will, and will cause each of its respective subsidiaries and each of its and its respective subsidiaries’ representatives to, immediately upon execution of the merger agreement, cease any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to any takeover proposal.

A “takeover proposal” with respect to Mercantile means any inquiry, proposal or offer from any person (other than Firstbank and its subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Mercantile and its subsidiaries equal to more than ten percent (10%) of Mercantile’s consolidated assets or to which more than ten percent (10%) of Mercantile’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than ten percent (10%) of the outstanding Mercantile common stock or the capital stock of any subsidiary of Mercantile, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning more than ten percent (20%) of the outstanding Mercantile common stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Mercantile or any of its subsidiaries or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Mercantile common stock involved is more than ten percent (10%); in each case, other than the merger.

A “takeover proposal” with respect to Firstbank means any inquiry, proposal or offer from any person (other than Mercantile and its subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Firstbank and its subsidiaries equal to more than ten percent (10%) of Firstbank’s consolidated assets or to which more than ten percent (10%) of Firstbank’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than ten percent (10%) of the outstanding Firstbank common stock or the capital stock of any subsidiary of Firstbank, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning more than ten percent (10%) of the outstanding Firstbank common stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Firstbank or any of its subsidiaries or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Firstbank common stock involved is more than ten percent (10%); in each case, other than the merger.

Notwithstanding the restrictions described above, at any time prior to obtaining the relevant shareholder approval, if a party receives a takeover proposal, it and its representatives are permitted, subject to certain conditions, to furnish information with respect to Mercantile or Firstbank, as applicable, contact the person who made such proposal to request written clarifications of any term or condition of the takeover proposal such party’s board of directors determines in good faith to be ambiguous or unclear and enter into negotiations or discussion with the person who has made such takeover proposal if the board of directors of such party determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such takeover proposal constitutes superior proposal.

A “superior proposal” means, with respect to each of Firstbank and Mercantile, any bona fide written takeover proposal that the relevant party’s board of directors has determined in its good-faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the relevant party’s shareholders from a financial point of view than the merger, taking into account (A) all relevant legal, regulatory and financial aspects of the proposal (including certainty of closing) and the person making the proposal, and (B) any changes to the terms of the merger agreement proposed by the other party to the merger agreement in response to such proposal or otherwise, provided that for purposes of the definition of “superior proposal,” the references to “ten percent (10%)” in the definitions of takeover proposal above shall be deemed to be references to “fifty percent (50%).”

The merger agreement requires that the parties notify each other promptly of, among other things, the status of any takeover proposal, including any material developments, discussions or negotiations regarding any takeover proposal. The parties must provide to each other promptly, subject to any confidentiality agreements, any written material nonpublic information provided to a third party in connection with a takeover proposal, if such information has not already been provided to the other party, and must provide to each other within two business days any written materials received by the other party in connection with any takeover proposal.

If the board of directors of either party changes, qualifies, withholds, withdraws or modifies (in a manner adverse to the other party) its recommendation, such party will nonetheless continue to be obligated to hold its shareholder meeting and submit the proposals as set forth herein to its shareholders.

Changes in Board Recommendations

The respective boards of directors of Mercantile and Firstbank have each agreed, subject to certain exceptions discussed below, not to (i) fail to recommend the approval of the transaction, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to take such action, in a manner adverse to the other party, their respective recommendations with respect to the merger, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer of exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act, or (iv) adopt, approve or recommend a takeover proposal.

Notwithstanding the restrictions described above, prior to obtaining the relevant shareholder approval, the board of directors of each of Mercantile or Firstbank is permitted to change, qualify, withhold, withdraw or modify in a manner adverse to the other party their respective recommendations with respect to the merger if, subject to certain conditions, the board of directors of Mercantile or Firstbank, as applicable, among other things, determines in good faith that a takeover proposal constitutes a superior proposal.

Prior to making a change in recommendation as described above, the applicable party whose board of directors is making such change must inform the other party in writing of its board of directors’ intention to change its recommendation and provide to such other party the material terms and conditions of and identity of the person making the takeover proposal, and must allow five (5) business days (or three (3) business days in the case of any amendment to the financial or other material terms of the takeover proposal) to elapse following such other party’s receipt of such written notice. During such time, if requested by such other party, the party whose board of directors is intending to make a change in recommendation must negotiate in good faith changes to the merger agreement that would allow such board of directors not to make such recommendation change.

Efforts to Obtain Required Shareholder Approvals

Mercantile has agreed to hold its special meeting, as soon as practicable following the date of the merger agreement, for the purposes of seeking the required Mercantile shareholder approvals related to the merger agreement and the merger and to use its commercially reasonable efforts to solicit the requisite shareholder approval for such proposal. The merger agreement requires Mercantile to submit these proposals to a shareholder vote even if its board of directors has changed its recommendation related to the merger.

Firstbank has agreed to hold a special meeting of its shareholders, as soon as practicable following the date of the merger agreement, for the purpose of seeking the Firstbank shareholder approval of the merger agreement, and to use its commercially reasonable efforts to solicit the requisite shareholder approval for such proposal. The merger agreement requires Firstbank to submit this proposal to a shareholder vote even if its board of directors has changed its recommendation related to the merger.

Efforts to Complete the Transactions

Mercantile and Firstbank have each agreed to, among other things:

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take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable;

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obtain from each applicable governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by or to Firstbank or Mercantile or any of their respective subsidiaries, and avoid any action by any governmental entity in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

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make or cause to be made the applications or filings required to be made by Firstbank or Mercantile or any of their respective subsidiaries under or with respect to any laws in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger and other transactions contemplated by the merger agreement, and to pay any fees due by such party in connection with such applications or filings, as promptly as is reasonably practicable;

Mercantile Special Dividend

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As permitted by the merger agreement, the Mercantile board of directors expects to declare and pay a special cash dividend of $2.00 per share to Mercantile shareholders prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including the following covenants:

•	Mercantile and Firstbank agreed to cooperate in the preparation of this joint proxy statement and prospectus;

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neither of the parties will issue any press release or make any public announcement relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement without the prior written approval of the other party, unless the disclosing party believes in good faith that such press release or public announcement is required to be made by applicable law, rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding such press release or other announcement prior to making any such disclosure;

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each party, commencing on the date of the merger agreement through the effective time of the merger, will permit the other party to have reasonable access to the officers and senior management, the premises, agents, books, records and contracts of or pertaining to the other party, as may reasonably be requested in writing;

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each party will give prompt written notice to the other party of (i) any event that would reasonably be expected to give rise to a material adverse effect, (ii) any notice or other communication received by such party from any governmental entity or other person in connection with the merger or from any person alleging that the consent of such person is or may be required in connection with the merger and (iii) any actions commenced or threatened against, relating to or involving or otherwise affecting such party which relate to the merger agreement or the merger;

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each party will hold and treat in confidence all documents and information concerning the other party and its subsidiaries furnished in connection with the merger or merger agreement pursuant to the confidentiality agreement between Mercantile and Firstbank;

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if any anti-takeover laws of any governmental entity are or may become applicable to the merger, the parties agree to use their respective commercially reasonable efforts to take such action as reasonably necessary so that the merger may be consummated as promptly as practicable under the terms of the merger agreement or so as to eliminate or minimize the effects of any such law on the merger;

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each party will take all such steps as may be required to cause (a) any dispositions of Firstbank common stock (including derivative securities with respect to Firstbank common stock and awards) resulting from the merger and the other transactions contemplated by the merger agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Firstbank immediately prior to the effective time of the merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions or dispositions of Mercantile common stock (including derivative securities with respect to Mercantile common stock and converted stock-based awards) resulting from the merger and the other transactions contemplated by the merger agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Mercantile immediately following the effective time of the merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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each party will take all necessary action to suspend each of its respective employee or director stock purchase plans, and all monies contributed for the purchase of stock pursuant to such plans that have not been applied to the purchase of stock will be promptly refunded to participants;

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Mercantile will, at the effective time of the merger, assume all obligations of Firstbank, including payment of any amounts due on debt securities issued pursuant to certain trust preferred securities agreements to which Firstbank is a party;

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Firstbank will, upon Mercantile’s request, cooperate with Mercantile to prepare documentation and take such other steps as may be necessary to effect the consolidation of the parties’ respective subsidiary banks at the effective time of the merger;

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each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder action against it and its directors relating to the merger, will give the other party opportunity to consult with it regarding the defense or settlement of any such securityholder action, and will not settle any such action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

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the parties agree that each party will not, and will not permit any of their respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, and each party will use commercially reasonable efforts to cause the merger to so qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986; and

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the parties will coordinate with each other regarding the declaration, setting of record dates and payment dates of dividends with respect to shares of Mercantile common stock and Firstbank common stock for the purpose of minimizing the risk that holders of shares of Firstbank common stock (a) in respect of any calendar quarter, receive dividends on both shares of Firstbank common stock and shares of Mercantile common stock received as merger consideration, or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Firstbank common stock or shares of Mercantile common stock received as merger consideration.

Conditions to Completion of the Transaction

The obligations of Mercantile and Firstbank to consummate the transactions are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by holders of a majority of the outstanding shares of Firstbank common stock;

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the approval of the merger agreement by holders of a majority of the outstanding shares of Mercantile common stock and the approval of the issuance of Mercantile common stock constituting the merger consideration by the holders of the majority of the votes cast by the holders of shares of Mercantile common stock entitled to vote on the action;

•	the receipt and effectiveness of all required regulatory approvals;

•	the absence of any law making illegal or otherwise preventing the consummation of the merger

•	the absence of any temporary, preliminary or permanent restraining order preventing the consummation of the merger;

•	the absence of any order of a court or agency enjoining or prohibiting the consummation of the merger;

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the declaration of effectiveness by the SEC of this registration statement of which this joint proxy statement and prospectus forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC; and

•	the authorization for listing on Nasdaq of the Mercantile common stock to be issued pursuant to the merger, subject to official notice of issuance.

In addition, the obligations of Mercantile to effect the merger are subject to satisfaction, or waiver, of the following additional conditions:

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(i) the representations and warranties of Firstbank (other than certain representations related to Firstbank’s ownership of subsidiaries, Firstbank’s capitalization and Firstbank’s authorization, board recommendation, fairness opinion and shareholder approval related to the merger) being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a material adverse effect with respect to Firstbank, provided, however, that a failure of any condition related to regulatory approvals will not be deemed a material adverse effect with respect to Firstbank for the purpose of this condition, (ii) certain representations and warranties related to Firstbank’s ownership of subsidiaries and Firstbank’s capitalization being true and correct in all but de minimus respects as of the closing date as though made as of the closing (or, if made as of a specific date, in all but de minimus respects as of such date), and (iii) the representations and warranties of Firstbank related to Firstbank’s authorization, board recommendation, fairness opinion and shareholder approval related to the merger being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date) in all material respects;

•	Firstbank having performed in all material respects all of the covenants required to be performed by it under the merger agreement at or prior to the closing;

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the receipt by Mercantile of a certificate, dated as of the closing date, executed by the chief executive officer or chief financial officer of Firstbank certifying as to the satisfaction of the conditions described in the preceding two bullets;

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the absence of any change, state of facts, event, development or effect since December 31, 2012, that has had or would reasonably be expected to have a material adverse effect with respect to Firstbank (except that that a failure of any condition related to regulatory approvals will not be deemed a material adverse effect with respect to Firstbank for the purpose of this condition); and

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the receipt by Mercantile from Warner Norcross & Judd LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

In addition, the obligations of Firstbank to effect the merger are subject to satisfaction, or waiver, of the following additional conditions:

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(i) the representations and warranties of Mercantile (other than certain representations related to Mercantile’s ownership of subsidiaries, Mercantile’s capitalization and Mercantile’s authorization, board recommendation, fairness opinion and shareholder approval related to the merger) being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a material adverse effect with respect to Mercantile, provided, however, that a failure of any condition related to regulatory approvals will not be deemed a material adverse effect with respect to Mercantile for the purpose of this condition, (ii) certain representations and warranties related to Mercantile’s ownership of subsidiaries and Mercantile’s capitalization being true and correct in all but de minimus respects as of the closing date as though made as of the closing (or, if made as of a specific date, in all but de minimus respects as of such date), and (iii) the representations and warranties of Mercantile related to Mercantile’s authorization, board recommendation, fairness opinion and shareholder approval related to the merger being true and correct as of the closing date as though made as of such date (or, if made as of a specific date, as of such date) in all material respects;

•	Mercantile having performed in all material respects all of the covenants required to be performed by it under the merger agreement at or prior to the closing;

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the receipt by Firstbank of a certificate, dated as of the closing date, executed by the chief executive officer or chief financial officer of Mercantile certifying as to the satisfaction of the conditions described in the preceding two bullets;

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the absence of any change, state of facts, event, development or effect since December 31, 2012, that has had or would reasonably be expected to have a material adverse effect with respect to Mercantile (except that that a failure of any condition related to regulatory approvals will not be deemed a material adverse effect with respect to Mercantile for the purpose of this condition); and

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the receipt by Firstbank from Varnum LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the required shareholder approvals, under the following circumstances:

•	by mutual written consent of Mercantile and Firstbank;

•	by either Mercantile or Firstbank:

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if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order or other action is final and nonappealable, except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and such failure has been the primary cause of, or the primary factor that resulted in, the issuance of such an order or the taking of such an action;

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if the merger does not occur before March 31, 2014, except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and such failure has been the primary cause of, or the primary factor that resulted in, the failure of the effective time of the merger to occur on or before March 31, 2014;

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(i) if the Mercantile shareholder meeting (including any postponements or adjournments thereof) has concluded and been finally adjourned and the Mercantile shareholder approval has not been obtained, or (ii) if the Firstbank shareholder meeting (including any postponements or adjournments thereof) has concluded and been finally adjourned and the Firstbank shareholder approval has not been obtained, except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to the Mercantile shareholder meeting or the Firstbank shareholder meeting, as applicable, and such failure has been the primary cause of, or is the primary factor that resulted in, the Mercantile shareholder approval or the Firstbank shareholder approval, as applicable, not having been obtained;

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by Mercantile, if Firstbank has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the conditions to Mercantile’s obligations to complete the transaction are not satisfied, and which either (A) cannot be cured by March 31, 2014, or (B) if capable of being cured by March 31, 2014, have not been cured within thirty (30) business days following receipt of written notice from Mercantile of such breach or failure, except in the event that Mercantile is then in breach of any representations, warranties, covenants or other agreements contained in the merger agreement and such breach would give rise to the failure of Mercantile’s satisfaction of conditions to closing;

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by Firstbank, if Mercantile has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the conditions to Firstbank’s obligations to complete the transaction are not satisfied, and which either (A) cannot be cured by March 31, 2014 or (B) if capable of being cured by March 31, 2014, have not been cured within thirty (30) business days following receipt of written notice from Mercantile of such breach or failure, except in the event that Firstbank is then in breach of any representations, warranties, covenants or other agreements contained in the merger agreement and such breach would give rise to the failure of Firstbank’s satisfaction of conditions to closing;

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by Mercantile prior to the receipt of the Firstbank shareholder approval if: (i) the Firstbank board of directors has taken any of the actions in items 1-4 described above under the section entitled “The Merger Agreement — Changes in Board Recommendations” beginning on page 113; (ii) the Firstbank board of directors has failed to reject or takes no position with respect to a Firstbank takeover proposal and fails to reaffirm the Firstbank board recommendation, in each case, within five (5) business days following the public announcement of such Firstbank takeover proposal, and in any event at least two (2) business days prior to the Firstbank shareholder meeting; (iii) Firstbank enters into an agreement with respect to any Firstbank takeover proposal; (iv) Firstbank has materially breached its obligations under the merger agreement regarding third-party takeover proposals, as described under the section entitled “—No Solicitation of Alternative Proposals”; (v) subject to Firstbank’s rights to adjourn or postpone the Firstbank Shareholder Meeting in accordance with the merger agreement, Firstbank has failed to call, give proper notice of, convene and hold the Firstbank Shareholder Meeting; or (vi) Firstbank or the Firstbank board of directors has publicly announced its intention to do any of the foregoing;

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by Firstbank prior to the receipt of the Mercantile shareholder approval if: (i) the Mercantile board of directors has taken any of the actions in items 1-4 described above under the section entitled “The Merger Agreement — Changes in Board Recommendations” beginning on page 113; (ii) the Mercantile board of directors has failed to reject or takes no position with respect to a Mercantile takeover proposal and fails to reaffirm the Mercantile board recommendation, in each case, within five

(5) business days following the public announcement of such Mercantile takeover proposal, and in any event at least two (2) business days prior to the Mercantile shareholder meeting; (iii) Mercantile enters into an agreement with respect to any Mercantile takeover proposal; (iv) Mercantile has materially breached its obligations under the merger agreement regarding third-party takeover proposals, as described under the section entitled “— No Solicitation of Alternative Proposals”; (v) subject to Mercantile’s rights to adjourn or postpone the Mercantile Shareholder Meeting in accordance with the merger agreement, Mercantile has failed to call, give proper notice of, convene and hold the Mercantile Shareholder Meeting; or (vi) Mercantile or the Mercantile board of directors has publicly announced its intention to do any of the foregoing;

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by Mercantile prior to receipt of the Mercantile shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal, provided that (i) such agreement has not resulted from Mercantile’s breach of its obligations described under the section entitled “The Merger Agreement — Restrictions on Solicitation” beginning on page 112, and (ii) Mercantile pays (or causes to be paid) the termination fee, as described below under the section entitled “The Merger Agreement — Termination Fees and Expenses; Liability for Breach” beginning on page 119 prior to or simultaneously with such termination; or

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by Firstbank prior to receipt of the Firstbank shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal, provided that (i) such agreement has not resulted from Firstbank’s breach of its obligations described under the section entitled “The Merger Agreement — Restrictions on Solicitation” beginning on page 112, and (ii) Firstbank pays (or causes to be paid) the termination fee, as described below under the section entitled “The Merger Agreement — Termination Fees and Expenses; Liability for Breach” beginning on page 119 prior to or simultaneously with such termination.

Termination Fees and Expenses; Liability for Breach

Firstbank will be obligated to pay:

•	a termination fee of $7,900,000 (referred to as the “termination fee”) upon the occurrence of the event giving rise to termination if:

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Mercantile terminates the merger agreement because, prior to the receipt of the Firstbank shareholder approval: (i) the Firstbank board of directors has taken any of the actions in items 1-4 described above under the section entitled “The Merger Agreement — Changes in Board Recommendations” beginning on page 113; (ii) the Firstbank board of directors has failed to reject or takes no position with respect to a Firstbank takeover proposal and fails to reaffirm the Firstbank board recommendation, in each case, within five (5) business days following the public announcement of such Firstbank takeover proposal, and in any event at least two (2) business days prior to the Firstbank shareholder meeting; (iii) Firstbank enters into an agreement with respect to any Firstbank takeover proposal; (iv) Firstbank has materially breached its obligations under the merger agreement regarding third-party takeover proposals, as described under the section entitled “— No Solicitation of Alternative Proposals”; (v) subject to Firstbank’s rights to adjourn or postpone the Firstbank Shareholder Meeting in accordance with the merger agreement, Firstbank has failed to call, give proper notice of, convene and hold the Firstbank Shareholder Meeting; or (vi) Firstbank or the Firstbank board of directors has publicly announced its intention to do any of the foregoing;

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(A) the merger agreement is terminated by Firstbank because the merger does not occur on or before March 31, 2014 or the merger agreement is terminated by Mercantile or Firstbank because the Firstbank shareholder meeting has concluded and been finally adjourned and the Firstbank shareholder approval has not been obtained; (B) any person has made (whether or not subsequently withdrawn) a takeover proposal to Firstbank on or after the date of the merger agreement but prior to (1) the date that the merger agreement is terminated, in the event the merger agreement is terminated by Firstbank because the merger does not occur on or before March 31, 2014, or (2) the Firstbank shareholder meeting, in the case of a termination because the Firstbank shareholder meeting has concluded and been finally adjourned and the Firstbank shareholder approval has not been obtained; and (C) (1) within twelve (12) months after the date of termination, Firstbank or any of its affiliates consummates a takeover proposal, or (2) Firstbank or any of its affiliates enters into a definitive agreement with respect to a takeover proposal within 12 months after the date of termination (provided that, for purposes of this bullet, the references to “more than ten percent (10%)” in the definition of “takeover proposal” contained above under the section entitled “The Merger Agreement — Restrictions on Solicitation” beginning on page 112 will be deemed to be references to “more than fifty percent (50%)”);

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Mercantile terminates the merger agreement because Firstbank has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the conditions to Mercantile’s obligations to complete the transaction are not satisfied, and which either (A) cannot be cured by March 31, 2014 or (B) if capable of being cured by March 31, 2014, have not been cured within thirty (30) business days following receipt of written notice from Mercantile of such breach or failure, provided that Mercantile is not then in breach of any representations, warranties, covenants or other agreements contained in the merger agreement and such breach would give rise to the failure of Firstbank’s satisfaction of conditions to closing, and (1) any person has made (whether or not subsequently withdrawn) a takeover proposal to Firstbank on or after the date of the merger agreement but prior to the date that the merger agreement is terminated, and (2) within twelve (12) months after the date of termination, Firstbank or any of its affiliates consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal within 12 months after the date of termination (except that, for purposes of this bullet, the references to “more than ten percent (10%)” in the definition of “takeover proposal” contained above under the section entitled “The Merger Agreement — Restrictions on Solicitation” beginning on page 112 will be deemed to be references to “more than fifty percent (50%)”); or

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Firstbank terminates the merger agreement prior to receipt of the Firstbank shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Firstbank superior proposal; and

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all documented out-of-pocket fees and expenses incurred by Mercantile or its affiliates in connection with the merger agreement and the transactions contemplated thereby, in an aggregate amount not to exceed $2,000,000 (referred to as the “expense reimbursement”), if Mercantile terminates the agreement because Firstbank has breached its representations, warranties or covenants under the merger agreement and such breach remains uncured and would give rise to the failure of Firstbank’s satisfaction of conditions to closing.

Mercantile will be obligated to pay:

•	a termination fee of $7,900,000 (referred to as the “termination fee”) upon the occurrence of the event giving rise to termination if:

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Firstbank terminates the merger agreement because, prior to the receipt of the Mercantile shareholder approval: (i) the Mercantile board of directors has taken any of the actions in items 1-4 described above under the section entitled “The Merger Agreement — Changes in Board Recommendations” beginning on page 113; (ii) the Mercantile board of directors has failed to reject or takes no position with respect to a Mercantile takeover proposal and fails to reaffirm the Mercantile board recommendation, in each case, within five (5) business days following the public announcement of such Mercantile takeover proposal, and in any event at least two (2) business days prior to the Mercantile shareholder meeting; (iii) Mercantile enters into an agreement with respect to any Mercantile takeover proposal; (iv) Mercantile has materially breached its obligations under the merger agreement regarding third-party takeover proposals, as described under the section entitled “— No Solicitation of Alternative Proposals”; (v) subject to Mercantile’s rights to adjourn or postpone the Mercantile Shareholder Meeting in accordance with the merger agreement, Mercantile has failed to call, give proper notice of, convene and hold the Mercantile Shareholder Meeting; or (vi) Mercantile or the Mercantile board of directors has publicly announced its intention to do any of the foregoing;

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(A) the merger agreement is terminated by Mercantile because the merger does not occur on or before March 31, 2014 or the merger agreement is terminated by Firstbank or Mercantile because the Mercantile shareholder meeting has concluded and been finally adjourned and the Mercantile shareholder approval has not been obtained; (B) any person has made (whether or not subsequently withdrawn) a takeover proposal to Mercantile on or after the date of the merger agreement but prior to (1) the date that the merger agreement is terminated, in the event the merger agreement is terminated by Mercantile because the merger does not occur on or before March 31, 2014, or (2) the Mercantile shareholder meeting, in the case of a termination because the Mercantile shareholder meeting has concluded and been finally adjourned and the Mercantile shareholder approval has not been obtained; and (C) (1) within twelve (12) months after the date of termination, Mercantile or any of its affiliates consummates a takeover proposal, or (2) Mercantile or any of its affiliates enters into a definitive agreement with respect to a takeover proposal within 12 months after the date of termination (provided that, for purposes of this bullet, the references to “more than ten percent (10%)” in the definition of “takeover proposal” contained above under the section entitled “The Merger Agreement — Restrictions on Solicitation” beginning on page 112 will be deemed to be references to “more than fifty percent (50%)”);

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Firstbank terminates the merger agreement because Mercantile has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the conditions to Firstbank’s obligations to complete the transaction are not satisfied, and which either (A) cannot be cured by March 31, 2014 or (B) if capable of being cured by March 31, 2014, have not been cured within thirty (30) business days following receipt of written notice from Firstbank of such breach or failure, provided that Firstbank is not then in breach of any representations, warranties, covenants or other agreements contained in the merger agreement and such breach would give rise to the failure of Mercantile’s satisfaction of conditions to closing, and (1) any person has made (whether or not subsequently withdrawn) a takeover proposal to Mercantile on or after the date of the merger agreement but prior to the date that the merger agreement is terminated, and (2) within twelve (12) months after the date of termination, Mercantile or any of its affiliates consummates a takeover proposal or enters into a definitive agreement with respect to a takeover proposal within 12 months after the date of termination (except that, for purposes of this bullet, the references to “more than ten percent (10%)” in the definition of “takeover proposal” contained above under the section entitled “The Merger Agreement — Restrictions on Solicitation” beginning on page 112 will be deemed to be references to “more than fifty percent (50%)”); or

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Mercantile terminates the merger agreement prior to receipt of the Mercantile shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Mercantile superior proposal; and

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all documented out-of-pocket fees and expenses incurred by Firstbank or its affiliates in connection with the transactions contemplated by the merger agreement, in an aggregate amount not to exceed $2,000,000, if Firstbank terminates the agreement because Mercantile has breached its representations, warranties or covenants under the merger agreement and such breach remains uncured and would give rise to the failure of Mercantile’s satisfaction of conditions to closing.

In no event will either of Firstbank or Mercantile be required to pay the termination fee or the expense reimbursement on more than one occasion.

Upon the termination of the merger agreement in accordance with its terms and payment of the termination fee or expense reimbursement, as applicable, neither Firstbank nor Mercantile will have any continuing liability to the other (except with respect to press releases, confidentiality and certain miscellaneous provisions). However, each party will remain liable for damages arising from a willful or intentional breach of the merger agreement.

In the event that the termination fee or expense reimbursement is in fact paid to the relevant party when and as required by the merger agreement as described above, such payment will be the sole and exclusive remedy of the receiving party against the paying party and its affiliates and representatives for any loss arising or relating to the merger agreement and the transactions contemplated thereby, except that neither party will be relieved or released from any liability or damages arising from fraud.

Governance of the Combined Company Following the Completion of the Transaction

Mercantile has agreed to take all requisite action, effective as of the effective time of the merger, to cause the Mercantile board of directors to consist of six (6) directors, which will include: (i) the President and Chief Executive Officer of Mercantile, (ii) two members of the Mercantile board of directors as of the date of the merger agreement who are independent for purposes of the rules of Nasdaq (at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act) selected by the Mercantile board of directors, (iii) the President and Chief Executive Officer of Firstbank, and (iv) two members of the Firstbank board of directors who are independent for purposes of the rules of Nasdaq (at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act) selected by the Firstbank board of directors, each to serve for a term expiring on the earlier of his or her death, resignation or removal or the next annual meeting of Mercantile shareholders and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the size of the Mercantile board of directors.

The current President and Chief Executive Officer of Firstbank will serve as Chairman of the board of directors of the Mercantile board of directors for one year following the effective time. Additionally, after the effective time, the current President and Chief Executive Officer of Mercantile will serve as the President and Chief Executive Officer of Mercantile, the current Chief Operating Officer of Mercantile will serve as an Executive Vice President and Chief Operating Officer of Mercantile, the current Chief Financial Officer of Mercantile will serve as Senior Vice President and Chief Financial Officer of Mercantile, and the current Chief Financial Officer of Firstbank will serve as an Executive Vice President of Mercantile.

Indemnification and Insurance

Mercantile has agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Firstbank or its subsidiaries, as provided in their respective articles of incorporation or bylaws or other organizational documents or in any agreement with Firstbank or its subsidiaries, will survive the merger and will continue in full force and effect in accordance with their relevant terms. The obligations of the combined company to exculpate, indemnify and advance expenses will continue for a period of six (6) years from the effective time of the merger (except with respect to any action pending or asserted or any claim made during such six (6)-year period, in which case the obligations will continue until the disposition of such action or resolution of such claim), and provisions for such obligations will be no less favorable to officers and directors than those set forth in the articles of incorporation and bylaws or similar organizational documents of Firstbank and its subsidiaries in effect immediately prior to the date of the merger agreement, and the combined company may not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of Firstbank or any of its subsidiaries.

For a period of six (6) years following the effective time of the merger, the surviving corporation will indemnify and hold harmless each current or former director or officer of Firstbank and any of its subsidiaries against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each such indemnified party to the fullest extent permitted by law and following receipt of any undertaking required by applicable law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened actions arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the effective time of the merger in such party’s capacity as a director or officer of Firstbank or its subsidiaries or in such party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Firstbank (including acts or omissions in connection with such person’s serving as an officer, director or other fiduciary in any entity if such service in such capacity was at the request or for the benefit of Firstbank), including in connection with the transactions contemplated by the merger agreement, except that all rights to indemnification or advancement of expenses in respect of any action pending or asserted or any claim made within such six (6)-year period will continue until the disposition of such action or resolution of such claim. In the event of any such action, the combined company will reasonably cooperate with the indemnified party in the defense of any such action.

For a period of six (6) years following the effective time of the merger, the surviving corporation will maintain the current policies (or policies of substantially the same coverage) of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Firstbank and its subsidiaries for the indemnified parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the effective time of the merger with respect to matters occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. However, after the effective time of the merger, the combined company will not be required to pay annual premiums for insurance coverages in excess of three hundred percent (300%) of the last annual premium (referred to as the “maximum amount”) paid by Firstbank prior to the date of the merger agreement in respect of the coverages required to be obtained, but in such case will purchase the greatest coverage available for a cost not exceeding the maximum amount. Alternatively, at the combined company’s option, the combined company may purchase at or after the effective time of the merger, at a cost not exceeding three (3) times the maximum amount, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Firstbank and its subsidiaries for the insured parties with respect to matters occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the Firstbank shareholder approval or the Mercantile shareholder approval; however, after receipt of any such approval, no amendment will be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by the Firstbank shareholders or the Mercantile shareholders, as applicable, without such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of Mercantile and Firstbank.

Governing Law

The merger agreement is governed by the laws of the State of Michigan.

No Third Party Beneficiaries

While the merger agreement is not intended to confer upon you or any other person other than Mercantile and Firstbank any rights or remedies, it provides limited exceptions for (i) Firstbank’s and its subsidiaries’ directors and officers to continue to have indemnification and liability insurance coverage after the completion of the merger, and (ii) holders of Firstbank common stock after the effective time of the merger and any holder of an award granted under a Firstbank stock plan to properly convert their shares of common stock and awards pursuant to the merger agreement.

Specific Performance

Mercantile and Firstbank agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that any breach of the merger agreement could not be adequately compensated in all cases by monetary damages alone. The parties agreed that, so long as the party seeking remedy is not in breach of any representations, warranties, covenants or other agreements contained in the merger agreement that would result in a failure of a condition to the other party’s obligation to close, such party will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement by the other party or to enforce specifically the terms and provisions of the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Varnum LLP, tax counsel to Firstbank, and Warner Norcross & Judd LLP, tax counsel to Mercantile, the following are the material U.S. federal income tax consequences of the merger to holders of Firstbank common stock that exchange their shares of Firstbank common stock for shares of Mercantile common stock in the merger.

This discussion addresses only holders of Firstbank common stock who hold that stock as a “capital asset” and are “U.S. persons,” each as defined for U.S. federal income tax purposes. For these purposes a “U.S. person” is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Tax Consequences of the Merger Generally

Mercantile has received the opinion of Warner Norcross & Judd LLP, and Firstbank has the received the opinion of Varnum LLP, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and subject to the assumptions and limitations set forth in this section, that U.S. holders of Firstbank common stock will not recognize gain or loss for shares received as merger consideration, except with respect to cash received in lieu of fractional shares.

The U.S. federal income tax consequences of the merger and the special dividend to U.S. persons generally will be as follows:

Receipt of Mercantile Common Stock

Each holder of Firstbank common stock who exchanges such holder’s Firstbank common stock for Mercantile common stock generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Mercantile common stock (as discussed below). The aggregate tax basis of the Mercantile common stock each holder receives in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal the aggregate adjusted tax basis in the shares of Firstbank common stock such holder surrenders in the merger. The holding period for the shares of Mercantile common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the shares of Firstbank common stock surrendered in the merger. If a holder acquired different blocks of Firstbank common stock at different times or at different prices, the Mercantile common stock such holder receives will be allocated pro rata to each block of Firstbank common stock, and the basis and holding period of each block of Mercantile common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Firstbank common stock exchanged for such block of Mercantile common stock.

Mercantile Special Dividend

As permitted by the terms of the merger agreement, the Mercantile board of directors expects to declare and pay a one-time special cash dividend of $2.00 per share per share to Mercantile shareholders prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement. Generally, holders will be taxed on the pre-merger special dividend at applicable U.S. Federal income tax rates.

Tax Consequences to Mercantile and Firstbank

Neither of Mercantile nor Firstbank will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

These opinions do not address any state, local or foreign tax consequences of the merger. These opinions are based on facts and representations contained in representation letters provided by Firstbank and Mercantile and on customary factual assumptions, as well as on certain covenants and undertakings by Mercantile and Firstbank. Neither of the opinions described above will be binding on the IRS or any court. Firstbank and Mercantile have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, assumptions, covenants or undertakings upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be different than set forth in the opinions. Neither Firstbank nor Mercantile is aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated in any material respect.

This discussion does not address any non-income taxes (including the unearned income Medicare contribution tax enacted under the Health Care and Education Reconciliation Act of 2010) or any foreign, state or local tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Firstbank common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, S corporations or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Firstbank common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Firstbank common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of Firstbank common stock). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement and prospectus and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Firstbank common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Firstbank common stock should consult their own tax advisors.

Holders of Firstbank common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

ACCOUNTING TREATMENT

Mercantile prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Mercantile being considered the acquiror of Firstbank for accounting purposes. This means that Mercantile will allocate the purchase price to the fair value of Firstbank’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Mercantile and its subsidiaries and of Firstbank and its subsidiaries, as an acquisition by Mercantile of Firstbank using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Firstbank will be recorded by Mercantile at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with Mercantile’s and Firstbank’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, and Annual Report on Form 10-K for the calendar year ended December 31, 2012, which are incorporated by reference herein. See “Where You Can Find More Information” on page 154.

The merger was announced on August 15, 2013, and provides that each outstanding share of Firstbank common stock will be canceled and converted into the right to receive one share of Mercantile common stock. Any shares of Firstbank common stock that are owned by Firstbank, Mercantile or any of their respective subsidiaries, other than in a fiduciary capacity, will be canceled without any consideration.

The merger will be a “reorganization” for Federal income tax purposes and Mercantile and Firstbank shareholders generally will not recognize, for Federal income tax purposes, any gain or loss on the merger, or the receipt of shares of Mercantile common stock.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transactions had occurred on June 30, 2013. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2013, and the year ended December 31, 2012, give effect to the merger as if the transactions had become effective at the beginning of January 1, 2012.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised as additional information becomes available and as additional analysis is performed. This information also does not reflect the benefits of the expected cost savings and operating efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of Mercantile and its subsidiaries and Firstbank and its subsidiaries, which are incorporated in this document by reference. See “Where You Can Find More Information” on page 154.

Mercantile Bank Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2013

(in thousands, except per share amounts)	Mercantile As Reported	Firstbank As Reported	Ref	Pro Forma Adjustments	Pro Forma Combined Mercantile
ASSETS
Cash and cash equivalents	$57,977	$54,430	K	$(12,055)	$100,352
Investment securities	142,095	358,288		—	500,383
Loans, including loans held for sale	1,058,662	975,796	A	(24,500)	2,015,958
			B	6,000
Allowance for loan losses	(24,947)	(20,239)	C	20,239	(24,947)

Net loans	1,033,715	955,557		1,739	1,991,011
Premises and equipment	25,382	24,322		—	49,704
Goodwill	0	35,513	D	6,374	41,887
Intangible assets	0	761	E	12,239	13,000
Other assets	84,581	28,175	I	(9,218)	103,538

Total assets	$1,343,750	$1,457,046		$(921)	$2,799,875

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,061,315	$1,208,302	F	$2,300	$2,271,917
Borrowings	92,328	71,523	G	1,100	173,951
			K	9,000
Subordinated debentures	32,990	36,084	H	(15,000)	54,074
Other liabilities	6,179	8,693		—	14,872

Total Liabilities	1,192,812	1,324,602		2,600	2,514,814
SHAREHOLDERS’ EQUITY:
Preferred stock	0	0		—	0
Common stock	164,548	116,369	J	35,154	298,671
			K	(17,400)
Retained earnings (deficit)	(12,718)	15,679	J	(15,679)	(12,718)
Accumulated other comprehensive income (loss)	(892)	396	J	(396)	(892)

Total equity	150,938	132,444		1,679	285,061

Total liabilities and shareholders’ equity	$1,343,750	$1,457,046		$(921)	$2,799,875

Shares outstanding	8,707,003	8,070,268			16,777,271
Book value per common share	$17.34	$16.41			$16.99

Mercantile Bank Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Income Statement

For the six months ended June 30, 2013

(in thousands, except per share amounts)	Mercantile As Reported	Firstbank As Reported	Ref	Pro Forma Adjustments	Pro Forma Combined Mercantile
Interest income	$28,201	$29,423	L	$(701)	$56,923
Interest expense	5,435	3,220	M	(99)	8,556

Net interest income	22,766	26,203		(602)	48,367
Provision for loan losses	(3,000)	1,830	N	—	(1,170)

Net interest income after provision for loan losses	25,766	24,373		(602)	49,537
Noninterest income	3,599	5,868		—	9,467
Noninterest expense	17,397	21,508	O	931	39,836

Income before income tax expense	11,968	8,733		(1,533)	19,168
Income tax expense (benefit)	3,552	2,527	P	(537)	5,542

Net income	8,416	6,206		(996)	13,626
Preferred stock dividends	0	481		—	481

Net income to common shareholders	$8,416	$5,725		$(996)	$13,145

Earnings Per Share(a)
Basic	$0.97	$0.71			$0.79
Diluted	0.97	0.71			0.78

Average Shares Outstanding(a)
Basic	8,705,673	8,033,006			16,738,679
Diluted	8,718,627	8,084,816			16,803,443

(a)	The adjustments to earnings per share and average shares outstanding are shown in the comparative data section.

Mercantile Bank Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Income Statement

For the year ended December 31, 2012

(in thousands, except per share amounts)	Mercantile As Reported	Firstbank As Reported	Ref	Pro Forma Adjustments	Pro Forma Combined Mercantile
Interest income	$59,917	$62,866	L	$(1,403)	$121,380
Interest expense	13,216	8,374	M	(360)	21,230

Net interest income	46,701	54,492		(1,043)	100,150
Provision for loan losses	(3,100)	7,690	N	—	4,590

Net interest income after provision for loan losses	49,801	46,802		(1,043)	95,560
Noninterest income	7,994	12,670		—	20,664
Noninterest expense	39,624	44,682	O	2,014	86,320

Income before income tax expense	18,171	14,790		(3,057)	29,904
Income tax expense (benefit)	5,636	4,256	P	(1,070)	8,822

Net Income	12,535	10,534		(1,987)	21,082
Preferred stock dividends	1,030	1,275		—	2,305

Net income to common shareholders	$11,505	$9,259		$(1,987)	$18,777

Earnings Per Share(a)
Basic	$1.33	$1.17			$1.13
Diluted	1.30	1.16			1.12

Average Shares Outstanding(a)
Basic	8,625,198	7,932,799			16,557,997
Diluted	8,849,627	7,956,501			16,806,128

(a)	The adjustments to earnings per share and average shares outstanding are shown in the comparative data section.

Notes to Unaudited Pro Forma

Condensed Combined Financial Information

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, giving effect to the merger involving Mercantile and Firstbank as if the transactions had occurred as of the beginning of the earliest period presented. The merger will be a “reorganization” for Federal income tax purposes and Mercantile and Firstbank shareholders generally will not recognize, for Federal income tax purposes, any gain or loss on the merger, or the receipt of shares of Mercantile common stock.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger been consummated at January 1, 2012, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The merger, which is currently expected to be completed in the first quarter of 2014, provides for the issuance of one share of Mercantile common stock in exchange for each share of Firstbank common stock and is subject to approval of Mercantile and Firstbank shareholders and certain regulatory agencies. The value of a Firstbank share would be $[        ] based on Mercantile’s closing price on [                    ], 2013.

The merger will be accounted for as an acquisition by Mercantile using the acquisition method of accounting. Accordingly, the assets and liabilities of Firstbank will be recorded at their respective fair values and the values used represent management’s estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, additional information that becomes available and additional analysis that is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analysis to determine the fair value of Firstbank’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executor contracts, and other items of Firstbank as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. The purchase price is contingent on Mercantile’s price per common share on the date the merger is consummated, which has not yet occurred. Accordingly, a 10% increase or decrease in the $18.77 price per share used under Note 2 — Purchase Price Allocation would result in a corresponding goodwill adjustment of approximately $15.2 million. Any changes to Firstbank’s shareholders’ equity through the date the merger is completed will also change the purchase price allocation, which may include the recording of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The accounting policies of both Mercantile and Firstbank are also being reviewed. Upon completion of such review, conforming adjustments or financial statement reclassifications may be also determined.

Note 2 — Purchase Price Allocation

The pro forma adjustments include the purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this pro forma analysis, fair value adjustments, other than goodwill, are amortized/accreted using a combination of straight-line and sum-of-the-years-digits methodologies over their estimated average remaining lives. Estimated accretion and amortization on borrowings are based on estimated maturity by type of borrowing.

When the actual amortization/accretion is recorded for periods following the merger closing, the level yield method will be used where appropriate. Tax expense related to the net fair value adjustments is calculated at the statutory 35% tax rate. The allocation of purchase price is as follows:

Purchase Price Allocation

(in thousands, except share and per share amounts)
Pro Forma Purchase Price
Firstbank common shares outstanding at merger announcement		8,072,590
Price per share, based on Mercantile price of $18.77 at August 14, 2013		$18.77

Total pro forma purchase price		$151,523

Firstbank Net Assets at Fair Value
Assets
Cash and due from banks	$54,430
Securities	358,288
Loans, net of unearned income	957,296
Property and equipment	24,322
Intangible assets	13,000
Other assets	18,956

Total Assets	1,426,292
Liabilities
Deposits	1,210,602
Borrowings	93,707
Other liabilities	8,693
Firstbank merger-related expenses	3,655

Total Liabilities	1,316,657
Net Assets		109,636

Preliminary Pro Forma Goodwill		$41,877

Note 3 — Estimated Amortization/Accretion of Purchase Accounting Adjustments

The following table sets forth an estimate of the expected effects of the projected aggregate purchase accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of Mercantile after the merger with Firstbank:

	Discount accretion (premium amortization)
	For the year ended December 31,
(in thousands)	2013	2014	2015	2016	2017
Securities	$—	$(203)	$(203)	$(203)	$—
Loans, net of unearned income	—	(1,200)	(1,200)	(1,200)	(1,200)
Deposits	—	767	613	460	307
Borrowings	—	(407)	(416)	(345)	(640)
Intangible assets	—	(2,014)	(1,862)	(1,891)	(1,655)

Decrease in pre-tax net income	$—	$(3,057)	$(3,068)	$(3,179)	$(3,188)

The actual effect of purchase accounting adjustments on the future pre-tax income of Mercantile will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

Note 4 — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All fair value adjustments were calculated using a 35% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A	A fair value adjustment to total loans to reflect credit deterioration of Firstbank’s loan portfolio in the amount of $24.5 million which represents a mark of 2.5% on Firstbank’s outstanding loan portfolio. In order to determine the adjustment related to credit deterioration, Mercantile employed a two tiered due diligence process. First, Mercantile engaged an independent third party to perform analytics on Firstbank’s loan portfolio, including a historical analysis and potential credit loss calculations under various scenarios. Next, members of Mercantile’s senior management team, loan review and credit department functions conducted a comprehensive review of Firstbank’s loan portfolio, underwriting methodology, loan-related policies and loan portfolio management processes. Individual loan file review included a representative sample of commercial loan relationships and adversely classified assets and watch list credits. In total, individual file review covered about 50% of total commercial loan balances outstanding. We assumed that future losses would equal the credit mark so no adjustment has been recognized in future periods.

B	A fair value adjustment to total loans reflect differences in interest rates in the amount of $6.0 million, which was based primarily on an analysis of current market interest rates, credit spreads, loan types, maturity dates and potential prepayments. This fair value adjustment will be amortized into loan interest income over the estimated lives of the affected loans. Estimated amortization in the pro forma was determined using the sum-of-the-years-digits methodology, which approximates the level yield methodology. We assumed the fair value adjustment would be recognized over a five-year period.

C	Elimination of Firstbank’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.

D	Elimination of Firstbank’s goodwill ($35.5 million) plus the addition of goodwill generated as a result of the total purchase price and fair value of assets acquired exceeding the fair value of liabilities assumed ($41.9 million) (See Note 2 — Purchase Price Allocation).

E	Mercantile’s estimate of the fair value of the core deposit intangible asset ($13.0 million) and the elimination of Firstbank’s previously reported core deposit intangible asset ($0.8 million). The core deposit intangible asset was estimated by applying a 1.5% premium on Firstbank’s core deposits, which was based on current market data for similar transactions. The core deposit intangible asset will be amortized into noninterest expense over a ten year period using the sum-of-the-years digits methodology.

F	A fair value adjustment to time deposits to reflect differences in interest rates in the amount of $2.3 million, which was based primarily on an analysis of current market interest rates and maturity dates. This fair value adjustment will be accreted into interest expense over the estimated lives of the affected time deposits. Estimated accretion was computed using the sum-of-the-years-digits methodology, which approximates the level yield methodology. We assumed the fair value adjustment would be recognized over a five-year period.

G	A fair value adjustment to FHLB advances to reflect differences in interest rates of $1.1 million. The fair value adjustment will be accreted into interest expense over the remaining lives of the affected FHLB advances using the sum-of-the-years-digits methodology, which approximates the level yield methodology. We assumed the fair value adjustment would be recognized over a three-year period.

H	A fair value adjustment to subordinated debentures of $15.0 million, which was based primarily on an analysis of current market rates for similar products. The fair value adjustment will be amortized into interest expense over the estimated life of the subordinated debentures using the straight-line methodology. We assumed the fair value adjustment would be recognized over 23-year period.

I	Adjustment of $9.2 million to reflect deferred taxes associated with the adjustments to record the assets and liabilities of Firstbank at fair value based on Mercantile’s statutory tax rate of 35%.

J	Shareholders’ equity was adjusted by a net $19.1 million to reflect a $151.5 million credit for the equity component of merger consideration and a $132.4 million debit to eliminate historical stockholders’ equity of Firstbank pursuant to ASC 805; thereby, representing conversion of all Firstbank’s common shares into Mercantile common shares on a one-for-one basis.

K	Adjustment of $17.4 million to reflect the $2.00 per share special cash dividend to be paid to Mercantile common shareholders prior to the merger consummation. Funding of the special cash dividend is expected to be comprised of a $9.0 million term loan from a correspondent bank and an $8.4 million cash dividend from Mercantile’s subsidiary bank using cash and cash equivalents. This adjustment also includes $3.7 million of after-tax expenses expected to be paid by Firstbank prior to merger consummation. Mercantile expects to incur pre-tax merger-related charges of $6.0 million prior to and after the merger is consummated which are not reflected.

L	Interest income on loans has been adjusted to reflect the amortization of the interest rate-related fair value adjustment described under letter “B”. For the credit mark on the loan portfolio, we assumed that future losses would equal the credit mark, so no adjustment has been recognized in future periods. For the interest rate-related fair value adjustment on the loan portfolio, we assumed the fair value adjustment would be recognized over a five-year period.

M	Interest expense on deposits has been adjusted to reflect the accretion of the interest rate-related fair value adjustment described under letter “F”. Interest expense on borrowings has been adjusted to reflect the accretion of the interest rate-related fair value adjustment described under letters “G” and “H”.

N	The provision for loan losses reflects the historical provision expense for Firstbank. We believe that future provision expense related to Firstbank’s loan portfolio will be less than the historical results given that the loans will be recorded at fair value, taking into consideration the $24.5 million credit-related fair value adjustment described under letter “A”.

O	Noninterest expense has been adjusted to reflect the amortization of the core deposit intangible asset described under letter “E”.

P	Income tax expense has been adjusted to reflect income statement-related adjustments at an effective tax rate of 35%.

Note 5 — Estimated cost savings and merger integration costs

Estimated cost savings are expected to approximate $5.5 million (or about 12.8% of Firstbank’s annualized noninterest expense), while total merger-related costs have been estimated at $11.1 million. The cost savings and merger-related costs are excluded from the pro forma income statement analysis as they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and are not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented.

In connection with the merger, the plan to integrate Mercantile’s and Firstbank’s operations is still being developed. The cost savings and merger-related cost estimates are based on current assumptions regarding the operations and activities of the combined companies. The specific details of these plans will continue to be refined over the next several quarters as business units and functional areas from Mercantile and Firstbank work together to finalize the operating model. This effort is designed to assess the two companies’ product offerings, organizational structure, operating platforms, information technology, distribution networks, operating policies and procedures, employee benefit plans, and service contracts to determine optimum strategies to effectively and efficiently serve customers and realize cost savings. The cost savings are expected to be realized at 60% during the first year after the merger transaction is completed and 100% in subsequent years, while it is expected that a majority of the merger-related costs will be expensed during the third and fourth quarters of 2013 and the first and second quarters of 2014. The consolidation of three bank charters to one bank charter is expected to be completed during the second quarter of 2014.

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following tables set forth the basic earnings, diluted earnings and cash dividend data for Mercantile and Firstbank on a historical basis and on a pro forma combined basis for the six months ended June 30, 2013, and for the year ended December 31, 2012. The pro forma data was derived by combining the historical consolidated financial information of Mercantile and Firstbank using the acquisition method of accounting for business combinations and assumes the transaction is completed as contemplated. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the transactions had been effective on January 1, 2012. The unaudited pro forma data in the tables represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Firstbank at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed. See “Unaudited Pro Forma Condensed Combined Financial Information” on page 128 for more information.

Earnings Per Share

(in thousands, except share and per share amounts)	Mercantile As Reported	Firstbank As Reported	Pro Forma Adjustments	Pro Forma Combined Mercantile
Six Months Ended June 30, 2013
EARNINGS
Net income	$8,416	$6,206	$(996)	$13,626
Dividends and accretion on preferred stock	0	481	—	481

Net income attributable to common shareholders	8,416	5,725	$(996)	$13,145

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Weighted average basic shares outstanding	8,705,673	8,033,006		16,738,679
Weighted average dilutive shares outstanding	8,718,627	8,084,816		16,803,443

EARNINGS PER COMMON SHARE
Net income per common shares — basic	$0.97	$0.71		$0.79
Net income per common shares — diluted	0.97	0.71		0.78
Cash dividends declared per share	0.21	0.12		0.21

(in thousands, except per share amounts)	Mercantile As Reported	Firstbank As Reported	Pro Forma Adjustments	Pro Forma Combined Mercantile
Year Ended December 31, 2012
EARNINGS
Net income	$12,535	$10,534	$(1,987)	$21,082
Dividends and accretion on preferred stock	1,030	1,275	—	2,305

Net income attributable to common shareholders	11,505	9,259	$(1,987)	$18,777

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Weighted average basic shares outstanding	8,625,198	7,932,799		16,557,997
Weighted average dilutive shares outstanding	8,849,627	7,956,501		16,806,128

EARNINGS PER COMMON SHARE
Net income per common shares — basic	$1.33	$1.17		$1.13
Net income per common shares — diluted	1.30	1.16		1.12
Cash dividends declared per share	0.09	0.29		0.09

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of certain provisions of Mercantile’s articles of incorporation in the context of applicable laws. This summary is subject to and is qualified by reference to all the provisions of Mercantile’s articles of incorporation, which we urge you to read carefully. As used in this section, “Description of Capital Stock,” references to “Mercantile” refer only to Mercantile Bank Corporation and do not include its subsidiaries.

General

Mercantile is authorized to issue 21,000,000 shares of capital stock consisting of 20,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. As of November 1, 2013, there were [—] shares of common stock issued and outstanding. No shares of preferred stock are issued and outstanding. If the proposed amendment to Mercantile’s articles of incorporation is approved by shareholders, then Mercantile will be authorized to issue 40,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock.

The Mercantile board of directors is authorized to issue preferred stock from time to time, in one or more series, and to fix the rights, preferences and limitations of each series of preferred stock. This includes but is not limited to the designation of each series and the number of shares in it, the dividend rate or rates, whether and when shares will be redeemable, the prices at which shares will be redeemable, rights upon liquidation, any sinking fund provisions, any conversion or exchange privileges, voting rights, any restrictions on the payment of dividends or other distributions on other classes of stock and any other rights, preferences or limitations. The issuance of shares of preferred stock could adversely affect the availability of earnings for distribution to the holders of Mercantile common stock if the preferred stock provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences.

Dividends

Mercantile shareholders are entitled to receive such dividends and other distributions on common stock as are declared from time to time by the board of directors. The board of directors’ right to declare dividends is subject to the rights of any holders of preferred stock or any other stock with superior dividend rights and Mercantile’s legal ability to make certain other payments. The board of directors may fix the dividend rights and rates of the preferred stock if and when such shares are first issued.

Voting Rights

Each shareholder is entitled to cast one vote for each share of common stock held of record on all matters submitted to a vote of shareholders, including the election of directors.

Dissenters’ Rights

Under Michigan law, in some circumstances, shareholders that do not vote in favor of various types of major corporate actions have the right to dissent and receive cash in exchange for their shares. Michigan law recognizes dissenters’ rights in connection with certain amendments to the articles of incorporation, mergers, consolidations, sales or other dispositions of all or substantially all of the assets of a corporation, and certain acquisitions for stock. Mercantile shareholders will not have dissenters’ rights with respect to the proposed merger.

Rights upon Dissolution and Liquidation

Upon the liquidation, dissolution or winding up of the affairs of Mercantile, the holders of common stock will be entitled to receive pro rata all of the assets of the corporation available for distribution to the shareholders after an amount has been set aside for payment of debt and liabilities and the holders of all shares having priority over the common stock. The rights of any preferred stock upon liquidation, dissolution or winding up of Mercantile’s affairs will be determined by the board of directors if and when such shares are first issued.

Shareholder Meetings

The time, date and place of each annual meeting of shareholders is determined by the board of directors. Special meetings of shareholders may be called only by the board of directors or the Chairman of the Board, to be held on a date fixed by the board of directors or the Chairman of the Board.

Board of Directors; Number

Under Michigan law, the number of directors may be fixed in a corporation’s bylaws or articles of incorporation. The Mercantile’s articles of incorporation provide that the board of directors may, by the affirmative vote of a majority of its members, fix the number of directors on the board, but the number of directors may not be less than 6 or more than 15. All directors are elected for terms expiring at the next annual meeting of shareholders and until such directors’ successors shall have been elected and qualified or the directors’ resignation or removal.

Shareholder Nominations of Directors

Mercantile’s articles of incorporation allow the board of directors or a shareholder to nominate a director. Shareholders nominating a director must submit certain information concerning the candidate at least 60 days but no more than 90 days before the election meeting.

Removal of Directors

Michigan law provides that shareholders may remove a director with or without cause, unless the articles of incorporation provide otherwise. Mercantile’s articles of incorporation allow a director to be removed only for cause.

Vacancies on Board of Directors

Any vacancy on the board of directors, including any newly created directorships resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum. No decrease in the number of directors may shorten the term of any incumbent director.

Personal Liability of Directors

Michigan law provides that a corporation’s articles of incorporation may provide that, except for certain liabilities, a director will not be personally liable to the corporation or its shareholders for monetary damages for a breach of the director’s fiduciary duty. In addition, Michigan law sets forth circumstances under which directors, officers, employees or agents of a corporation may be indemnified or insured against any liabilities that they incur in such capacities.

Mercantile’s articles of incorporation provide that a director of Mercantile will not be personally liable to Mercantile or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	certain declarations or distributions in violation of the articles of incorporation or the Michigan Business Corporation Act; or

•	any transaction from which the director derived any improper personal benefit.

Indemnification

Michigan law permits, and Mercantile’s articles of incorporation require, indemnification of Mercantile’s directors and executive officers in a variety of circumstances. Mercantile’s articles of incorporation require Mercantile to indemnify any director or executive officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding arising out of the director or executive officer’s service to Mercantile, to the fullest extent permitted by law. Mercantile may also indemnify any person who is not a director or executive officer, if the indemnification is authorized by the board of directors.

Mercantile’s bylaws require the company to indemnify each of Mercantile’s directors, executive officers and other persons in the event that he or she acted in good faith and in a manner he or she believed to be consistent with Mercantile’s best interests, or in the event that he or she had no reasonable cause to believe the conduct was wrongful. Additionally, Mercantile’s bylaws require the company to indemnify Mercantile’s directors, executive officers and other persons to the extent that an indemnified person successfully defends an action. Mercantile must indemnify the indemnified party against actual and reasonable expenses, including attorneys’ fees, incurred in connection with the action and any action brought to enforce the mandatory indemnification provisions.

Before a final determination of an action, Mercantile may reimburse an indemnified party for reasonable expenses incurred by him or her, if specified procedures are followed. In addition, a court may order the company to indemnify a director, officer, employee or agent if the court determines that the person is fairly and reasonably entitled to indemnification considering all the relevant circumstances, whether or not the applicable standard of conduct set forth in the bylaws was met or the indemnified party was found liable to the company or its shareholders.

Amendment of Articles and Bylaws

Under Michigan law, some provisions of a corporation’s articles of incorporation may be amended by the board of directors. Other provisions require the approval of the holders of a majority of the outstanding shares, unless a larger percentage is required by the corporation’s articles of incorporation. Mercantile’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of the voting power of all the shares entitled to vote in the election of the directors in order to alter, amend, repeal or adopt certain provisions of the articles of incorporation relating to the board of directors or actions by shareholders.

Under Michigan law, unless a corporation’s articles of incorporation and bylaws provide that only shareholders may amend the bylaws, the shareholders or the board of directors may amend the bylaws. Mercantile’s articles of incorporation allow the board of directors to amend the bylaws without shareholder approval. The shareholders may amend the bylaws at any regular or special meeting of shareholders as long as notice of such action is contained in the notice of the meeting.

Business Combinations

Michigan law provides that, unless otherwise provided in the articles of incorporation, any merger or share exchange must be approved by the holders of a majority of the outstanding shares entitled to vote. Michigan law requires shareholder approval for the sale, lease or exchange of substantially all of the assets of Mercantile.

Michigan Fair Price Act

Michigan’s Fair Price Act applies to Mercantile. The Fair Price Act requires a vote of the holders of 90% of outstanding shares and a vote of the holders of at least two-thirds of disinterested shares to approve a “business combination.” The Fair Price Act defines a “business combination” to include any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of Mercantile. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under the common control of a specified person.

The “supermajority” vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others:

•

the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (1) the market value of the shares or (2) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and

•

once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution adopted before the interested shareholders first became an interested shareholder. The Fair Price Act does not apply to the proposed merger.

Transfer and Exchange Agent

Mercantile’s transfer and exchange agent for its common stock is Computershare, 250 Royall St., Canton, MA 02021.

COMPARISON OF RIGHTS OF SHAREHOLDERS

Mercantile and Firstbank are Michigan corporations subject to the Michigan Business Corporation Act (referred to as the “MBCA”). Firstbank’s shareholder rights are currently governed by the Firstbank restated articles of incorporation and the Firstbank bylaws. If the merger is completed, the rights of the Firstbank shareholders who become Mercantile shareholders will be governed by the MBCA, the Mercantile articles of incorporation and the Mercantile bylaws.

The following discussion is a summary of the current rights of Firstbank shareholders and the current rights of Mercantile shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement and prospectus, the relevant provisions of the MBCA and the other governing documents which are referenced in this joint proxy statement and prospectus for a more complete understanding of the differences between being a shareholder of Firstbank and a shareholder of Mercantile. Firstbank and Mercantile have filed with the SEC their respective governing documents referenced in this summary of shareholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 154.

	Mercantile	Firstbank
Authorized Capital

Mercantile’s articles of incorporation provide that Mercantile has the authority to issue 21,000,000 shares consisting of:

•    20,000,000 shares of common stock, without par value; and

•    1,000,000 shares of preferred stock.

As of the date of this joint proxy statement and prospectus, Mercantile does not have outstanding any shares of preferred stock.

The proposed amendment to Mercantile’s articles of incorporation would increase the authorized capital stock of Mercantile to 41,000,000 shares consisting of 40,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock.

Firstbank’s articles of incorporation provide that Firstbank has the authority to issue 20,300,000 shares consisting of:

•    20,000,000 shares of common stock, without par value; and

•    300,000 shares of preferred stock.

As of the date of this joint proxy statement and prospectus, Firstbank does not have outstanding any shares of preferred stock.

Preferred Stock	Mercantile’s articles of incorporation authorize the board of directors to provide from time to time the issuance of shares of preferred stock in one or more series, each with such voting powers, full or limited, or without voting powers, and with such designations, preferences, participating, conversion, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the board of directors, and as are not stated in Mercantile’s articles of incorporation or any amendments thereto.	Firstbank’s articles of incorporation authorize the board of directors to provide from time to time the issuance of shares of preferred stock in one or more series, each with such voting powers, full or limited, or without voting powers, and with such designations, preferences, and relative participating, conversion, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the board of directors, and as are not stated in Firstbank’s articles of incorporation or any amendments thereto.

	Mercantile	Firstbank
Voting Rights	Mercantile’s articles of incorporation provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote. Shareholders do not have cumulative voting rights.	Firstbank’s articles of incorporation provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote. Shareholders do not have cumulative voting rights.

Dividends	Mercantile shareholders are entitled to receive such dividends and other distributions on common stock as are declared from time to time by the board of directors. The board’s right to declare dividends is subject to the rights of any holders of preferred stock or any other stock with superior dividend rights and Mercantile’s legal ability to make certain other payments. The board of directors may fix the dividend rights and rates of preferred stock if and when such shares are first issued.	Firstbank shareholders are entitled to receive such dividends and other distributions on common stock as are declared from time to time by the board of directors. The board’s right to declare dividends is subject to the rights of any holders of preferred stock or any other stock with superior dividend rights and Firstbank’s legal ability to make certain other payments. The board of directors may fix the dividend rights and rates of preferred stock if and when such shares are first issued.

Number and Classification of Directors

Mercantile’s articles of incorporation provide that the board of directors may, by an affirmative vote of the majority of its members, fix the number of directors on the board, but the number of directors may not be less than six or more than fifteen. Directors need not be shareholders.

All directors shall be elected for terms expiring at the next annual meeting of shareholders until such directors’ successors shall have been elected and qualified, or until the directors’ resignation or removal.

Firstbank’s bylaws provide that the number of directors shall be fixed by resolution of the board of directors. Directors need not be shareholders, United States citizens, or Michigan residents.

Firstbank’s articles of incorporation provide for a staggered board in that the board is to be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. Therefore, at each annual meeting of the shareholders, a number of directors equal to the number of the class whose term expires at the meeting will be elected to hold office for a three year term. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes as to make all classes as nearly equal in number as possible. Directors are elected at each annual shareholder meeting.

Election of Directors	Mercantile’s bylaws provide that directors are elected by a plurality of the votes cast at an election.	Firstbank’s bylaws provide that directors are elected by a plurality of the votes cast at an election.

Removal of Directors	Michigan law provides that shareholders may remove a director with or without cause, unless the articles of incorporation provide otherwise. Mercantile’s articles of incorporation allow a director to be removed only for cause and only by an affirmative vote of the majority of the	Michigan law provides that shareholders may remove a director with or without cause, unless the articles of incorporation provide otherwise. Firstbank’s articles of incorporation allow a director to be removed only for cause and only by an affirmative vote of the majority of the

	Mercantile	Firstbank

	voting power of shareholders entitled to vote.	voting power of shareholders entitled to vote.

Vacancies of the Board of Directors	Any vacancy on Mercantile’s board of directors, including newly created directorships resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the directors then in office. No decrease in the number of directors may shorten the term of any incumbent director. Any director chosen to fill a vacancy shall hold office until the next election of directors and until the director’s successor shall be elected and qualified, or until the director’s resignation or removal.	Any vacancy on Firstbank’s board of directors, including newly created directorships resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the directors then in office, whether or not there is a quorum present. Firstbank’s articles of incorporation provide that any director chosen to fill a vacancy shall hold office for the unexpired term of that specific vacancy. Each director chosen to fill a newly created directorship shall hold office until the next election of the class for which that director was chosen.

Action by Written Consent

Under Michigan law, the articles of incorporation of a company may provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Mercantile’s articles of incorporation prohibit actions of the shareholders by written consent.

Under Michigan law, the articles of incorporation of a company may provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Firstbank’s articles of incorporation explicitly deny the right of shareholders to take any action by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

Annual and Special Meetings

Neither Mercantile’s bylaws nor its articles of incorporation provide any specific requirements for submission of shareholder proposals.

If a company is subject to the solicitation rules and regulations of the Securities Exchange Act of 1934, as amended, and the shareholder desires to require the company to include the shareholder’s proposal in the company’s proxy materials, matters and proposals submitted for inclusion in the company’s proxy materials shall be governed by those rules and regulations.

Annual and Special Meetings

Neither Firstbank’s bylaws nor its articles of incorporation provide any specific requirements for submission of shareholder proposals. However, Firstbank’s bylaws do explicitly state the order of business at the annual meeting of shareholders, which does not include shareholder proposals.

If a company is subject to the solicitation rules and regulations of the Securities Exchange Act of 1934, as amended, and the shareholder desires to require the company to include the shareholder’s proposal in the company’s proxy materials, matters and proposals submitted for inclusion in the

Mercantile	Firstbank

Special Meetings

Mercantile’s bylaws provide that a special meeting of shareholders may be called by resolution of a majority of the board of directors or by the Chairman of the Board, on a date fixed by the board of directors or the chairman of the board. The board of directors must give notice of the meeting to each shareholder entitled to vote at the meeting. The notice must be given to each shareholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date fixed for the meeting.

Nominations for Elections to the Board of Directors

Mercantile’s articles of incorporation provide that any shareholder entitled to vote for the election of directors at a meeting may make a nomination at the meeting if and only if the shareholder shall have delivered timely notice to the Secretary of the company setting forth (a) the name and address of the shareholder making the nomination; (b) the name, age, business address, and residence address of each nominee proposed in such notice; (c) the principal occupation or employment of each such nominee; (d) the number of shares of capital stock of the company which are beneficially owned by each such nominee and the nominating shareholder; (e) the signed consent of the nominee to serve as director if elected; and (f) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the company not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual shareholders meeting.

If the chairman of the election meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be disregarded.

company’s proxy materials shall be governed by those rules and regulations.

Special Meetings

Firstbank’s bylaws provide that a special meeting of shareholders may be called at any time by the CEO of Firstbank or by a majority of the board of directors then in office, or by shareholders owning, in the aggregate, not less than 10% of all of the shares entitled to vote at the special meeting. The CEO, majority of the board, or requisite number of shareholders, as above provided, must specify in writing the date and purpose of the proposed special meeting and deliver it to Firstbank’s secretary, who will then prepare, sign, and mail notice of the meeting to each shareholder entitled to vote at the meeting. The notice must be given to each shareholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date fixed for the meeting.

Nominations for Elections to the Board of Directors

Firstbank’s articles of incorporation provide that nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. All nominations shall be made by notice in writing, delivered or mailed to Firstbank’s secretary not less than 10 nor more than 50 days prior to any meeting of shareholders called for the election of directors.

Nominations not complying with the above procedure shall be disregarded.

	Mercantile	Firstbank

Amendments to the Articles of Incorporation

Under Michigan law, some provisions of a corporation’s articles of incorporation may be amended by the board of directors. Other provisions require the approval of the holders of a majority of the outstanding shares, unless a larger percentage is required by the corporation’s articles of incorporation.

Mercantile’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of the voting power of all the shares entitled to vote in the election of the directors in order to alter, amend, repeal or adopt any provision of the articles of incorporation.

Under Michigan law, some provisions of a corporation’s articles of incorporation may be amended by the board of directors. Other provisions require the approval of the holders of a majority of the outstanding shares, unless a larger percentage is required by the corporation’s articles of incorporation.

Firstbank’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of the voting power of all the shares entitled to vote in the election of directors in order to amend, modify, or repeal any or all of the provisions of Article X (voting for mergers, consolidations, sale of substantially all assets, and/or share transfers) or Article XI (amending the articles of incorporation) of the Firstbank articles of incorporation.

Firstbank’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of the voting power of all the shares entitled to vote in the election of directors in order to amend, modify, or repeal any or all of the provisions of Article VII (rights of bondholders) of the Firstbank articles of incorporation. However, if the Firstbank board, by resolution adopted by a majority of directors then in office, recommends the adoption of any amendment discussed in this paragraph, the affirmative vote of the holders of a majority of the voting power of all the shares entitled to vote in the election of directors shall suffice for the adoption of the amendment.

Firstbank’s articles of incorporation require the affirmative vote of the holders of at least 80% of the outstanding voting stock in order to amend, modify, or repeal any or all of the provisions of Article XII (personal liability of directors) of the Firstbank articles of incorporation.

Michigan law requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote in order to alter, amend, repeal or adopt any other provision of the articles of incorporation.

	Mercantile	Firstbank
Amendments to Bylaws	Under Michigan law, unless a corporation’s articles of incorporation and bylaws provide that only shareholders may amend the bylaws, the shareholders or the board of directors may amend the bylaws. Neither Mercantile’s articles of incorporation nor its bylaws restrict amendment of the bylaws.

Under Michigan law, unless a corporation’s articles of incorporation and bylaws provide that only shareholders may amend the bylaws, the shareholders or the board of directors may amend the bylaws.

Firstbank’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of the voting power of all the shares entitled to vote in the election of directors in order to alter or repeal any and all provisions of the Firstbank bylaws. However, if the Firstbank board, by resolution adopted by a majority of directors then in office, recommends the adoption of any amendment to the bylaws, the affirmative vote of the holders of a majority of the voting power of all the shares entitled to vote in the election of directors shall suffice for the adoption of the amendment.

The Firstbank board of directors may amend or repeal the bylaws or adopt new bylaws.

Quorum	Mercantile’s bylaws provide that except as provided by the articles of incorporation or statute, the presence in person or by proxy of shareholders holding shares entitled to cast a majority of the votes which may be cast at a meeting constitutes a quorum at the meeting.	Firstbank’s bylaws provide that except as provided by the articles of incorporation or statute, the presence in person or by proxy of shareholders holding shares entitled to cast a majority of the votes which may be cast at a meeting constitutes a quorum at the meeting.

Limitation of Personal Liability of Directors

Michigan law provides that a corporation’s articles of incorporation may limit a director’s liability to the corporation for money damages for his or her conduct as a director, except for liability with respect to:

•   the amount of a financial benefit received by a director to which he or she is not entitled;

•   intentional infliction of harm on Mercantile or its shareholders;

•   certain unlawful dividends, distributions or loans; or

•   intentional criminal acts.

Mercantile’s articles of incorporation do not contain any limitation on director’s liability.

Michigan law provides that a corporation’s articles of incorporation may limit a director’s liability to the corporation for money damages for his or her conduct as a director, except for liability with respect to:

•   the amount of a financial benefit received by a director to which he or she is not entitled;

•   intentional infliction of harm on Mercantile or its shareholders;

•   certain unlawful dividends, distributions or loans; or

•   intentional criminal acts.

Firstbank’s articles of incorporation provide that no Firstbank director shall be personally liable to Firstbank or its shareholders for monetary damages for

	Mercantile	Firstbank

breach of fiduciary duty, subject to the limitations provided by Michigan law.

Indemnification of Directors and Officers

Michigan law permits, and Mercantile’s articles of incorporation require, indemnification of Mercantile’s directors and executive officers in a variety of circumstances. Mercantile’s articles of incorporation require Mercantile to indemnify any director or executive officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding arising out of the director or executive officer’s service to Mercantile, to the fullest extent permitted by law. Mercantile may also indemnify any person who is not a director or executive officer, if the indemnification is authorized by the board of directors.

Mercantile’s bylaws require the company to indemnify each of Mercantile’s directors, executive officers and other persons in the event that he or she acted in good faith and in a manner he or she believed to be consistent with Mercantile’s best interests, or in the event that he or she had no reasonable cause to believe the conduct was wrongful. Additionally, Mercantile’s bylaws require the company to indemnify Mercantile’s directors, executive officers and other persons to the extent that an indemnified person successfully defends an action. Mercantile must indemnify the indemnified party against actual and reasonable expenses, including attorneys’ fees, incurred in connection with the action and any action brought to enforce the mandatory indemnification provisions.

Before a final determination of an action, Mercantile may reimburse an indemnified party for reasonable expenses incurred by him or her, if specified procedures are followed. In addition, a court may order the company to indemnify a director, officer, employee or agent if the court determines that the person is fairly and reasonably entitled to indemnification considering all

Michigan law permits, and Firstbank’s articles of incorporation require, indemnification of Firstbank’s directors and executive officers in a variety of circumstances. Firstbank’s articles of incorporation require Firstbank to indemnify its present and past directors, officers, employees, and agents, and such other persons as it shall have the power to indemnify, to the full extent permitted under Michigan law.

Firstbank’s bylaws require the company to indemnify each of Firstbank’s directors, executive officers and other persons in the event that he or she acted in good faith and in a manner he or she believed to be consistent with Firstbank’s best interests, or in the event that he or she had no reasonable cause to believe the conduct was wrongful. Additionally, Firstbank’s bylaws require the company to indemnify Firstbank’s directors, executive officers and other persons to the extent that an indemnified person successfully defends an action. Firstbank must indemnify the indemnified party against actual and reasonable expenses, including attorneys’ fees, incurred in connection with the action and any action brought to enforce the mandatory indemnification provisions.

Before a final determination of an action, Firstbank may reimburse an indemnified party for reasonable expenses incurred by him or her, if specified procedures are followed. In addition, a court may order the company to indemnify a director, officer, employee or agent if the court determines that the person is fairly and reasonably entitled to indemnification considering all the relevant circumstances, whether or not the applicable standard of conduct set forth in the bylaws was met or the indemnified party was found liable to the company or its shareholders.

	Mercantile	Firstbank
the relevant circumstances, whether or not the applicable standard of conduct set forth in the bylaws was met or the indemnified party was found liable to the company or its shareholders.

Business Combination Restrictions

Business Combinations

Michigan law provides that, unless otherwise provided in the articles of incorporation, any merger or share exchange must be approved by the holders of a majority of the outstanding shares entitled to vote. Michigan law requires shareholder approval for the sale, lease or exchange of substantially all of the assets of the company.

Michigan Fair Price Act

Michigan’s Fair Price Act applies to Mercantile. The Fair Price Act requires a vote of the holders of 90% of outstanding shares and a vote of the holders of at least two-thirds of disinterested shares to approve a “business combination.” The Fair Price Act defines a “business combination” to include any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under the common control of a specified person.

The “supermajority” vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others:

•   the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (1) the market value of the shares or (2) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and

Business Combinations

Firstbank’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of the outstanding shares of stock entitled to vote in elections of directors in order to approve a merger or consolidation, sell or dispose to any other person all or substantially all of the assets of Firstbank or any subsidiary, or transfer any voting securities in exchange or payment for the securities or assets of any other person if required by law or other agreement and if the other person is (or has been in the last 12 months) the beneficial owner of 5% or more of the outstanding shares of Firstbank stock entitled to vote in the elections of directors. If the other person is not, and has not been, a 5% beneficial owner, Michigan law shall apply in place of this provision.

The provision above will not apply, and Michigan law shall apply in the following two scenarios:

•   Any transactions described above if the Firstbank board approves by resolution a memorandum of understanding with the other person setting forth the principal terms of the transaction. A majority of those Firstbank board members voting in favor of the resolution must have been elected and acting members of the board prior to the time the other person became the 5% beneficial owner; or

•   Any transaction described above if the other person is a corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by Firstbank or its subsidiaries.

Michigan Fair Price Act

Michigan’s Fair Price Act applies to Firstbank. The Fair Price Act requires a vote of the holders of 90% of outstanding

Mercantile	Firstbank

•   once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution adopted before the interested shareholders first became an interested shareholder.

shares and a vote of the holders of at least two-thirds of disinterested shares to approve a “business combination.” The Fair Price Act defines a “business combination” to include any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under the common control of a specified person.

The “supermajority” vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others:

•   the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (1) the market value of the shares or (2) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and

•   once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution adopted before the interested shareholders first became an interested shareholder.

NO APPRAISAL OR DISSENTERS’ RIGHTS

Under Michigan law, as well as the governing documents of each company, neither the holders of Mercantile capital stock nor the holders of Firstbank capital stock are entitled to appraisal rights or dissenters’ rights in connection with the merger.

LEGAL MATTERS

The validity of the shares of Mercantile common stock to be issued pursuant to the merger will be passed upon by Warner Norcross & Judd LLP, 111 Lyon Street NW, Grand Rapids, Michigan, 49503. The material U.S. federal income tax consequences relating to the merger will be passed upon for Mercantile by Warner Norcross & Judd LLP and for Firstbank by Varnum LLP, 333 Bridge Street NW, Grand Rapids, Michigan 49504.

EXPERTS

Mercantile

The consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated by reference in this joint proxy statement and prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Firstbank

The consolidated financial statements of Firstbank incorporated in this joint proxy statement and prospectus by reference from Firstbank’s Form 10-K for the year ended December 31, 2012 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated balance sheets and related statements are incorporated herein by reference in reliance upon such reports of such firm as experts in accounting and auditing.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION—MERCANTILE

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that Mercantile seek a nonbinding advisory vote from its shareholders to approve the “golden parachute” compensation that its named executive officers will receive in connection with the merger discussed in “Interests of Mercantile Bank Corporation’s Directors and Executive Officers in the Merger”. As required by these provisions, Mercantile is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Mercantile’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The Mercantile board of directors recommends that you vote “FOR” approval of this nonbinding advisory proposal. Approval of this proposal requires the approval of a majority of the shares of Mercantile common stock properly cast upon this proposal. Approval of this proposal is not a condition to completion of the merger. The vote with respect to this proposal is an advisory vote and will not be binding on Mercantile, Firstbank or the combined company. Therefore, regardless of whether Mercantile shareholders approve this proposal, if the merger is approved by the shareholders and completed, the “golden parachute” compensation will still be paid to such named executive officers to the extent payable in accordance with the terms of such compensation contracts and arrangements.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION—FIRSTBANK

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that Firstbank seek a nonbinding advisory vote from its shareholders to approve the “golden parachute” compensation that its named executive officers will receive in connection with the merger discussed in “Interests of Firstbank Corporation’s Directors and Executive Officers in the Merger”. As required by these provisions, Firstbank is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Firstbank’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The Firstbank board of directors recommends that you vote “FOR” approval of this nonbinding advisory proposal. Approval of this proposal requires the approval of a majority of the shares of Firstbank common stock properly cast upon this proposal. Approval of this proposal is not a condition to completion of the merger. The vote with respect to this proposal is an advisory vote and will not be binding on Firstbank, Mercantile, or the combined company. Therefore, regardless of whether Firstbank shareholders approve this proposal, if the merger is approved by the shareholders and completed, the “golden parachute” compensation will still be paid to such named executive officers to the extent payable in accordance with the terms of such compensation contracts and arrangements.

FUTURE SHAREHOLDER PROPOSALS

Mercantile

To be considered timely, shareholder proposals intended to be presented at the Mercantile 2014 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by Mercantile at its principal executive offices not later than November 15, 2013. Shareholder proposals intended for consideration for inclusion in Mercantile’s proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8.

All shareholder proposals must be delivered to the Secretary of Mercantile at the principal executive offices of Mercantile, 310 Leonard St., N.W., Grand Rapids, Michigan 49504. You should address all shareholder proposals to the attention of the Corporate Secretary.

Firstbank

If the merger is completed, Firstbank will merge with and into Mercantile and, consequently, will not hold an annual meeting of its shareholders in 2014. Firstbank shareholders will be entitled to participate as shareholders of the combined company in the 2014 annual meeting of shareholders of the combined company and any shareholder proposals intended to be presented at the 2014 annual meeting of the shareholders of the combined company must be delivered to the Secretary of the combined company in accordance with the instructions above.

If the merger is not completed for any reason, then Firstbank will hold an annual meeting of its shareholders in 2014.

Shareholder proposals intended to be presented at the Firstbank 2014 annual meeting must be received by Firstbank for inclusion in its proxy statement and form of proxy relating to that meeting by November 15, 2013. Shareholder proposals should be made in accordance with SEC Rule 14a-8 and should be addressed to Samuel G. Stone, Secretary, Firstbank Corporation, 311 Woodworth Avenue, Alma, Michigan 48801.

OTHER MATTERS PRESENTED AT THE MEETINGS

As of the date of this joint proxy statement and prospectus, neither the Mercantile board of directors nor the Firstbank board of directors knows of any matters that will be presented for consideration at either the Mercantile special meeting or the Firstbank special meeting, respectively, other than as described in this joint proxy statement and prospectus. If any other matters come before either the Mercantile special meeting or the Firstbank special meeting or any adjournment or postponement thereof and are voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy and the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Mercantile and Firstbank each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Mercantile and Firstbank, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Mercantile’s or Firstbank’s website for more information about Mercantile or Firstbank, respectively. Mercantile’s website is www.mercbank.com. Firstbank’s website is www.firstbankmi.com. Information included on these websites is not incorporated by reference into this joint proxy statement and prospectus.

Mercantile has filed with the SEC a registration statement of which this joint proxy statement and prospectus forms a part. The registration statement registers the shares of Mercantile common stock to be issued to Firstbank shareholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Mercantile and Mercantile common stock. The rules and regulations of the SEC allow Mercantile and Firstbank to omit certain information included in the registration statement from this joint proxy statement and prospectus.

In addition, the SEC allows Mercantile and Firstbank to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement and prospectus.

This joint proxy statement and prospectus incorporates by reference the documents listed below that Mercantile has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Mercantile, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013.

•	Current Reports on Form 8-K, filed January 23, 2013, April 26, 2013, May 30, 2013, August 15, 2013 and October 15, 2013.

•

The description of Mercantile’s common stock in Item 1 of Mercantile’s amended Form 8-A registration statement filed November 23, 2005, including any amendments or reports filed for the purpose of updating the description.

In addition, Mercantile incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement and prospectus and prior to the effective time of the merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement and prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Mercantile will provide you with copies of these documents, without charge, upon written or oral request to:

Mercantile Bank Corporation

310 Leonard St., N.W.

Grand Rapids, Michigan 49504

Attn: Investor Relations

(616) 406-3000

This joint proxy statement and prospectus also incorporates by reference the documents listed below that Firstbank has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Firstbank, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013.
•	Current Reports on Form 8-K, filed January 29, 2013, February 26, 2013, April 23, 2013, April 24, 2013, May 7, 2013, May 23, 2013, June 17, 2013, August 15, 2013, and August 27, 2013.

In addition, Firstbank incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement and prospectus and prior to the date of the Firstbank special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement and prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Firstbank will provide you with copies of these documents, without charge, upon written or oral request to:

Firstbank Corporation

311 Woodworth Avenue

Alma, Michigan 48801

Attention: Investor Relations

(989) 463-3131

In the event of conflicting information in this joint proxy statement and prospectus in comparison to any document incorporated by reference into this joint proxy statement and prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement and prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement and prospectus. This joint proxy statement and prospectus is dated                     , 2013. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement and prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this joint proxy statement and prospectus to Mercantile shareholders or Firstbank shareholders nor the issuance by Mercantile of shares of common stock pursuant to the merger will create any implication to the contrary.

This document contains a description of the representations and warranties that each of Mercantile and Firstbank made to the other in the merger agreement. Representations and warranties made by Mercantile, Firstbank and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Mercantile, Firstbank or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRSTBANK CORPORATION

AND

MERCANTILE BANK CORPORATION

Dated as of August 14, 2013

ARTICLE I THE MERGER		A-1

1.1	Merger	A-1
1.2	The Closing	A-2
1.3	Effective Time of Merger	A-2
1.4	Additional Actions	A-2
1.5	Surviving Corporation	A-2

ARTICLE II EFFECT OF MERGER ON CAPITAL STOCK		A-2

2.1	Conversion of Securities	A-2
2.2	Stock Plans	A-3
2.3	Surrender of Shares	A-4
2.4	Distributions with Respect to Unexchanged Shares	A-4
2.5	Termination of Exchange Fund	A-5
2.6	No Further Ownership Rights in Firstbank Common Stock	A-5
2.7	No Fractional Shares	A-5
2.8	No Liability	A-5
2.9	Lost, Stolen or Destroyed Certificates	A-5
2.10	Withholding Rights	A-6
2.11	Investment of Exchange Fund	A-6
2.12	Adjustments	A-6

ARTICLE III FIRSTBANK’S REPRESENTATIONS AND WARRANTIES		A-6

3.1	Authorization, No Conflicts, Etc.	A-6
3.2	Organization and Good Standing	A-7
3.3	Subsidiaries	A-7
3.4	Capital Stock	A-8
3.5	Financial Statements	A-9
3.6	Absence of Certain Changes or Events	A-9
3.7	Legal Proceedings	A-9
3.8	Regulatory Filings	A-10
3.9	No Indemnification Claims	A-10
3.10	Conduct of Business	A-10
3.11	Transaction Documents	A-10
3.12	Agreements With Bank Regulators	A-10
3.13	Tax Matters	A-11
3.14	Properties	A-11
3.15	Intellectual Property	A-12
3.16	Required Licenses, Permits, Etc.	A-12
3.17	Material Contracts and Change of Control	A-13
3.18	Labor and Employment Matters	A-14
3.19	Employee Benefits	A-16
3.20	Environmental Matters	A-17
3.21	Duties as Fiduciary	A-18
3.22	Investment Bankers and Brokers	A-18
3.23	Fairness Opinion	A-18
3.24	Firstbank-Related Persons	A-18
3.25	Change in Business Relationships	A-18
3.26	Insurance	A-18
3.27	Books and Records	A-19

A-i

3.28	Loan Guarantees	A-19
3.29	Data Security and Customer Privacy	A-19
3.30	Allowance for Loan and Lease Losses	A-19
3.31	Loans and Investments	A-19
3.32	Loan Origination and Servicing	A-19
3.33	Securities Laws Matters	A-20
3.34	Joint Ventures; Strategic Alliances	A-20
3.35	Policies and Procedures	A-20
3.36	Shareholder Rights Plan	A-20
3.37	No Other Representations and Warranties	A-20

ARTICLE IV MERCANTILE’S REPRESENTATIONS AND WARRANTIES		A-21

4.1	Authorization, No Conflicts, Etc.	A-21
4.2	Organization and Good Standing	A-22
4.3	Subsidiaries	A-22
4.4	Capital Stock	A-23
4.5	Financial Statements	A-23
4.6	Absence of Certain Changes or Events	A-24
4.7	Legal Proceedings	A-24
4.8	Regulatory Filings	A-24
4.9	No Indemnification Claims	A-24
4.10	Conduct of Business	A-25
4.11	Transaction Documents	A-25
4.12	Agreements With Bank Regulators	A-25
4.13	Tax Matters	A-25
4.14	Properties	A-26
4.15	Intellectual Property	A-27
4.16	Required Licenses, Permits, Etc.	A-27
4.17	Material Contracts and Change of Control	A-27
4.18	Labor and Employment Matters	A-29
4.19	Employee Benefits	A-30
4.20	Environmental Matters	A-32
4.21	Duties as Fiduciary	A-32
4.22	Investment Bankers and Brokers	A-32
4.23	Fairness Opinion	A-33
4.24	Mercantile-Related Persons	A-33
4.25	Change in Business Relationships	A-33
4.26	Insurance	A-33
4.27	Books and Records	A-33
4.28	Loan Guarantees	A-34
4.29	Data Security and Customer Privacy	A-34
4.30	Allowance for Loan and Lease Losses	A-34
4.31	Loans and Investments	A-34
4.32	Loan Origination and Servicing	A-34
4.33	Securities Laws Matters	A-34
4.34	Joint Ventures; Strategic Alliances	A-35
4.35	Policies and Procedures	A-35
4.36	Shareholder Rights Plan	A-35
4.37	No Other Representations and Warranties	A-35

A-ii

ARTICLE V COVENANTS		A-35

5.1	Conduct of Business by Firstbank	A-35
5.2	Conduct of Business by Mercantile	A-39
5.3	Disclosure Letters; Additional Information	A-43
5.4	No Solicitation by Firstbank	A-44
5.5	No Solicitation by Mercantile	A-46
5.6	Preparation of the Joint Proxy Statement and Registration Statement; Shareholders’ Meetings	A-49
5.7	Stock Exchange Listing	A-51
5.8	Regulatory Matters and Approvals	A-51
5.9	Bank Consolidation	A-53
5.10	Governance Matters	A-54
5.11	Press Releases and Public Announcement	A-54
5.12	Access to Information	A-55
5.13	Indemnification and Insurance	A-56
5.14	Takeover Laws	A-57
5.15	Section 16 Matters	A-57
5.16	Stock Purchase Plans	A-57
5.17	Securityholder Litigation	A-57
5.18	Tax-Free Reorganization Treatment	A-57
5.19	Pre-Merger Special Dividend	A-58
5.20	Dividends	A-58
5.21	Trust Preferred Securities	A-58
5.22	Expenses	A-58
5.23	Fairness Opinion	A-59
5.24	Years of Service Credit	A-59
5.25	Employee Severance	A-59
5.26	Dividend Reinvestment Plans	A-59

ARTICLE VI CLOSING CONDITIONS		A-59

6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-59
6.2	Conditions to Firstbank’s Obligation to Effect the Merger	A-60
6.3	Conditions to Mercantile’s Obligation to Effect the Merger	A-60

ARTICLE VII TERMINATION		A-61

7.1	Termination of Plan of Merger	A-61
7.2	Effect of Termination	A-63

ARTICLE VIII CERTAIN DEFINITIONS		A-65

ARTICLE IX MISCELLANEOUS		A-72

9.1	No Third-Party Beneficiaries	A-72
9.2	Specific Performance	A-73
9.3	Entire Agreement	A-73
9.4	Succession and Assignment	A-73
9.5	Construction	A-73
9.6	Exclusive Jurisdiction	A-73
9.7	Waiver of Jury Trial	A-73
9.8	Notices	A-74
9.9	Governing Law	A-74
9.10	Counterparts	A-74
9.11	Headings	A-74
9.12	Calculation of Dates and Deadlines	A-74
9.13	Severability	A-74
9.14	Non-Survival of Representations, Warranties and Agreements	A-75
9.15	Amendments	A-75

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Plan of Merger”) is made as of August 14, 2013, by and between Firstbank Corporation, a Michigan corporation (“Firstbank”), and Mercantile Bank Corporation, a Michigan corporation (“Mercantile”).

PRELIMINARY STATEMENT

1. The respective Boards of Directors of each of Firstbank and Mercantile have determined that it is in the best interests of their respective corporations and shareholders that Firstbank and Mercantile engage in a business combination in order to continue and advance their respective long-term business strategies and goals; and

2. The respective Boards of Directors of each of Firstbank and Mercantile have approved the merger of Firstbank with and into Mercantile (the “Merger”) in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act (the “MBCA”) and any other applicable Law; and

3. The Firstbank Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Firstbank and the Firstbank Shareholders, and (b) resolved to adopt this Plan of Merger, to authorize the transactions contemplated by it and to recommend approval by the Firstbank Shareholders of this Plan of Merger; and

4. This Plan of Merger is a memorandum of understanding within the meaning of Article X(B) of Firstbank’s articles of incorporation and it has been approved by the Firstbank Board of Directors pursuant to and in accordance with Article X(B) of Firstbank’s articles of incorporation; and

5. The Mercantile Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Mercantile and the Mercantile Shareholders, and (b) resolved to adopt this Plan of Merger, to authorize the transactions contemplated by it and to recommend approval by the Mercantile Shareholders of this Plan of Merger and the issuance of shares of Mercantile Common Stock constituting the Merger Consideration; and

6. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Merger is intended to be and is adopted as a “Plan of Reorganization” for the purposes of Sections 354 and 361 of the Code.

In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, Firstbank and Mercantile agree as follows:

ARTICLE I

THE MERGER

1.1 Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Firstbank shall be merged with and into Mercantile and the separate corporate existence of Firstbank shall cease. Firstbank and Mercantile are each sometimes referred to as a “Constituent Corporation” prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Mercantile (the “Surviving Corporation”). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Firstbank and Mercantile, shall vest in the Surviving Corporation, (b) all choses in action of Firstbank and Mercantile shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of Firstbank and Mercantile shall become the debts, liabilities and duties of the Surviving Corporation.

1.2 The Closing. Firstbank and Mercantile shall consummate the Merger (the “Closing”) (a) at the offices of Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street N.W., Grand Rapids, Michigan, at 10:00 a.m., local time, on a date to be agreed upon by Firstbank and Mercantile, which will be no later than five Business Days immediately following the day on which the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Plan of Merger or (b) at such other place and time or on such other date as Firstbank and Mercantile may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

1.3 Effective Time of Merger. Upon completion of the Closing, Firstbank and Mercantile shall each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the “Certificate of Merger”). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The “Effective Time” of the Merger shall be as of the time and date when the Merger becomes effective as set forth in the Certificate of Merger, but not later than two Business Days after the Closing occurs.

1.4 Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Firstbank and Mercantile acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Firstbank and Mercantile grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Firstbank and Mercantile to take any and all such actions contemplated by this Plan of Merger.

1.5 Surviving Corporation. At the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by Law:

1.5.1 Name. The name of the Surviving Corporation shall be “Mercantile Bank Corporation.”

1.5.2 Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Mercantile as in effect immediately prior to the Effective Time, without change.

1.5.3 Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Mercantile as in effect immediately prior to the Effective Time, without change.

1.5.4 Officers. The officers of the Surviving Corporation shall be as set forth in Section 5.10.

1.5.5 Directors. The directors of the Surviving Corporation shall be as set forth in Section 5.10.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Firstbank, Mercantile or any other Person:

2.1.1 Cancellation of Excluded Shares. Each share of Firstbank Common Stock that is owned by Firstbank (or by any of its wholly-owned Subsidiaries) or Mercantile (or by any of its wholly-owned Subsidiaries) (collectively, the “Excluded Shares”) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.

2.1.2 Conversion of Common Stock. Each share of Firstbank Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive 1.00 (the “Exchange Ratio”) fully paid and nonassessable share of Mercantile Common Stock (the “Merger Consideration”), whereupon such shares of Firstbank Common Stock will no longer be outstanding and all rights with respect to such shares of Firstbank Common Stock will cease to exist, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 2.3. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

2.2 Stock Plans.

2.2.1 Firstbank and Mercantile shall take all requisite action so that, as of the Effective Time, each Firstbank Stock Option and share of Firstbank Restricted Stock (each, an “Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent an Award with respect to Firstbank Common Stock, and shall be converted by virtue of the Merger and without any action on the part of the holder of that Award, into an award with respect to a number of shares of Mercantile Common Stock equal to the product of (a) the aggregate number of shares of Firstbank Common Stock subject to such Award, multiplied by (b) the Exchange Ratio (as converted, a “Converted Stock-Based Award”). The value of any fractional shares related to any Converted Stock-Based Award shall be paid in cash at the time such Converted Stock-Based Award is otherwise settled pursuant to its terms. As of the Effective Time, Mercantile will assume each of the Firstbank Stock Plans.

2.2.2 All Converted Stock-Based Awards shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Firstbank Stock Plan (or any other agreement to which such Converted Stock-Based Award was subject immediately prior to the Effective Time), except as otherwise provided in this Plan of Merger. The exercise or strike price (if any) per share of Mercantile Common Stock applicable to any Converted Stock-Based Award which was a Firstbank Stock Option shall be equal to (a) the per share exercise price of such Award immediately prior to the Effective Time divided by (b) the Exchange Ratio. Prior to the Effective Time, Firstbank shall make such amendments and take such other actions with respect to the Firstbank Stock Plans as shall be necessary to effect the adjustment referred to in this Section 2.2, including notifying all participants in the Firstbank Stock Plans of such adjustment.

2.2.3 Mercantile shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Mercantile Common Stock for delivery upon exercise or settlement of the Converted Stock-Based Awards in accordance with this Section 2.2. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Mercantile Common Stock to be registered and issuable under Converted Stock-Based Awards, Mercantile shall file a post-effective amendment to the Registration Statement or one or more registration statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Mercantile Common Stock subject to Converted Stock-Based Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Stock-Based Awards remain outstanding.

2.2.4 Each share of Firstbank Restricted Stock shall vest as of the Effective Time and be converted into a share of Mercantile Common Stock on the same basis as other shares of Firstbank Common Stock pursuant to this Section 2.2. Each holder of Firstbank Restricted Stock which is converted pursuant to this Section 2.2 shall be permitted to surrender shares of Mercantile Common Stock in satisfaction of applicable Tax withholding obligations.

2.3 Surrender of Shares.

2.3.1 Exchange Agent; Exchange Fund. Prior to or at the Effective Time, Mercantile shall deposit with a bank or trust company designated by Mercantile and reasonably satisfactory to Firstbank (the “Exchange Agent”), for the benefit of the holders of Firstbank Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of Mercantile Common Stock, in the aggregate amount equal to the number of shares of Mercantile Common Stock to which holders of Firstbank Common Stock are entitled based on the Exchange Ratio pursuant to Section 2.1.2. In addition, Mercantile shall deposit with the Exchange Agent, prior to or at the Effective Time and as necessary from time to time after the Effective Time, cash in an amount sufficient to make payment in lieu of any fractional shares pursuant to Section 2.7 and payment of any dividends or other distributions payable pursuant to Section 2.4. All such shares of Mercantile Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.3.1 is referred to as the “Exchange Fund.”

2.3.2 Exchange Procedure. As soon as reasonably practicable after the Effective Time, Mercantile shall cause the Exchange Agent to mail to each holder of record of shares of Firstbank Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which shall be in customary form and shall specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4.

Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares shall be entitled to receive in exchange therefor (a) book-entry shares representing the number of whole shares of Mercantile Common Stock to which such holder is entitled pursuant to Section 2.1.2, (b) cash in lieu of any fractional shares payable pursuant to Section 2.7, and (c) any dividends or distributions payable pursuant to Section 2.4, and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled.

In the event of a transfer of ownership of Firstbank Common Stock that is not registered in the transfer records of Firstbank, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Mercantile, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4.

2.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Mercantile Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Mercantile Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share, and no cash payment in lieu of fractional shares of Mercantile Common Stock shall be paid to any such holder pursuant to Section 2.7, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of whole shares of Mercantile Common Stock issued in exchange therefor, without interest, with respect to such whole shares of Mercantile Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Mercantile Common Stock to which such holder is entitled pursuant to Section 2.7 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Mercantile Common Stock.

2.5 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Mercantile, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II shall thereafter look only to Mercantile for, and Mercantile shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4, in accordance with this Article II.

2.6 No Further Ownership Rights in Firstbank Common Stock. The Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the Firstbank Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of Firstbank shall be closed, and there shall be no further registration of transfers on the share transfer books of Firstbank of shares of Firstbank Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Firstbank Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.

2.7 No Fractional Shares. No certificates or scrip representing fractional shares of Mercantile Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Mercantile shall be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of Mercantile Common Stock. Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Mercantile Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional part of a share of Mercantile Common Stock, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Mercantile Common Stock multiplied by (b) the closing price for a share of Mercantile Common Stock as reported on NASDAQ on the trading day immediately before the date on which the Effective Time occurs.

2.8 No Liability. To the fullest extent permitted by applicable Law, none of Firstbank, Mercantile, the Surviving Corporation or the Exchange Agent will be liable to any Firstbank Shareholder or any other Person in respect of any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by Firstbank Shareholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Mercantile free and clear of any claims or interest of any Person previously entitled thereto.

2.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, Mercantile or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Mercantile or the Exchange Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4 payable in respect of the shares of Firstbank Common Stock previously evidenced by such lost, stolen or destroyed Certificate. Mercantile or the Exchange Agent, as the case may be, may, in its discretion and as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Mercantile or the Exchange Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made against Mercantile or the Exchange Agent with respect to such Certificate.

2.10 Withholding Rights. Mercantile shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Mercantile, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Mercantile.

2.11 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Mercantile from time to time provided that no gain or loss thereon shall affect the amounts payable or the timing of the amounts payable to Firstbank Shareholders pursuant to this Article II. The Exchange Fund shall not be used for any purpose except as set forth herein. Any interest and other income resulting from such investments shall be for Mercantile’s account.

2.12 Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Mercantile Common Stock or Firstbank Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Mercantile Common Stock or Firstbank Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Firstbank Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event.

ARTICLE III

FIRSTBANK’S REPRESENTATIONS AND WARRANTIES

Except as specifically disclosed in the Firstbank SEC Reports filed with or furnished to the SEC prior to the date of this Plan of Merger (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as specifically disclosed in the disclosure letter delivered by Firstbank to Mercantile prior to or concurrently with the execution of this Plan of Merger (the “Firstbank Disclosure Letter”), it being understood and agreed that the disclosure of any item in the Firstbank SEC Reports shall be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article III is reasonably apparent on the face of such disclosure, Firstbank represents and warrants to Mercantile that:

3.1 Authorization, No Conflicts, Etc.

3.1.1 Authorization of Plan of Merger. Firstbank has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Firstbank Common Stock entitled to vote to approve the Plan of Merger (the “Firstbank Shareholder Approval”), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Firstbank Board of Directors. The Firstbank Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Firstbank and the Firstbank Shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger and resolved to recommend approval by the Firstbank Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the “Firstbank Board Recommendation”). This Plan of Merger is a memorandum of understanding within the meaning of Article X(B) of Firstbank’s articles of incorporation and it has been approved by the Firstbank Board of Directors pursuant to and in accordance with Article X(B) of Firstbank’s articles of incorporation. Except for the Firstbank Shareholder Approval, no other corporate proceedings on the part of Firstbank are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Mercantile) constitutes valid and binding obligations of, Firstbank and is enforceable against Firstbank in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Firstbank and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Firstbank or any Subsidiary of Firstbank (each a “Firstbank Subsidiary” and collectively, the “Firstbank Subsidiaries”); or (b) any Law or Order applicable to Firstbank or any Firstbank Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.

3.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Firstbank and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Firstbank or any Firstbank Subsidiary is a party or subject, or by which Firstbank or any Firstbank Subsidiary is bound or affected.

3.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Firstbank other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. Firstbank has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

3.2 Organization and Good Standing. Firstbank is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Firstbank has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Firstbank is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Firstbank is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.3 Subsidiaries.

3.3.1 Ownership. Firstbank has provided to Mercantile a true and complete list of each Firstbank Subsidiary as of the date of this Plan of Merger. Other than the Firstbank Subsidiaries, Firstbank does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Firstbank or a Firstbank Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Firstbank Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Firstbank Subsidiary.

3.3.2 Organization and Good Standing. Each of the Firstbank Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (a) through (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.3.3 Deposit Insurance; Other Assessments. The deposits of each Firstbank Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Firstbank Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Firstbank, threatened. Firstbank and each Firstbank Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Firstbank or each Firstbank Subsidiary.

3.4 Capital Stock.

3.4.1 Classes and Shares. The authorized capital stock of Firstbank consists of 20,300,000 shares, divided into two classes, as follows (i) 20,000,000 shares of common stock, no par value (the “Firstbank Common Stock”), of which 8,073,821 shares were issued and outstanding as of the date of this Plan of Merger; and (ii) 300,000 shares of preferred stock, no par value (the “Firstbank Preferred Stock”), of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the Firstbank Share-Based Awards, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Firstbank.

3.4.2 Share-Based Awards. Section 3.4.2 of the Firstbank Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Firstbank Common Stock that are authorized and reserved for issuance under each Firstbank Stock Plan, and the number of shares of Firstbank Common Stock that are subject to outstanding Firstbank Stock Options and Firstbank Restricted Stock (collectively, “Firstbank Share-Based Awards”) issued under a Firstbank Stock Plan. All Firstbank Share-Based Awards have been awarded under a Firstbank Stock Plan, and, as of the date of this Plan of Merger, there are no other compensatory awards outstanding pursuant to which Firstbank Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Firstbank Common Stock. All outstanding shares of Firstbank Common Stock, and all Firstbank Common Stock reserved for issuance under the Firstbank Stock Plans when issued in accordance with the respective terms of the Firstbank Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

3.4.3 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Firstbank Common Stock and Firstbank Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Firstbank Common Stock upon the exercise of any Firstbank Stock Options granted pursuant to a Firstbank Stock Plan prior to the date of this Plan of Merger.

3.4.4 Voting Rights. Other than the issued and outstanding shares of Firstbank Common Stock described in Section 3.4.1, neither Firstbank nor any Firstbank Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

3.4.5 Appraisal Rights. No Firstbank Shareholder will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

3.5 Financial Statements.

3.5.1 Financial Statements. The consolidated financial statements of Firstbank as of and for each of the three years ended December 31, 2012, 2011, and 2010, as reported on by Firstbank’s independent accountants, and the unaudited consolidated financial statements of Firstbank as of and for each quarter in 2013 ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to Mercantile (collectively, “Firstbank’s Financial Statements”), fairly present, and the unaudited consolidated financial statements of Firstbank as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Firstbank as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Firstbank’s Financial Statements). No financial statements of any entity or enterprise other than the Firstbank Subsidiaries are required by GAAP to be included in the consolidated financial statements of Firstbank.

3.5.2 Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

3.5.2.1 The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Firstbank Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each quarter ended in 2013 before the date of this Plan of Merger as filed with the FDIC; and

3.5.2.2 The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Firstbank as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each quarter ended in 2013 before the date of this Plan of Merger as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by Firstbank or any Firstbank Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.5.2 are collectively referred to as the “Firstbank Call Reports.”

3.6 Absence of Certain Changes or Events. Since December 31, 2012, (a) Firstbank and the Firstbank Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.7 Legal Proceedings. There is no Action pending or, to the Knowledge of Firstbank, threatened against Firstbank or any of the Firstbank Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Firstbank or any of the Firstbank Subsidiaries. Neither Firstbank nor any of the Firstbank Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect. No officer or director of Firstbank or any of the Firstbank

Subsidiaries is a defendant in any Action commenced by any shareholder of Firstbank or any of the Firstbank Subsidiaries with respect to the performance of his or her duties as an officer or a director of Firstbank or any of the Firstbank Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

3.8 Regulatory Filings. In the last three years:

3.8.1 Regulatory Filings. Firstbank and each Firstbank Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

3.8.2 Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.9 No Indemnification Claims. To the Knowledge of Firstbank, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Firstbank or any Firstbank Subsidiary.

3.10 Conduct of Business. Firstbank and each Firstbank Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.11 Transaction Documents. None of the information supplied or to be supplied by Firstbank for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Joint Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement, at the date it is first mailed to the Mercantile Shareholders and the Firstbank Shareholders and at the time of the Mercantile Shareholder Meeting and the Firstbank Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the Mercantile Shareholder Meeting) will at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Mercantile Shareholders and the Firstbank Shareholders and at the time of the Mercantile Shareholder Meeting and the Firstbank Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Firstbank with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Mercantile for inclusion or incorporation by reference in the Joint Proxy Statement.

3.12 Agreements With Bank Regulators. Neither Firstbank nor any Firstbank Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of Firstbank’s or a Firstbank Subsidiary’s business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Firstbank or any Firstbank Subsidiary (a “Regulatory Agreement”), nor has Firstbank nor any Firstbank Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a

Regulatory Agreement. Neither Firstbank nor any Firstbank Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

3.13 Tax Matters.

3.13.1 All material Tax Returns required by applicable Law to have been filed by Firstbank and each Firstbank Subsidiary since January 1, 2007 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2007, Firstbank and each Firstbank Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2007, all material Taxes that are due and payable by Firstbank and each Firstbank Subsidiary have been paid.

3.13.2 There is no audit or other proceeding pending against or with respect to Firstbank or any Firstbank Subsidiary with respect to any material amount of Tax. There are no material Liens on any of the assets of Firstbank or any of the Firstbank Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

3.13.3 Neither Firstbank nor any Firstbank Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

3.13.4 Neither Firstbank nor any Firstbank Subsidiary is a party to any Tax allocation or sharing agreement.

3.13.5 Neither Firstbank nor any Firstbank Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Firstbank and one or more Firstbank Subsidiaries are the only members). Neither Firstbank nor any Firstbank Subsidiary is a general partner in any partnership.

3.13.6 Within the past three years, neither Firstbank nor any Firstbank Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

3.13.7 Neither Firstbank nor any Firstbank Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

3.13.8 Neither Firstbank nor any Firstbank Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.13.9 There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Firstbank or any Firstbank Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

3.14 Properties.

3.14.1 Title to and Interest in Properties. Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect, Firstbank and each Firstbank Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Firstbank or any of the Firstbank Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Firstbank and each Firstbank Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Firstbank or any Firstbank Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither Firstbank nor any Firstbank Subsidiary has received any written notice alleging violation, breach, or default of such lease. Firstbank and each Firstbank Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of Firstbank and all Firstbank Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

3.14.2 Notices: Owned Real Property. With respect to real property owned by Firstbank or any Firstbank Subsidiary, none of Firstbank nor any Firstbank Subsidiary (a) has received written notice of any pending, and to the Knowledge of Firstbank there is no threatened, condemnation proceeding against any of such real property or (b) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.14.3 Notices: Leased Real Property. With respect to real property leased, subleased or licensed by Firstbank or any Firstbank Subsidiary, none of Firstbank nor any Firstbank Subsidiary (a) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Firstbank or (b) (i) has received written notice of any pending, and to the Knowledge of Firstbank there is no threatened, condemnation proceeding with respect to any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.15 Intellectual Property. Firstbank and the Firstbank Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Firstbank, threatened that Firstbank or any of the Firstbank Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Firstbank, no Person is infringing, misappropriating or otherwise violating the rights of Firstbank or any of the Firstbank Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Firstbank or any of the Firstbank Subsidiaries (collectively the “Firstbank-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect, to the Knowledge of Firstbank: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Firstbank or any of the Firstbank Subsidiaries with respect to the validity or enforceability of the Firstbank-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Firstbank-Owned Intellectual Property or Intellectual Property licensed to Firstbank or any Firstbank Subsidiary.

3.16 Required Licenses, Permits, Etc. Firstbank and each Firstbank Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Firstbank Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

3.17 Material Contracts and Change of Control.

3.17.1 “Material Contracts” Defined. For the purposes of this Plan of Merger, the term “Firstbank Material Contract” means any of the following Contracts to which Firstbank or any of the Firstbank Subsidiaries is a party or bound as of the date of this Plan of Merger:

3.17.1.1 Each Contract that (a) has been or (b) would be required to be, but has not been, filed by Firstbank as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Plan of Merger;

3.17.1.2 Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of Firstbank or any of the Firstbank Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

3.17.1.3 Each Contract that creates a partnership or joint venture to which Firstbank or any of the Firstbank Subsidiaries is a party;

3.17.1.4 Each Contract between or among Firstbank and any Firstbank Subsidiary;

3.17.1.5 Each Contract with a correspondent banker;

3.17.1.6 Each Contract relating to the borrowing of money by Firstbank or any Firstbank Subsidiary or guarantee by Firstbank or any Firstbank Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution Firstbank Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $500,000;

3.17.1.7 Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which Firstbank or any of the Firstbank Subsidiaries has any continuing obligations, contingent or otherwise;

3.17.1.8 Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Firstbank or any of the Firstbank Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

3.17.1.9 Each voting agreement or registration rights agreement with respect to the capital stock of Firstbank or any of the Firstbank Subsidiaries;

3.17.1.10 Each Contract granting Firstbank or any Firstbank Subsidiary the right to use, restricting Firstbank’s or any Firstbank Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Firstbank’s or any Firstbank Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

3.17.1.11 Each Contract that limits the payment of dividends by Firstbank or any Firstbank Subsidiary;

3.17.1.12 Each Contract involving a standstill or similar obligation of Firstbank or any of the Firstbank Subsidiaries relating to the purchase of securities of Firstbank or any other Person;

3.17.1.13 Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Firstbank or any Firstbank Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Firstbank or a Firstbank Subsidiary, or (b) to the Knowledge of Firstbank, any (i) record or beneficial owner of five percent or more of the voting securities of Firstbank, (ii) Affiliate or family member of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Firstbank, except those Contracts of a type available to employees of Firstbank generally;

3.17.1.14 Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $250,000;

3.17.1.15 Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $3,000,000;

3.17.1.16 Each Contract or commitment for a loan participation agreement with any other Person in excess of $3,000,000; and

3.17.1.17 Each Contract that is material to the financial condition, results of operations or business of Firstbank or any Firstbank Subsidiary.

3.17.2 Full Force and Effect. Prior to the date of this Plan of Merger, Firstbank has provided or made available to Mercantile a true and complete copy of each Material Contract in effect as of the date of this Plan of Merger. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect, (a) all Firstbank Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither Firstbank nor any of the Firstbank Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Firstbank Material Contract, (c) to the Knowledge of Firstbank, no other party to any Firstbank Material Contract is in breach of or in default under any Firstbank Material Contract, and (d) neither Firstbank nor any Firstbank Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Firstbank Material Contract.

3.17.3 Effect of Merger and Related Transactions. There is no Firstbank Material Contract under which (a) a consent or approval is required, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by Firstbank, any Firstbank Subsidiary or the Surviving Corporation or (ii) have a Firstbank Material Adverse Effect.

3.18 Labor and Employment Matters.

3.18.1 Compliance with Labor and Employment Laws. (a) Firstbank and all of the Firstbank Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect; (b) as of the date of this Plan of Merger there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Firstbank, threatened against Firstbank or any of the Firstbank Subsidiaries; (c) as of the date of this Plan of Merger and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the

Knowledge of Firstbank, threatened against or affecting Firstbank or any of the Firstbank Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Firstbank or any Firstbank Subsidiary; (e) as of the date of this Plan of Merger, Firstbank has not received written notice of charges with respect to or relating to Firstbank or any Firstbank Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither Firstbank nor any Firstbank Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Firstbank or any Firstbank Subsidiary and, to the Knowledge of Firstbank, no such investigation is in progress.

3.18.2 Collective Bargaining Agreements. Neither Firstbank nor any Firstbank Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

3.18.3 At-Will Employment. All salaried employees, hourly employees, and temporary employees of Firstbank and any of the Firstbank Subsidiaries are employed on an at-will basis by Firstbank or any of the Firstbank Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Firstbank or any Firstbank Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Firstbank or any Firstbank Subsidiary made to any employees that commits Firstbank, any Firstbank Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

3.18.4 WARN Act. Since January 1, 2010, neither Firstbank nor any Firstbank Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Firstbank or any Firstbank Subsidiary, except in compliance with the WARN Act.

3.18.5 Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Firstbank, threatened against Firstbank or any Firstbank Subsidiary. Firstbank and all of the Firstbank Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.18.6 Certain Contracts. Neither Firstbank nor any Firstbank Subsidiary is a party or subject to any Contract which restricts Firstbank or any Firstbank Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

3.18.7 Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by Firstbank or any Firstbank Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Firstbank Benefit Plan.

3.18.8 Eligibility Verification. Firstbank has implemented commercially reasonable procedures to ensure that all employees who are performing services for Firstbank or any Firstbank Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

3.18.9 Employment Policies, Programs, and Procedures. The policies, programs, and practices of Firstbank and all Firstbank Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

3.19 Employee Benefits.

3.19.1 Firstbank has delivered or made available to Mercantile true and complete copies of all material Firstbank Benefit Plans. Each Firstbank Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.19.2 Each Firstbank Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of Firstbank, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

3.19.3 All contributions, payments or premiums required to be made with respect to any Firstbank Benefit Plan by Firstbank on or before the date of this Plan of Merger have been timely made, and all benefits accrued under any unfunded Firstbank Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Firstbank and the Firstbank Subsidiaries have performed all material obligations required to be performed under all Firstbank Benefit Plans with respect to which Firstbank or any ERISA Affiliate of Firstbank has an obligation to contribute.

3.19.4 Neither Firstbank nor any ERISA Affiliate of Firstbank participates in nor since December 31, 1973 has ever participated in any Multiemployer Plan, and neither Firstbank nor any ERISA Affiliate of Firstbank maintains or contributes to, or is party to, and, at no time since January 1, 2007 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a “defined benefit plan” within the meaning of section 414(j) of the Code or 3(35) of ERISA, (b) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) is primarily for the benefit of employees who reside outside of the United States.

3.19.5 Except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Firstbank nor any Firstbank Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

3.19.6 The execution, delivery of, and performance by Firstbank of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Firstbank or any of the Firstbank Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Firstbank or any of the Firstbank Subsidiaries to amend or terminate any Firstbank Benefit Plan; or (c) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

3.19.7 Firstbank and the Firstbank Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Firstbank Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Firstbank Benefit Plan effective as of any date on or after the date of this Plan of Merger.

3.19.8 Each Firstbank Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Firstbank nor any of the Firstbank Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.19.9 There is no pending or, to the Knowledge of Firstbank, threatened Action with respect to any Firstbank Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.19.10 Since January 1, 2013, neither Firstbank nor any of the Firstbank Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Firstbank Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (b) as required by applicable Law or any applicable Firstbank Benefit Plan.

3.19.11 Each of the Firstbank Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect. Neither Firstbank nor any of the Firstbank Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

3.20 Environmental Matters.

3.20.1 Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect: (a) Firstbank and each of the Firstbank Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) Firstbank and each of the Firstbank Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Firstbank, threatened against Firstbank or any of the Firstbank Subsidiaries, and, to the Knowledge of Firstbank, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Firstbank or any of the Firstbank Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Firstbank Site and no Hazardous Materials are present in, on, about or migrating to or from any Firstbank Site that could give rise to an Environmental Claim against Firstbank or any of the Firstbank Subsidiaries; (e) neither Firstbank nor any of the Firstbank Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Firstbank nor any of the Firstbank Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither Firstbank nor any of the Firstbank Subsidiaries, any predecessors of Firstbank or any of the Firstbank Subsidiaries, nor any entity previously owned by Firstbank or any of the Firstbank Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Firstbank or any of the Firstbank Subsidiaries.

3.20.2 No Firstbank Site contains, and to the Knowledge of Firstbank has ever contained, any underground storage tanks. With respect to any underground storage tank that is listed in the Firstbank Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any Firstbank Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

3.21 Duties as Fiduciary. To the Knowledge of Firstbank, Firstbank and each Firstbank Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Firstbank nor any Firstbank Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Firstbank or any Firstbank Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Firstbank’s Financial Statements.

3.22 Investment Bankers and Brokers. Firstbank has employed Sandler O’Neill & Partners, L.P. (“Firstbank Investment Banker”) in connection with the Merger. Firstbank, the Firstbank Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Firstbank Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Firstbank to Firstbank Investment Banker in connection with the Merger, as described in Section 3.22 of the Firstbank Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Firstbank or any Firstbank Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger. Firstbank has provided to Mercantile true and complete copies of each agreement, arrangement, and understanding between Firstbank and Firstbank Investment Banker prior to the date of this Plan of Merger.

3.23 Fairness Opinion. The Firstbank Board of Directors has received the oral opinion of the Firstbank Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to the Firstbank Shareholders from a financial point of view. Such oral opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Firstbank-Related Persons.

3.24.1 Insider Loans. No Firstbank-Related Person has any loan, credit or other Contract outstanding with Firstbank or any Firstbank Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Firstbank or any Firstbank Subsidiary.

3.24.2 Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Firstbank or any Firstbank Subsidiary, no Firstbank-Related Person owns or controls any assets or properties that are used in the business of Firstbank or any Firstbank Subsidiary.

3.24.3 Contractual Relationships. Other than ordinary and customary banking relationships, no Firstbank-Related Person has any contractual relationship with Firstbank or any Firstbank Subsidiary.

3.24.4 Loan Relationships. No Firstbank-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Firstbank or any Firstbank Subsidiary in a principal amount of $500,000 or more.

3.25 Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of Firstbank has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Firstbank or any Firstbank Subsidiary, or other person with whom Firstbank or any Firstbank Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Firstbank or any Firstbank Subsidiary, the effect of which would reasonably be expected to have a Firstbank Material Adverse Effect.

3.26 Insurance. Firstbank and the Firstbank Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2007, no insurance company has canceled or refused to renew a policy of insurance covering Firstbank’s or any Firstbank Subsidiary’s assets, properties, premises, operations, directors or personnel. Firstbank and the Firstbank Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Firstbank or the Firstbank Subsidiaries.

3.27 Books and Records. The books of account, minute books, stock record books, and other records of Firstbank are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Firstbank and the Firstbank Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2012, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2012, have been made available for Mercantile’s review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

3.28 Loan Guarantees. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect, all guarantees of indebtedness owed to Firstbank or any Firstbank Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

3.29 Data Security and Customer Privacy. Firstbank and each Firstbank Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Firstbank and each Firstbank Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.30 Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Firstbank’s consolidated financial statements and the Firstbank Call Reports as of December 31, 2012 and as of each quarter ended after December 31, 2012 was, in the reasonable opinion of Firstbank’s management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP and reasonable and sound banking practices, and (c) conforms to recommendations and comments in reports of examination in all material respects.

3.31 Loans and Investments. All investments and, to the Knowledge of Firstbank, all loans of Firstbank and each Firstbank Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

3.32 Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Firstbank and each Firstbank Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.33 Securities Laws Matters.

3.33.1 Since January 1, 2010, Firstbank has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Registration Statement, the “Firstbank SEC Reports”). Each of the Firstbank SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Plan of Merger (with respect to those Firstbank SEC Reports filed or furnished prior to the date of this Plan of Merger), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Firstbank SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Plan of Merger, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Firstbank Subsidiaries are or ever has been required to file periodic reports with the SEC. As of the date of this Plan of Merger, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Firstbank SEC Reports.

3.33.2 Firstbank has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Firstbank has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Firstbank has disclosed, based on its most recent evaluation prior to the date of this Plan of Merger, to Firstbank’s auditors and the audit committee of the Firstbank Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Firstbank’s ability to record, process, summarize and report financial information and (b) any fraud that involves management or other employees who have a significant role in Firstbank’s internal controls over financial reporting. Since January 1, 2010, neither Firstbank nor any of the Firstbank Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Firstbank or any Firstbank Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Firstbank or any Firstbank Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2010, subject to any applicable grace periods, Firstbank has been and is in compliance with (i) the applicable provisions of the Sarbanes Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.34 Joint Ventures; Strategic Alliances. Neither Firstbank nor any Firstbank Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.35 Policies and Procedures. Firstbank and each Firstbank Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Mercantile as applicable to the periods when those policies and procedures were in effect.

3.36 Shareholder Rights Plan. Firstbank does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement.

3.37 No Other Representations and Warranties. Except for the representations and warranties made by Firstbank and the Firstbank Subsidiaries in this Article III, neither Firstbank nor any other Person makes or has made any representation or warranty with respect to Firstbank or the Firstbank Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Mercantile or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV

MERCANTILE’S REPRESENTATIONS AND WARRANTIES

Except as specifically disclosed in the Mercantile SEC Reports filed with or furnished to the SEC prior to the date of this Plan of Merger (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as specifically disclosed in the disclosure letter delivered by Mercantile to Firstbank prior to or concurrently with the execution of this Plan of Merger (the “Mercantile Disclosure Letter”), it being understood and agreed that the disclosure of any item in the Mercantile SEC Reports shall be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article IV is reasonably apparent on the face of such disclosure, Mercantile represents and warrants to Firstbank that:

4.1 Authorization, No Conflicts, Etc.

4.1.1 Authorization of Plan of Merger. Mercantile has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Mercantile Common Stock entitled to vote to approve this Plan of Merger and the affirmative vote of at least a majority of the votes cast by the holders of shares of Mercantile Common Stock entitled to vote to approve the issuance of shares of Mercantile Common Stock constituting the Merger Consideration (the “Mercantile Shareholder Approval”), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Mercantile Board of Directors. The Mercantile Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Mercantile and the Mercantile Shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger and resolved to recommend approval by the Mercantile Shareholders of this Plan of Merger and the transactions contemplated by it and the issuance of shares of Mercantile Common Stock constituting the Merger Consideration (such recommendation, the “Mercantile Board Recommendation”). Except for the Mercantile Shareholder Approval, no other corporate proceedings on the part of Mercantile are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Firstbank) constitutes valid and binding obligations of, Mercantile and is enforceable against Mercantile in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Mercantile, the issuance of shares of Mercantile Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Mercantile or any Subsidiary of Mercantile (each a “Mercantile Subsidiary” and collectively, the “Mercantile Subsidiaries”); or (b) any Law or Order applicable to Mercantile or any Mercantile Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.

4.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Mercantile, the issuance of shares of Mercantile Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Mercantile or any Mercantile Subsidiary is a party or subject, or by which Mercantile or any Mercantile Subsidiary is bound or affected.

4.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Mercantile other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. Mercantile has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

4.2 Organization and Good Standing. Mercantile is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Mercantile has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Mercantile is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Mercantile is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.3 Subsidiaries.

4.3.1 Ownership. Mercantile has provided to Firstbank a true and complete list of each Mercantile Subsidiary as of the date of this Plan of Merger. Other than the Mercantile Subsidiaries, Mercantile does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Mercantile or a Mercantile Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Mercantile Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Mercantile Subsidiary.

4.3.2 Organization and Good Standing. Each of the Mercantile Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (a) through (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.3.3 Deposit Insurance; Other Assessments. The deposits of each Mercantile Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Mercantile Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Mercantile, threatened. Mercantile and each Mercantile Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Mercantile or each Mercantile Subsidiary.

4.4 Capital Stock.

4.4.1 Classes and Shares. The authorized capital stock of Mercantile consists of 21,000,000 shares, divided into two classes, as follows (a) 20,000,000 shares of common stock, no par value (the “Mercantile Common Stock”), of which 8,707,003 shares were issued and outstanding as of the date of this Plan of Merger; and (b) 1,000,000 shares of preferred stock, no par value (the “Mercantile Preferred Stock”), of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the Mercantile Share-Based Awards, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Mercantile.

4.4.2 Share-Based Awards. Section 4.4.2 of the Mercantile Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Mercantile Common Stock that are authorized and reserved for issuance under each Mercantile Stock Plan, and the number of shares of Mercantile Common Stock that are subject to outstanding Mercantile Stock Options and Mercantile Restricted Stock (collectively, “Mercantile Share-Based Awards”) issued under a Mercantile Stock Plan. All Mercantile Share-Based Awards have been awarded under a Mercantile Stock Plan, and, as of the date of this Plan of Merger, there are no other compensatory awards outstanding pursuant to which Mercantile Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Mercantile Common Stock. All outstanding shares of Mercantile Common Stock, and all Mercantile Common Stock reserved for issuance under the Mercantile Stock Plans when issued in accordance with the respective terms of the Mercantile Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

4.4.3 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Mercantile Common Stock and Mercantile Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Mercantile Common Stock upon the exercise of any Mercantile Stock Options granted pursuant to a Mercantile Stock Plan prior to the date of this Plan of Merger.

4.4.4 Voting Rights. Other than the issued and outstanding shares of Mercantile Common Stock described in Section 4.4.1, neither Mercantile nor any Mercantile Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger, or the issuance of Mercantile Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Plan of Merger or the issuance of Mercantile Common Stock that constitutes the Merger Consideration.

4.4.5 Appraisal Rights. No Mercantile Shareholder will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

4.5 Financial Statements.

4.5.1 Financial Statements. The consolidated financial statements of Mercantile as of and for each of the three years ended December 31, 2012, 2011, and 2010, as reported on by Mercantile’s independent accountants, and the unaudited consolidated financial statements of Mercantile as of and for each quarter in 2013 ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to Firstbank (collectively, “Mercantile’s Financial Statements”), fairly present, and the unaudited consolidated financial statements of Mercantile as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Mercantile as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Mercantile’s Financial Statements). No financial statements of any entity or enterprise other than the Mercantile Subsidiaries are required by GAAP to be included in the consolidated financial statements of Mercantile.

4.5.2 Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

4.5.2.1 The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Mercantile Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each quarter ended in 2013 before the date of this Plan of Merger as filed with the FDIC; and

4.5.2.2 The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Mercantile as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each quarter ended in 2013 before the date of this Plan of Merger as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by Mercantile or any Mercantile Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 4.5.2 are collectively referred to as the “Mercantile Call Reports.”

4.6 Absence of Certain Changes or Events. Since December 31, 2012, (a) Mercantile and the Mercantile Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.7 Legal Proceedings. There is no Action pending or, to the Knowledge of Mercantile, threatened against Mercantile or any of the Mercantile Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Mercantile or any of the Mercantile Subsidiaries. Neither Mercantile nor any of the Mercantile Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect. No officer or director of Mercantile or any of the Mercantile Subsidiaries is a defendant in any Action commenced by any shareholder of Mercantile or any of the Mercantile Subsidiaries with respect to the performance of his or her duties as an officer or a director of Mercantile or any of the Mercantile Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

4.8 Regulatory Filings. In the last three years:

4.8.1 Regulatory Filings. Mercantile and each Mercantile Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

4.8.2 Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.9 No Indemnification Claims. To the Knowledge of Mercantile, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Mercantile or any Mercantile Subsidiary.

4.10 Conduct of Business. Mercantile and each Mercantile Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.11 Transaction Documents. None of the information supplied or to be supplied by Mercantile for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Joint Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement, at the date it is first mailed to the Mercantile Shareholders and the Firstbank Shareholders and at the time of the Mercantile Shareholder Meeting and the Firstbank Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the Firstbank Shareholder Meeting) will at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Mercantile Shareholders and the Firstbank Shareholders and at the time of the Mercantile Shareholder Meeting and the Firstbank Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Mercantile with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Firstbank for inclusion or incorporation by reference in the Joint Proxy Statement.

4.12 Agreements With Bank Regulators. Neither Mercantile nor any Mercantile Subsidiary is a party to any Regulatory Agreement, nor has Mercantile nor any Mercantile Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Mercantile nor any Mercantile Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

4.13 Tax Matters.

4.13.1 All material Tax Returns required by applicable Law to have been filed by Mercantile and each Mercantile Subsidiary since January 1, 2007 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2007, Mercantile and each Mercantile Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2007, all material Taxes that are due and payable by Mercantile and each Mercantile Subsidiary have been paid.

4.13.2 There is no audit or other proceeding pending against or with respect to Mercantile or any Mercantile Subsidiary with respect to any material amount of Tax. There are no material Liens on any of the assets of Mercantile or any of the Mercantile Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

4.13.3 Neither Mercantile nor any Mercantile Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

4.13.4 Neither Mercantile nor any Mercantile Subsidiary is a party to any Tax allocation or sharing agreement.

4.13.5 Neither Mercantile nor any Mercantile Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Mercantile and one or more Mercantile Subsidiaries are the only members). Neither Mercantile nor any Mercantile Subsidiary is a general partner in any partnership.

4.13.6 Within the past three years, neither Mercantile nor any Mercantile Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

4.13.7 Neither Mercantile nor any Mercantile Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

4.13.8 Neither Mercantile nor any Mercantile Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.13.9 There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Mercantile or any Mercantile Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

4.14 Properties.

4.14.1 Title to and Interest in Properties. Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect, Mercantile and each Mercantile Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Mercantile or any of the Mercantile Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Mercantile and each Mercantile Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Mercantile or any Mercantile Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither Mercantile nor any Mercantile Subsidiary has received any written notice alleging violation, breach, or default of such lease. Mercantile and each Mercantile Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of Mercantile and all Mercantile Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

4.14.2 Notices: Owned Real Property. With respect to real property owned by Mercantile or any Mercantile Subsidiary, none of Mercantile nor any Mercantile Subsidiary (a) has received written notice of any pending, and to the Knowledge of Mercantile there is no threatened, condemnation proceeding against any of such real property or (b) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.14.3 Notices: Leased Real Property. With respect to real property leased, subleased or licensed by Mercantile or any Mercantile Subsidiary, none of Mercantile nor any Mercantile Subsidiary (a) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Mercantile or (b) (i) has received written notice of any pending, and to the Knowledge of Mercantile there is no threatened, condemnation proceeding with respect to any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.15 Intellectual Property. Mercantile and the Mercantile Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Mercantile, threatened that Mercantile or any of the Mercantile Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Mercantile, no Person is infringing, misappropriating or otherwise violating the rights of Mercantile or any of the Mercantile Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Mercantile or any of the Mercantile Subsidiaries (collectively the “Mercantile-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect, to the Knowledge of Mercantile: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Mercantile or any of the Mercantile Subsidiaries with respect to the validity or enforceability of the Mercantile-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Mercantile-Owned Intellectual Property or Intellectual Property licensed to Mercantile or any Mercantile Subsidiary.

4.16 Required Licenses, Permits, Etc. Mercantile and each Mercantile Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Mercantile Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

4.17 Material Contracts and Change of Control.

4.17.1 “Material Contracts” Defined. For the purposes of this Plan of Merger, the term “Mercantile Material Contract” means any of the following Contracts to which Mercantile or any of the Mercantile Subsidiaries is a party or bound as of the date of this Plan of Merger:

4.17.1.1 Each Contract that (a) has been or (b) would be required to be, but has not been, filed by Mercantile as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Plan of Merger;

4.17.1.2 Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of Mercantile or any of the Mercantile Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

4.17.1.3 Each Contract that creates a partnership or joint venture to which Mercantile or any of the Mercantile Subsidiaries is a party;

4.17.1.4 Each Contract between or among Mercantile and any Mercantile Subsidiary;

4.17.1.5 Each Contract with a correspondent banker;

4.17.1.6 Each Contract relating to the borrowing of money by Mercantile or any Mercantile Subsidiary or guarantee by Mercantile or any Mercantile Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution Mercantile Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $500,000;

4.17.1.7 Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which Mercantile or any of the Mercantile Subsidiaries has any continuing obligations, contingent or otherwise;

4.17.1.8 Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Mercantile or any of the Mercantile Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

4.17.1.9 Each voting agreement or registration rights agreement with respect to the capital stock of Mercantile or any of the Mercantile Subsidiaries;

4.17.1.10 Each Contract granting Mercantile or any Mercantile Subsidiary the right to use, restricting Mercantile’s or any Mercantile Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Mercantile’s or any Mercantile Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

4.17.1.11 Each Contract that limits the payment of dividends by Mercantile or any Mercantile Subsidiary;

4.17.1.12 Each Contract involving a standstill or similar obligation of Mercantile or any of the Mercantile Subsidiaries relating to the purchase of securities of Mercantile or any other Person;

4.17.1.13 Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Mercantile or any Mercantile Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Mercantile or a Mercantile Subsidiary, or (b) to the Knowledge of Mercantile, any (i) record or beneficial owner of five percent or more of the voting securities of Mercantile, (ii) Affiliate or family member of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Mercantile, except those Contracts of a type available to employees of Mercantile generally;

4.17.1.14 Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $250,000;

4.17.1.15 Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $3,000,000;

4.17.1.16 Each Contract or commitment for a loan participation agreement with any other Person in excess of $3,000,000; and

4.17.1.17 Each Contract that is material to the financial condition, results of operations or business of Mercantile or any Mercantile Subsidiary.

4.17.2 Full Force and Effect. Prior to the date of this Plan of Merger, Mercantile has provided or made available to Firstbank a true and complete copy of each Material Contract in effect as of the date of this Plan of

Merger. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect, (a) all Mercantile Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither Mercantile nor any of the Mercantile Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Mercantile Material Contract, (c) to the Knowledge of Mercantile, no other party to any Mercantile Material Contract is in breach of or in default under any Mercantile Material Contract, and (d) neither Mercantile nor any Mercantile Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Mercantile Material Contract.

4.17.3 Effect of Merger and Related Transactions. There is no Mercantile Material Contract under which (a) a consent or approval is required, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by Mercantile, any Mercantile Subsidiary or the Surviving Corporation or (ii) have a Mercantile Material Adverse Effect.

4.18 Labor and Employment Matters.

4.18.1 Compliance with Labor and Employment Laws. (a) Mercantile and all of the Mercantile Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect; (b) as of the date of this Plan of Merger there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Mercantile, threatened against Mercantile or any of the Mercantile Subsidiaries; (c) as of the date of this Plan of Merger and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of Mercantile, threatened against or affecting Mercantile or any of the Mercantile Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Mercantile or any Mercantile Subsidiary; (e) as of the date of this Plan of Merger, Mercantile has not received written notice of charges with respect to or relating to Mercantile or any Mercantile Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither Mercantile nor any Mercantile Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Mercantile or any Mercantile Subsidiary and, to the Knowledge of Mercantile, no such investigation is in progress.

4.18.2 Collective Bargaining Agreements. Neither Mercantile nor any Mercantile Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

4.18.3 At-Will Employment. All salaried employees, hourly employees, and temporary employees of Mercantile and any of the Mercantile Subsidiaries are employed on an at-will basis by Mercantile or any of the Mercantile Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Mercantile or any Mercantile Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Mercantile or any Mercantile Subsidiary made to any employees that commits Mercantile, any Mercantile Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

4.18.4 WARN Act. Since January 1, 2010, neither Mercantile nor any Mercantile Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Mercantile or any Mercantile Subsidiary, except in compliance with the WARN Act.

4.18.5 Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Mercantile, threatened against Mercantile or any Mercantile Subsidiary. Mercantile and all of the Mercantile Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.18.6 Certain Contracts. Neither Mercantile nor any Mercantile Subsidiary is a party or subject to any Contract which restricts Mercantile or any Mercantile Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

4.18.7 Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by Mercantile or any Mercantile Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Mercantile Benefit Plan.

4.18.8 Eligibility Verification. Mercantile has implemented commercially reasonable procedures to ensure that all employees who are performing services for Mercantile or any Mercantile Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

4.18.9 Employment Policies, Programs, and Procedures. The policies, programs, and practices of Mercantile and all Mercantile Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

4.19 Employee Benefits.

4.19.1 Mercantile has delivered or made available to Firstbank true and complete copies of all material Mercantile Benefit Plans. Each Mercantile Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.19.2 Each Mercantile Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of Mercantile, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

4.19.3 All contributions, payments or premiums required to be made with respect to any Mercantile Benefit Plan by Mercantile on or before the date of this Plan of Merger have been timely made, and all benefits accrued under any unfunded Mercantile Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Mercantile and the Mercantile Subsidiaries have performed all material obligations required to be performed under all Mercantile Benefit Plans with respect to which Mercantile or any ERISA Affiliate of Mercantile has an obligation to contribute.

4.19.4 Neither Mercantile nor any ERISA Affiliate of Mercantile participates in nor since December 31, 1973 ever has participated in any Multiemployer Plan, and neither Mercantile nor any ERISA Affiliate of Mercantile maintains or contributes to, or is party to, and, at no time since January 1, 2007 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a “defined benefit plan” within the meaning of section 414(j) of the Code or 3(35) of ERISA, (b) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) is primarily for the benefit of employees who reside outside of the United States.

4.19.5 Except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Mercantile nor any Mercantile Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

4.19.6 The execution, delivery of, and performance by Mercantile of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Mercantile or any of the Mercantile Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Mercantile or any of the Mercantile Subsidiaries to amend or terminate any Mercantile Benefit Plan; or (c) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

4.19.7 Mercantile and the Mercantile Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Mercantile Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Mercantile Benefit Plan effective as of any date on or after the date of this Plan of Merger.

4.19.8 Each Mercantile Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Mercantile nor any of the Mercantile Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

4.19.9 There is no pending or, to the Knowledge of Mercantile, threatened Action with respect to any Mercantile Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

4.19.10 Since January 1, 2013, neither Mercantile nor any of the Mercantile Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Mercantile Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (b) as required by applicable Law or any applicable Mercantile Benefit Plan.

4.19.11 Each of the Mercantile Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect. Neither Mercantile nor any of the Mercantile Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

4.20 Environmental Matters.

4.20.1 Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect: (a) Mercantile and each of the Mercantile Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) Mercantile and each of the Mercantile Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Mercantile, threatened against Mercantile or any of the Mercantile Subsidiaries, and, to the Knowledge of Mercantile, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Mercantile or any of the Mercantile Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Mercantile Site and no Hazardous Materials are present in, on, about or migrating to or from any Mercantile Site that could give rise to an Environmental Claim against Mercantile or any of the Mercantile Subsidiaries; (e) neither Mercantile nor any of the Mercantile Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Mercantile nor any of the Mercantile Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither Mercantile nor any of the Mercantile Subsidiaries, any predecessors of Mercantile or any of the Mercantile Subsidiaries, nor any entity previously owned by Mercantile or any of the Mercantile Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Mercantile or any of the Mercantile Subsidiaries.

4.20.2 No Mercantile Site contains, and to the Knowledge of Mercantile has ever contained, any underground storage tanks. With respect to any underground storage tank that is listed in the Mercantile Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any Mercantile Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

4.21 Duties as Fiduciary. To the Knowledge of Mercantile, Mercantile and each Mercantile Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Mercantile nor any Mercantile Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Mercantile or any Mercantile Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Mercantile’s Financial Statements.

4.22 Investment Bankers and Brokers. Mercantile has employed Stifel, Nicolaus & Company, Incorporated (“Mercantile Investment Banker”) in connection with the Merger. Mercantile, the Mercantile Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Mercantile Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Mercantile to Mercantile Investment Banker in connection with the Merger, as described in Section 4.22 of the Mercantile Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by

Mercantile or any Mercantile Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger. Mercantile has provided to Firstbank true and complete copies of each agreement, arrangement, and understanding between Mercantile and Mercantile Investment Banker prior to the date of this Plan of Merger.

4.23 Fairness Opinion. The Mercantile Board of Directors has received the oral opinion of the Mercantile Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to Mercantile from a financial point of view. Such oral opinion has not been amended or rescinded as of the date of this Agreement.

4.24 Mercantile-Related Persons.

4.24.1 Insider Loans. No Mercantile-Related Person has any loan, credit or other Contract outstanding with Mercantile or any Mercantile Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Mercantile or any Mercantile Subsidiary.

4.24.2 Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Mercantile or any Mercantile Subsidiary, no Mercantile-Related Person owns or controls any assets or properties that are used in the business of Mercantile or any Mercantile Subsidiary.

4.24.3 Contractual Relationships. Other than ordinary and customary banking relationships, no Mercantile-Related Person has any contractual relationship with Mercantile or any Mercantile Subsidiary.

4.24.4 Loan Relationships. No Mercantile-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Mercantile or any Mercantile Subsidiary in a principal amount of $500,000 or more.

4.25 Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of Mercantile has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Mercantile or any Mercantile Subsidiary, or other person with whom Mercantile or any Mercantile Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Mercantile or any Mercantile Subsidiary, the effect of which would reasonably be expected to have a Mercantile Material Adverse Effect.

4.26 Insurance. Mercantile and the Mercantile Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2007, no insurance company has canceled or refused to renew a policy of insurance covering Mercantile’s or any Mercantile Subsidiary’s assets, properties, premises, operations, directors or personnel. Mercantile and the Mercantile Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Mercantile or the Mercantile Subsidiaries.

4.27 Books and Records. The books of account, minute books, stock record books, and other records of Mercantile are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Mercantile and the Mercantile Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2012, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2012, have been made available for Firstbank’s review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

4.28 Loan Guarantees. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect, all guarantees of indebtedness owed to Mercantile or any Mercantile Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

4.29 Data Security and Customer Privacy. Mercantile and each Mercantile Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Mercantile and each Mercantile Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

4.30 Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Mercantile’s consolidated financial statements and the Mercantile Call Reports as of December 31, 2012 and as of each quarter ended after December 31, 2012 was, in the reasonable opinion of Mercantile’s management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP and reasonable and sound banking practices, and (c) conforms to recommendations and comments in reports of examination in all material respects.

4.31 Loans and Investments. All investments and, to the Knowledge of Mercantile, all loans of Mercantile and each Mercantile Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

4.32 Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Mercantile and each Mercantile Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.33 Securities Laws Matters.

4.33.1 Since January 1, 2010, Mercantile has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Registration Statement, the “Mercantile SEC Reports”). Each of the Mercantile SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Plan of Merger (with respect to those Mercantile SEC Reports filed or furnished prior to the date of this Plan of Merger), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Mercantile SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Plan of Merger, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Mercantile Subsidiaries are or ever has been required to file periodic reports with the SEC. As of the date of this Plan of Merger, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Mercantile SEC Reports.

4.33.2 Mercantile has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Mercantile has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Mercantile has disclosed, based on its most recent evaluation prior to the date of this Plan of Merger, to Mercantile’s auditors and the audit committee of the Mercantile Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Mercantile’s ability to record, process, summarize and report financial information and (b) any fraud that involves management or other employees who have a significant role in Mercantile’s internal controls over financial reporting. Since January 1, 2010, neither Mercantile nor any of the Mercantile Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Mercantile or any Mercantile Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Mercantile or any Mercantile Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2010, subject to any applicable grace periods, Mercantile has been and is in compliance with (i) the applicable provisions of the Sarbanes Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.34 Joint Ventures; Strategic Alliances. Neither Mercantile nor any Mercantile Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

4.35 Policies and Procedures. Mercantile and each Mercantile Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Firstbank as applicable to the periods when those policies and procedures were in effect.

4.36 Shareholder Rights Plan. Mercantile does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement. Mercantile is not an “interested shareholder” of Firstbank as defined in Section 778 of the MBCA.

4.37 No Other Representations and Warranties. Except for the representations and warranties made by Mercantile and the Mercantile Subsidiaries in this Article IV, neither Mercantile nor any other Person makes or has made any representation or warranty with respect to Mercantile or the Mercantile Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Firstbank or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE V

COVENANTS

5.1 Conduct of Business by Firstbank. Firstbank shall, and shall cause each of the Firstbank Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article V, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Mercantile (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Firstbank shall, and shall cause each of the Firstbank Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Firstbank Subsidiaries’ business organization, to keep available the services of its and the Firstbank Subsidiaries’ current officers and employees, and to preserve its and the Firstbank Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth on Section 5.1 of the Firstbank Disclosure Letter or as required by applicable Law, Firstbank shall not, nor shall it permit any of the Firstbank Subsidiaries to, without the prior written consent of Mercantile (which consent shall not be unreasonably withheld, conditioned or delayed):

5.1.1 amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.1.2 (a) split, combine or reclassify any securities issued by Firstbank or any of the Firstbank Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Firstbank or any of the Firstbank Subsidiaries, except for the acceptance of shares of Firstbank Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of Awards under Firstbank Stock Plans that are outstanding as of the date of this Plan of Merger who exercise such Awards, and shares of Firstbank Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of Firstbank Restricted Stock that are outstanding as of the date of this Plan of Merger, or (c) except as set forth on Section 5.1.2 of the Firstbank Disclosure Letter declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (i) subject to Section 5.20, payment of quarterly cash dividends by Firstbank in an amount not to exceed $0.06 per share of Firstbank Common Stock and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, and (ii) distributions to or from the Firstbank Subsidiaries;

5.1.3 issue, sell, pledge, dispose of or encumber any securities issued by Firstbank or any of the Firstbank Subsidiaries, other than the issuance of shares of Firstbank Common Stock upon the exercise of any Award granted pursuant to a Firstbank Stock Plan prior to the date of this Plan of Merger;

5.1.4 except in the ordinary course of business consistent with past practice or as required by applicable Law or the express terms of any Firstbank Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) except as set forth on Section 5.1.4 of the Firstbank Disclosure Letter, increase the compensation (including bonus opportunities) payable or that could become payable by Firstbank or any of the Firstbank Subsidiaries to directors or officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Firstbank Benefit Plan; (d) promote any officer or promote any non-officer employee to an officer position; (e) grant any severance or termination pay unless provided under any Firstbank Benefit Plan; (f) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, Firstbank Common Stock; (g) enter into any new or amend any Collective Bargaining Agreement; or (h) fund or in any other way secure any payment of compensation or benefit under any Firstbank Benefit Plan;

5.1.5 hire or terminate employment of any officer except for termination for cause and hires to replace;

5.1.6 appoint or elect any director of Firstbank or any Firstbank Subsidiary, except for (a) removal for cause and appointments or elections to replace, and (b) the election of any director of Firstbank as of the date of this Plan of Merger at any annual meeting of Firstbank Shareholders;

5.1.7 except as set forth in Section 5.1.7 of the Firstbank Disclosure Letter, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

5.1.8 except as set forth in Section 5.1.8 of the Firstbank Disclosure Letter or in the ordinary course of business consistent with past practice, (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any Firstbank Subsidiary, however the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Firstbank and the Firstbank Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

5.1.9 except as set forth in Section 5.1.9 of the Firstbank Disclosure Letter or in the ordinary course of business consistent with past practice, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Firstbank or any of the Firstbank Subsidiaries, guarantee any debt securities of another Person, or enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Firstbank Subsidiary);

5.1.10 make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open any such material office or facility;

5.1.11 except as set forth in Section 5.1.11 of the Firstbank Disclosure Letter enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Firstbank Material Contract, other than in the ordinary course of business consistent with past practice;

5.1.12 institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages by Firstbank or any Firstbank Subsidiary of any amount exceeding $250,000 or (b) involving an admission of any Liability or injunctive or similar relief or (c) having a material impact on Firstbank’s business;

5.1.13 make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.1.14 (a) settle or compromise any material Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Firstbank, (b) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (c) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Firstbank or the Firstbank Subsidiaries;

5.1.15 enter into any joint venture, strategic partnership or alliance;

5.1.16 abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Firstbank-Owned Intellectual Property, other than in the ordinary course of business consistent with past practice;

5.1.17 except for (a) capital expenditures of amounts set forth in Firstbank’s capital expenditure plan included in Section 5.1.17 of the Firstbank Disclosure Letter, or (b) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), make any capital expenditure or permit any of the Firstbank Subsidiaries to make any capital expenditure;

5.1.18 except pursuant to the Merger, acquire or cause its Affiliates to acquire, directly or indirectly, any shares of Mercantile capital stock;

5.1.19 enter into any material new line of business or change in any material respect its lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over Firstbank or any of the Firstbank Subsidiaries;

5.1.20 except as required by Law or any regulatory agency having jurisdiction over Firstbank or any of the Firstbank Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

5.1.21 (a) make any loan in material violation of, or otherwise fail to comply in all material respects with, the underwriting and credit policies of Firstbank and its Subsidiaries as such policies are in effect as of the date of this Plan of Merger, or (b) make any loan or enter into any credit relationship with any customer who is not indebted to Firstbank, including any loan participation, in an amount in excess of $3,000,000 or make any additional or new loan or increase the size of any credit relationship, including any loan participation, to any customer who is indebted to Firstbank or any Firstbank Subsidiary in the following amounts: (i) for any loan customer with one or more loans solely with loan grades of 1 through 4, in an amount greater than $3,000,000; (ii) for any loan customer with one or more loans with a loan grade of 5 or 6, in an amount greater than $1,000,000; and (iii) for any loan customer with one or more loans with a loan grade of 7 or worse, in any amount;

5.1.22 restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios;

5.1.23 purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

5.1.24 take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

5.1.25 take any action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by Firstbank in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue in any material respect, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Firstbank or any of the Firstbank Subsidiaries, or this Plan of Merger;

5.1.26 fail to comply in all material respects with applicable Law, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Mercantile has been notified of such contest;

5.1.27 fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and formally adopted internal policies and procedures;

5.1.28 fail to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.1.29 fail to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

5.1.30 fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Firstbank and the Firstbank Subsidiaries and applicable industry, regulatory, and GAAP standards;

5.1.31 fail to promptly notify Mercantile of the threat or commencement of any material Action against, relating to, or affecting: (a) Firstbank or any Firstbank Subsidiary; (b) Firstbank’s or any Firstbank Subsidiary’s directors, officers, or employees in their capacities as such; (c) Firstbank’s or any Firstbank Subsidiary’s assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

5.1.32 make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of Firstbank or any Firstbank Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by Firstbank and the Firstbank Subsidiaries to the Person and the Person’s immediate family and Affiliates, exceed $500,000. This restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Firstbank’s or its Subsidiaries customers generally;

5.1.33 take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Firstbank or any Firstbank Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves.

5.1.34 take any action to pay any Liability, absolute or contingent, in excess of $100,000, except Liabilities shown on Firstbank’s financial statements set forth in Firstbank’s Annual Report on Form 10-K for the year ended December 31, 2012 or in Firstbank’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each as filed with the SEC, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

5.1.35 enter into or amend any Contract or other transaction with any Firstbank-Related Person, except as contemplated or permitted by this Plan of Merger;

5.1.36 agree or commit to do any of the foregoing.

For the purposes of this Section 5.1, prior written consent of Mercantile shall be deemed to have been given with respect to any matter for which Firstbank has requested consent, in writing and delivered to the chief operating officer of Mercantile and in accordance with Section 9.8 (including by providing copies to all required parties), but Mercantile has not responded in writing within five Business Days of such request.

5.2 Conduct of Business by Mercantile. Mercantile shall, and shall cause each of the Mercantile Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Firstbank (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Mercantile shall, and shall cause each of the Mercantile Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Mercantile Subsidiaries’ business organization, to keep available the services of its and the Mercantile Subsidiaries’ current officers and employees, and to preserve its and the Mercantile Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth on Section 5.2 of the Mercantile Disclosure Letter or as required by applicable Law, Mercantile shall not, nor shall it permit any of the Mercantile Subsidiaries to, without the prior written consent of Firstbank (which consent shall not be unreasonably withheld, conditioned or delayed):

5.2.1 amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.2.2 (a) split, combine or reclassify any securities issued by Mercantile or any of the Mercantile Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Mercantile or any of the Mercantile Subsidiaries, except for the acceptance of shares of Mercantile Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of Awards under Mercantile Stock Plans that are outstanding as of the date of this Plan of Merger who exercise such Awards, and shares of Mercantile Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of Mercantile Restricted Stock that are outstanding as of the date of this Plan of Merger, or (c) except as set forth on Section 5.2.2 of the Mercantile Disclosure Letter declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (i) subject to Section 5.20, payment of quarterly cash dividends by Mercantile in an amount not to exceed $0.12 per share of Mercantile Common Stock and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, (ii) payment of the contemplated Pre-Merger Special Dividend and (iii) distributions to or from the Mercantile Subsidiaries;

5.2.3 issue, sell, pledge, dispose of or encumber any securities issued by Mercantile or any of the Mercantile Subsidiaries, other than the issuance of shares of Mercantile Common Stock upon the exercise of any Award granted pursuant to a Mercantile Stock Plan prior to the date of this Plan of Merger;

5.2.4 except in the ordinary course of business consistent with past practice or as required by applicable Law or the express terms of any Mercantile Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) except as set forth on Section 5.2.4 of the Mercantile Disclosure Letter, increase the compensation (including bonus opportunities) payable or that could become payable by Mercantile or any of the Mercantile Subsidiaries to directors or officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Mercantile Benefit Plan; (d) promote any officer or promote any non-officer employee to an officer position; (e) grant any severance or termination pay unless provided under any Mercantile Benefit Plan; (f) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, Mercantile Common Stock; (g) enter into any new or amend any Collective Bargaining Agreement; or (h) fund or in any other way secure any payment of compensation or benefit under any Mercantile Benefit Plan;

5.2.5 hire or terminate employment of any officer except for termination for cause and hires to replace;

5.2.6 appoint or elect any director of Mercantile or any Mercantile Subsidiary, except for (a) removal for cause and appointments or elections to replace, and (b) the election of any director of Mercantile as of the date of this Plan of Merger at any annual meeting of Mercantile Shareholders;

5.2.7 except as set forth in Section 5.2.7 of the Mercantile Disclosure Letter, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

5.2.8 except as set forth in Section 5.2.8 of the Mercantile Disclosure Letter or in the ordinary course of business consistent with past practice, (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any Mercantile Subsidiary, however the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Mercantile and the Mercantile Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

5.2.9 except as set forth in Section 5.2.9 of the Mercantile Disclosure Letter or in the ordinary course of business consistent with past practice, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Mercantile or any of the Mercantile Subsidiaries, guarantee any debt securities of another Person, or enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Mercantile Subsidiary);

5.2.10 make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open any such material office or facility;

5.2.11 except as set forth in Section 5.2.11 of the Mercantile Disclosure Letter, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Mercantile Material Contract, other than in the ordinary course of business consistent with past practice;

5.2.12 institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages by Mercantile or any Mercantile Subsidiary of any amount exceeding $250,000 or (b) involving an admission of any Liability or injunctive or similar relief or (c) having a material impact on Mercantile’s business;

5.2.13 make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.2.14 (a) settle or compromise any material Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Mercantile, (b) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (c) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Mercantile or the Mercantile Subsidiaries;

5.2.15 enter into any joint venture, strategic partnership or alliance;

5.2.16 abandon, encumber, convey title (in whole or in part), exclusively license or grant any Mercantile or other licenses to material Mercantile-Owned Intellectual Property, other than in the ordinary course of business consistent with past practice;

5.2.17 except for (a) capital expenditures of amounts set forth in Mercantile’s capital expenditure plan included in Section 5.2.17 of the Mercantile Disclosure Letter, or (b) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) make any capital expenditure or permit any of the Mercantile Subsidiaries to make any capital expenditure;

5.2.18 acquire or cause its Affiliates to acquire, directly or indirectly, any shares of Firstbank capital stock;

5.2.19 enter into any material new line of business or change in any material respect its lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over Mercantile or any of the Mercantile Subsidiaries;

5.2.20 except as required by Law or any regulatory agency having jurisdiction over Mercantile or any of the Mercantile Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

5.2.21 (a) make any loan in material violation of, or otherwise fail to comply in all material respects with, the underwriting and credit policies of Mercantile and its Subsidiaries as such policies are in effect as of the date of this Plan of Merger, or (b) make any loan or enter into any credit relationship with any customer who is not indebted to Mercantile, including any loan participation, in an amount in excess of $3,000,000 or make any additional or new loan or increase the size of any credit relationship, including any loan participation, to any customer who is indebted to Mercantile or any Mercantile Subsidiary in the following amounts: (i) for any loan customer with one or more loans solely with loan grades of 1 through 4, in an amount greater than $3,000,000; (ii) for any loan customer with one or more loans with a loan grade of 5 or 6, in an amount greater than $1,000,000; and (iii) for any loan customer with one or more loans with a loan grade of 7 or worse, in any amount;

5.2.22 restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios;

5.2.23 purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

5.2.24 take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

5.2.25 take any action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by Mercantile in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue in any material respect, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Mercantile or any of the Mercantile Subsidiaries, or this Plan of Merger;

5.2.26 fail to comply in all material respects with applicable Law, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Firstbank has been notified of such contest;

5.2.27 fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and formally adopted internal policies and procedures;

5.2.28 fail to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.2.29 fail to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

5.2.30 fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Mercantile and the Mercantile Subsidiaries and applicable industry, regulatory, and GAAP standards;

5.2.31 fail to promptly notify Firstbank of the threat or commencement of any material Action against, relating to, or affecting: (a) Mercantile or any Mercantile Subsidiary; (b) Mercantile’s or any Mercantile Subsidiary’s directors, officers, or employees in their capacities as such; (c) Mercantile’s or any Mercantile Subsidiary’s assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

5.2.32 make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of Mercantile or any Mercantile Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by Mercantile and the Mercantile Subsidiaries to the Person and the Person’s immediate family and Affiliates, exceed $500,000. This restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Mercantile’s or its Subsidiaries customers generally;

5.2.33 take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Mercantile or any Mercantile Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves.

5.2.34 take any action to pay any Liability, absolute or contingent, in excess of $100,000, except Liabilities shown on Mercantile’s financial statements set forth in Mercantile’s Annual Report on Form 10-K for the year ended December 31, 2012 or in Mercantile’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each as filed with the SEC, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

5.2.35 enter into or amend any Contract or other transaction with any Mercantile-Related Person, except as contemplated or permitted by this Plan of Merger; or

5.2.36 agree or commit to do any of the foregoing.

For the purposes of this Section 5.2, prior written consent of Firstbank shall be deemed to have been given with respect to any matter for which Mercantile has requested consent, in writing and delivered to the chief financial officer of Firstbank and in accordance with Section 9.8 (including by providing copies to all required parties), but Firstbank has not responded in writing within five Business Days of such request.

5.3 Disclosure Letters; Additional Information.

5.3.1 Form and Content. The Firstbank Disclosure Letter and the Mercantile Disclosure Letter, respectively, shall contain appropriate references and cross references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan of Merger. Each of Firstbank and Mercantile has prepared and delivered two complete copies of its respective Disclosure Letter to the other party.

5.3.2 Update. Not less than five Business Days prior to the Closing, each party shall deliver to the other an update to its respective Disclosure Letter describing any material changes and containing any new or amended documents, as specified below, that are not contained in its respective Disclosure Letter as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.

5.3.3 Certification. Each of Firstbank’s and Mercantile’s Disclosure Letter and its update shall be certified on its behalf by its chief executive officer, president and chief financial officer that such Disclosure Letter does not contain any untrue statement of a material fact, or fail to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

5.4 No Solicitation by Firstbank.

5.4.1 Except as specifically permitted by this Section 5.4, Firstbank shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Firstbank Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Firstbank Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Firstbank Takeover Proposal. Firstbank shall, and shall cause each of the Firstbank Subsidiaries and each of its and the Firstbank Subsidiaries’ Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Firstbank Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Firstbank and the Firstbank Subsidiaries delivered or made available to such Person or its Representatives by Firstbank, the Firstbank Subsidiaries or any Representatives thereof, in connection with its consideration of a Firstbank Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

5.4.2 Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Firstbank Shareholder Approval, Firstbank or any of its Representatives receives a bona fide written Firstbank Takeover Proposal from any Person or group of Persons, which Firstbank Takeover Proposal did not result from any breach of this Section 5.4, then Firstbank and its Representatives may, if the Firstbank Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Firstbank Takeover Proposal constitutes a Firstbank Superior Proposal (a) furnish, pursuant to an Acceptable Firstbank Confidentiality Agreement, information (including non-public information) with respect to Firstbank and its Subsidiaries to the Person or group of Persons who has made such Firstbank Takeover Proposal and their respective Representatives; provided that Firstbank shall (subject to the terms of the Confidentiality Agreement) promptly make available to Mercantile (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Mercantile in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Mercantile or its Representatives, and (b) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Firstbank Takeover Proposal and their respective Representatives; provided, further that Firstbank shall promptly provide to Mercantile (i) a copy of any Firstbank Takeover Proposal made in writing by any such Person or group of Persons to Firstbank, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Firstbank

Takeover Proposal, and (ii) a written summary of the material terms of any such Firstbank Takeover Proposal not made in writing. For the purposes of this Plan of Merger, “Acceptable Firstbank Confidentiality Agreement” means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Firstbank than those contained in the Confidentiality Agreement.

5.4.3 Firstbank shall keep Mercantile reasonably informed of any material developments, discussions or negotiations regarding any Firstbank Takeover Proposal, including any such proposal first made or discussed with Firstbank prior to the date of this Plan of Merger (including forwarding to Mercantile any written materials provided to Firstbank or its Representatives in connection with any such Firstbank Takeover Proposal) on a current basis, and shall notify Mercantile of the status of such Firstbank Takeover Proposal. Firstbank agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Firstbank from providing any information to Mercantile in accordance with this Section 5.4.

5.4.4 Except as permitted by Section 5.4.5, the Firstbank Board of Directors shall not (a) (i) fail to recommend to the Firstbank Shareholders that the Firstbank Shareholder Approval be given or fail to include the Firstbank Board Recommendation in the Joint Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Mercantile, the Firstbank Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look and listen” communication by the Firstbank Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the Firstbank Shareholders, a Firstbank Takeover Proposal (actions described in this clause (a) being referred to as a “Firstbank Adverse Recommendation Change”) or (b) cause or permit Firstbank or any of the Firstbank Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Firstbank Takeover Proposal (other than an Acceptable Firstbank Confidentiality Agreement) (each, a “Firstbank Acquisition Agreement”).

5.4.5 Notwithstanding anything to the contrary herein, prior to the time the Firstbank Shareholder Approval is obtained, the Firstbank Board of Directors may, in connection with a bona fide written Firstbank Takeover Proposal, which Firstbank Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of this Section 5.4, make a Firstbank Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.9 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Firstbank Takeover Proposal, if and only if, prior to taking such action, Firstbank has complied with its obligations under this Section 5.4 and the Firstbank Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Firstbank Takeover Proposal constitutes a Firstbank Superior Proposal; provided, however, that prior to taking any such action (a) Firstbank has given Mercantile at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Firstbank Superior Proposal, including the identity of the party making such Firstbank Superior Proposal) and has contemporaneously provided a copy to Mercantile of all written materials (including all transaction agreements and related documents) with or from the party making such Firstbank Superior Proposal, (b) Firstbank has negotiated, and has caused its Representatives to negotiate, in good faith with Mercantile during such notice period to the extent Mercantile wishes to negotiate, to enable Mercantile to revise the terms of this Plan of Merger such that it would cause such Firstbank Superior Proposal to no longer constitute a Firstbank Superior Proposal and (c) following the end of such notice period, the Firstbank Board of Directors shall have considered in good faith any changes to this Plan of Merger proposed in writing by Mercantile, and shall have determined that the Firstbank Superior Proposal would continue to constitute a Firstbank Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Firstbank Takeover Proposal that could have an impact, influence or other effect on the Firstbank Board of Directors’ decision or discussion with respect to whether such proposal is a Firstbank Superior Proposal, Firstbank shall deliver a new written notice to Mercantile pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.4.5 with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

5.4.6 Provided that Firstbank and the Firstbank Board of Directors comply with their applicable obligations under Section 5.4.5, nothing in this Section 5.4 shall prohibit the Firstbank Board of Directors from (a) taking and disclosing to the Firstbank Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (b) making any “stop-look-and-listen” communications to Firstbank Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Firstbank Shareholders); provided, however, that the taking of any action pursuant to either of the preceding clauses (a) or (b) shall in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.4.7 As used in this Plan of Merger, “Firstbank Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Mercantile and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Firstbank and its Subsidiaries equal to more than 10% of Firstbank’s consolidated assets or to which more than 10% of Firstbank’s net income on a consolidated basis are attributable, (b) acquisition of more than 10% of the outstanding Firstbank Common Stock or the capital stock of any Subsidiary of Firstbank, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Firstbank Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Firstbank or any of its Subsidiaries or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Firstbank Common Stock involved is more than 10%; in each case, other than the Merger.

5.4.8 As used in this Plan of Merger, “Firstbank Superior Proposal” shall mean any bona fide written Firstbank Takeover Proposal that the Firstbank Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Firstbank Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Mercantile in response to such proposal or otherwise. For purposes of the definition of “Firstbank Superior Proposal”, the references to “10%” in the definition of Firstbank Takeover Proposal shall be deemed to be references to “50%.”

5.5 No Solicitation by Mercantile.

5.5.1 Except as specifically permitted by this Section 5.5, Mercantile shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Mercantile Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Mercantile Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Mercantile Takeover Proposal. Mercantile shall, and shall cause each of the Mercantile Subsidiaries and each of its and the Mercantile Subsidiaries’ Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Mercantile Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Mercantile and the Mercantile Subsidiaries delivered or made available to such Person or its Representatives by Mercantile, the Mercantile Subsidiaries or any Representatives thereof, in connection with its consideration of a Mercantile Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

5.5.2 Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Mercantile Shareholder Approval, Mercantile or any of its Representatives receives a bona fide written Mercantile Takeover Proposal from any Person or group of Persons, which Mercantile Takeover Proposal did not result from any breach of this Section 5.5, then Mercantile and its Representatives may, if the Mercantile Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Mercantile Takeover Proposal constitutes a Mercantile Superior Proposal (a) furnish, pursuant to an Acceptable Mercantile Confidentiality Agreement, information (including non-public information) with respect to Mercantile and its Subsidiaries to the Person or group of Persons who has made such Mercantile Takeover Proposal and their respective Representatives; provided that Mercantile shall (subject to the terms of the Confidentiality Agreement) promptly make available to Firstbank (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Firstbank in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Firstbank or its Representatives, and (b) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Mercantile Takeover Proposal and their respective Representatives; provided, further that Mercantile shall promptly provide to Firstbank (i) a copy of any Mercantile Takeover Proposal made in writing by any such Person or group of Persons to Mercantile, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Mercantile Takeover Proposal, and (ii) a written summary of the material terms of any such Mercantile Takeover Proposal not made in writing. For the purposes of this Plan of Merger, “Acceptable Mercantile Confidentiality Agreement” means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Mercantile than those contained in the Confidentiality Agreement.

5.5.3 Mercantile shall keep Firstbank reasonably informed of any material developments, discussions or negotiations regarding any Mercantile Takeover Proposal, including any such proposal first made or discussed with Mercantile prior to the date of this Plan of Merger (including forwarding to Firstbank any written materials provided to Mercantile or its Representatives in connection with any such Mercantile Takeover Proposal) on a current basis, and shall notify Firstbank of the status of such Mercantile Takeover Proposal. Mercantile agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Mercantile from providing any information to Firstbank in accordance with this Section 5.5.

5.5.4 Except as permitted by Section 5.5.5, the Mercantile Board of Directors shall not (a) (i) fail to recommend to the Mercantile Shareholders that the Mercantile Shareholder Approval be given or fail to include the Mercantile Board Recommendation in the Joint Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Mercantile, the Mercantile Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look and listen” communication by the Mercantile Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the Mercantile Shareholders, a Mercantile Takeover Proposal (actions described in this clause (a) being referred to as a “Mercantile Adverse Recommendation Change”) or (b) cause or permit Mercantile or any of the Mercantile Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Mercantile Takeover Proposal (other than an Acceptable Mercantile Confidentiality Agreement) (each, a “Mercantile Acquisition Agreement”).

5.5.5 Notwithstanding anything to the contrary herein, prior to the time the Mercantile Shareholder Approval is obtained, the Mercantile Board of Directors may, in connection with a bona fide written Mercantile Takeover Proposal, which Mercantile Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of this Section 5.5, make a Mercantile Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.10 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Mercantile Takeover Proposal, if and only if, prior to taking such action, Mercantile has complied with its obligations under this Section 5.5 and the Mercantile Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Mercantile Takeover Proposal constitutes a Mercantile Superior Proposal; provided, however, that prior to taking any such action (a) Mercantile has given Firstbank at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Mercantile Superior Proposal, including the identity of the party making such Mercantile Superior Proposal) and has contemporaneously provided a copy to Firstbank of all written materials (including all transaction agreements and related documents) with or from the party making such Mercantile Superior Proposal, (b) Mercantile has negotiated, and has caused its Representatives to negotiate, in good faith with Firstbank during such notice period to the extent Firstbank wishes to negotiate, to enable Firstbank to revise the terms of this Plan of Merger such that it would cause such Mercantile Superior Proposal to no longer constitute a Mercantile Superior Proposal and (c) following the end of such notice period, the Mercantile Board of Directors shall have considered in good faith any changes to this Plan of Merger proposed in writing by Firstbank, and shall have determined that the Mercantile Superior Proposal would continue to constitute a Mercantile Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Mercantile Takeover Proposal that could have an impact, influence or other effect on the Mercantile Board of Directors’ decision or discussion with respect to whether such proposal is a Mercantile Superior Proposal, Mercantile shall deliver a new written notice to Firstbank pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.5.5 with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

5.5.6 Provided that Mercantile and the Mercantile Board of Directors comply with their applicable obligations under Section 5.5.5, nothing in this Section 5.5 shall prohibit the Mercantile Board of Directors from (a) taking and disclosing to the Mercantile Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (b) making any “stop-look-and-listen” communications to Mercantile Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Mercantile Shareholders); provided, however, that the taking of any action pursuant to either of the preceding clauses (a) or (b) shall in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.5.7 As used in this Plan of Merger, “Mercantile Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Mercantile and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Mercantile and its Subsidiaries equal to more than 10% of Mercantile’s consolidated assets or to which more than 10% of Mercantile’s net income on a consolidated basis are attributable, (b) acquisition of more than 10% of the outstanding Mercantile Common Stock or the capital stock of any Subsidiary of Mercantile, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Mercantile Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Mercantile or any of its Subsidiaries, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Mercantile Common Stock involved is more than 10%; in each case, other than the Merger.

5.5.8 As used in this Plan of Merger, “Mercantile Superior Proposal” shall mean any bona fide written Mercantile Takeover Proposal that the Mercantile Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Mercantile Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Firstbank in response to such proposal or otherwise. For purposes of the definition of “Mercantile Superior Proposal”, the references to “10%” in the definition of Mercantile Takeover Proposal shall be deemed to be references to “50%.”

5.6 Preparation of the Joint Proxy Statement and Registration Statement; Shareholders’ Meetings.

5.6.1 As promptly as practicable following the date of this Plan of Merger, Firstbank and Mercantile shall use commercially reasonable efforts to: (a) jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the Firstbank Shareholders and the Mercantile Shareholders relating to the Firstbank Shareholder Meeting and the Mercantile Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (b) jointly prepare and Mercantile shall cause to be filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus, and Firstbank and Mercantile shall use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Joint Proxy Statement or the Registration Statement, each of Firstbank and Mercantile shall consult with the other party with respect to such filings and shall afford the other party and its Representatives reasonable opportunity to comment thereon. Each of Firstbank and Mercantile shall furnish all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Joint Proxy Statement and the Registration Statement, and the Joint Proxy Statement and the Registration Statement shall include all information reasonably requested by such other party to be included.

Each of Firstbank and Mercantile shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Mercantile Common Stock as Merger Consideration and under the Firstbank Stock Plans, and each of Firstbank and Mercantile shall furnish all information concerning itself, its Affiliates, and the Firstbank Shareholders and the Mercantile Shareholders, as applicable (and rights to acquire Firstbank Common Stock pursuant to Firstbank Stock Plans or Mercantile Stock Plans, as applicable), as may be reasonably requested.

Each of Firstbank and Mercantile shall promptly provide to the other copies of all correspondence between it or its Representatives, on the one hand, and the SEC, on the other hand, related to the Joint Proxy Statement or the Registration Statement. Each of Firstbank and Mercantile shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement and shall provide the other with copies of all such SEC comments or requests. Each of Firstbank and Mercantile shall use its commercially reasonable efforts to respond to as promptly as practicable and resolve any comments from the SEC with respect to the Joint Proxy Statement or the Registration Statement.

Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Firstbank and Mercantile (a) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (b) shall include in such document or response all comments reasonably proposed by the other and (c) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Firstbank and Mercantile shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Firstbank and Mercantile shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the parties agree to correct any information provided by it for use in the Joint Proxy Statement or the Registration Statement that shall have become false or misleading in any material respect.

5.6.2 If, prior to the Effective Time, any event occurs with respect to Firstbank or any Firstbank Subsidiary, or any change occurs with respect to other information supplied by Firstbank for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Firstbank shall promptly notify Mercantile of such event, and Firstbank and Mercantile shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Mercantile Shareholders and the Firstbank Shareholders.

5.6.3 If, prior to the Effective Time, any event occurs with respect to Mercantile or any Mercantile Subsidiary, or any change occurs with respect to other information supplied by Mercantile for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Mercantile shall promptly notify Firstbank of such event, and Mercantile and Firstbank shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Mercantile Shareholders and the Firstbank Shareholders.

5.6.4 Firstbank shall, as soon as practicable following the date of this Plan of Merger, duly call, give proper notice of, convene and hold a special meeting of the Firstbank Shareholders for the purpose of seeking the Firstbank Shareholder Approval (“Firstbank Shareholder Meeting”). Firstbank shall use its commercially reasonable efforts to (a) cause the Joint Proxy Statement to be mailed to the Firstbank Shareholders and to hold the Firstbank Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act and (b) except if the Firstbank Board of Directors shall have made a Firstbank Adverse Recommendation Change as permitted by Section 5.4, solicit the Firstbank Shareholder Approval. Firstbank shall, through the Firstbank Board of Directors, recommend to the Firstbank Shareholders that they vote for the Firstbank Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Firstbank Board of Directors shall have made a Firstbank Adverse Recommendation Change as permitted by Section 5.4. Except as expressly contemplated by the two immediately preceding sentences, Firstbank agrees that its obligations pursuant to this Section 5.6 shall not be affected by the commencement, public proposal, public disclosure or communication to Firstbank of any Firstbank Takeover Proposal or by the making of any Firstbank Adverse Recommendation Change by the Firstbank Board of Directors. For avoidance of doubt, in no event shall the making of a Firstbank Adverse Recommendation Change relieve Firstbank of any obligation to call, give proper notice of, convene, and hold the Firstbank Shareholder Meeting, and to distribute, collect, tabulate and vote proxies for the Firstbank Shareholder Meeting, in each case to the extent generally consistent with past practice for Firstbank shareholder meetings.

Firstbank may adjourn or postpone the Firstbank Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Firstbank Shareholders in advance of a vote on the Firstbank Shareholder Approval or (ii) if as of the time for which the

Firstbank Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient Firstbank Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Firstbank Shareholder Meeting or there are insufficient votes to obtain the Firstbank Shareholder Approval, (A) at the request of Mercantile, Firstbank shall adjourn or postpone the Firstbank Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial Firstbank Shareholder Meeting; provided, that Mercantile may not request that Firstbank make such an adjournment or postponement more than once and (B) Firstbank may adjourn or postpone the Firstbank Shareholder Meeting.

5.6.5 Mercantile shall, as soon as practicable following the date of this Plan of Merger, duly call, give proper notice of, convene and hold a special meeting of the Mercantile Shareholders for the purpose of seeking the Mercantile Shareholder Approval (“Mercantile Shareholder Meeting”). Mercantile shall use its commercially reasonable efforts to (a) cause the Joint Proxy Statement to be mailed to the Mercantile Shareholders and to hold the Mercantile Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act and (b) except if the Mercantile Board of Directors shall have made a Mercantile Adverse Recommendation Change as permitted by Section 5.5, solicit the Mercantile Shareholder Approval. Mercantile shall, through the Mercantile Board of Directors, recommend to the Mercantile Shareholders that they vote for the Mercantile Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Mercantile Board of Directors shall have made a Mercantile Adverse Recommendation Change as permitted by Section 5.5. Except as expressly contemplated by the two immediately preceding sentences, Mercantile agrees that its obligations pursuant to this Section 5.6 shall not be affected by the commencement, public proposal, public disclosure or communication to Mercantile of any Mercantile Takeover Proposal or by the making of any Mercantile Adverse Recommendation Change by the Mercantile Board of Directors. For avoidance of doubt, in no event shall the making of a Mercantile Adverse Recommendation Change relieve Mercantile of any obligation to call, give proper notice of, convene, and hold the Mercantile Shareholder Meeting, and to distribute, collect, tabulate and vote proxies for the Mercantile Shareholder Meeting, in each case to the extent generally consistent with past practice for Mercantile shareholder meetings.

Mercantile may adjourn or postpone the Mercantile Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Mercantile Shareholders in advance of a vote on the Mercantile Shareholder Approval or (ii) if as of the time for which the Mercantile Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient Mercantile Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Mercantile Shareholder Meeting or there are insufficient votes to obtain the Mercantile Shareholder Approval, (A) at the request of Firstbank, Mercantile shall adjourn or postpone the Mercantile Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial Mercantile Shareholder Meeting; provided, that Firstbank may not request that Mercantile make such an adjournment or postponement more than once and (B) Mercantile may adjourn or postpone the Mercantile Shareholder Meeting.

5.6.6 Firstbank and Mercantile shall each use their commercially reasonable efforts to hold the Firstbank Shareholder Meeting and Mercantile Shareholder Meeting on the same day at the same time.

5.7 Stock Exchange Listing. Mercantile shall use its commercially reasonable efforts to cause (a) the shares of Mercantile Common Stock to be issued as Merger Consideration and (b) the shares of Mercantile Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Converted Stock-Based Award, in each case to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

5.8 Regulatory Matters and Approvals.

5.8.1 As promptly as practicable following the execution of this Plan of Merger, each of Firstbank and Mercantile shall use commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the Merger, the Bank Consolidation and the other transactions contemplated by this Plan of Merger as promptly as reasonably practicable, (b) obtain from each applicable Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Firstbank or Mercantile or any of their respective Subsidiaries, or to avoid any Action by any Governmental Entity (including those in connection with Applicable Banking Laws or Antitrust Laws), in connection with the authorization, execution and delivery of this Plan of Merger and the consummation of the Merger, the Bank Consolidation and the other transactions contemplated herein, (c) make or cause to be made the applications or filings required to be made by Firstbank or Mercantile or any of their respective Subsidiaries under or with respect to any Laws in connection with the authorization, execution and delivery of this Plan of Merger and the consummation of the Merger, the Bank Consolidation and the other transactions contemplated herein, and to pay any fees due from it in connection with such applications or filings, as promptly as is reasonably practicable, (d) comply at the earliest practicable date with any request under or with respect to any such Laws for additional information, documents or other materials received by Firstbank or Mercantile any of their respective Subsidiaries from any Governmental Entity in connection with such applications or filings or the Merger, the Bank Consolidation or the other transactions contemplated by this Plan of Merger and (e) coordinate and cooperate with, submit to the other party for review and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (i) any filing or application under or with respect to any such Laws, and (ii) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Entity.

Each of Firstbank and Mercantile shall, and shall cause their respective Affiliates to, furnish to the other party all information reasonably necessary for any such application or other filings to be made in connection with the Merger, the Bank Consolidation or other transactions contemplated by this Plan of Merger, including all Banking Filings. Each of Firstbank and Mercantile shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If Firstbank or Mercantile intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then Firstbank or Mercantile, as applicable, shall give the other party reasonable prior notice of, and the opportunity to participate in, such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

5.8.2 As promptly as reasonably practicable following the date of this Plan of Merger, Mercantile shall, at its own expense, make all reasonably necessary filings with the Federal Reserve Board and other applicable banking regulatory authorities under applicable banking Laws (the “Applicable Banking Laws”) in order to obtain the necessary authorizations, approvals and consents in order to consummate the Merger, the Bank Consolidation and the other transactions contemplated by this Plan of Merger (collectively, the “Banking Filings”). In connection therewith, the parties shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any of the Banking Filings. Each party will furnish all information, including certificates, consents and opinions of experts reasonably requested by the other party for the preparation of the Banking Filings and will advise each other and their respective counsel about any significant developments with respect to the Banking Filings and the status of the approvals being sought, in each case subject to applicable Laws relating to the confidentiality of information. Each of the parties shall have the right to review a reasonable time in advance of any filing deadline all Banking Filings and related submissions and written communications to any applicable Governmental Entity, which approval shall not be unreasonably withheld, conditioned or delayed.

5.8.3 Firstbank and Mercantile shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated by this Plan of Merger. Firstbank and Mercantile shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Firstbank Material Contracts or Mercantile Material Contracts in connection with consummation of the Merger or the other transactions contemplated by this Plan of Merger and in seeking any such actions, consents, approvals or waivers. Except as expressly provided in Article VI, no such actions, consents, approvals or waivers shall constitute conditions to Closing. In the event that either party fails to obtain any third party consent described in the first sentence of this Section 5.8.3, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon Firstbank and Mercantile, their respective Subsidiaries, and their respective businesses resulting, or, with respect to the Surviving Corporation and its Subsidiaries, which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

5.8.4 From the date of this Plan of Merger until the Effective Time, each of Firstbank and Mercantile shall promptly notify the other party in writing of any pending or, to the Knowledge of Firstbank or Mercantile (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Plan of Merger or (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.8.5 If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of Firstbank and Mercantile shall, and shall cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as Firstbank and Mercantile may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.8.6 Nothing contained in this Plan of Merger shall give Firstbank, directly or indirectly, the right to control or direct the operations of Mercantile or give Mercantile, directly or indirectly, the right to control or direct the operations of Firstbank prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, Firstbank and Mercantile each shall exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.

5.8.7 Each of Firstbank and Mercantile shall, and shall cause their respective Subsidiaries to, take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Firstbank and Mercantile and their respective Subsidiaries as currently conducted.

5.9 Bank Consolidation. Upon Mercantile’s request and contingent upon the Closing, Firstbank and its Subsidiaries shall cooperate with Mercantile to prepare documentation for a consolidation of Firstbank, a Michigan state-chartered bank, and Keystone Community Bank, a Michigan state-chartered bank (the “Firstbank Banks”) with and into Mercantile Bank of Michigan, a Michigan state-chartered bank (the “Bank Consolidation”), in accordance with the provisions of, and with the effect provided under, the Michigan Banking Code and applicable Law and to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under the Michigan Banking Code and applicable Law to consummate the Bank Consolidation, including obtaining approval of all relevant Governmental Entities. The Bank Consolidation shall be consummated at or after the Effective Time at such time as Mercantile shall determine. Firstbank and Mercantile shall, as the sole shareholders of the Firstbank Banks and Mercantile Bank, respectively, approve, adopt, execute, and deliver (as applicable) the Bank Consolidation, the Bank Consolidation agreement and any other documents necessary to consummate the Bank Consolidation and take other reasonable steps prior to the Effective Time to consummate the Bank Consolidation. Neither party shall be required to take any irrevocable action in connection with its obligations under this Section 5.9.

5.10 Governance Matters.

5.10.1 Mercantile shall take all requisite action, effective as of the Effective Time, (a) to cause the size of the Board of Directors of the Surviving Corporation to be six directors, and (b) to cause the members of the Board of Directors of the Surviving Corporation to be comprised of (i) the President and Chief Executive Officer of Firstbank plus two members of the Firstbank Board of Directors as of the date of this Plan of Merger who are independent for purposes of the rules of NASDAQ (at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act) selected by the Firstbank Board of Directors (the “Firstbank Designees”), and (ii) the President and Chief Executive Officer of Mercantile plus two members of the Mercantile Board of Directors as of the date of this Plan of Merger who are independent for purposes of the rules of NASDAQ (at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act) selected by the Mercantile Board of Directors (the “Mercantile Designees”). If any such Firstbank Designee or Mercantile Designee, as applicable, is unwilling, ineligible or otherwise not capable or qualified to act in such capacity, the current Firstbank Board of Directors or Mercantile Board of Directors, as applicable, shall prior to the Effective Time, subject to the prior written consent of Firstbank or Mercantile, as applicable (which shall not be unreasonably withheld, conditioned or delayed), designate another qualified person or persons to serve as a Firstbank Designee or Mercantile Designee, as applicable, in each case to serve for a term expiring on the earlier of his or her death, resignation or removal or the next annual meeting of shareholders of the Surviving Corporation, and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the size of the Board of Directors of the Surviving Corporation.

5.10.2 Effective as of the Effective Time, (a) the President and Chief Executive Officer of Firstbank will serve as Chairman of the Board of Directors of the Surviving Corporation for one year following the date of the Effective Time, (b) the President and Chief Executive Officer of Mercantile will serve as the President and Chief Executive Officer of the Surviving Corporation; (c) the Chief Operating Officer of Mercantile will serve as an Executive Vice President and Chief Operating Officer of the Surviving Corporation, (d) the Chief Financial Officer of Mercantile will serve as a Senior Vice President and Chief Financial Officer of the Surviving Corporation, and (e) the Chief Financial Officer of Firstbank will serve as an Executive Vice President of the Surviving Corporation.

5.10.3 If the Bank Consolidation is not consummated at the Effective Time, (a) the directors of the Firstbank Banks immediately prior to the Effective Time shall continue to be the directors of the Firstbank Banks after the Effective Time, and (b) the directors of Mercantile Bank immediately prior to the Effective Time shall continue to be the directors of Mercantile Bank after the Effective Time, in each case until the effective time of the Bank Consolidation. Mercantile shall take all requisite action, effective as of the effective time of the Bank Consolidation, to cause the members of the Board of Directors of Mercantile Bank to be comprised of all of the incumbent members of the Board of Directors of Mercantile Bank and an equal number of members (i) from the incumbent members of the Boards of Directors of the Firstbank Banks or (ii) any individual otherwise qualified to serve as a director of Mercantile Bank, as designated by Firstbank prior to the Effective Time, if the effective time of the Bank Consolidation occurs simultaneously with the Effective Time, or by the Chairman of the Surviving Corporation, if the effective time of the Bank Consolidation occurs after the Effective Time, in each case subject to the consent of Mercantile (which consent shall not be unreasonably withheld, delayed or conditioned).

5.11 Press Releases and Public Announcement. Neither Firstbank nor Mercantile will issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of Firstbank, Mercantile, and in the case of Mercantile, Firstbank. However, each party may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure. Notwithstanding the foregoing, nothing in this Section 5.11 shall be deemed to expand, modify or limit Firstbank’s and Mercantile’s rights and obligations set forth in Sections 5.4 and 5.5, as applicable. Firstbank and Mercantile agree to issue a joint press release initially announcing this Plan of Merger and the transactions contemplated by this Plan of Merger, including the Merger.

5.12 Access to Information.

5.12.1 Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, Firstbank and Mercantile will, and will cause each of their Subsidiaries to, upon reasonable prior written notice, permit the other party and its respective Representatives to have reasonable access (including promptly and fully responding to all reasonable document or other information requests of the other party) at all reasonable times, and in a manner so as not to interfere with the normal business operations of Firstbank, Mercantile and each of their Subsidiaries, to the officers and senior management, the premises, agents, books, records, and Contracts of or pertaining to Firstbank and the Firstbank Subsidiaries or Mercantile and the Mercantile Subsidiaries as may be reasonably requested in writing; provided, however, that such access will (a) comply with all applicable Laws, (b) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, or (c) not result in, or reasonably be expected to result in, a material breach of any material Contract. No such access shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger. Firstbank and Mercantile will use commercially reasonable efforts to obtain from third parties any consents or waivers of any confidentiality restrictions with respect to any such information requested to be provided by it.

5.12.2 Firstbank will give prompt written notice to Mercantile of any event that would reasonably be expected to give rise to a Firstbank Material Adverse Effect. Mercantile will give prompt written notice to Firstbank of any event that would reasonably be expected to give rise to a Mercantile Material Adverse Effect. Each of Firstbank and Mercantile will give prompt written notice to the other party of (a) any notice or other communication received by such party from any Governmental Entity or other Person in connection with the transactions contemplated by this Plan of Merger or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Plan of Merger and (b) any Actions commenced or, to the knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Plan of Merger or any of the transactions contemplated by this Plan of Merger. The delivery of any notice pursuant to this Section 5.12.2 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

5.12.3 While this Plan of Merger is in effect, if either Firstbank or Mercantile becomes aware of any facts or the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Firstbank Disclosure Letter or the Mercantile Disclosure Letter, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

5.12.4 Each of Firstbank, on the one hand, and Mercantile, on the other hand, will, and will cause their respective Representatives to, hold and treat in confidence all documents and information concerning the other party and its Subsidiaries furnished to the applicable party or their respective Representatives in connection with the transactions contemplated by this Plan of Merger in accordance with the letter agreement, dated October 30, 2012, between Firstbank and Mercantile (“Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

5.13 Indemnification and Insurance.

5.13.1 All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of Firstbank or the Firstbank Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in the existing indemnity agreements with Firstbank or any of the Firstbank Subsidiaries shall survive the Merger and, except as otherwise expressly provided in this Section 5.13, shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation, subject to compliance with applicable Law, shall maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable to officers and directors than those set forth in the articles of incorporation and bylaws or similar organization documents of Firstbank and the Firstbank Subsidiaries in effect immediately prior to the date of this Plan of Merger, and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Firstbank or any of the Firstbank Subsidiaries. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

5.13.2 From and after the Effective Time and until the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable Law, each current or former director or officer of Firstbank or any of the Firstbank Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in such Indemnified Party’s capacity as a director or officer of Firstbank or any of the Firstbank Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Firstbank or any Firstbank Subsidiary, including in connection with the transactions contemplated by this Plan of Merger. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of the Action.

5.13.3 The Surviving Corporation shall maintain in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Firstbank and the Firstbank Subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. Alternatively, the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Indemnified Parties. After the Effective Time, the Surviving Corporation shall not be required to pay annual premiums for insurance coverages in excess of 300% of the last annual premium (such 300% threshold, the “Maximum Amount”) paid by Firstbank prior to the date of this Plan of Merger in respect of the coverages required to be obtained pursuant to this Section 5.13.3, but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, the Surviving Corporation may purchase at or after the Effective Time, at a cost not exceeding three times the Maximum Amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Firstbank and the Firstbank Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. If such “tail” prepaid policy has been obtained, the Surviving Corporation shall maintain it in full force and effect for its full term and honor all obligations thereunder.

5.13.4 The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of Firstbank or any of the Firstbank Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Firstbank or the Firstbank Subsidiaries or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.13.

5.13.5 In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.13.

5.14 Takeover Laws. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Law is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.

5.15 Section 16 Matters. Prior to the Effective Time, Firstbank and Mercantile each shall take all such steps as may be required to cause (a) any dispositions of Firstbank Common Stock (including derivative securities with respect to Firstbank Common Stock and Awards) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Firstbank immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or dispositions of Mercantile Common Stock (including derivative securities with respect to Mercantile Common Stock and Converted Stock-Based Awards) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Mercantile immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16 Stock Purchase Plans. Effective as of the date of this Plan of Merger, each of Firstbank and Mercantile shall take all necessary action to suspend their respective employee or director stock purchase plans, and all monies contributed for the purchase of stock pursuant to such plans that have not been so applied to the purchase of stock shall promptly be refunded to participants.

5.17 Securityholder Litigation. Each party shall keep the other parties reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.18 Tax-Free Reorganization Treatment.

5.18.1 Firstbank and Mercantile intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the “Intended Tax Treatment”), and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Firstbank and Mercantile shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.5. Within 45 days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

5.18.2 Each of Firstbank and Mercantile shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.19 Pre-Merger Special Dividend. The Mercantile Board of Directors may, subject to applicable Law and the Mercantile articles of incorporation and bylaws, declare a special cash dividend in an amount equal to $2.00 per share of Mercantile Common Stock (subject to customary adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event following the date of this Plan of Merger) with a record date and payment date after the satisfaction of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers’ certificates without qualifications or exceptions) if such date were the Closing Date (any such dividend, the “Pre-Merger Special Dividend”), and set the record date and payment date for such Pre-Merger Special Dividend in its sole discretion.

5.20 Dividends. Firstbank and Mercantile shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Firstbank Common Stock and Mercantile Common Stock for the purpose of minimizing the risk that holders of shares of Firstbank Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of Firstbank Common Stock and shares of Mercantile Common Stock received as Merger Consideration or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Firstbank Common Stock or shares of Mercantile Common Stock received as Merger Consideration.

5.21 Trust Preferred Securities. Upon the Effective Time, the Surviving Corporation shall assume (a) the due and punctual performance and observance of all covenants and conditions to be performed or observed by Firstbank under, and (b) the due and punctual payment of the principal of and premium, if any, and interest on all of the debt securities issued pursuant to, the Indenture, dated October 12, 2004, between Firstbank and Wilmington Trust Company, as Trustee, the Indenture, dated January 20, 2006, between Firstbank and Wells Fargo Corporate Trust Company, as Trustee, and each of two Indentures, dated July 30, 2007 between Firstbank and Wilmington Trust Company, as Trustee. In connection therewith, the Surviving Corporation shall execute and deliver any supplemental indentures in form reasonably acceptable to the Surviving Corporation, and the parties hereto shall provide any opinions of counsel and officer’s certificates to such Trustees, required to make such assumptions effective.

5.22 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger shall be paid by the party incurring such expenses, except that Firstbank and Mercantile shall each pay and bear one-half of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, Applicable Banking Laws and other applicable Laws and (b) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Joint Proxy Statement and the Registration Statement.

5.23 Fairness Opinion. Firstbank will use commercially reasonable efforts to deliver to Mercantile a copy of a written fairness opinion dated as of the date of this Agreement and received from the Firstbank Investment Banker within ten Business Days of the date of this Plan of Merger together with the form of consent of the Firstbank Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as the Firstbank Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Joint Proxy Statement in advance of its filing with the SEC. Mercantile will use commercially reasonable efforts to deliver to Firstbank a copy of a written fairness opinion dated as of the date of this Agreement and received from the Mercantile Investment Banker within ten Business Days of the date of this Plan of Merger together with the form of consent of the Mercantile Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as the Mercantile Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Joint Proxy Statement in advance of its filing with the SEC.

5.24 Years of Service Credit. Mercantile covenants and agrees that all employees of Firstbank who are employed by Mercantile or any of its Affiliates as of the Effective Time and as a result of the consummation of the Merger shall receive credit for all years of service credited, as of immediately before the Effective Time, to the employee by Firstbank or any Firstbank Subsidiary in the ordinary course of business consistent with past practice for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Mercantile Benefit Plan (including, but not limited to, Mercantile’s 401(k) plan) or any other employee benefit plan of the Surviving Corporation, and for purposes of determining seniority in connection with employment with the Surviving Corporation and its Affiliates.

5.25 Employee Severance. Mercantile will pay severance payments as set forth in Section 5.25 of the Mercantile Disclosure Letter.

5.26 Dividend Reinvestment Plans. Each of Firstbank and Mercantile shall take all requisite action to suspend its dividend reinvestment plan effective as of the date of this Plan of Merger and until the earlier of the Effective Time or the termination of this Plan of Merger pursuant to Section 7.1. Firstbank shall take all requisite action to terminate its dividend reinvestment plan effective as of the Effective Time.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by Firstbank and Mercantile) at or prior to the Effective Time of the following conditions:

6.1.1 The Firstbank Shareholder Approval and the Mercantile Shareholder Approval shall have been obtained.

6.1.2 Firstbank and Mercantile shall have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods shall have expired, and all such regulatory approvals shall be in effect; provided, that no such regulatory approvals shall contain any non-standard conditions, restrictions or requirements that would, after the Effective Time, have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger) in the reasonable opinion of Firstbank or Mercantile.

6.1.3 No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

6.1.4 Neither party shall be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.1.5 The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been commenced or threatened by the SEC.

6.1.6 The shares of Mercantile Common Stock to be issued as Merger Consideration shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

6.2 Conditions to Firstbank’s Obligation to Effect the Merger.

The obligation of Firstbank to effect the Merger is subject to the fulfillment (or waiver by Firstbank) at or prior to the Effective Time of the following additional conditions:

6.2.1(a) The representations and warranties of Mercantile set forth in this Plan of Merger (other than Sections 4.1.1, 4.2, 4.3.1, 4.3.2, and 4.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Mercantile Material Adverse Effect” contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied shall not be deemed a Mercantile Material Adverse Effect for the purpose of this Section 6.2.1, (b) the representations and warranties of Mercantile set forth in Sections 4.2, 4.3.1, 4.3.2 and 4.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Mercantile set forth in Section 4.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.2.2 Mercantile shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.2.3 Mercantile shall have delivered to Firstbank a certificate, dated as of the Closing Date and signed on behalf of Mercantile by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4 Since December 31, 2012, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied shall not be deemed a Mercantile Material Adverse Effect for purposes of this Section 6.2.4.

6.2.5 Firstbank shall have received the opinion of Varnum LLP, acting as counsel to Firstbank, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Mercantile, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Firstbank and Mercantile as to such matters as such counsel may reasonably request.

6.3 Conditions to Mercantile’s Obligation to Effect the Merger.

The obligation of Mercantile to effect the Merger is subject to the fulfillment (or waiver by Mercantile) at or prior to the Effective Time of the following additional conditions:

6.3.1(a) The representations and warranties of Firstbank set forth in this Plan of Merger (other than Sections 3.1.1, 3.2, 3.3.1, 3.3.2, and 3.4) will be true and correct (without giving effect to any limitation as to

“materiality” or “Firstbank Material Adverse Effect” contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied shall not be deemed a Firstbank Material Adverse Effect for the purpose of this Section 6.3.1, (b) the representations and warranties of Firstbank set forth in Sections 3.2, 3.3.1, 3.3.2 and 3.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Firstbank set forth in Section 3.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.3.2 Firstbank shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.3.3 Firstbank shall have delivered to Mercantile a certificate, dated as of the Closing Date and signed on behalf of Firstbank by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4 Since December 31, 2012, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied shall not be deemed a Firstbank Material Adverse Effect for purposes of this Section 6.3.4.

6.3.5 Mercantile shall have received the opinion of Warner Norcross & Judd LLP, acting as counsel to Mercantile, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Firstbank, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Firstbank and Mercantile as to such matters as such counsel may reasonably request.

ARTICLE VII

TERMINATION

7.1 Termination of Plan of Merger. Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the Firstbank Shareholder Approval or the Mercantile Shareholder Approval (the date of such termination, the “Termination Date”), as follows:

7.1.1 by mutual written consent of Firstbank and Mercantile;

7.1.2 by either Firstbank or Mercantile, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable. The right to terminate this Plan of Merger pursuant to this Section 7.1.2 shall not be available to the party seeking to terminate if (a) the failure of Firstbank, in the case of a termination by Firstbank, or (b) the failure of Mercantile, in the case of a termination by Mercantile, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

7.1.3 by either Firstbank or Mercantile, if the Merger does not occur on or before March 31, 2014 (the “End Date”); provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.3 shall not be available to the party seeking to terminate if (a) the failure of Firstbank, in the case of a termination by Firstbank, or (b) the failure of Mercantile, in the case of a termination by Mercantile, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

7.1.4 by either Firstbank or Mercantile (a) if the Firstbank Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Firstbank Shareholder Approval shall not have been obtained or (b) if the Mercantile Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Mercantile Shareholder Approval shall not have been obtained. The right to terminate this Plan of Merger pursuant to this Section 7.1.4 shall not be available to the party seeking to terminate if (i) the failure of Firstbank, in the case of a termination by Firstbank, or (ii) the failure of Mercantile, in the case of a termination by Mercantile, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Firstbank Shareholder Meeting or the Mercantile Shareholder Meeting, as applicable, has been a substantial cause of, or a substantial factor that resulted in, the Firstbank Shareholder Approval or the Mercantile Shareholder Approval, as applicable, not having been obtained;

7.1.5 by Firstbank, if Mercantile shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Firstbank’s intention to terminate this Plan of Merger if such breach or failure is not cured) from Firstbank of such breach or failure; provided, that Firstbank shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.3;

7.1.6 by Mercantile, if Firstbank shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Mercantile’s intention to terminate this Plan of Merger if such breach or failure is not cured) from Mercantile of such breach or failure; provided, that Mercantile shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.2;

7.1.7 by Firstbank prior to the receipt of the Mercantile Shareholder Approval if (a) the Mercantile Board of Directors shall have effected a Mercantile Adverse Recommendation Change; (b) the Mercantile Board of Directors shall have failed to reject a Mercantile Takeover Proposal and reaffirm the Mercantile Board Recommendation within five Business Days following the public announcement of such Mercantile Takeover Proposal and in any event at least two Business Days prior to the Mercantile Shareholder Meeting; (c) Mercantile enters into a Mercantile Acquisition Agreement; (d) Mercantile shall have materially breached Section 5.5; (e) subject to Mercantile’s rights to adjourn or postpone the Mercantile Shareholder Meeting as permitted by Section 5.6.5, Mercantile shall have failed to call, give proper notice of, convene and hold the Mercantile Shareholder Meeting; or (f) Mercantile or the Mercantile Board of Directors shall have publicly announced its intention to do any of the foregoing;

7.1.8 by Mercantile prior to the receipt of the Firstbank Shareholder Approval if (a) the Firstbank Board of Directors shall have effected a Firstbank Adverse Recommendation Change; (b) the Firstbank Board of Directors shall have failed to reject a Firstbank Takeover Proposal and reaffirm the Firstbank Board Recommendation within five Business Days following the public announcement of such Firstbank Takeover Proposal and in any event at least two Business Days prior to the Firstbank Shareholder Meeting; (c) Firstbank enters into a Firstbank Acquisition Agreement; (d) Firstbank shall have materially breached Section 5.4; (e) subject to Firstbank’s rights to adjourn or postpone the Firstbank Shareholder Meeting as permitted by Section 5.6.4, Firstbank shall have failed to call, give proper notice of, convene and hold the Firstbank Shareholder Meeting; or (f) Firstbank or the Firstbank Board of Directors shall have publicly announced its intention to do any of the foregoing;

7.1.9 by Firstbank prior to receipt of the Firstbank Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Firstbank Superior Proposal; provided, however, that (a) Firstbank has complied with Section 5.4 in all material respects and (b) Firstbank pays (or causes to be paid) the Firstbank Termination Fee and Firstbank Expense Reimbursement prior to or simultaneously with such termination;

7.1.10 by Mercantile prior to receipt of the Mercantile Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Mercantile Superior Proposal; provided, however, that (a) Mercantile has complied with Section 5.5 in all material respects and (b) Mercantile pays (or causes to be paid) the Mercantile Termination Fee and Mercantile Expense Reimbursement prior to or simultaneously with such termination.

7.2 Effect of Termination.

7.2.1 In the event that:

7.2.1.1 this Plan of Merger is terminated by Firstbank pursuant to Section 7.1.7 (or is terminated by either party pursuant to Section 7.1.4(b) at a time when this Plan of Merger was terminable pursuant to Section 7.1.7), Mercantile shall pay, or cause to be paid, to Firstbank cash in an amount equal to $7,900,000 (the “Mercantile Termination Fee”), plus the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other Representatives) actually incurred by or on behalf of Firstbank in connection with the authorization, preparation, negotiation, execution or performance of this Plan of Merger and the transactions contemplated by this Plan of Merger and the due diligence and evaluation by Firstbank of the transactions contemplated by this Plan of Merger, in an aggregate amount not to exceed $2,000,000 (the “Mercantile Expense Reimbursement”);

7.2.1.2 this Plan of Merger is terminated by Firstbank pursuant to Section 7.1.5 or by Firstbank or Mercantile pursuant to Section 7.1.4(b), Mercantile shall pay, or cause to be paid, to Firstbank cash in an amount equal to the Mercantile Expense Reimbursement; and if (a) any Person shall have made (whether or not subsequently withdrawn) a Mercantile Takeover Proposal prior to (i) the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.5 or (ii) the Mercantile Shareholder Meeting in the case of a termination pursuant to Section 7.1.4(b), and (b) at any time prior to the date that is 12 months after the date of any such termination, Mercantile or any of its Affiliates enters into any definitive agreement providing for a Mercantile Takeover Proposal (provided that, for purposes of this Section 7.2.1.2, the references to “10%” in the definition of “Mercantile Takeover Proposal” shall be deemed to be references to “50%”) or consummates a Mercantile Takeover Proposal, then Mercantile shall pay, or cause to be paid, to Firstbank cash in an amount equal to the Mercantile Termination Fee plus the Mercantile Expense Reimbursement (to the extent such Mercantile Expense Reimbursement has not been previously paid to Firstbank);

7.2.1.3 (a) this Plan of Merger is terminated by Firstbank pursuant to Section 7.1.3, (b) any Person shall have made (whether or not subsequently withdrawn) a Mercantile Takeover Proposal prior to the date of any such termination, and (c) at any time prior to the date that is 12 months after the date of any such termination, Mercantile or any of its Affiliates enters into any definitive agreement providing for a Mercantile Takeover Proposal (provided that, for purposes of this Section 7.2.1.3, the references to “10%” in the definition of “Mercantile Takeover Proposal” shall be deemed to be references to “50%”) or consummates a Mercantile Takeover Proposal, then Mercantile shall pay, or cause to be paid, to Firstbank cash in an amount equal to the Mercantile Termination Fee plus the Mercantile Expense Reimbursement;

7.2.1.4 this Plan of Merger is terminated by Mercantile pursuant to Section 7.1.10, then Mercantile shall pay, or cause to be paid, to Firstbank, prior to or contemporaneously with such termination, cash in an amount equal to the Mercantile Termination Fee plus the Mercantile Expense Reimbursement (and any purported termination pursuant to Section 7.1.10 shall be void and of no force or effect unless Mercantile shall have made such payment);

7.2.1.5 this Plan of Merger is terminated by Mercantile pursuant to Section 7.1.8 (or is terminated by either party pursuant to Section 7.1.4(a) at a time when this Plan of Merger was terminable pursuant to Section 7.1.8), Firstbank shall pay, or cause to be paid, to Mercantile cash in an amount equal to $7,900,000 (the “Firstbank Termination Fee”), plus the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other Representatives) actually incurred by or on behalf of Mercantile in connection with the authorization, preparation, negotiation, execution or performance of this Plan of Merger and the transactions contemplated by this Plan of Merger and the due diligence and evaluation by Mercantile of the transactions contemplated by this Plan of Merger, in an aggregate amount not to exceed $2,000,000 (the “Firstbank Expense Reimbursement”);

7.2.1.6 this Plan of Merger is terminated by Mercantile pursuant to Section 7.1.6 or by Firstbank or Mercantile pursuant to Section 7.1.4(a), Firstbank shall pay, or cause to be paid, to Mercantile cash in an amount equal to the Firstbank Expense Reimbursement; and if (a) any Person shall have made (whether or not subsequently withdrawn) a Firstbank Takeover Proposal prior to (i) the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) the Firstbank Shareholder Meeting in the case of a termination pursuant to Section 7.1.4(a), and (b) at any time prior to the date that is 12 months after the date of any such termination, Firstbank or any of its Affiliates enters into any definitive agreement providing for a Firstbank Takeover Proposal (provided that, for purposes of this Section 7.2.1.6, the references to “10%” in the definition of “Firstbank Takeover Proposal” shall be deemed to be references to “50%”) or consummates a Firstbank Takeover Proposal, then Firstbank shall pay, or cause to be paid, to Mercantile cash in an amount equal to the Firstbank Termination Fee plus the Firstbank Expense Reimbursement (to the extent such Firstbank Expense Reimbursement has not been previously paid to Mercantile);

7.2.1.7 (a) this Plan of Merger is terminated by Mercantile pursuant to Section 7.1.3, (b) any Person shall have made (whether or not subsequently withdrawn) a Firstbank Takeover Proposal prior to the date of any such termination, and (c) at any time prior to the date that is 12 months after the date of any such termination, Firstbank or any of its Affiliates enters into any definitive agreement providing for a Firstbank Takeover Proposal (provided that, for purposes of this Section 7.2.1.7, the references to “10%” in the definition of “Firstbank Takeover Proposal” shall be deemed to be references to “50%”) or consummates a Firstbank Takeover Proposal, then Firstbank shall pay, or cause to be paid, to Mercantile cash in an amount equal to the Firstbank Termination Fee plus the Firstbank Expense Reimbursement; or

7.2.1.8 this Plan of Merger is terminated by Firstbank pursuant to Section 7.1.9, then Firstbank shall pay, or cause to be paid, to Mercantile, prior to or contemporaneously with such termination, cash in an amount equal to the Firstbank Termination Fee plus the Firstbank Expense Reimbursement (and any purported termination pursuant to Section 7.1.9 shall be void and of no force or effect unless Firstbank shall have made such payment).

7.2.2 Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, (a) if Mercantile fails to pay the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, Firstbank commences a suit that results in a judgment against Mercantile for the Mercantile Termination Fee or the Mercantile Expense Reimbursement, then Mercantile shall pay Firstbank its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Firstbank Termination Fee and the Firstbank Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made and (b) if Firstbank fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, Mercantile commences a suit that results in a judgment against Firstbank for the Firstbank Termination Fee or the Firstbank Expense Reimbursement, then Firstbank shall pay Mercantile its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Firstbank Termination Fee or the Firstbank Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

7.2.3 On any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger shall terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.11, 5.12.4, 7.2 and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 7.2, there shall be no other liability on the part of Firstbank or Mercantile to the other. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

7.2.4 The Mercantile Termination Fee and the Mercantile Expense Reimbursement, as applicable, will be paid in the aggregate to Firstbank by or at the direction of Firstbank in immediately available funds in the case of Sections 7.2.1.1, 7.2.1.2 or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.5 The Firstbank Termination Fee and the Firstbank Expense Reimbursement, as applicable, will be paid in the aggregate to Mercantile by or at the direction of Mercantile in immediately available funds in the case of Sections 7.2.1.5, 7.2.1.6 or 7.2.1.7, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.6 For the avoidance of doubt, (a) in no event shall Mercantile be required to pay the Mercantile Termination Fee or the Mercantile Expense Reimbursement on more than one occasion; and (b) in no event shall Firstbank be required to pay the Firstbank Termination Fee or the Firstbank Expense Reimbursement on more than one occasion.

ARTICLE VIII

CERTAIN DEFINITIONS

8.1 When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:

“Action” means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Antitrust Laws” means the applicable antitrust, competition or investment Laws of the United States of America.

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended.

“Book-Entry Shares” means shares of Firstbank Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

“Business Day” means a day other than a Saturday, Sunday or other day on which NASDAQ is closed.

“Certificates” means outstanding certificates that immediately prior to the Effective Time represented shares of Firstbank Common Stock (other than Excluded Shares).

“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

“Contract” means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Firstbank or Mercantile, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Firstbank or Mercantile, as applicable, or any Affiliate of Firstbank or Mercantile, as applicable, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDI Act” means the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or its delegees.

“FHLB” means the Federal Home Loan Bank.

“Firstbank Benefit Plan” means, other than any Multiemployer Plan, (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Firstbank Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Firstbank’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Firstbank or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Firstbank or any of its Subsidiaries has any Liability.

“Firstbank Board of Directors” shall mean the board of directors of Firstbank.

“Firstbank Material Adverse Effect” means a Material Adverse Effect with respect to Firstbank.

“Firstbank-Related Person” means any shareholder owning five percent or more of the issued and outstanding Firstbank Common Stock, any director or executive officer of Firstbank or any Firstbank Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

“Firstbank Restricted Stock” means any award of Firstbank Common Stock that is subject to restrictions based on performance or continuing service and granted under any Firstbank Stock Plan.

“Firstbank Shareholders” means holders of shares of Firstbank Common Stock.

“Firstbank Site” means a Site with respect to Firstbank or any Firstbank Subsidiary.

“Firstbank Stock Option” means any grant of an option to purchase a share or shares of Firstbank Common Stock under any Firstbank Stock Plan.

“Firstbank Stock Plans” means the Firstbank Stock Option and Restricted Stock Plan of 1997, the Firstbank 2006 Stock Compensation Plan, and the Firstbank Employee Stock Purchase Plan of 1999.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein”; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“Knowledge” or any similar phrase means (a) with respect to Firstbank, the knowledge of the Persons set forth in Section 8.1 of the Firstbank Disclosure Letter, and (b) with respect to Mercantile, the knowledge of the Persons set forth in Section 8.1 of the Mercantile Disclosure Letter, including, in each case, any knowledge that a person holding such position would reasonably be expected to have in the performance of his or her duties.

“Law” means any federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

“Material Adverse Effect” means with respect to any Person, any event, occurrence, fact, condition or change that (a) is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination): (i) conditions or changes generally affecting the economy, financial or securities markets; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences; (iii) general conditions in or changes generally affecting the industry or geographic regions in which such Person or its Subsidiaries operate; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) any decline in the market price, or change in trading volume, of Firstbank Common Stock or Mercantile Common Stock, as applicable (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price, or change in trading volume, of Firstbank Common Stock or Mercantile Common Stock, as applicable, shall not be excluded unless otherwise specifically excluded by this definition); (viii) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger; and (ix) acts or omissions of (A) Firstbank prior to the Effective Time taken at the written request of Mercantile or with the prior written consent of Mercantile or (B) Mercantile prior to the Effective Time taken at the written request of Firstbank or with the prior written consent of Firstbank, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries or geographic regions in which such Person and its Subsidiaries conduct their businesses.

“Mercantile Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Mercantile Stock Plan, and (iii) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Mercantile’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Mercantile or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Mercantile or any of its Subsidiaries has any Liability.

“Mercantile Board of Directors” shall mean the board of directors of Mercantile.

“Mercantile Material Adverse Effect” means a Material Adverse Effect with respect to Mercantile.

“Mercantile-Related Person” shall mean any shareholder owning five percent or more of the issued and outstanding Mercantile Common Stock, any director or executive officer of Mercantile or any Mercantile Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

“Mercantile Restricted Stock” means any award of Mercantile Common Stock that is subject to restrictions based on performance or continuing service and granted under any Mercantile Stock Plan.

“Mercantile Shareholders” means holders of shares of Mercantile Common Stock.

“Mercantile Site” means a Site with respect to Mercantile or any Mercantile Subsidiary.

“Mercantile Stock Option” means any grant of an option to purchase a share or shares of Mercantile Common Stock under any Mercantile Stock Plan.

“Mercantile Stock Plans” means the Mercantile 2000 Employee Stock Option Plan, the Mercantile 2004 Employee Stock Option Plan, the Mercantile Independent Director Stock Option Plan, the Mercantile Stock Incentive Plan of 2006 (as amended and restated), and Mercantile Employee Stock Purchase Plan of 2002.

“Michigan Banking Code” means the Michigan Banking Code of 1999, as amended.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“NLRB” means the National Labor Relations Board.

“Order” means any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means with respect to any Person, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (c) Liens and encroachments which do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto included in the Firstbank SEC Reports or Mercantile SEC Reports, as applicable, or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person, (g) Liens set forth on Section 8.1 of the Firstbank Disclosure Letter or Section 8.1 of the Mercantile Disclosure Letter, and (h) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect or a Mercantile Material Adverse Effect, as applicable.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Regulation O” means Regulation O of the Federal Reserve Board.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

“Representatives” means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Site” means, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) such Person or any of its Subsidiaries; (b) any predecessors of such Person or any of its Subsidiaries; or (c) any entities previously owned by such Person or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.

“Transaction Documents” means (a) the Joint Proxy Statement, (b) the Registration Statement, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

8.2 For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word “include”, “includes” or “including” when used in this Plan of Merger will be deemed to include the words “without limitation”, unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to “dollars” or “$” shall be to U.S. dollars.

8.3 The following terms are defined on the following pages of this Plan of Merger:

Acceptable Firstbank Confidentiality Agreement	A-45
Acceptable Mercantile Confidentiality Agreement	A-47
Applicable Banking Laws	A-52
Award	A-3
Bank Consolidation	A-53
Banking Filings	A-52
Certificate of Merger	A-2
Closing	A-2
Closing Date	A-2
Code	A-1
Confidentiality Agreement	A-55
Constituent Corporation	A-1
Converted Stock-Based Award	A-3
Effective Time	A-2
End Date	A-62
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-3
Excluded Shares	A-2
Firstbank	A-1
Firstbank Acquisition Agreement	A-45
Firstbank Adverse Recommendation Change	A-45
Firstbank Banks	A-53
Firstbank Board Recommendation	A-7
Firstbank Call Reports	A-9
Firstbank Common Stock	A-8
Firstbank Designees	A-54
Firstbank Disclosure Letter	A-6
Firstbank Expense Reimbursement	A-64
Firstbank Investment Banker	A-18
Firstbank Material Contract	A-13
Firstbank Preferred Stock	A-8
Firstbank SEC Reports	A-20
Firstbank Share-Based Awards	A-8
Firstbank Shareholder Approval	A-6
Firstbank Shareholder Meeting	A-50
Firstbank Subsidiaries	A-7
Firstbank Subsidiary	A-7

Firstbank Superior Proposal	A-46
Firstbank Takeover Proposal	A-46
Firstbank Termination Fee	A-64
Firstbank-Owned Intellectual Property	A-12
Firstbank’s Financial Statements	A-9
Indemnified Party	A-56
Intended Tax Treatment	A-57
Joint Proxy Statement	A-49
Maximum Amount	A-56
MBCA	A-1
Mercantile	A-1
Mercantile Acquisition Agreement	A-48
Mercantile Adverse Recommendation Change	A-47
Mercantile Board Recommendation	A-21
Mercantile Call Reports	A-24
Mercantile Common Stock	A-23
Mercantile Designees	A-54
Mercantile Disclosure Letter	A-21
Mercantile Expense Reimbursement	A-63
Mercantile Investment Banker	A-32
Mercantile Material Contract	A-27
Mercantile Preferred Stock	A-23
Mercantile SEC Reports	A-34
Mercantile Share-Based Awards	A-23
Mercantile Shareholder Approval	A-21
Mercantile Shareholder Meeting	A-51
Mercantile Subsidiaries	A-21
Mercantile Subsidiary	A-21
Mercantile Superior Proposal	A-49
Mercantile Takeover Proposal	A-48
Mercantile Termination Fee	A-63
Mercantile-Owned Intellectual Property	A-27
Mercantile’s Financial Statements	A-23
Merger	A-1
Merger Consideration	A-3
Plan of Merger	A-1
Pre-Merger Special Dividend	A-58
Registration Statement	A-49
Regulatory Agreement	A-10
Surviving Corporation	A-1
Termination Date	A-61

ARTICLE IX

MISCELLANEOUS

9.1 No Third-Party Beneficiaries. This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.13 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which shall be for the benefit of the holders of Firstbank Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares, and any holder of an Award granted under a Firstbank Stock Plan.

9.2 Specific Performance.

9.2.1 The parties agree that irreparable damage to Firstbank or Mercantile, as applicable, would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Plan of Merger pursuant to Section 7.1, (a) Firstbank shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Mercantile or to enforce specifically the terms and provisions of this Plan of Merger and (b) Mercantile shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Firstbank or to enforce specifically the terms and provisions of this Plan of Merger.

9.2.2 The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by Firstbank or Mercantile, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Firstbank and Mercantile, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.2.3 Neither Firstbank nor Mercantile, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Plan of Merger and to enforce specifically the terms and provisions of this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.3 Entire Agreement. This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.

9.4 Succession and Assignment. This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Firstbank, Mercantile, and, in the case of assignment by Mercantile, Firstbank.

9.5 Construction. The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

9.6 Exclusive Jurisdiction. Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal court of the United States of America sitting in the State of Michigan, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.

9.7 Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Plan of Merger or the transactions contemplated by this Plan of Merger.

9.8 Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission or electronic mail (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly) a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Firstbank:	With a copy to:
Firstbank Corporation	Varnum LLP
Attention: Thomas R. Sullivan	Attention: Harvey Koning
311 Woodworth Avenue	Bridgewater Place
P.O. Box 1029	333 Bridge Street, N.W., Suite 1700
Alma, MI 48801	Grand Rapids, MI 49504

Facsimile: (989) 466-2042	Facsimile: (616) 336-7000
Telephone: (989) 466-7347	Telephone: (616) 336-6588
Email: tsullivan@firstbankmi.com	Email: hkoning@varnumlaw.com

If to Mercantile:	With a copy to:
Mercantile Bank Corporation	Warner Norcross & Judd LLP
Attention: Michael Price	Attention: Gordon R. Lewis
310 Leonard Street, N.W.	900 Fifth Third Center
Grand Rapids, MI 49504	111 Lyon Street, N.W.
Grand Rapids, MI 49503-2487

Facsimile: (616) 726-1201	Facsimile: (616) 222-2752
Telephone: (616) 726-1600	Telephone: (616) 752-2752
Email: mprice@mercbank.com	Email: glewis@wnj.com

9.9 Governing Law. This Plan of Merger shall be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

9.10 Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a party. If so delivered by facsimile or electronic mail transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

9.11 Headings. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

9.12 Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Grand Rapids, Michigan.

9.13 Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

9.14 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

9.15 Amendments. This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of Firstbank, by the Firstbank Board of Directors and, in the case of Mercantile, by the Mercantile Board of Directors at any time before or after the receipt of the Firstbank Shareholder Approval or the Mercantile Shareholder Approval, but, after receipt of any such shareholder approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Firstbank Shareholders or the Mercantile Shareholders, as applicable, without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of Firstbank and Mercantile.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

FIRSTBANK CORPORATION

/s/ Thomas R. Sullivan
By:	Thomas R. Sullivan
Its:	President and Chief Executive Officer

MERCANTILE BANK CORPORATION

/s/ Michael H. Price
By:	Michael H. Price
Its:	Chairman of the Board, President and Chief Executive Officer

ANNEX B

PROPOSED AMENDMENT TO THE MERCANTILE BANK CORPORATION ARTICLES OF

INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

The proposed amendment affects only the first paragraph of Article III of the Mercantile Bank Corporation Articles of Incorporation, which is set forth below. Deleted language is stricken and new or amended language is indicated by underlining.

ARTICLE III

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is ~~21,000,000~~ 41,000,000 shares which shall be divided into two classes as follows:

(1)	1,000,000 shares of Preferred Stock (Preferred Stock); and

(2)	~~20,000,000~~ 40,000,000 shares of Common Stock (Common Stock).

***

B-1

ANNEX C

August 14, 2013

The Board of Directors

Mercantile Bank Corporation

310 Leonard Street NW

Grand Rapids, MI 49504

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Mercantile Bank Corporation (“Mercantile”) of the Exchange Ratio (as defined below), in the proposed merger (the “Merger”) of Firstbank Corporation (“Firstbank”) with and into Mercantile, pursuant to the Agreement and Plan of Merger, dated as of August 12, 2013, by and between Mercantile and Firstbank (the “Agreement”). Pursuant to the terms of the Agreement, each share of common stock, no par value per share, of Firstbank issued and outstanding immediately prior to the Effective Date (as defined in the Agreement) other than the Excluded Shares (as defined in the Agreement) shall be converted into the right to receive 1.000 fully paid and nonassessable share of common stock, no par value per share, of Mercantile (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to Mercantile and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Mercantile and Firstbank, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Mercantile and Firstbank for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Mercantile. We have acted exclusively for the Board of Directors of Mercantile in rendering this fairness opinion and will receive a fee from Mercantile for our services. A portion of our fee is contingent upon the successful completion of the Merger. In addition, Mercantile has agreed to indemnify us for certain liabilities arising out of our engagement.

In the past two years, an affiliate of KBW provided investment banking and financial advisory services to Mercantile and received compensation for such services. In the past two years, we have not provided investment banking and financial advisory services to Firstbank. We may in the future provide investment banking and financial advisory services to Mercantile and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Mercantile and Firstbank and the Merger, including among other things, the following: (i) a version of the Agreement dated August 12, 2013 (the most recent version made available to us); (ii) the Annual Report to Shareholders for the year ended December 31, 2012 and Annual Reports on Form 10-K for the three years ended December 31, 2012 of Mercantile; (iii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2012 of Firstbank; (iv) certain interim reports to shareholders and the Quarterly Reports on Form 10-Q for the three months ended March 31, 2013 and the three months ended June 30, 2013 of Mercantile and Firstbank, and certain other communications from Mercantile and

Firstbank to their respective shareholders; and (v) other financial information concerning the businesses and operations of Mercantile and Firstbank furnished to us by Mercantile and Firstbank for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Mercantile and Firstbank; (ii) the assets and liabilities of Mercantile and Firstbank; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Mercantile and Firstbank with similar information for certain other companies the securities of which are publicly traded. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of Mercantile and Firstbank regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Mercantile and Firstbank as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor, including but not limited to any potential cost savings and operating synergies) prepared by and provided to us by management of Mercantile and Firstbank, and we have assumed, at the direction of Mercantile and Firstbank that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements and that they provide a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. We have relied on this projected information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy of completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Mercantile or Firstbank since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent that the aggregate allowances for loan and lease losses for Mercantile and Firstbank are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities of Mercantile or Firstbank, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Mercantile or Firstbank under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the version reviewed) with no additional payments or adjustments to the Exchange Ratio; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that Mercantile has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Mercantile, the Merger and the Agreement.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Mercantile. We express no view or opinion as to any terms or other aspects of the Merger, including without limitation, the form or structure of the Merger, any consequences of the Merger (including but not limited to the Pre-Merger Special Dividend (as defined below)) on Mercantile, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Mercantile to engage in the Merger or enter into the Agreement, (ii) the underlying decision of the Mercantile board of directors to announce its intention to declare and pay, and any subsequent declaration and payment of, the $2.00 special cash dividend (the “Pre-Merger Special Dividend”) per share of common stock of Mercantile, as described in and contemplated by the Agreement, including the merits of such decision as compared to any other alternatives that are, have been, or may be available to Mercantile or the Mercantile board of directors, (iii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Mercantile or the Mercantile board of directors, (iv) the fairness of the amount or nature of any compensation to any of Mercantile’s officers directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Mercantile, (v) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of Mercantile or any other party to any transaction contemplated by the Agreement, (vi) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (vii) any legal, regulatory, accounting, tax or similar matters relating to Mercantile, Firstbank, their respective shareholders, or relating to or arising out of the Merger, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and directed to, the Mercantile board of directors for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of Mercantile or Firstbank or any other person or entity. This opinion does not constitute a recommendation to the Mercantile board of directors as to how it should vote on the Merger or to any shareholder of Mercantile or Firstbank as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of Mercantile or Firstbank should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, this opinion does not in any manner address the prices at which the Mercantile common stock will trade following (i) the announcement or consummation of the Merger, (ii) the announcement of the Mercantile board of directors’ intention to declare and pay the Pre-Merger Special Dividend, or (iii) any actual declaration or payment of the Pre-Merger Special Dividend (or the occurrence of the ex-dividend date with respect thereto).

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority. This opinion may not be published or otherwise used or referred to, nor shall any public reference to KBW be made, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Mercantile.

/s/ Keefe, Bruyette & Woods, Inc.

ANNEX D

August 16, 2013

Board of Directors

Firstbank Corporation

311 Woodworth Avenue

P.O. Box 1029

Alma, MI 48801

Gentlemen:

Firstbank Corporation (“Firstbank”) and Mercantile Bank Corporation (“Mercantile”) have entered into an agreement and plan of merger (the “Agreement”) pursuant to which Firstbank will merge with and into the Mercantile (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of Firstbank Common Stock, excluding certain shares as specified in the Agreement, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 1.00 share of Mercantile Common Stock (the “Exchange Ratio”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Firstbank common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of Firstbank that we deemed relevant; (iii) certain financial statements and other historical financial information of Mercantile that we deemed relevant; (iv) internal financial projections for Firstbank for the years ending December 31, 2013 through 2018 as provided by senior management of Firstbank; (v) internal financial projections for Mercantile for the years ending December 31, 2013 through 2018 as provided by senior management of Mercantile; (vi) the pro forma financial impact of the Merger on the combined company based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Firstbank and Mercantile; (vii) a comparison of certain financial and other information for Firstbank and Mercantile with similar publicly available information for certain other banking institutions, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the banking sector; (ix) the current market environment generally and in the banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Firstbank the business, financial condition, results of operations and prospects of Firstbank and held similar discussions with the senior management of Mercantile regarding the business, financial condition, results of operations and prospects of Mercantile.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Firstbank and Mercantile or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of Firstbank and Mercantile that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Firstbank or Mercantile or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Firstbank and Mercantile or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Firstbank and Mercantile. We have assumed, with your consent, that the respective allowances for loan losses for both Firstbank and Mercantile are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

D-1

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the senior managements of Firstbank and Mercantile. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with representatives and senior management of Firstbank and Mercantile. With respect to those projections, estimates and judgments, the respective managements of Firstbank and Mercantile confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Firstbank and Mercantile, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Firstbank and Mercantile since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that Firstbank and Mercantile would remain as going concerns for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as Firstbank’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from Firstbank for providing this opinion. Firstbank has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Firstbank and Mercantile and their affiliates. We may also actively trade the debt securities of Firstbank and Mercantile or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of Firstbank in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Firstbank as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of Firstbank common stock and does not address the underlying business decision of Firstbank to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Firstbank or the effect of any other transaction in which Firstbank might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Firstbank’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Firstbank.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Firstbank common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

D-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Michigan law permits, and Article VI of the Mercantile’s articles of incorporation require, indemnification of Mercantile’s directors and executive officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The articles of incorporation provide that directors and executive officers shall be indemnified as of right, and shall be entitled to the advancement of expenses, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding arising out of their service to Mercantile or one of its subsidiaries, or to another organization at the request of Mercantile or one of its subsidiaries. Persons who are not directors or executive officers of Mercantile may be similarly indemnified in respect of such service to the extent authorized at any time by Mercantile’s board of directors. Furthermore, the articles of incorporation provide that Mercantile may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service, whether or not Mercantile would have the power to indemnify him or her against such liability by law or under its articles of incorporation. Pursuant to this authority, Mercantile maintains such insurance on behalf of its officers and directors.

Mercantile’s bylaws contain extensive provisions concerning indemnification. Among other things, the bylaws provide that Mercantile may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of Mercantile), by reason of the fact that the person is or was a director, officer, employee, or agent of Mercantile or is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation or other entity, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of Mercantile, the bylaws provide that Mercantile may indemnify any person who was or is a party or is threatened to be made a party to any such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders; however, indemnification is not allowed with respect to a claim, issue, or matter in which the person shall have been found liable to Mercantile, except to the extent authorized by statute. The bylaws also contain provisions concerning the manner in which the board determines whether a person is entitled to indemnification, the advancement of expenses, other indemnification agreements, insurance and certain definitions and interpretive provisions.

In addition, Mercantile’s ability to indemnify its directors and officers or other persons is determined, to an extent, by the Michigan Business Corporations Act, as amended (referred to as “MBCA”). The following is a summary of the applicable provisions of the MBCA:

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorney fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorney fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorney fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

Item 21. Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter):

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on November 1, 2013.

MERCANTILE BANK CORPORATION (Registrant)

By:	/s/ Michael H. Price
Michael H. Price President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Charles E. Christmas
Charles E. Christmas Senior Vice President, Chief Financial Officer, Treasurer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

November 1, 2013	By	/s/ Charles E. Christmas
Charles E. Christmas Senior Vice President, Chief Financial Officer, Treasurer (Principal Financial Officer and Principal Accounting Officer)

November 1, 2013	By	/s/ Michael H. Price
Michael H. Price Chairman of the Board, Director, President, Chief Executive Officer (Principle Executive Officer)

November 1, 2013	By	*
Robert B. Kaminski, Jr. Director Executive Vice President, Chief Operating Officer, Secretary

November 1, 2013	By	*
Kirk J. Agerson Director

November 1, 2013	By	*
David M. Cassard Director

November 1, 2013	By	*
Edward J. Clark Director

November 1, 2013	By	*
John F. Donnelly Director

November 1, 2013	By	*
Michael D. Faas Director

November 1, 2013	By	*
Doyle A. Hayes Director

November 1, 2013	By	*
Susan K. Jones Director

November 1, 2013	By	*
Calvin D. Murdock Director

November 1, 2013	By	*
Timothy O. Schad Director

	*By	/s/ Michael H. Price
Michael H. Price Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

2.1	Agreement and Plan of Merger dated August 14, 2013. Exhibits and schedules to this agreement are listed and identified in the agreement (included as Annex A to the joint proxy statement and prospectus forming part of this Registration Statement and incorporated herein by reference). Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibits to the U.S. Securities and Exchange Commission upon request.

3.1	Articles of Incorporation of Mercantile Bank Corporation Previously filed as an Exhibit 3.1 to Mercantile’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Here incorporated by reference.

3.2	Bylaws of Mercantile Bank Corporation, dated January 16, 2003, as amended. Previously filed as Exhibit 3.2 to Mercantile’s Registration Statement on Form S-3 (Commission File No. 333-103376) that became effective on February 21, 2003. Here incorporated by reference.

5.1	Opinion of Warner Norcross & Judd LLP as to the validity of the securities being registered.

8.1	Opinion of Warner Norcross & Judd LLP as to certain tax matters.

8.2	Opinion of Varnum LLP as to certain tax matters.

10.1*	2000 Employee Stock Option Plan. Previously filed as Exhibit 10.14 to Mercantile’s Form 10-K for the year ended December 31, 2000. Here incorporated by reference.

10.2*	2004 Employee Stock Option Plan. Previously filed as Exhibit 10.1 to Mercantile’s Form 10-Q for the quarter ended September 30, 2004. Here incorporated by reference.

10.3*	Form of Stock Option Agreement for options under the 2004 Employee Stock Option Plan. Previously filed as Exhibit 10.2 to Mercantile’s Form 10-Q for the quarter ended September 30, 2004. Here incorporated by reference.

10.4*	Independent Director Stock Option Plan. Previously filed as Exhibit 10.26 to Mercantile’s Form 10-K for the year ended December 31, 2002. Here incorporated by reference.

10.5*	Form of Stock Option Agreement for options under the Independent Director Stock Option Plan. Previously filed as Exhibit 10.1 to Mercantile’s Form 8-K filed October 22, 2004. Here incorporated by reference.

10.6*	Mercantile Bank of Michigan Amended and Restated Deferred Compensation Plan for Members of the Board of Directors dated June 29, 2006. Previously filed as Exhibit 10.9 to Mercantile’s Form 10-K for the year ended December 31, 2007. Here incorporated by reference.

10.7*	First Amendment dated October 25, 2007 to the Mercantile Bank of Michigan Amended and Restated Deferred Compensation Plan for Members of the Board of Directors dated June 29, 2006. Previously filed as Exhibit 10.10 to Mercantile’s Form 10-K for the year ended December 31, 2007. Here incorporated by reference.

10.8*	Second Amendment dated October 23, 2008 to the Mercantile Bank of Michigan Amended and Restated Deferred Compensation Plan for Members of the Board of Directors dated June 29, 2007. Previously filed as Exhibit 10.9 to Mercantile’s Form 10-K for the year ended December 31, 2008. Here incorporated by reference.

10.9	Agreement between Fiserv Solutions, Inc. and Mercantile Bank of Michigan dated September 10, 1997. Previously filed as Exhibit 10.3 to Mercantile’s Registration Statement on Form SB-2 (Commission File No. 333-33081) that became effective on October 23, 1997. Here incorporated by reference.

Exhibit Number	Document

10.10	Extension Agreement of Data Processing Contract between Fiserv Solutions, Inc. and Mercantile Bank of Michigan dated December 20, 2006, extending the agreements between Fiserv Solutions, Inc. and Mercantile Bank of Michigan dated September 10, 1997 and November 21, 2002. Previously filed as Exhibit 10.14 to Mercantile’s Form 10-K for the year ended December 31, 2007. Here incorporated by reference.

10.11*	Amended and Restated Employment Agreement dated as of October 18, 2001, among Mercantile Bank Corporation, Mercantile Bank of Michigan and Michael H. Price. Previously filed as Exhibit 10.22 to Mercantile’s Form 10-K for the year ended December 31, 2001. Here incorporated by reference.

10.12*	Employment Agreement dated as of October 18, 2001, among Mercantile Bank Corporation, Mercantile Bank of Michigan and Robert B. Kaminski, Jr. Previously filed as Exhibit 10.23 to Mercantile’s Form 10-K for the year ended December 31, 2001. Here incorporated by reference.

10.13*	Employment Agreement dated as of October 18, 2001, among Mercantile Bank Corporation, Mercantile Bank of Michigan and Charles E. Christmas. Previously filed as Exhibit 10.23 to Mercantile’s Form 10-K for the year ended December 31, 2001. Here incorporated by reference.

10.14*	Amendment to Employment Agreement dated as of October 17, 2002, among Mercantile Bank Corporation, Mercantile Bank of Michigan and Michael H. Price. Previously filed as Exhibit 10.22 to Mercantile’s Form 10-K for the year ended December 31, 2002. Here incorporated by reference.

10.15*	Amendment to Employment Agreement dated as of October 17, 2002, among Mercantile Bank Corporation, Mercantile Bank of Michigan and Robert B. Kaminski, Jr. Previously filed as 10.23 to Mercantile’s Form 10-K for the year ended December 31, 2002. Here incorporated by reference.

10.16*	Amendment to Employment Agreement dated as of October 17, 2002, among Mercantile Bank Corporation, Mercantile Bank of Michigan and Charles E. Christmas. Previously filed as Exhibit 10.24 to Mercantile’s Form 10-K for the year ended December 31, 2002. Here incorporated by reference.

10.17*	Amendment to Employment Agreement dated as of October 28, 2004, among the Mercantile Bank Corporation, Mercantile Bank of Michigan and Robert B. Kaminski, Jr. Previously filed as Exhibit 10.21 to Mercantile’s Form 10-K for the year ended December 31, 2004. Here incorporated by reference.

10.18	Junior Subordinated Indenture between us and Wilmington Trust Company dated September 16, 2004 providing for the issuance of the Series A and Series B Floating Rate Junior Subordinated Notes due 2034. Previously filed as Exhibit 10.1 to Mercantile’s Form 8-K filed December 15, 2004. Here incorporated by reference.

10.19	Amended and Restated Trust Agreement dated September 16, 2004 for Mercantile Bank Capital Trust I. Previously filed as Exhibit 10.2 to Mercantile’s Form 8-K filed December 15, 2004. Here incorporated by reference.

10.20	Placement Agreement between us, Mercantile Bank Capital Trust I, and SunTrust Capital Markets, Inc. dated September 16, 2004. Previously filed as Exhibit 10.3 to Mercantile’s Form 8-K filed December 15, 2004. Here incorporated by reference.

10.21	Guarantee Agreement dated September 16, 2004 between Mercantile as Guarantor and Wilmington Trust Company as Guarantee Trustee. Previously filed as Exhibit 10.4 to Mercantile’s Form 8-K filed December 15, 2004. Here incorporated by reference.

10.22*	Form of Agreement Amending Stock Option Agreement, dated November 17, 2005 issued under Mercantile’s 2004 Employee Stock Option Plan. Previously filed as Exhibit 10.1 to Mercantile’s Form 8-K filed December 14, 2005. Here incorporated by reference.

Exhibit Number	Document

10.23*	Second Amendment to Employment Agreement dated as of November 17, 2005, among Mercantile Bank Corporation, Mercantile Bank of Michigan and Michael H. Price. Previously filed as Exhibit 10.29 to Mercantile’s Form 10-K for the year ended December 31, 2005. Here incorporated by reference.

10.24*	Third Amendment to Employment Agreement dated as of November 17, 2005, among Mercantile Bank Corporation, Mercantile Bank of Michigan and Robert B. Kaminski, Jr. Previously filed as Exhibit 10.30 to Mercantile’s Form 10-K for the year ended December 31, 2005. Here incorporated by reference.

10.25*	Second Amendment to Employment Agreement dated as of November 17, 2005, among Mercantile Bank Corporation, Mercantile Bank of Michigan and Charles E. Christmas. Previously filed as Exhibit 10.31 to Mercantile’s Form 10-K for the year ended December 31, 2005. Here incorporated by reference.

10.26*	Form of Mercantile Bank of Michigan Amended and Restated Executive Deferred Compensation Agreement dated November 18, 2006, that has been entered into between Mercantile Bank of Michigan and each of Michael H. Price, Robert B. Kaminski, Jr., Charles E. Christmas, and certain other officers of Mercantile Bank. Previously filed as Exhibit 10.34 to Mercantile’s Form 10-K for the year ended December 31, 2007. Here incorporated by reference.

10.27*	Form of First Amendment to the Mercantile Bank of Michigan Executive Deferred Compensation Agreement dated November 18, 2006, that has been entered into between Mercantile Bank of Michigan and each of Michael H. Price, Robert B. Kaminski, Jr., Charles E. Christmas, and certain other officers of Mercantile Bank of Michigan, dated October 25, 2007. Previously filed as Exhibit 10.35 to Mercantile’s Form 10-K for the year ended December 31, 2007. Here incorporated by reference.

10.28*	Form of Second Amendment to the Mercantile Bank of Michigan Executive Deferred Compensation Agreement dated November 18, 2006, that has been entered into between Mercantile Bank of Michigan and each of Michael H. Price, Robert B. Kaminski, Charles E. Christmas, and certain other officers of Mercantile Bank of Michigan, dated October 23, 2008. Previously filed as Exhibit 10.34 to Mercantile’s Form 10-K for the year ended December 31, 2008. Here incorporated by reference.

10.29*	Form of Mercantile Bank of Michigan Split Dollar Agreement that has been entered into between Mercantile Bank of Michigan and each of Michael H. Price, Robert B. Kaminski, Jr., Charles E. Christmas, and certain other officers of Mercantile Bank of Michigan. Previously filed as Exhibit 10.33 to Mercantile’s Form 10-K for the year ended December 31, 2005. Here incorporated by reference.

10.30*	Director Fee Summary. Previously filed as Exhibit 10.30 to Mercantile’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Here incorporated by reference.

10.31*	Stock Incentive Plan of 2006. Previously filed as Appendix A of Mercantile’s proxy statement for Mercantile’s April 27, 2006 annual meeting of shareholders that was filed with the Securities and Exchange Commission. Here incorporated by reference.

10.32*	Amendment and Restatement of Stock Incentive Plan of 2006 dated November 18, 2008. Previously filed as Exhibit 10.39 to Mercantile’s Form 10-K for the year ended December 31, 2008. Here incorporated by reference.

10.33*	Form of Notice of Grant of Incentive Stock Option and Stock Option Agreement for incentive stock options granted in 2006 under Mercantile’s Stock Incentive Plan of 2006. Previously filed as Exhibit 10.1 to Mercantile’s Form 8-K filed November 22, 2006. Here incorporated by reference.

Exhibit Number	Document

10.34*	Form of Notice of Grant of Incentive Stock Option and Stock Option Agreement for incentive stock options granted after 2006 under Mercantile’s Stock Incentive Plan of 2006. Previously filed as Exhibit 10.41 to Mercantile’s Form 10-K for the year ended December 31, 2007. Here incorporated by reference.

10.35*	Form of Restricted Stock Award Agreement Notification of Award and Terms and Conditions of Award for restricted stock granted in 2006 under Mercantile’s Stock Incentive Plan of 2006. Previously filed as Exhibit 10.2 to Mercantile’s Form 8-K filed November 22, 2006. Here incorporated by reference.

10.36*	Form of Restricted Stock Award Agreement Notification of Award and Terms and Conditions of Award for restricted stock granted after 2006 under Mercantile’s Stock Incentive Plan of 2006. Previously filed as Exhibit 10.43 to Mercantile’s Form 10-K for the year ended December 31, 2007. Here incorporated by reference.

10.37	Mercantile Bank Corporation Employee Stock Purchase Plan of 2002. Previously filed as Exhibit 10.47 to Mercantile’s Form 10-K for the year ended December 31, 2008. Here incorporated by reference.

10.38*	First Amendment to Mercantile Bank Corporation Employee Stock Purchase Plan of 2002. Previously filed as Exhibit 4(c) to Mercantile’s Registration Statement on Form S-8 (Commission File No. 333-158280) that became effective on March 30, 2009. Here incorporated by reference.

10.39*	Second Amendment to Mercantile Bank Corporation Employee Stock Purchase Plan of 2002. Previously filed as Exhibit 4(d) to Mercantile’s Registration Statement on Form S-8 (Commission File No. 333-158280) that became effective on March 30, 2009. Here incorporated by reference.

10.40	Letter Agreement, dated as of May 15, 2009, between Mercantile Bank Corporation and the United States Department of the Treasury, including the Securities Purchase Agreement – Standard Terms and Schedules. Previously filed as Exhibit 10.1 to Mercantile’s Form 8-K filed May 15, 2009. Here incorporated by reference.

10.41	Side Letter Agreement, dated as of May 15, 2009, between Mercantile Bank Corporation and the United States Department of the Treasury regarding the American Recovery and Reinvestment Act of 2009. Previously filed as Exhibit 10.2 to Mercantile’s Form 8-K filed May 15, 2009. Here incorporated by reference.

10.42	Amendment to Employment Agreements, dated May 15, 2009, by and among Mercantile Bank Corporation, Mercantile Bank of Michigan , Michael H. Price, Robert B. Kaminski, Jr. and Charles E. Christmas. Previously filed as Exhibit 10.3 to Mercantile’s Form 8-K filed May 15, 2009. Here incorporated by reference.

10.43	Form of Waiver executed by each of Michael H. Price, Robert B. Kaminski, Jr. and Charles E. Christmas. Previously filed as Exhibit 10.4 to Mercantile’s Form 8-K filed May 15, 2009. Here incorporated by reference.

10.44	Warrant to Purchase Common Stock of Mercantile Bank Corporation, dated May 15, 2009. Previously filed as Exhibit 4.2 to Mercantile’s Form 8-K filed May 15, 2009. Here incorporated by reference.

10.45	Letter Agreement dated April 4, 2012 between the United States Department of the Treasury and Mercantile Bank Corporation relating to Mercantile’s repurchase of 10,500 shares of its Preferred Stock. Previously filed as Exhibit 10.1 to Mercantile’s Form 10-Q filed August 8, 2012. Here incorporated by reference.

Exhibit Number	Document

10.46	Letter Agreement dated June 6, 2012 between the United States Department of the Treasury and Mercantile Bank Corporation relating to Mercantile’s repurchase of 10,500 shares of its Preferred Stock. Previously filed as Exhibit 10.2 to Mercantile’s Form 10-Q filed August 8, 2012. Here incorporated by reference.

10.47	Letter dated June 27, 2012 from the United States Department of the Treasury to Mercantile Bank Corporation relating to Mercantile’s repurchase of its Warrant for 616,438 shares of common stock. Previously filed as Exhibit 10.3 to Mercantile’s Form 10-Q filed August 8, 2012. Here incorporated by reference.

10.48	Letter Agreement dated July 3, 2012 between the United States Department of the Treasury and Mercantile Bank Corporation relating to Mercantile’s repurchase of its Warrant for 616,438 shares of common stock. Previously filed as Exhibit 10.4 to Mercantile’s Form 10-Q filed August 8, 2012. Here incorporated by reference.

10.49*	2012 Mercantile Senior Executive Officer Bonus Plan for Michael H. Price. Previously filed as Exhibit 10.1 to Mercantile’s Form 8-K filed July 5, 2012. Here incorporated by reference.

10.50*	2012 Mercantile Senior Executive Officer Bonus Plan for Robert B. Kaminski, Jr. and Charles E. Christmas. Previously filed as Exhibit 10.2 to Mercantile’s Form 8-K filed July 5, 2012. Here incorporated by reference.

10.51*	Employment Agreement with Thomas Sullivan dated August 14, 2013. Previously filed as Exhibit 10.2 to Mercantile’s Form 8-K filed August 15, 2013. Here incorporated by reference.

10.50*	Employment Agreement with Samuel Stone dated August 14, 2013. Previously filed as Exhibit 10.3 to Mercantile’s Form 8-K filed August 15, 2013. Here incorporated by reference.

10.51*	2013 Mercantile Executive Officer Bonus Plan. Previously filed as Exhibit 10.1 to Mercantile’s Form 8-K filed May 30, 2013. Here incorporated by reference.

21	Subsidiaries of Mercantile Bank Corporation. Previously filed as an Exhibit to Mercantile’s Annual Report on Form 10-K for the year ended March 31, 2012. Here incorporated by reference.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Plante & Moran, PLLC.

23.3	Consent of Varnum LLP (included in Exhibit 8.1 to the joint proxy statement and prospectus forming a part of this Registration Statement).**

23.4	Consent of Warner Norcross & Judd LLP (included in Exhibits 5.1 and 8.1 to the joint proxy statement and prospectus forming a part of this Registration Statement).**

23.5	Consent of Keefe, Bruyette & Woods, Inc.

23.6	Consent of Sandler O’Neill & Partners, L.P.

24	Powers of Attorney.**

99.1	Form of proxy of Mercantile Bank Corporation**

99.2	Form of proxy of Firstbank Corporation.**

99.3	Form of voting agreement dated August 14, 2013. Previously filed as Exhibit 10.1 to Mercantile’s Form 8-K filed on August 15, 2013.

*	These documents are management contracts or compensation plans or arrangements.
**	Filed herewith.